                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              WHITMAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No Fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

               Common Stock, without par value, of Whitman Corporation ("Common Stock")

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

               101,069,077 shares of Common Stock

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  $20.00 (The price is based upon the average of the high and low sales price for such security on January 26, 1999, as reported on the New York Stock Exchange Composite Tape)

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                  $2,021,381,540 (the product of (x) 101,069,077 (the number of outstanding shares of Common Stock outstanding on January 27, 1999,) and (y) $20.00 (the per unit price set forth in note
                  (3) above))

        ------------------------------------------------------------------------

     (5)  Total fee paid:

                  $404,277 ( 1/50th of 1% of the underlying value of the transaction, $2,021,381,540, as calculated in note (4) above) and rounded to the nearest whole dollar.)

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS AND THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                           , 1999

                                                                          , 1999

TO THE SHAREHOLDERS OF WHITMAN CORPORATION:

     A special meeting of shareholders of Whitman Corporation will be held on
               , 1999, at 10:00 a.m., local time, at                .

     The purpose of the special meeting is to consider and vote upon the following:

        Adoption of the Contribution and Merger Agreement, dated as of January 25, 1999 (the "Agreement"), among PepsiCo, Inc., Whitman Corporation and Heartland Territories Holdings, Inc., wholly-owned subsidiary of PepsiCo ("Merger Sub"), pursuant to which: (A) prior to the effective time of the merger, PepsiCo will contribute, or will cause to be contributed, to Merger Sub certain bottling operations (including associated liabilities and debt to be assumed by Merger Sub), (B) (i) Whitman will merge with and into Merger Sub, with Merger Sub as the surviving corporation, whereupon Merger Sub's name will be changed to "Whitman Corporation" (Merger Sub being referred to, after the Merger Effective Time, as "New Whitman"), (ii) the shares of Whitman common stock issued and outstanding as of the effective time of the merger will be converted on a one-for-one basis into shares of New Whitman common stock, whereupon, after giving effect to the Transactions and based on the number of
        shares of Whitman common stock outstanding as of             , 1999,
        (x) the holders of Whitman Common Stock will hold shares of New Whitman common stock representing in the aggregate approximately 65% of the New Whitman common stock outstanding and (y) PepsiCo will hold shares of New Whitman common stock representing in the aggregate approximately 35% of the New Whitman common stock outstanding, and (C) following consummation of the Merger, New Whitman will cause the sale of certain of its indirect domestic and foreign subsidiaries to a subsidiary of PepsiCo for an aggregate of $137.8 million in cash (though this sale does not require the vote of Whitman shareholders and may occur prior to the effective time of the merger) and PepsiCo will cause the sale of certain foreign subsidiaries and certain assets of its domestic subsidiaries to a subsidiary of New Whitman for an aggregate of $176 million in cash.

        The Whitman board of directors is not currently aware of any business to be acted upon at the special meeting other than as described herein.

     The Whitman board of directors has fixed the close of business on
            , 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Only holders of record of Whitman common stock at the close of business on the record date will be entitled to notice of, and to vote on, matters at the special meeting and any adjournment thereof. Reference is made to the attached Proxy Statement/Prospectus for a more complete description of the Agreement and the transactions. Under applicable Delaware law and relevant organizational documents of Whitman, holders of Whitman common stock will not be entitled to dissenters' appraisal rights with respect to the adoption of the Agreement. A list of Whitman shareholders as of the record date will

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION be available at the special meeting and, during the ten-day period prior to the special meeting, at the [location must be in the city where meeting is to be held], during ordinary business hours.

                                          By Order of the Board of Directors,

                                          /s/
                                          --------------------------------------

                                          Secretary

Rolling Meadows, Illinois
            , 1999

     To assure your representation at the special meeting, please sign and mail the enclosed proxy, which is being solicited on behalf of the Whitman board of directors. A postage-prepaid envelope is enclosed for your convenience in returning your proxy. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. All proxy forms received by you should be signed and returned promptly to ensure that all of your shares are voted.

     If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the Special Meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WHITMAN COMMON STOCK IS REQUIRED TO ADOPT THE AGREEMENT. YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH, AND REVOKE ANY PREVIOUSLY SUBMITTED PROXY.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS................    1
SUMMARY.....................................................    3
RISK FACTORS................................................    9
  PepsiCo Will Have Significant Influence on New Whitman....    9
  It Will Be Extremely Difficult for a Third Party to
     Acquire Control of New Whitman Without the Cooperation
     of PepsiCo.............................................    9
  Dependence upon PepsiCo...................................    9
  Conflicts of Interest Between New Whitman and PepsiCo.....   10
  Integration of New Businesses May Be Difficult............   10
  New Whitman Stock Price May Be Lower Than Whitman Stock
     Price..................................................   10
THE SPECIAL MEETING.........................................   11
  Special Meeting...........................................   11
  Voting Securities and Record Date.........................   11
  Purpose of Special Meeting................................   11
  Quorum....................................................   11
  Proxies...................................................   11
THE TRANSACTIONS............................................   13
  The Companies.............................................   13
  The Transactions..........................................   14
  Background of the Transactions............................   16
  Reasons for the Transactions..............................   17
  Recommendation of the Whitman Board of Directors..........   18
  Opinion of Financial Advisor..............................   18
  Interests of Certain Persons in the Transactions..........   22
  New Whitman Board and Management Following the
     Transactions...........................................   23
  Effects of the Transactions on Whitman's Existing
     Shareholders...........................................   23
  New Whitman Share Repurchase..............................   23
  Plans for the Operation of the PepsiCo Bottling Operations
     Following the Transactions.............................   24
  Governmental and Regulatory Approvals.....................   24
  Accounting Treatment of the Transactions..................   24
  Absence of Appraisal Rights...............................   25
  Name Change...............................................   25
  Stock Exchange Listing; Delisting and Deregistration of
     Whitman Common Stock...................................   25
  Treatment of Stock Certificates...........................   25
  Effective Time............................................   25
THE AGREEMENT...............................................   26
  The Transactions..........................................   26
  Contributed Operations....................................   27
  Closing...................................................   27
  Representations and Warranties............................   27
  Certain Covenants of Whitman..............................   28
  Certain Covenants in Respect of PepsiCo and the
     Contributed Operations.................................   29
  Other Covenants...........................................   30
  Tax Matters...............................................   32
  Conditions to Closing.....................................   32
  Indemnification...........................................   33

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

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  Tax Indemnification.......................................   33
  Termination...............................................   34
  Termination Fee...........................................   35
  Expenses..................................................   35
  Working Capital Adjustments...............................   36
THE SHAREHOLDER AGREEMENT...................................   38
  General...................................................   38
  Conduct by PepsiCo........................................   39
  Transfers by PepsiCo......................................   39
  Special Meetings Requested by PepsiCo.....................   40
  Top-Up Rights.............................................   40
  Charter, By-Laws and Rights Agreement.....................   40
  New Whitman Board Composition.............................   40
  Term......................................................   41
OTHER AGREEMENTS............................................   42
  Pepsi Beverage Agreements.................................   42
  Services Agreement........................................   45
  Employee Benefits Agreement...............................   45
  Whitman Transfers Employee Benefits Agreement.............   47
  Registration Rights Agreement.............................   48
  Rights Agreement..........................................   48
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.......   50
DESCRIPTION OF NEW WHITMAN CAPITAL STOCK....................   51
  Authorized Capital Stock..................................   51
  Common Stock..............................................   51
  Preferred Stock...........................................   52
  Preemptive Rights.........................................   52
  Transfer Agent and Registrar..............................   52
COMPARATIVE RIGHTS OF HOLDERS OF WHITMAN AND NEW WHITMAN
  CAPITAL STOCK.............................................   53
  General...................................................   53
  Par Value.................................................   53
  Business Opportunity......................................   53
  Affiliated Transaction Committee..........................   53
  Action By Written Consent.................................   54
  Special Meetings..........................................   54
  Certain Board Voting Requirements.........................   54
  Rights Agreement..........................................   54
MARKET PRICES...............................................   55
PEPSICO BOTTLING OPERATIONS.................................   56
MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS, CASH
  FLOWS AND LIQUIDITY AND CAPITAL RESOURCES OF THE PEPSICO
  BOTTLING OPERATIONS.......................................   61
NEW WHITMAN UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................   68
EXPERTS.....................................................   75

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

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LEGAL MATTERS...............................................   75
SHAREHOLDER PROPOSALS.......................................   75
WHERE YOU CAN FIND MORE INFORMATION.........................   75
INDEX OF DEFINED TERMS......................................   77
INDEX TO COMBINED FINANCIAL STATEMENTS......................  F-1
Appendices:
  A -- Contribution and Merger Agreement
  B -- Certificate of Incorporation of New Whitman
  C -- By-Laws of New Whitman
  D -- Form of Shareholder Agreement
  E -- Opinion of Credit Suisse First Boston Corporation

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q: WHY IS THE WHITMAN BOARD PROPOSING THE TRANSACTIONS?

A: If completed, the Transactions will result in your having a stake in one of PepsiCo's anchor bottlers, which will also be one of the largest producers and distributors of Pepsi-Cola brand products in the world. The Whitman board of directors believes that the shareholders of Whitman will benefit from the increased size and strength of New Whitman. New Whitman will have nearly 40% more revenue on a pro forma basis than Whitman currently does. New Whitman will have exclusive production and distribution rights for Pepsi-Cola in portions of nine states and eight foreign countries worldwide.

Q: PLEASE EXPLAIN THE EXCHANGE RATIO.

A: In the merger you will receive one share of New Whitman common stock in exchange for each share of Whitman common stock you own.

Q: WHAT ABOUT FUTURE DIVIDENDS?

A: Whitman expects to declare and pay dividends on its common stock consistent with its current practice until the closing. Whitman anticipates that its regular quarterly dividend of $.05 per share will be declared in February, 1999 and paid in April, 1999.

  New Whitman expects to be a dividend paying company. However, in light of expected increases in the level of spending on acquisitions and capital expenditures, New Whitman expects dividends to be at a significantly lower rate than is currently paid on the Whitman common stock.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTIONS TO ME?

A: The exchange of shares of Whitman common stock for shares of New Whitman common stock will be tax-free to Whitman shareholders for federal income tax purposes. To review the tax consequences to shareholders in greater detail, see
pages      -     .

Q: WHAT IS THE RECOMMENDATION OF THE WHITMAN BOARD?

A: The Whitman board of directors unanimously recommends that you approve the merger.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your completed and signed proxy in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.
The special meeting will take place on             , 1999.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you do not instruct your broker to vote your shares, it will be equivalent to voting against the Transactions.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three different ways. First, you can send a written notice, stating that you would like to revoke your proxy, to the Secretary of Whitman at the address given below. Second, you can complete a new proxy card and send it to the Secretary of Whitman at the address given below. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote. You should send any written notice or new proxy card to the Secretary of Whitman at the following address: Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois, 60008, Attention: Secretary.

Q: WILL I HAVE APPRAISAL RIGHTS IF I DO NOT VOTE TO ADOPT THE AGREEMENT?

A: No. You are not entitled to appraisal rights under Delaware law in connection with the Transactions.

Q: DO I NEED A NEW STOCK CERTIFICATE?

A: No. Your current Whitman stock certificate will represent shares of New Whitman common stock after the Transactions. You should not send in your Whitman stock certificate.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

Q: WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A: We are working to complete the Transactions as quickly as possible, hopefully shortly after the special meeting.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: You should call                at                .

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                    SUMMARY

     This summary highlights selected information from this Proxy
Statement/Prospectus and may not contain all of the information that is important to you. To understand the Transactions fully, and for a more complete description of the legal terms of the Transactions, you should carefully read this entire Proxy Statement/Prospectus and the documents we have referred you to. See "Where You Can Find More Information." (Page 75.)

                                 THE COMPANIES

WHITMAN CORPORATION
3501 Algonquin Road
Rolling Meadows, Illinois 60008
(847) 818-5000

     Whitman, through its principal subsidiary Pepsi-Cola General Bottlers, Inc., is a leading producer and distributor of Pepsi-Cola brand products. Whitman was incorporated in 1962 under the laws of Delaware. Following a series of divestitures over the past ten years, Pepsi-Cola General Bottlers is Whitman's only significant operating company.

PEPSICO, INC.
700 Anderson Hill Road
Purchase, New York 10577
(914) 253-2000

     PepsiCo is engaged in the beverage and snack food businesses. PepsiCo's beverage businesses manufacture and sell beverage products, primarily soft drinks and soft drink concentrates, throughout the world. PepsiCo's snack food businesses manufacture and sell a varied line of salty snack foods throughout the world. PepsiCo was incorporated in Delaware in 1919 and was reincorporated in North Carolina in 1986.

     The bottling operations being contributed by PepsiCo to New Whitman consist of certain bottling businesses of PepsiCo located in the midwestern U.S. The bottling operations which will be sold to New Whitman immediately after the Merger consist of PepsiCo's bottling subsidiaries located in the Czech Republic, Slovakia, Poland and Hungary, and certain domestic transportation and vending assets.

     PepsiCo indirectly currently owns 20% of the common stock of Pepsi-Cola General Bottlers. That interest will be transferred to New Whitman as a part of the contribution described above.

HEARTLAND TERRITORIES HOLDINGS, INC.
c/o PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577
(914) 253-2000

     Heartland Territories Holdings, Inc. (also referred to as "Merger Sub" herein) is a wholly-owned inactive subsidiary of PepsiCo. Merger Sub was formed by PepsiCo in 1963 under the laws of Delaware to provide services for PepsiCo's bottling operations and has been inactive since 1994.

                          REASONS FOR THE TRANSACTIONS

     Following the Transactions, New Whitman will have exclusive production and distribution rights for Pepsi-Cola brand products in portions of nine states and eight foreign countries worldwide. New Whitman will have nearly 40% more revenue on a pro forma basis than Whitman currently does. Further, with PepsiCo restructuring its bottling system, New Whitman will be one of several PepsiCo anchor bottlers worldwide. The Whitman board of directors believes that shareholders of Whitman will benefit from the greater size and strength of New Whitman.

     To review the reasons for the Transactions in greater detail, as well as related uncertainties, see pages 13 through 25.

                     RECOMMENDATION TO WHITMAN SHAREHOLDERS

     The Whitman board of directors believes that the Transactions are in the best interests of Whitman and its shareholders and unanimously recommends that you vote FOR adoption of the Agreement.

                                THE TRANSACTIONS

     The Agreement is attached as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the Agreement, as it is the legal document that governs the Transactions.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

THE TRANSACTIONS (SEE PAGE 13)

     The Transactions will take place in several steps. First, PepsiCo will contribute some of its midwestern U.S. bottling operations (including associated liabilities and debt) to Merger Sub. Second, Whitman will merge into Merger Sub, with Merger Sub as the surviving corporation. Immediately after the merger, Merger Sub will change its name to "Whitman Corporation" and be referred to as "New Whitman" herein. After the merger, New Whitman will sell some bottling operations to PepsiCo for $137.8 million in cash (though this sale does not require a vote of Whitman shareholders and may occur prior to the merger), and PepsiCo will sell some additional bottling operations and assets to New Whitman for $176 million in cash.

WHAT WHITMAN SHAREHOLDERS WILL RECEIVE (SEE PAGE 14)

     As a result of the Transactions, Whitman shareholders will receive one share of New Whitman common stock (together with the associated rights) for each share of Whitman common stock that they own and each certificate currently representing shares of Whitman common stock will represent an equivalent number of shares of New Whitman common stock.

     You should not send in your stock certificates. You will not exchange certificates in connection with the merger.

OWNERSHIP OF NEW WHITMAN FOLLOWING THE TRANSACTIONS (SEE PAGE 14)

     Current holders of Whitman common stock will own approximately 65% of the outstanding common stock of New Whitman after the Transactions. PepsiCo and its subsidiaries will own approximately 35% of the outstanding common stock of New Whitman after the Transactions.

SHARE REPURCHASE (SEE PAGE 23)

     The Agreement provides that during the 12 months following the closing of the merger, New Whitman will repurchase the lesser of (1) 16 million shares of New Whitman common stock or (2) shares of New Whitman common stock with an aggregate value of $400 million, though New Whitman is not obligated to effect such repurchase if the New Whitman board of directors determines in good faith that such repurchase is impractical or inadvisable. PepsiCo does not intend to sell its shares during this repurchase, and as a result of the repurchase, PepsiCo's interest in New Whitman could increase to over 39%.

BOARD OF DIRECTORS AND MANAGEMENT OF NEW WHITMAN FOLLOWING THE TRANSACTIONS (SEE PAGE 23)

     When the Transactions are complete, the New Whitman board of directors will consist of 10 members -- eight of the nine current members of the Whitman board of directors plus two directors who have been designated by PepsiCo. The management of New Whitman will be the same as that of Whitman prior to the Transactions.

CONDITIONS TO THE TRANSACTIONS (SEE PAGE 32)

     The completion of the Transactions depends upon the satisfaction of a number of conditions, including (but not limited to) the following:

(1) the adoption of the Agreement by holders of a majority of Whitman common stock;

(2) the absence of any injunction or other legal restraint preventing the Transactions;

(3) the receipt of an opinion from PepsiCo's counsel regarding (a) the qualification of the contribution, and the contribution and merger collectively, under Section 351 and (b) the qualification of the merger under Section 368 of the Internal Revenue Code of 1986, as amended; and

(4) the receipt of an opinion from Whitman's counsel regarding the applicability of Section 368 of the Internal Revenue Code of 1986 to the merger.

     Any condition to the Transactions may be waived by the party entitled to assert such condition.

TERMINATION OF THE AGREEMENT (SEE PAGE 34)

     Either Whitman or PepsiCo can terminate the Agreement if, among other things, any of the following occurs:

(1) the Transactions are not completed before June 30, 1999;

(2) the holders of a majority of Whitman common stock do not adopt the Agreement;

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

(3) a governmental entity issues a permanent injunction or restraint prohibiting the completion of the Transactions; or

(4) the other party breaches or fails to comply in any material respect with any of its representations or warranties or obligations under the Agreement.

     The parties may also terminate the Agreement by mutual consent, and Whitman may terminate the Agreement if it receives a superior proposal, subject to the payment of a termination fee as described below.

BREAK-UP AND TERMINATION FEES (SEE PAGE 35)

     The Agreement requires Whitman to reimburse PepsiCo's expenses up to a maximum of $2 million if a majority of Whitman shareholders do not vote in favor of adoption of the Agreement.

     The Agreement further requires Whitman to pay a termination fee of $20 million to PepsiCo under certain circumstances (less the amount of any fee paid to PepsiCo as described in the previous paragraph) if Whitman terminates the Agreement and enters into a significant transaction with a third party.

ACCOUNTING TREATMENT (SEE PAGE 24)

     We expect the Transactions will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

SHAREHOLDER AGREEMENT (SEE PAGE 38)

     New Whitman and PepsiCo will enter into a Shareholder Agreement on the closing date of the Transactions.

     Under the Shareholder Agreement, PepsiCo's and its affiliates' ownership of New Whitman common stock will be limited to an ownership threshold of 49% of the outstanding shares. Any acquisitions in excess of the threshold must be done with the consent of either the independent directors of New Whitman (not affiliated with PepsiCo and not officers of New Whitman) or the independent New Whitman shareholders (not affiliated with PepsiCo) or pursuant to an offer for all outstanding shares of New Whitman common stock at a price meeting certain minimum-price criteria.

     The Shareholder Agreement also restricts certain transfers by PepsiCo and its affiliates, in particular, transfers which would result in a third party unaffiliated with PepsiCo owning greater than 20% of the outstanding shares of New Whitman common stock.

PEPSICO BEVERAGE AGREEMENTS (SEE PAGE 42)

     PepsiCo will appoint New Whitman as an anchor bottler. At the closing of the merger, New Whitman will enter into the following bottling agreements with
PepsiCo:

          (1) a master bottling agreement for beverages bearing the "PEPSI-COLA" and "PEPSI" trademark, including DIET PEPSI and PEPSI ONE, in the United States;

          (2) an allied brands master bottling agreement for bottling and distribution of non-cola products in the United States;

          (3) a master fountain syrup agreement and an allied brands fountain syrup agreement for fountain syrup in the United States;

          (4) international bottling agreements which include terms similar to the master bottling agreement, the allied brands master bottling agreement and the fountain syrup agreements for countries outside of the United States.

OTHER AGREEMENTS (SEE PAGE 45)

     At the closing of the Transactions, PepsiCo and New Whitman will also enter into agreements relating to, among other things, shared services and employee benefits arrangements and registration rights for PepsiCo.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 18)

     In deciding to approve the Transactions, the Whitman board of directors considered the written opinion, dated January 25, 1999, of its financial advisor, Credit Suisse First Boston Corporation, that the merger consideration to be received by shareholders of Whitman was fair to the shareholders of Whitman from a financial point of view. The full text of that opinion is attached as Appendix E to this Proxy Statement/Prospectus. We encourage you to read it completely.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 50)

     We have structured the Transactions so that Whitman shareholders will not recognize any gain or loss for federal income tax purposes in the Transactions. We have conditioned the Transactions on our receipt of a legal opinion that such is the case.

NO APPRAISAL RIGHTS (SEE PAGE 25)

     Under Delaware law, Whitman shareholders do not have any right to an appraisal of the value of their shares in connection with the Transactions.

                        WHITMAN MARKET PRICE INFORMATION

     Shares of Whitman common stock are currently listed on the New York Stock Exchange under the symbol "WH". On January 22, 1999, the last full trading day on the NYSE prior to the public announcement of the signing of the Agreement,
Whitman common stock closed at $22.0625 per share. On             , 1999,
Whitman common stock closed at $     per share.

                      LISTING OF NEW WHITMAN COMMON STOCK

     The shares of New Whitman common stock issued in connection with the Transactions will be listed on the NYSE under the symbol "WH" (which is the same symbol currently used for Whitman common stock).

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

            SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary selected historical financial data presented below for the five-year period ended December 31, 1997 has been derived from the consolidated financial statements of Whitman and its subsidiaries as they appeared in the Whitman 1997 Annual Report on Form 10-K incorporated by reference herein. The summary selected historical financial data for the nine months ended September 30, 1998 and 1997 are unaudited and derived from information contained in the Whitman Quarterly Reports on Form 10-Q incorporated by reference herein; however, in the opinion of management, all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such period have been made.

     These financial data should be read in conjunction with the historical consolidated financial statements, the notes thereto and "Management's Discussion and Analysis and Results of Operations" contained in the Whitman 1997 Form 10-K or Form 10-Q, as appropriate, incorporated by reference herein, and the Combined Financial Statements of the PepsiCo Bottling Operations, included elsewhere in this Proxy Statement/Prospectus. See "Management's Discussion and Analysis of Operations, Cash Flows and Liquidity and Capital Resources of PepsiCo Bottling Operations".

     The pro forma financial data for the nine months ended September   , 1998
and year ended December   , 1997 are unaudited and derived from the unaudited
Pro Forma Condensed Combined Financial Statements included elsewhere in this Proxy Statement/Prospectus.

                        WHITMAN CORPORATION/NEW WHITMAN

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                    NINE MONTHS                                          FISCAL YEAR
                          -------------------------------    --------------------------------------------------------------------
                          PRO FORMA                           PRO FORMA
                           1998(A)      1998       1997        1997(A)        1997        1996       1995       1994       1993
                          ---------   --------   --------    -----------    --------    --------   --------   --------   --------
                                    (UNAUDITED)              (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Net sales................ $1,687.0    $1,235.9   $1,178.9      $2,176.4     $1,557.5    $1,501.4   $1,448.7   $1,256.1   $1,179.6
Operating income......... $  151.5    $  163.0   $  133.3(B)   $   91.9(B)  $  130.2(B) $  194.8   $  181.1   $  169.1   $  154.6
Income (loss) from
  continuing
  operations............. $   24.7    $   50.7   $   31.1(B)   $  (62.1)(B) $   15.8(B) $   47.8   $   46.8   $   26.5   $   29.7
Basic earnings (loss)
  from continuing
  operations per
  share(C)............... $   0.18    $   0.50   $   0.31(B)   $  (0.44)(B) $   0.16(B) $   0.46   $   0.44   $   0.25   $   0.28
Basic EPS -- weighted-
  average common
  shares(C)..............    139.2       101.2      101.8         139.6        101.6       104.8      104.9      105.5      107.1
Cash dividends per
  share..................             $   0.15   $  0.335                   $   0.45    $   0.41   $   0.37   $   0.33   $   0.29
OTHER FINANCIAL DATA:
EBITDA(D)................ $  253.8    $  208.6   $  182.9      $  268.5     $  235.3    $  244.4   $  236.4   $  190.0   $  213.6
Operating cash flow(D)...    259.1       220.7      197.6         290.5        253.3       270.0      251.7      233.4      218.1
Capital expenditures.....    123.0       103.4       54.2         134.8         83.4        87.2      111.1       66.0       45.1
Depreciation and
  amortization...........    107.6        57.7       54.9         149.3         73.8        75.2       70.6       64.3       63.5
Book value per share..... $   7.88    $   3.06   $   5.64                   $   4.83    $   5.81   $   5.75   $   5.11   $   4.81
BALANCE SHEET DATA (AT
  PERIOD END):
Total assets............. $2,973.1    $1,558.0   $2,136.0                   $2,029.7    $2,080.6   $2,050.5   $1,853.8   $1,817.4
Long-term debt...........  1,322.0       597.0      777.1                      604.7       821.7      810.3      704.0      731.3

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

---------------
(A) The unaudited Pro Forma Combined Statements of Operations of New Whitman for the nine months ended September 1998 and for the year ended December 1997 present the pro forma combined results of operations of New Whitman assuming that the transactions contemplated by the Agreement had been completed as of the beginning of 1997, and include all material adjustments necessary to present the results of New Whitman on a pro forma basis.

(B) In 1997, Whitman recorded special charges of $49.3 million and $9.4 million for the year ended December 31, 1997 and the nine months ended September 30, 1997, respectively, related to the spin-offs of Midas, Inc. and Hussmann International, Inc., the restructuring of Pepsi-Cola General Bottlers organization and the elimination of a significant portion of the Whitman corporate management and staff. The effect of the special charges on income from continuing operations and the related basic earnings per share was a net loss of $31.6 million, or $0.31 per share, and $7.5 million, or $0.07 per share, for the year ended December 31, 1997 and the nine months ended September 30, 1997, respectively.

(C) Pro forma earnings per share is based upon an additional 38.0 million shares of New Whitman common stock assumed to be outstanding as a result of the Transactions and the post-Transactions share repurchase (assuming that 16.0 million shares of New Whitman common stock are repurchased in the post-Transactions share repurchase).

(D) EBITDA is defined as income (loss) before income taxes, excluding special charges, plus the sum of interest, depreciation and amortization. Operating cash flow is defined as operating income, excluding special charges, plus depreciation and amortization. Information concerning EBITDA and operating cash flow has been included because they are expected to be used by certain investors as measures of the operating performance and of the ability to service potential debt. EBITDA and operating cash flow are not required under generally accepted accounting principles ("GAAP"), and should not be considered alternatives to income (loss) from continuing operations or any other measure of performance required by GAAP. They also should not be used as measures of cash flow or liquidity under GAAP.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this document before you make your decision whether to vote in favor of adoption of the Agreement. The risks set forth below are in addition to the risks that apply to most businesses, including risks of competition, market conditions, availability of supplies, foreign exchange and product liability in excess of insurance and reliance on employees.

PEPSICO WILL HAVE SIGNIFICANT INFLUENCE ON NEW WHITMAN

     Currently, PepsiCo owns 20% of the common stock of Pepsi-Cola General Bottlers, with the remaining 80% owned by Whitman. After completion of the Transactions, PepsiCo will no longer own any interest in Pepsi-Cola General Bottlers but will own approximately 35% of the outstanding common stock of New Whitman and two of PepsiCo's designees will be directors of New Whitman. PepsiCo's interest may increase to over 39% if the repurchase plan is completed. PepsiCo's ownership percentage will entitle it to call special meetings of New Whitman shareholders under the New Whitman by-laws. PepsiCo will have significant rights under the Shareholder Agreement, including the right to acquire up to 49% of the outstanding New Whitman common stock. In addition, PepsiCo will have the right to acquire additional shares provided that the acquisition is done with the consent of either the independent directors of New Whitman (not affiliated with PepsiCo and not officers of New Whitman) or the independent New Whitman shareholders (not affiliated with PepsiCo) or pursuant to an offer for all outstanding shares of New Whitman common stock at a price meeting certain fair-price criteria. PepsiCo will not be under any restrictions with respect to voting of its shares or soliciting proxies from other shareholders. The majority of New Whitman's sales will be of PepsiCo products. The combination of PepsiCo's rights as a shareholder and its position as a critical supplier will give PepsiCo significant influence on New Whitman.

IT WILL BE EXTREMELY DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF NEW WHITMAN WITHOUT THE COOPERATION OF PEPSICO

     PepsiCo, as owner of approximately 35% of the equity interest of New Whitman (more than 39% if the repurchase plan is completed) could vote its shares of New Whitman common stock against any takeover proposal, which would make it extremely difficult to acquire New Whitman without PepsiCo's consent. In addition, New Whitman will have several takeover defenses in its corporate documents. These defenses could discourage potential acquisition proposals and could delay or prevent a change in control of New Whitman. The combined effect of these deterrents could have an effect on the price of New Whitman common stock and will serve to make it extremely difficult to remove and replace members of the board of directors of New Whitman or the current management of New Whitman without the cooperation of PepsiCo.

DEPENDENCE UPON PEPSICO

     Immediately after the merger, New Whitman will enter into the several bottling agreements with PepsiCo for cola and certain non-cola and fountain beverage products. See "Other Agreements -- Pepsi Beverage Agreements." These agreements provide that New Whitman must purchase all of its concentrate for such beverages at prices and on other terms which are set by PepsiCo in its sole discretion. There can be no assurance that prices under these agreements will not increase materially or that New Whitman will be able to pass on any increased costs to its customers. PepsiCo has traditionally provided marketing support and funding to its bottling operations. However, while PepsiCo has indicated to New Whitman that it intends to continue to provide this support, PepsiCo is not obligated under the bottling agreements to do so and any such support provided to New Whitman will be at PepsiCo's sole discretion. Any concentrate price increases or decreases in marketing support and funding levels could materially affect New Whitman's financial results.

     The bottling agreements also require New Whitman to submit its annual sales, marketing, advertising, management and financial plans each year to PepsiCo for its review and approval. If New Whitman fails to do so, or if New Whitman fails to carry out these plans in all material respects, PepsiCo has the right to terminate

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION the bottling agreements. If the bottling agreements are terminated for this or for any other reason, it would have a material adverse effect on New Whitman's business and financial results.

CONFLICTS OF INTEREST BETWEEN NEW WHITMAN AND PEPSICO

     The nature of the relationship between New Whitman and PepsiCo and their respective businesses may give rise to conflicts of interest between them. New Whitman will enter into significant business transactions in the future with PepsiCo. While the terms of these transactions will be negotiated at arm's length, PepsiCo's stake in New Whitman may create potential conflicts of interest in connection with transactions between New Whitman and PepsiCo. Conflicts could arise with respect to dealings between New Whitman and PepsiCo, such as with respect to the nature, quality and pricing of services or products provided to New Whitman by PepsiCo or by New Whitman to PepsiCo, potential acquisitions of bottling territories and/or assets from PepsiCo or other independent PepsiCo bottlers, the divestment of certain of New Whitman's bottling operations, the payment of dividends by New Whitman or balancing the objectives of increasing sales volume of Pepsi-Cola beverages and maintaining or increasing New Whitman's profitability.

     In addition, two of New Whitman's directors will be individuals who are also directors or officers of PepsiCo, a situation which may give rise to certain conflicts of interest. The New Whitman by-laws provide for an affiliated transactions committee comprised of independent directors to review certain transactions with affiliates of New Whitman, including PepsiCo.

INTEGRATION OF NEW BUSINESSES MAY BE DIFFICULT

     New Whitman will need to integrate the operations of Whitman's current business and the operations being contributed and sold to New Whitman, each of which were previously operated separately. This integration may be more expensive than anticipated or take longer than planned. If there are delays or unexpected costs involved with the integration this could have a material adverse effect on the business, results of operations or financial condition of New Whitman as well as on the market value of New Whitman common stock.

NEW WHITMAN STOCK PRICE MAY BE LOWER THAN WHITMAN STOCK PRICE

     After completion of the Transactions, Whitman shareholders will become shareholders of New Whitman. The market value of shares of New Whitman common stock may be less than the market value of shares of Whitman common stock before the merger.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                              THE SPECIAL MEETING

SPECIAL MEETING

     The special meeting of shareholders of Whitman Corporation will be held at
[10:00] a.m., local time, on             , 1999, at                ,
               , for the purpose set forth in the accompanying Notice of Special Meeting and as described below. This Proxy Statement/Prospectus is furnished in connection with the solicitation by the board of directors of Whitman of proxies to be used at the special meeting and at any and all adjournments or postponements of the special meeting. Any person executing a proxy card may revoke it prior to its exercise.

VOTING SECURITIES AND RECORD DATE

     Holders of record of shares of Whitman common stock, at the close of
business on             , 1999, the record date, are entitled to notice of and
to vote at the special meeting. As of the Record Date, there were issued and outstanding shares of Whitman common stock, each of which entitles the holder thereof to one vote per share. The affirmative vote of the holders of a majority of the outstanding shares of Whitman common stock is required under Delaware law to adopt the Contribution and Merger Agreement, dated as of January 25, 1999, among Whitman, PepsiCo, Inc. and Heartland Territories Holdings, Inc. ("Merger Sub") (the "Agreement"), at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining the existence of a quorum.

     As of the record date, directors and executive officers of Whitman and
their affiliates owned approximately        shares of Whitman common stock,
representing approximately      % of the shares of Whitman common stock entitled
to vote at the special meeting. It is currently expected that each such director and executive officer of Whitman will vote the shares of Whitman common stock beneficially owned by him or her for adoption of the Agreement.

     To the best of Whitman's knowledge, no entity (other than as disclosed below) owned more than 5% of Whitman common stock as of the record date.

PURPOSE OF SPECIAL MEETING

     At the special meeting, Whitman shareholders will (1) consider and vote upon adoption of the Agreement and (2) transact such other business as may properly come before the special meeting and at any and all adjournments or postponements thereof. See "The Transactions."

QUORUM

     The presence in person or by properly executed proxy of holders of 51% of the issued and outstanding shares of Whitman common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining the existence of a quorum.

PROXIES

     All shares of Whitman common stock that are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not duly and timely revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted FOR the adoption of the Agreement. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the special meeting, will not be voted. Accordingly, since the affirmative vote of a majority of outstanding shares is required for adoption of the Agreement, a proxy marked "ABSTAIN" will have the effect of a vote against the Agreement. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at the special meeting but with respect to which the broker or nominee is

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION not empowered to vote) will be counted for purposes of determining whether there is a quorum at the special meeting. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the adoption of the Agreement and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the adoption of the Agreement. Therefore, since the affirmative vote of a majority of the aggregate voting power is required for adoption of the Agreement, a "broker non-vote" with respect to the Agreement will have the effect of a vote against the Agreement. In addition, the failure to vote in person or by proxy will have the effect of a vote against the Agreement.

     If fewer shares of Whitman common stock are voted in favor of adoption of the Agreement than the number required for such adoption, an adjournment or postponement of the special meeting may be sought for the purpose of soliciting additional proxies. Shares represented by proxies voting against the adoption of the Agreement will be voted against a proposal to adjourn the special meeting for the purpose of soliciting additional proxies. Whitman does not currently intend to seek an adjournment of the special meeting.

     The Whitman board of directors is not currently aware of any business to be acted upon at the special meeting other than as described herein. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment.

     Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted by filing with the Secretary of Whitman prior to or at the special meeting, at the address specified for Whitman in the Summary, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.

     The cost of soliciting proxies will be borne by Whitman. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and regular employees of Whitman, none of whom will be specifically compensated for such services. Kissel-Blake Inc. will assist in solicitation of
proxies. Whitman will pay approximately $       to Kissel-Blake, for proxy
solicitation services. Whitman does not expect to pay any additional compensation for the solicitation of proxies; however, the proxy solicitor, brokers and other custodians, nominees, and fiduciaries will be reimbursed for expenses incurred in forwarding proxy material to principals and obtaining their proxies.

     WHITMAN SHAREHOLDERS SHOULD NOT SEND IN THEIR WHITMAN STOCK CERTIFICATES WITH THEIR PROXY CARDS. WHITMAN SHAREHOLDERS WILL NOT NEED TO EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE TRANSACTIONS.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                THE TRANSACTIONS

     The transactions consist of (1) the contribution of the Contributed Operations (as defined below) and PepsiCo's 20% equity interest in Pepsi General (as defined below) to Merger Sub and, thereafter, (2) the merger of Whitman with and into Merger Sub, with Merger Sub as the surviving corporation and with Merger Sub's name being changed to "Whitman Corporation" ("New Whitman"), and immediately thereafter, (3) the sale of the PepsiCo Acquired Businesses (as defined below) to PepsiCo for an aggregate of $137.8 million in cash and the sale of the New Whitman Acquired Businesses (as defined below) to a subsidiary of New Whitman for an aggregate of $176 million in cash (collectively, (1), (2) and (3), the "Transactions").

THE COMPANIES

     Whitman. Whitman, through its principal operating company, Pepsi-Cola General Bottlers, Inc. ("Pepsi General"), is engaged in the production and distribution of Pepsi-Cola brand products and a variety of other non-alcoholic beverage products. Pepsi General is the world's largest independent franchised Pepsi-Cola bottler, accounting for about 12% of all Pepsi-Cola products sold in the United States. It currently serves a significant portion of a 12 state region, primarily in the midwestern U.S., with a customer base of approximately 25 million people.

     Whitman was incorporated in Delaware in 1962. Whitman's principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and its telephone number is (847) 818-5000.

     The operations currently owned by Pepsi General which will be sold to PepsiCo pursuant to the Agreement consist of bottling operations in Marion, Virginia, Princeton, West Virginia, and in the St. Petersburg area of Russia, and related transportation assets (the "PepsiCo Acquired Businesses").

     PepsiCo. PepsiCo is engaged in the beverage and snack food businesses. PepsiCo's beverage businesses manufacture and sell beverage products, primarily soft drinks and soft drink concentrates, throughout the world. PepsiCo's snack food businesses manufacture and sell a varied line of salty snack foods throughout the world.

     PepsiCo was incorporated in Delaware in 1919 and was reincorporated in North Carolina in 1986. PepsiCo's principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577, and its telephone number at that address is (914) 253-2000. Unless the context indicates otherwise, when used in this Proxy Statement/Prospectus, the term "PepsiCo" means PepsiCo and its divisions and subsidiaries (excluding Merger Sub and New Whitman).

     The operations to be contributed to Merger Sub pursuant to the Agreement consist of operations (the "Contributed Operations") principally in the central part of the United States, including St. Louis, Missouri, Indianapolis, Indiana, and Cleveland, Ohio (including associated liabilities and debt of, approximately $262 million to be assumed by Merger Sub ("Assumed Debt")). See "The Contributed Operations." The bottling and related operations to be sold to Pepsi General pursuant to the Agreement consist of bottling operations in Poland, Hungary, the Czech Republic and Slovakia, and certain domestic transportation and vending assets related to the Contributed Operations (the "New Whitman Acquired Businesses," and together with the Contributed Operations, the "PepsiCo Bottling Operations" or "PBO").

     PepsiCo currently owns 20% of Pepsi General, which interest will be contributed to New Whitman as part of the contribution.

     Merger Sub. Merger Sub is a wholly-owned subsidiary of PepsiCo and a Delaware corporation. Merger Sub was originally formed in 1963 by PepsiCo to provide services for PepsiCo's bottling operations. Merger Sub has been inactive since 1994 and will not engage in any activity prior to the effective time of the merger other than activities related to the Transactions.

     Merger Sub is a Delaware corporation with executive offices at 700 Anderson Hill Road, Purchase, New York 10577, and its telephone number is (914)253-2000. Following the effective time of the merger, Merger Sub will have its executive offices at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and its telephone number will be (847) 818-5000.
                                       13

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

THE TRANSACTIONS

     The Agreement provides that PepsiCo will cause certain of its subsidiaries to contribute the Contributed Operations and PepsiCo's 20% equity interest in Pepsi General to Merger Sub in exchange for shares of Merger Sub common stock.

     After the contribution, Whitman will merge with and into Merger Sub, with Merger Sub as the surviving corporation being renamed "Whitman Corporation." The outstanding shares of Whitman Common Stock will be converted on a one-for-one basis into the right to receive shares of New Whitman common stock (the "Merger Consideration"). Each share of New Whitman common stock will be issued together with the corresponding number of associated rights to purchase one one-hundredth of a share of preferred stock of New Whitman (the "Rights") pursuant to the Rights Agreement, dated as of the date of the closing of the merger, by and between New Whitman and First Chicago Trust Company of New York, as rights agent (the "Rights Agreement").

     Following consummation of the merger, New Whitman will cause the PepsiCo Acquired Businesses to be sold to PepsiCo for an aggregate of $137.8 million in cash, provided that such sale may occur prior to the closing of the merger and without a vote of Whitman shareholders under certain conditions. In addition, immediately following consummation of the merger, PepsiCo will cause the New Whitman Acquired Businesses and certain transportation and vending assets associated with the Contributed Operations to be sold to Pepsi General for an aggregate of $176 million in cash.

     Upon consummation of the Transactions, based on the number of shares of
Whitman common stock outstanding as of             , 1999, PepsiCo, through its
subsidiaries, will hold 54,794,115 shares of New Whitman Common Stock, representing approximately 35% of the New Whitman Common Stock. Holders of Whitman Common Stock will hold shares of New Whitman common stock representing approximately 65% of the New Whitman common stock. See "The Shareholder Agreement."

     The Agreement provides that during the 12 months following the closing of the merger, New Whitman will repurchase the lesser of (1) 16 million shares of New Whitman common stock or (2) shares of New Whitman common stock with an aggregate value of $400 million, though New Whitman is not obligated to effect such repurchase if the New Whitman board of directors determines in good faith that such repurchase is impractical or inadvisable. PepsiCo does not intend to sell its shares of New Whitman common stock during the repurchase, and as a result of the repurchase, PepsiCo's interest in New Whitman could increase to over 39%.

     A copy of the Agreement (excluding all exhibits, attachments and schedules thereto) and the form of the Shareholder Agreement between New Whitman and PepsiCo (the "Shareholder Agreement") are attached to this Proxy
Statement/Prospectus as Appendices A and D, respectively, and are incorporated by reference.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     The following diagrams illustrate the Transactions and the end result thereof:

          SUMMARY OF OUTSTANDING INTERESTS BEFORE THE TRANSACTIONS

                                                                 Whitman
                                                              Shareholders
                                                                    |
                                                                    |
                                                                    | 100%
                                                                    |
                                                                 Whitman
                        PepsiCo, Inc.                          Corporation
                             |                                      |
                             |                                      |
                             |                                      |
          |------------------|--------------------|------------|    |
          |100%              |100%                |100%        |20% | 80%
   Certain PepsiCo        Contributed         Merger Sub       Pepsi-Cola
Foreign Subsidiaries       Operations                           General
    ("New Whitman                                               Bottlers
Acquired Businesses")                                               |
                                                                    |
                                                                    | 100%
                                                                    |
                                                             Certain Whitman
                                                               Subsidiaries
                                                           ("PepsiCo Acquired
                                                               Businesses")

--------------------------------------------------------------------------------

           SUMMARY OF OUTSTANDING INTERESTS AFTER THE TRANSACTIONS


      PepsiCo, Inc.                                         Whitman Shareholders
         |     | approx. 35%                                        | approx 65%
         |     |----------------------------------------------------|
         |                             |
         |                             |
  Certain Whitman                 New Whitman
    Subsidiaries                       |
("PepsiCo Acquired                     | 100%
    Businesses")                       |
                                   Pepsi-Cola
                                General Bottlers
                                       |
        |--------------------------------------------------------------|
        | 100%                                                         | 100%
   Certain PepsiCo                                                Contributed
Foreign Subsidiaries                                               Operations
    ("New Whitman
       Acquired
     Businesses")

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

BACKGROUND OF THE TRANSACTIONS

     Whitman has had a business relationship with PepsiCo since 1970, when Whitman (which was then known as IC Industries, Inc.) acquired Pepsi General, for which PepsiCo was the principal supplier. Following that acquisition, Pepsi General acquired additional Pepsi-Cola franchises from independent bottlers in the United States. In 1987, Pepsi General acquired two Pepsi-Cola franchises directly from PepsiCo in a transaction in which PepsiCo acquired its current 20% equity interest in Pepsi General. Since that time, PepsiCo has had a representative on the Pepsi General board of directors, although that board of directors rarely meets.

     In the meantime, Whitman had become a large, diversified company. However, between 1988 and 1998, Whitman divested most of its operating companies through sales and spin-offs, culminating with the spin-offs of Midas, Inc. and Hussmann International, Inc. in January 1998. Following that transaction, Pepsi General remained as Whitman's sole significant operating company.

     On July 13, 1998, Roger A. Enrico, Chairman and Chief Executive Officer of PepsiCo, contacted Bruce S. Chelberg, Chairman and Chief Executive Officer of Whitman, to discuss a proposal for making Whitman a PepsiCo "anchor bottler." Mr. Enrico had previously enunciated a strategy for creating a system of a few large anchor bottlers in the Pepsi system, which would include its own bottling operations. Mr. Enrico proposed the transfer to Whitman of certain domestic and foreign PepsiCo bottling operations, as well as its 20% stake in Pepsi General, in exchange for 65.8 million shares of Whitman common stock (an approximately 39.5% ownership interest), certain Whitman domestic and foreign bottling operations and the assumption by Whitman of approximately $709 million of debt. Mr. Enrico also proposed new bottling appointments and the election of PepsiCo nominees to the Whitman board of directors.

     By letter dated July 16, 1998, Mr. Chelberg advised Mr. Enrico that he did not believe that the PepsiCo proposal provided sufficiently attractive economic incentives for the Whitman shareholders, but that he believed that a constructive exchange could be continued which might lead to a mutually beneficial transaction. By letter dated the same date, Mr. Enrico indicated that he did not think further effort on the proposal would be productive at that time.

     In August 1998, senior executives of Whitman and PepsiCo, along with their investment advisers, resumed discussions about a possible Whitman/PepsiCo transaction. Mr. Chelberg advised the Whitman board of directors of these developments at a meeting held on August 14, 1998, and at this meeting the Whitman board of directors also was informed that on July 23, 1998, PepsiCo announced that it was considering the feasibility of public ownership of its own Pepsi Bottling Group unit, which accounts for approximately 54% of PepsiCo's beverage case volume in North America, and that Mr. Enrico stated at the time of such announcement that he would like PepsiCo to have a handful of strong regional bottlers that would acquire smaller bottlers to better serve retail customers and to compete more effectively.

     On August 24, 1998, PepsiCo and Whitman entered into a confidentiality agreement in order to facilitate the exchange of information.

     On September 1, 1998, PepsiCo, through its investment advisors, Merrill Lynch & Co., submitted a revised proposal to Whitman regarding terms on which Whitman might become a PepsiCo anchor bottler. This proposal still contemplated Whitman's assumption of $709 million of debt, but differed from the July 13 proposal primarily in that it contemplated that PepsiCo would be issued 52.5 million shares of Whitman common stock and that PepsiCo would make a tender offer for 10% of the Whitman common stock owned by the public at a 50% premium to then-current market price (Whitman common stock had closed at $15.50 on August 31, 1998.) The revised proposal was reviewed by the Whitman board of directors at a meeting held on September 17 and 18, 1998. After discussing the proposal with management and Whitman's investment advisors, Credit Suisse First Boston Corporation ("CSFB"), the Whitman board of directors authorized management to continue its discussions with PepsiCo. Additional meetings and discussions between senior executives of PepsiCo and Whitman, together with their legal and investment advisors, were held. On October 14, 1998, Whitman issued a press release confirming that it was in negotiations with PepsiCo concerning a realignment of their business relationship.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     Between October 1998 and January 1999, due diligence was conducted and negotiations continued between the parties, including two meetings at which Mr. Chelberg and Mr. Enrico were present, and the parties began drafting documents reflecting agreements which had been reached and as a basis for further negotiations. The Whitman board of directors was advised as to the progress of these negotiations at meetings held on November 20 and December 21, 1998.

     On January 8, 1999, Whitman and PepsiCo signed a non-binding agreement-in-principle setting forth certain of the principal terms of the proposed transaction. Each of Whitman and PepsiCo filed Premerger Notification and Report Forms with the appropriate Federal antitrust agencies on January 14, 1999.

     At its meeting held on January 25, 1999, the board of directors reviewed definitive agreements for the transaction and received the oral and written opinion of CSFB, dated January 25, 1999 (the "CSFB Opinion") that, as of such date and on the basis of and subject to the matters described therein, the Merger Consideration was fair to the shareholders of Whitman from a financial point of view (see "-- Opinion of Financial Advisor"). At that meeting, the Whitman board of directors unanimously approved the definitive agreements for the Transactions and immediately thereafter the Agreement was signed by Whitman and PepsiCo and the Transactions were publicly announced.

REASONS FOR THE TRANSACTIONS

     The Whitman board of directors believes that Whitman will benefit from the greater size and strength of New Whitman resulting from the Transactions. On a pro forma basis, New Whitman will have nearly 40% more revenue than Whitman currently. Following the Transactions, New Whitman will have exclusive production and distribution rights for Pepsi-Cola brand products in portions of nine states and eight foreign countries worldwide. Furthermore, with PepsiCo restructuring its bottling system, New Whitman and PepsiCo will enter into new bottling agreements and New Whitman will be one of several PepsiCo anchor bottlers worldwide.

     In approving and recommending the Transactions, the Whitman board of directors considered the following material information and made various evaluations thereof:

     - The fact that PepsiCo had announced its intention to pursue a strategy of consolidating its franchisee relationships and identifying a small group of franchisees to serve as anchor bottlers, and the risk that, if Whitman was not selected as an anchor bottler, it would find itself in a disadvantageous position in terms of growth opportunities.

     - The evaluation of other strategic alternatives such as the status quo, share repurchases, growth through acquisitions of additional franchises or diversification, a leveraged recapitalization or sale of the entire company, and the risks and difficulties associated with each of such alternatives.

     - The intended federal income tax consequences of the Transactions including the ability of the Whitman shareholders to have a tax-free exchange of Whitman common stock for New Whitman common stock. See "Certain Federal Income Tax Consequences of the Transactions."

     - The arrangements contemplated by the Shareholder Agreement for corporate governance of New Whitman.

     - The terms and conditions of the Agreement, including the consideration for the Transactions, the parties' representations, warranties and covenants, the conditions to their respective obligations, and the amount of termination fees payable under the Agreement and the Whitman board of directors' belief that such terms and conditions were appropriate for the proposed Transactions.

     - The recommendation of the Transactions by the Whitman management.

     - PepsiCo's past and current provision of marketing support and funding, which PepsiCo has no obligation to continue.

     - Additionally, the Whitman board of directors relied on the CSFB Opinion that, as of such date and on the basis of and subject to the matters described therein, the Merger Consideration was fair to the
                                       17

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION shareholders of Whitman from a financial point of view. The full text of the CSFB Opinion, which sets forth the procedures followed, the factors considered and the assumptions made by CSFB, is attached as Appendix E to this Proxy Statement/Prospectus and is incorporated by reference. Whitman shareholders should read the CSFB Opinion carefully and in its entirety.

     - The results of the due diligence review of the Contributed Operations conducted by Whitman's management and financial advisors.

     In approving the Transactions, the Whitman board also considered that through PepsiCo's beneficial ownership of 35% of the New Whitman Common Stock (which could increase to over 39% if the repurchase plan is completed) and its ability to increase its ownership to 49% of the New Whitman common stock at any time and to acquire additional shares of New Whitman common stock subject to compliance with the procedures set forth in the Shareholder Agreement, as well as through the operation of the proposed new bottling agreements, PepsiCo will have significant influence over New Whitman, and New Whitman's ability to pursue strategies independent of or in conflict with PepsiCo's goals will be significantly less than that of Whitman's currently. The Whitman board of directors determined that this negative factor was outweighed by the benefits of the Transactions.

     In analyzing the Transactions, the Whitman board of directors evaluated the factors and considerations described above and consulted with its financial and legal advisors and with Whitman management. The Whitman board of directors did not adopt the CSFB Opinion as the exclusive basis for its determination as to the advisability of the Transactions; rather, the Whitman board of directors, as indicated above, included the CSFB Opinion in the total mix of information regarding the Transactions that was available to, and evaluated by, it. The Whitman board of directors concluded that the combination of the factors discussed above, together with the Whitman board of directors' independent evaluation, supported the Whitman board of directors' determination that the Transactions were advisable and in the best interests of Whitman and its shareholders. In reaching this conclusion, the Whitman board of directors did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weightings would, in the view of the Whitman board of directors, be impractical. Rather, the Whitman board of directors viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the Whitman board of directors may have given different weight to different information and factors.

RECOMMENDATION OF THE WHITMAN BOARD OF DIRECTORS

     THE WHITMAN BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTIONS AT A MEETING HELD ON JANUARY 25, 1999 AND DETERMINED THAT THE TRANSACTIONS ARE ADVISABLE AND IN THE BEST INTERESTS OF WHITMAN AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE WHITMAN SHAREHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT.

     In approving the Transactions and making its recommendation, the Whitman board of directors took into account all of the factors described above under "-- Background of the Transactions" and "-- Reasons for the Transactions," and the terms of the Agreement. In addition, the Whitman board of directors relied upon the CSFB Opinion, which is described below. See "-- Opinion of Financial Advisor." The Agreement does not contain a requirement that CSFB update its opinion as of a date subsequent to the date of the CSFB Opinion, nor does the Whitman board of directors deem such an update to be necessary.

OPINION OF FINANCIAL ADVISOR

     At a meeting of the Whitman board of directors held on January 25, 1999, CSFB delivered the CSFB Opinion that, as of such date and on the basis of and subject to the matters described therein, the Merger Consideration was fair from a financial point of view to the shareholders of Whitman.

     THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX E TO THIS PROXY

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

STATEMENT/PROSPECTUS. THE CSFB OPINION HAS NOT BEEN UPDATED AND WILL NOT BE UPDATED PRIOR TO THE CLOSING. WHITMAN SHAREHOLDERS ARE URGED TO READ THE CSFB OPINION CAREFULLY AND IN ITS ENTIRETY. THE CSFB OPINION IS DIRECTED TO THE WHITMAN BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS OF WHITMAN AS OF THE DATE OF THE CSFB OPINION, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY WHITMAN TO ENGAGE IN THE TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF WHITMAN AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE AGREEMENT. THE SUMMARY OF THE CSFB OPINION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, CSFB (1) reviewed certain publicly available business and financial information relating to Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations, as well as the Shareholder Agreement, a draft dated January 25, 1999 of the Employee Benefits Agreement (as defined below), a draft dated January 22, 1999 of the Agreement, drafts dated January 19, 1999 of the Master Bottling Agreement (as defined below), the International Bottling Agreements (as defined below) and the Registration Rights Agreement (as defined below) and a draft dated January 12, 1999 of the Pepsi Fountain Agreement (as defined below), (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations, as well as the amount and timing of the cost savings and related expenses and synergies that could potentially result from the Transactions (the "Synergies"), furnished to CSFB, in each case, by management of Whitman and PepsiCo, (3) met with management of Whitman, Pepsi General, PepsiCo and certain PepsiCo Bottling Operations to discuss the business and prospects of Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations and, as appropriate, the Synergies, (4) considered certain financial and stock market data of Whitman and PepsiCo and compared that data with similar data for other publicly held companies in businesses similar to those of Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations, (5) considered the financial terms of certain other business combinations and other transactions which have recently been effected and (6) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Whitman and PepsiCo as to the future financial performance of Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations. CSFB did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Whitman, any of the PepsiCo Acquired Businesses, Pepsi General or any of the PepsiCo Bottling Operations nor was CSFB furnished with any such evaluations of appraisals. In addition, CSFB was not requested to, and did not, solicit third party indications of interest in a possible acquisition of all or part of Whitman. CSFB did not express any opinion as to what the value of the New Whitman Common Stock actually would be or the prices at which the New Whitman common stock would trade subsequent to the Transactions. In addition, CSFB was not requested to consider, and the CSFB Opinion did not in any manner address, Whitman's underlying business decision to effect the Transactions. The CSFB Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof.

     In preparing the CSFB Opinion, CSFB performed a variety of financial and comparative analyses. The summary set forth below does not purport to be a complete description of the presentations made by CSFB to the Whitman board of directors or the analyses performed by CSFB in arriving at the CSFB Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the CSFB Opinion. In performing its analyses, CSFB made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of New Whitman or Whitman. The analyses

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION performed by CSFB are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of CSFB's analysis of the fairness of the Merger Consideration to Whitman shareholders from a financial point of view and were provided to the Whitman Board in connection with the delivery of the CSFB Opinion. The following is a summary of the presentation made by CSFB to the Whitman board of directors on January 25, 1999.

     Representatives of CSFB advised the Whitman board of directors that the Transactions and the potential impact to Whitman should be evaluated in light of several considerations: (1) that discussions related to the Transactions were initiated in the context of the restructuring of PepsiCo's bottling operations;
(2) PepsiCo's publicly announced plan to separate its corporate owned bottling operations into a new public company to be called The Pepsi Bottling Group, Inc. ("PBG"); (3) PepsiCo's current ownership of both domestic and international bottling operations with coverage contiguous to Whitman that will either be transferred to Whitman in the Transactions or to PBG; (4) Whitman's past and current receipt of financial support from PepsiCo, which PepsiCo has no obligation to continue; (5) PepsiCo's ability to influence Whitman's acquisition of independent PepsiCo bottlers and (6) PepsiCo's right of first refusal with respect to Whitman's interest in Pepsi General.

     In valuing Whitman and New Whitman, CSFB utilized a number of methodologies: a discounted cash flow ("DCF") analysis, a comparable company analysis, a comparable acquisition analysis and a historical investment analysis. In performing the DCF analysis, which produces an intrinsic, long-term theoretical value based upon projected cash flows, CSFB discounted ten years of cash flows developed from forecasts provided by the management of Whitman and added a terminal value based on multiples of year-ten earnings before interest, taxes, depreciation and amortization ("EBITDA"). CSFB also performed a sensitivity analysis with respect to its DCF analysis in which it adjusted revenue growth rates and operating margins. In performing its comparable company analysis, CSFB applied trading multiples of businesses reasonably similar to Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations to 1999 operating estimates provided to CSFB by Whitman management. Its comparable acquisition analysis required application of multiples paid by acquirors for businesses reasonably similar to Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations to 1998 operating estimates provided to CSFB by Whitman management. In performing its historical investment analysis, CSFB reviewed the capital invested in PepsiCo's bottling operations as reflected on its current financial statements.

     CSFB presented a comparable company analysis in which it compared certain financial information of selected companies engaged in the carbonated beverage bottling business (the "Bottler Comparables") and selected companies engaged in the carbonated beverage business (the "Concentrate Comparables") that were considered by CSFB to be reasonably comparable to Whitman, the PepsiCo Acquired Businesses, Pepsi General and the PepsiCo Bottling Operations to certain corresponding financial information of Whitman. The Bottler Comparables comprised Coca-Cola Beverages, Coca-Cola Enterprises and PBG. The Concentrate Comparables comprised The Coca-Cola Company and PepsiCo. CSFB advised the Whitman board of directors that one of the most relevant financial measures for Whitman and other carbonated beverage bottlers is EBITDA. Accordingly, in performing its comparable company analysis, CSFB compared (1) 1999 estimated EBITDA margin, (2) EBITDA growth from 1997 to 1999, (3) 1999 estimated EBITDA trading multiples, (4) 1999 estimated net income margin and (5) 1999 estimated price to earnings ratio ("P/E") of the Bottler Comparables and the Concentrate Comparables with corresponding data for Whitman. The comparable company analysis was based on stock prices as of January 22, 1999 and public equity research reports of earnings estimates, except for the Whitman management case, which was based on estimates provided by Whitman management, and PBG, which was based on financial results for PBG for the twelve months ended September 5, 1998 as disclosed on PBG's Form S-1 dated January 7, 1999. For the Whitman management case, this analysis resulted in a 1999 estimated EBITDA margin of 17.2%, EBITDA growth from 1997 to 1999 of 13.2%, a 1999 estimated EBITDA trading multiple of 10.7x, a 1999 estimated net income margin of 5.0% and a 1999 estimated P/E of 31.6x. For Whitman based on current "street" estimates, this analysis resulted in a 1999 estimated EBITDA margin of 17.1%, EBITDA growth from 1997 to 1999 of

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

12.3%, a 1999 estimated EBITDA trading multiple of 10.8x, a 1999 estimated net income margin of 5.3% and a 1999 estimated P/E of 30.2x. For Coca-Cola Beverages, this analysis resulted in a 1999 estimated EBITDA margin of 10.3%, EBITDA growth from 1997 to 1999 of 6.9%, a 1999 estimated EBITDA trading multiple of 9.9x, a 1999 estimated net income margin of 1.2% and a 1999 estimated P/E of 65.7x. For Coca-Cola Enterprises, this analysis resulted in a 1999 estimated EBITDA margin of 15.5%, EBITDA growth from 1997 to 1999 of 18.3%, a 1999 estimated EBITDA trading multiple of 10.5x, a 1999 estimated net income margin of 0.8% and a 1999 estimated P/E of 113.1x. For PBG, this analysis resulted in a latest 12-months ended September 5, 1998 estimated EBITDA margin of 10.7% and an estimated net income margin of 0.4%. For PepsiCo, this analysis resulted in a 1999 estimated EBITDA margin of 18.7%, EBITDA growth from 1997 to 1999 of 8.4%, a 1999 estimated EBITDA trading multiple of 13.7x, a 1999 estimated net income margin of 7.9% and a 1999 estimated P/E of 29.3x. For The Coca-Cola Company, this analysis resulted in a 1999 estimated EBITDA margin of 31.8%, EBITDA growth from 1997 to 1999 of 0.1%, a 1999 estimated EBITDA trading multiple of 23.1x, a 1999 estimated net income margin of 18.5% and a 1999 estimated P/E of 40.9x.

     Representatives of CSFB advised the Whitman board of directors that EBITDA trading multiples for Whitman have increased significantly since the negotiations with PepsiCo were publicly confirmed on October 15, 1998, especially when compared to changes in such multiples for Coca-Cola Enterprises and Coca-Cola Beverages. CSFB derived EBITDA trading multiples for Whitman, Coca-Cola Enterprises and Coca-Cola Beverages on September 16, 1998, November 18, 1998 and January 22, 1999 (the dates on which materials were prepared for the September 17-18, 1998, November 20, 1998 and January 25, 1999 meetings of the Whitman board of directors, respectively) which were based upon market prices and earnings estimates of public equity research reports available as of each such date. Whitman EBITDA trading multiples increased from 8.2x on September 16, 1998 to 10.4x on November 18, 1998, to 10.8x on January 22, 1999. In contrast, Coca-Cola Enterprises EBITDA trading multiples decreased from 13.1x on September 16, 1998, to 11.1x on November 18, 1998, to 10.5x on January 22, 1999 and Coca-Cola Beverages EBITDA trading multiples decreased from 12.6x on September 16, 1998, to 11.5x on November 18, 1998, to 9.9x on January 22, 1999.

     Utilizing the methodologies described above, CSFB derived an enterprise value reference range, a range of multiples of such enterprise value to 1999 estimated EBITDA (which was provided by Whitman management) and an equity value per share reference range for Whitman and New Whitman. For purposes of this analysis, enterprise value represented the aggregate valuation the respective businesses before adjustments to calculate equity value. The adjustments CSFB made to enterprise value to calculate equity value included decreases in value for estimated total debt and certain other liabilities as of December 31, 1998 and increases in value for estimated cash and investments as of December 31, 1998. In determining the aforementioned ranges for Whitman on a stand-alone basis, CSFB utilized both a management plan, which was based upon stand-alone projections developed from forecasts provided by Whitman management assuming realization of the benefits to Whitman's existing operations as a result of the Transactions, and a sensitivity analysis, which was based on projected cash flows for domestic operations that were developed from forecasts provided by Whitman management and adjusted to reflect decreases in sales growth and operating margin as well as reductions in the valuation of international operations that could reasonably be expected to occur if the Transactions were not consummated. The ranges derived by CSFB for New Whitman were based on the pro forma valuation of the properties retained by and transferred to New Whitman and do not reflect the benefit of the Synergies. Separate ranges were derived with and without giving effect to the New Whitman share repurchase plan (which, for purposes of its analysis, CSFB assumed would result in the repurchase by New Whitman of 16 million shares of New Whitman common stock for an aggregate purchase price of $400 million).

     Applying these analyses and utilizing the management plan, CSFB derived an enterprise value reference range for Whitman on a stand-alone basis of $2.183 billion to $2.540 billion, a range of multiples of enterprise value to 1999 estimated EBITDA of 9.0x to 10.5x and an equity value per share reference range of $17.84 to $21.56. CSFB's sensitivity analysis for Whitman, which reflected decreases in sales growth and operating margins as well as reductions in the valuation of international operations that could reasonably be expected to occur if the Transactions were not consummated, yielded an enterprise value range of $1.657 billion to $2.313

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION billion, a range of multiples of enterprise value to 1999 estimated EBITDA (before adjustments for the sensitivity analysis) of 6.9x to 9.6x and an equity value per share reference range of $12.63 to $19.31.

     For New Whitman, on a pro forma basis and without taking the New Whitman share repurchase plan into account, this analysis resulted in an enterprise value reference range of $3.561 billion to $4.400 billion, a range of multiples of enterprise value to 1999 estimated EBITDA of 9.3x to 11.5x and an equity value per share reference range of $18.36 to $23.94. Taking the New Whitman share repurchase plan into account, this analysis resulted in an enterprise reference value range of $3.561 billion to $4.400 billion, a range of multiples of enterprise value to 1999 estimated pro forma EBITDA of 9.3x to 11.5x and an equity value per share reference range of $18.78 to $24.01 for New Whitman. For comparative purposes, CSFB presented the implied stock price pro forma for the Transactions based solely upon pro forma EBITDA for New Whitman (derived utilizing the stand-alone projections prepared by Whitman management) and the current market multiple of 10.7x (reflecting a current stock price of $22.06 per share) as $22.23 per share, which implied a pro forma enterprise value of $4.093 billion.

     CSFB acted as financial advisor to Whitman in connection with the Transactions. In the past, CSFB has performed certain investment banking and financial advisory services for both Whitman and PepsiCo and has received customary fees for such services. Further, CSFB anticipates providing certain investment and commercial banking services to Whitman and PepsiCo and/or its affiliates, including PBG, in the future and would expect to receive customary fees for such services.

     Pursuant to the terms of a letter agreement between CSFB and Whitman dated July 16, 1998, CSFB is entitled to receive a financial advisory fee of $150,000 and will receive an additional financial advisory fee of $150,000 on July 16, 1999. In addition, Whitman has agreed to pay CSFB a transaction fee of $15,000,000, payable upon consummation of the Transactions or a strategic advisory fee of $2,000,000 in the event that neither the Transactions nor any other acquisition transaction, as defined in the engagement letter, with PepsiCo occurs. Whitman also has agreed to reimburse CSFB for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, and to indemnify CSFB and certain related persons against certain liabilities, including liabilities under the federal securities laws.

     CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of their business, CSFB and their affiliates may actively trade the debt and equity securities of both Whitman and PepsiCo for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     In considering the Transactions, Whitman shareholders should be aware that PepsiCo and New Whitman will enter into several bottling agreements. The interests of PepsiCo in New Whitman upon consummation of the Transactions may create potential conflicts of interest in connection with the bottling agreements or other transactions between New Whitman and PepsiCo. Under the Agreement, the execution of the new bottling agreements will occur upon the closing of the merger. In connection with approval of transactions with affiliates (including PepsiCo), the by-laws of New Whitman provide for an affiliated transactions committee of the New Whitman board of directors comprised of independent directors to review and approve certain transactions between New Whitman and its affiliates (including PepsiCo).

     New Whitman will provide indemnification and liability insurance arrangements for officers and directors of Whitman.

     Whitman has change in control agreements with 15 senior executives of Pepsi General, including Robert C. Cushing, President of Pepsi General. The Transactions will constitute a "Change in Control" under such agreements. However, the payment provisions of such agreements will not be triggered by the Transactions absent actual or constructive termination of employment.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

NEW WHITMAN BOARD AND MANAGEMENT FOLLOWING THE TRANSACTIONS

     If the proposed Transactions are consummated, holders of Whitman common stock will become shareholders of New Whitman, which will be under the direction of the board of directors and management of New Whitman. Initially, the New Whitman board of directors is expected to consist of ten persons -- eight of the nine persons now serving as directors of Whitman and two individuals who have been designated by PepsiCo pursuant to the Shareholder Agreement. PepsiCo has designated Robert F. Sharpe, Jr. and Karl M. von der Heyden to serve as directors of New Whitman. Charles S. Locke, currently a director of Whitman who was to retire from the Whitman board of directors this year in accordance with the retirement policy applicable to non-employee directors, has notified Whitman that he intends to resign as of the effective time of the merger. Mr. Locke is the sole member of the current Whitman board of directors who is not expected to be on the New Whitman board of directors. See "The Shareholder Agreement -- New Whitman Board Composition."

     Karl M. von der Heyden, 62, is Vice Chairman of the Board of Directors of PepsiCo, Inc. Mr. von der Heyden rejoined PepsiCo, Inc. in 1996 for a limited time commitment as Vice Chairman and Chief Financial Officer. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco from March through May 1993, and was Executive Vice President and Chief Financial Officer of RJR Nabisco from 1989 to 1993. He served as President and Chief Executive Officer of Metallgesellschaft Corp. from 1993 to 1994. Mr. von der Heyden serves on the Board of Directors of Federated Department Stores, Inc. and Zeneca Group PLC, and will be a director of PBG.

     Robert F. Sharpe, Jr., 46, is Senior Vice President, Public Affairs and General Counsel of PepsiCo. Mr. Sharpe joined PepsiCo as Senior Vice President, General Counsel in January, 1998. Mr. Sharpe was Senior Vice President and General Counsel of RJR Nabisco Holding Corp. from 1996 until he joined PepsiCo. He was previously Vice President, Tyco International Ltd. from 1994 to 1996 and Vice President, Assistant General Counsel and Secretary of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. from 1989 to 1994. Mr. Sharpe will also be a director of Pepsi General.

     The executive officers and headquarters personnel of Whitman will hold similar positions with New Whitman.

EFFECTS OF THE TRANSACTIONS ON WHITMAN'S EXISTING SHAREHOLDERS

     Except as described herein under "Description of New Whitman Capital Stock" and "Comparative Rights of Holders of Whitman and New Whitman Capital Stock" and as contemplated by the Agreement and the Shareholder Agreement, the New Whitman charter and the New Whitman by-laws will be similar to those of Whitman.

NEW WHITMAN SHARE REPURCHASE

     The Agreement provides that during the 12-month period after the closing, New Whitman will repurchase the lesser of (1) an aggregate of 16 million shares of New Whitman common stock or (2) shares of New Whitman common stock having an aggregate value of $400 million (such aggregate value to be measured by the sum of the prices per share paid by New Whitman in respect of each such purchase), by tender offer, open market purchase, privately negotiated transaction or otherwise. In the case of any repurchase pursuant to a tender offer, the terms and conditions of such tender offer will be subject to the prior written consent of PepsiCo, which consent will not be unreasonably withheld, and neither PepsiCo nor any of its affiliates will tender or otherwise sell any shares of New Whitman common stock beneficially owned by PepsiCo or any such affiliate in such tender offer. New Whitman will be under no obligation to effect such repurchase (and its obligation to make such repurchase will be suspended) during any period when New Whitman is under any legal restriction or prohibition preventing it from purchasing shares of New Whitman common stock or otherwise effecting such repurchase, or if the New Whitman board of directors determines in good faith that it is impractical or inadvisable to effect the repurchase.

     Following the repurchase, PepsiCo's interest in New Whitman could be over 39%.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

PLANS FOR THE OPERATION OF THE PEPSICO BOTTLING OPERATIONS FOLLOWING THE TRANSACTIONS

     Immediately following the consummation of the Transactions, New Whitman will operate the PepsiCo Bottling Operations and the businesses of Whitman (except the PepsiCo Acquired Businesses). There is no plan or intention for New Whitman to dispose of or transfer, whether to related or unrelated persons, any portion of the PepsiCo Bottling Operations. New Whitman expects to evaluate the individual and combined operations and formulate arrangements, as appropriate, to effectively integrate the businesses.

     Pursuant to the Agreement, PepsiCo and Whitman will agree on the terms of definitive services agreements relating to the provision of certain services and the sharing of certain facilities with each other following the closing of the merger and/or other transfers. See "Other Agreements -- Transition Services Agreement."

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Transactions may not be consummated until the following steps have been taken: (1) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice; and (2) required waiting periods have expired or terminated.

     PepsiCo and Whitman each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division, on January 14, 1999. The statutory waiting
period for Whitman and PepsiCo is scheduled to expire on                , 1999.

     At any time before or after the consummation of the Transactions and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Transactions or seeking divestiture of all or part of the assets of Whitman or the PepsiCo Bottling Operations. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

     Consummation of the Transactions may also require certain other regulatory approvals, including approvals of foreign regulatory authorities.

ACCOUNTING TREATMENT OF THE TRANSACTIONS

     The Transactions contemplated by the Agreement will be accounted for under the purchase method of accounting as prescribed under generally accepted accounting principles. For purposes of applying the purchase method of accounting, (1) Whitman is deemed to be the acquiring enterprise with respect to the PepsiCo Bottling Operations and the PepsiCo Bottling Operations are deemed to be the acquired enterprises without regard to which enterprise is the surviving enterprise and (2) PepsiCo is deemed to be the acquiring enterprise with respect to the PepsiCo Acquired Businesses and the PepsiCo Acquired Businesses are deemed to be the acquired enterprises without regard to which enterprise is the surviving enterprise. Accordingly, the historical financial statements of Whitman are presented as the historical financial statements of New Whitman and the assets and liabilities of the PepsiCo Bottling Operations are accounted for as required by the purchase method of accounting. The results of operations of the PepsiCo Bottling Operations will be included in the financial statements of New Whitman only from the date of acquisition.

     Under the purchase method of accounting, the consideration will be allocated to the assets acquired and liabilities assumed of the PepsiCo Bottling Operations based on their estimated fair values as of the closing date of the merger. Any excess of purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill, which will be amortized on a straight-line basis over the estimated period of benefit.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

ABSENCE OF APPRAISAL RIGHTS

     If the Transactions are consummated, holders of Whitman common stock will not be entitled to appraisal rights under Delaware law with respect to any of their shares of Whitman common stock, whether or not they vote to adopt the Agreement.

NAME CHANGE

     Pursuant to the Agreement, the name of Merger Sub will be changed to "Whitman Corporation" at or immediately following the closing of the merger.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF WHITMAN COMMON STOCK

     It is a condition to the Transactions that upon consummation of the Transactions, the shares of New Whitman common stock to be issued by New Whitman in connection with the Transactions will be authorized for listing on the NYSE upon official notice of issuance. It is expected that the symbol under which Whitman common stock now trades (WH) will continue to be used for the shares of New Whitman common stock. If the Transactions are consummated, Whitman common stock will cease to be listed on the NYSE and will be deregistered under the Securities Act.

TREATMENT OF STOCK CERTIFICATES

     After the effective time of the merger, each share of Whitman common stock outstanding immediately prior to such effective time will be converted into one share of New Whitman common stock, and each certificate representing shares of Whitman common stock will be deemed for all purposes to represent an equivalent number of shares of New Whitman common stock following the merger. Whitman shareholders will not need to exchange their stock certificates in connection with the Transactions. First Chicago Trust Company of New York is the transfer agent and registrar for Whitman common stock and will act in the same capacities for New Whitman common stock.

EFFECTIVE TIME

     If the shareholders adopt the Agreement, the merger of Whitman with and into Merger Sub will become effective upon the effective time of filing of the Certificate of Merger in accordance with Delaware law.

     THE WHITMAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE AGREEMENT.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                 THE AGREEMENT

     The following summary of the terms of the Agreement is qualified in its entirety by reference to the Agreement, which is incorporated by reference herein and attached as Appendix A hereto. Certain defined terms used in the description of the Agreement below which are not otherwise defined in the Proxy Statement/ Prospectus and which are defined in the Agreement or the exhibits thereto will have the respective meanings set forth therein.

THE TRANSACTIONS

     Prior to the closing, PepsiCo will contribute to Merger Sub all of the Contributed Operations and its 20% equity interest in Pepsi General. In addition to the assets and operations contained in the Contributed Operations, Merger Sub will also assume all of the liabilities except for certain excluded liabilities that arise primarily out of, or relate primarily to or are primarily generated by, the Contributed Operations, as well as the Assumed Debt of approximately $262 million. At the closing, to occur after the contribution of the Contributed Operations, Whitman will merge with and into Merger Sub, with Merger Sub as the surviving corporation and Merger Sub's name will be changed to "Whitman Corporation." Each share of Whitman common stock outstanding at the effective time of the merger will be converted into the right to receive one share of New Whitman common stock. Each outstanding option to purchase shares of Whitman common stock will be converted into an option to purchase shares of New Whitman common stock. All Whitman options issued prior to January 1, 1999 will be fully vested in accordance with the terms of the applicable Whitman stock plans. All shares of New Whitman common stock will be issued together with a corresponding number of associated Rights.

     Immediately following consummation of the merger, New Whitman will cause the PepsiCo Acquired Businesses to be sold to PepsiCo for an aggregate of approximately $137.8 million and PepsiCo will cause the New Whitman Acquired Businesses to be sold to Pepsi General for an aggregate of approximately $176 million. Notwithstanding the provision described in the foregoing sentence, Whitman and PepsiCo agreed, upon reasonable prior written notice from PepsiCo to Whitman, to cause the sale of the PepsiCo Acquired Businesses to be consummated as soon as practicable after Whitman's receipt of such notice and without a vote of Whitman shareholders if in the good faith determination of PepsiCo the consummation of such sales is necessary to permit PepsiCo to prepare for another transaction intended to be entered into by PepsiCo; provided, however, that the consummation of such transfers will be subject to certain of the conditions described under "-- Conditions to Closing," certain indemnification provisions described under "-- Indemnification," the terms of the provisions described under "-- Working Capital Adjustments" and the execution and delivery of an employee benefits agreement relating to such sale (the "Whitman Transfer Employee Benefits Agreement"). The Agreement provides that amount of the purchase price attributable to the PepsiCo Acquired Businesses or to the New Whitman Acquired Businesses will in each case be reduced by the aggregate amount of (1) except for the Assumed Debt, any short-term or long-term indebtedness for borrowed money owed by any such business to any person on the closing of the merger (or, if prior to the closing of the merger, upon consummation of the sale of the PepsiCo Acquired Businesses) and (2) any short-term or long-term capitalized lease obligations owed by any such business to any person on the closing of the merger (or, if prior to the closing, upon consummation of the sale of the PepsiCo Acquired Businesses); provided, however, that to the extent the aggregate amount of any such indebtedness and any such capitalized lease obligations exceeds the amount of the applicable purchase price attributable to such business, the seller of such business will pay the purchaser at the closing of the merger (or, if prior to the closing, upon consummation of the sale of the PepsiCo Acquired Businesses) an amount in cash equal to the amount of any such excess. The term "PepsiCo Subsidiaries" is used in this summary to mean (1) Merger Sub, (2) the Contributed Operations and (3) the subsidiaries of PepsiCo constituting the New Whitman Acquired Businesses.

     Upon the consummation of the Transactions, based on the number as shares of
Whitman common stock outstanding as of                , (1) the holders of the
shares of Whitman common stock issued and outstanding immediately prior to the effective time of the merger will hold shares of New Whitman common stock representing in the aggregate approximately 65% of the New Whitman common stock to be outstanding,
                                       26

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION and (2) PepsiCo will hold shares of New Whitman common stock representing in the aggregate approximately 35% of the New Whitman common stock to be outstanding.

CONTRIBUTED OPERATIONS

     As noted above, pursuant to the Agreement, PepsiCo will contribute to Merger Sub assets including, but not limited to: certain assets of Pepsi-Cola Operating Company of St. Louis, Inc., Pepsi-Cola Bottling Company of Ohio, Inc., Pepsi-Cola Operating Company of Chesapeake and Indianapolis, Inc. and Pepsi-Cola Metropolitan Bottling Company, Inc. Pursuant to the Agreement, Merger Sub will assume, effective as of the consummation of the contribution, all liabilities and obligations of any nature or claims of such liability or obligation arising out of or relating to the Contributed Operations, other than certain excluded liabilities. The liabilities being assumed also include the Assumed Debt, as outlined above under "-- The Transactions."

CLOSING

     The Agreement provides that the closing will take place on the second business day after satisfaction or waiver of the conditions set forth in the Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by Whitman, Merger Sub and PepsiCo.

REPRESENTATIONS AND WARRANTIES

     The Agreement contains representations and warranties by Whitman, including but not limited to, those as to: (1) Whitman and its subsidiaries' organization, standing and power to carry on their respective businesses as presently being conducted; (2) the ownership of Whitman's subsidiaries; (3) Whitman's capital structure as of January 20, 1999; (4) the execution and delivery and the validity and enforceability against Whitman of the Agreement and related agreements to the extent it is a party and non-contravention thereby of certain other documents and instruments; (5) Whitman's compliance with the requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), the accuracy of the Whitman financial statements, the absence of undisclosed liabilities of Whitman and its subsidiaries; (6) the accuracy of certain information supplied by Whitman for inclusion in the Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement"), filed by Merger Sub and this Proxy Statement/Prospectus; (7) the absence of certain changes in respect of Whitman; (8) the absence of any undisclosed material litigation; (9) the absence of changes in benefit plans; (10) certain employee, pension benefit plan and welfare benefit plan matters; (11) certain tax matters; (12) compliance with applicable laws; (13) the absence of undisclosed material contracts; (14) the condition of and title to Whitman's properties and assets; (15) the absence of any vote necessary to adopt the Agreement and the transactions contemplated thereby, other than that of the Whitman shareholders; (16) the absence of any applicable takeover provisions of Delaware law or other state takeover statutes; (17) brokers' fees; (18) the receipt of the CSFB Opinion; (19) the Rights Agreement, dated January 20, 1989, between Whitman and First Chicago Trust Company of New York, as rights agent (the "Whitman Rights Agreement"); (20) the nature of the purchase of the New Whitman Acquired Businesses; (21) the sufficiency of assets of the PepsiCo Acquired Businesses; and (22) Year 2000 compliance.

     The Agreement contains representations and warranties by PepsiCo and Merger Sub, including, but not limited to, those as to: (1) PepsiCo and certain of its subsidiaries' organization, standing and power to carry on their respective businesses, as presently being conducted; (2) the ownership of certain PepsiCo subsidiaries, the capitalization and absence of liabilities of Merger Sub, absence of voting rights and obligations of the New Whitman Acquired Businesses;
(3) the execution and delivery and the validity and enforceability against PepsiCo and Merger Sub of the Agreement and related documents to the extent PepsiCo and/or Merger Sub are parties and non-contravention thereby of certain other documents and instruments; (4) the accuracy of the financial statements of the Whitman Acquired Businesses, the absence of undisclosed liabilities of the Contributed Operations; (5) the accuracy of certain information supplied by PepsiCo or the Contributed Operations for inclusion in the Registration Statement and this Proxy Statement/Prospectus; (6) the absence of certain changes in respect of the PepsiCo Subsidiaries; (7) the absence of any undisclosed material
                                       27

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION litigation; (8) certain employee, pension benefit plan and welfare benefit plan matters; (9) certain tax matters; (10) the PepsiCo Subsidiaries' compliance with applicable laws; (11) the absence of material contracts between the PepsiCo Subsidiaries and PepsiCo other than those entered in the ordinary course of business; (12) the condition of and title to the PepsiCo Subsidiaries' properties and assets; (13) the nature of the purchase of the PepsiCo Acquired Businesses; (14) the sufficiency of assets of the New Whitman Acquired Businesses and the Contributed Operations; (15) brokers' fees; and (16) Year 2000 compliance.

CERTAIN COVENANTS OF WHITMAN

     Conduct of Business Pending the Merger. From the date of the Agreement through the closing of the merger, Whitman has agreed to, and to cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as conducted through the date of the Agreement and to use all reasonable efforts to preserve intact the business organizations and relationships of Whitman and its subsidiaries. In particular, except as provided in the Agreement or specified in a schedule thereto or with the prior written consent of PepsiCo, Whitman will not, among other things: (1) declare or pay any dividends other than its regular quarterly dividend, split its stock, or purchase or redeem shares of capital; (2) issue, deliver, sell or grant shares of capital stock, options, voting debt or warrants; (3) amend its certificate of incorporation or by-laws; (4) acquire any (a) business or corporation or (b) material assets except purchases of inventory in the ordinary course of business consistent with past practice; (5) change the terms of employment of employees outside of the ordinary course of business; (6) change its accounting methods; (7) sell, lease, or otherwise dispose of or subject to any lien any assets; (8) incur indebtedness (subject to certain exceptions); (9) make any single capital expenditure exceeding $5 million or capital expenditures exceeding $100 million in the aggregate; (10) make any material tax election;
(11) discharge material liabilities other than in the ordinary course of business or waive the benefits of any confidentiality agreement; (12) amend the Whitman Rights Agreement; or (13) authorize, commit or agree to take any of the foregoing actions. The rights issued under the Whitman Rights Agreement expired by their terms on January 31, 1999.

     No Solicitation. Whitman has agreed that from and after the date of the Agreement, except as permitted by the Agreement, it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its representatives or those of any of its subsidiaries to, (1) directly or indirectly solicit, initiate or encourage the submission of any Takeover Proposal (as defined below); (2) enter into any agreement with respect to any Takeover Proposal; or (3) directly or indirectly engage in any negotiations or discussions with third parties or provide any information or data to any person or to take any other action to facilitate any inquiries that may be reasonably expected to lead to any Takeover Proposal. "Takeover Proposal" is defined in the Agreement to mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Whitman and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Whitman or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Whitman or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Whitman or any of its subsidiaries, other than the transactions contemplated by the Agreement.

     Notwithstanding the foregoing, in response to a Superior Proposal (as defined below) which was not solicited by Whitman the Whitman board of directors may (subject to certain notice requirements) prior to the Whitman shareholders meeting participate in discussions or negotiations with the party making such Superior Proposal and furnishing such third party information concerning Whitman and its business, properties and assets, provided that such third party executes a confidentiality agreement with Whitman. "Superior Proposal" is defined in the Agreement to mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Whitman common stock then outstanding or all or substantially all the assets of Whitman and its subsidiaries taken together and otherwise on terms which the Whitman board of directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Whitman board

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION of directors deems relevant) to be more favorable to Whitman shareholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Whitman board of directors, is reasonably capable of being obtained by such third party.

     The Agreement provides that neither the Whitman board of directors nor any committee thereof will (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PepsiCo, the approval or recommendation by the Whitman board of directors or any such committee of the merger, the Agreement or the related agreements, (2) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by Whitman in accordance with the provisions described in the preceding paragraph) relating to any Takeover Proposal (each a "Whitman Acquisition Agreement"), or
(3) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to an unsolicited Superior Proposal, the Whitman board of directors may terminate the Agreement (and concurrently with or after such termination, if it so chooses, cause Whitman to enter into any Whitman Acquisition Agreement with respect to any Superior Proposal), but only at a time that is prior to the date of the Whitman shareholders meeting and is after the fifth business day following PepsiCo's receipt of written notice advising PepsiCo that the Whitman board of directors has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Agreement further provides that Whitman promptly will advise PepsiCo orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. Whitman will keep PepsiCo fully informed of the status and material terms of any such Takeover Proposal or inquiry.

CERTAIN COVENANTS IN RESPECT OF PEPSICO AND THE CONTRIBUTED OPERATIONS

     Conduct of Business Pending the Merger. From the date of the Agreement until the closing, PepsiCo has agreed to cause each of the PepsiCo Subsidiaries to conduct its business in the usual, regular and ordinary course in substantially the same manner as conducted through the date of the Agreement and to use all reasonable efforts to preserve intact the business organizations and relationships of the PepsiCo Subsidiaries. In particular, except as provided for in the Agreement or specified in a schedule thereto or with the prior written consent of Whitman, PepsiCo has agreed not to permit any PepsiCo Subsidiary to do any of the following: (1) in the case of the Whitman Acquired Businesses, amend their certificates of incorporation or by-laws; (2) acquire any (a) business or corporation or (b) material assets except purchases of inventory in the ordinary course of business consistent with past practices; (3) change the terms of employment of certain transferred employees outside of the ordinary course of business; (4) change accounting methods; (5) sell, lease, license or otherwise dispose of, or subject to any lien, any assets; (6) incur indebtedness (subject to certain exceptions); (7) make any single capital expenditure in excess of $5 million or capital expenditures exceeding $100 million in the aggregate; (8) make any material tax election; (9) discharge material liabilities other than in the ordinary course of business, or waive the benefit of any confidentiality agreement; (10) in the case of Merger Sub only, (a) conduct any business, (b) split, combine or reclassify any of its capital stock,
(c) issue, deliver, sell or grant any shares of its capital stock, any securities having voting rights, or any securities convertible or exchangeable for securities having voting rights, or (d) otherwise alter its capitalization; or (11) authorize, commit, or agree to take any of the foregoing actions.

     No Solicitation. PepsiCo has agreed that from and after the date of the Agreement, except as permitted by the Agreement, it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its representatives or those of any of its subsidiaries to, (1) directly or indirectly solicit, initiate or encourage the submission of any proposal for an acquisition of all or any part of the New Whitman Acquired Businesses and/or the Contributed Operations by any other person (each an "Acquisition Proposal"), (2) enter into any agreement with respect to any Acquisition Proposal or (3) directly or indirectly engage in any discussions or negotiations regarding, or provide any non-public information or data to any person, or to take any other action to facilitate any inquiries that may be reasonably be expected to lead to, any Acquisition Proposal.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     Listing Application. PepsiCo will cause Merger Sub to prepare and submit to the NYSE a listing application covering the shares of New Whitman common stock issuable pursuant to the Agreement.

OTHER COVENANTS

     Advice of Changes. Whitman and PepsiCo have agreed to advise the other orally and in writing of any change or event which has or is reasonably likely to have a material adverse effect on Whitman or the PepsiCo Subsidiaries, as applicable.

     Confidentiality. Whitman and PepsiCo will afford each other reasonable access to applicable books and records regarding each other, subject to the Confidentiality Agreement dated August 24, 1998 (the "Confidentiality Agreement") between Whitman and PepsiCo. In addition the Agreement provides that each party will hold any nonpublic information in confidence until such information becomes publicly available and will use its reasonable efforts to ensure that such information is not disclosed without the prior written consent of the other party. In the event of termination of the Agreement for any reason, each party will promptly return or destroy all documents containing non-public information so obtained from any other party and its subsidiaries and any copies made of documents.

     Other Actions. Whitman and PepsiCo have agreed not to take any action reasonably likely to cause (1) the failure of such party to comply in all material respects with the Agreement; or (2) any material adverse effect on Whitman or the PepsiCo Subsidiaries.

     Termination of Stockholders' Agreement. The Agreement provides that as of the Effective Time, the Stockholders' Agreement dated as of November 9, 1987 among Whitman, PepsiCo and certain of their respective affiliates will terminate. Such stockholders' agreement provides, among other things, that PepsiCo has a right of first refusal to purchase Pepsi General at a price to be established by two independent experts in the event of a change of control of Whitman not approved by the incumbent Whitman directors or their approved successors, or in the event of an attempt by Whitman to transfer its interest in Pepsi General to a third party.

     Reasonable Efforts. Upon the terms and subject to the conditions set forth in the Agreement, each party to the Agreement has agreed to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the Agreement and the related agreements.

     Whitman Stock Plans; Certain Employee Matters. At the effective time of the merger, by virtue of the merger, the Whitman Stock Incentive Plan and the Whitman Revised Stock Incentive Plan will be assumed by New Whitman, with the result that all obligations of Whitman under such Whitman stock plans, including with respect to awards outstanding at the effective time of the merger under each such Whitman stock plan, will be obligations of New Whitman following the effective time of the merger. Prior to the effective time of the merger, Merger Sub agreed to take all necessary actions for the assumption of the Whitman stock plans, including the reservation, issuance and listing of shares of New Whitman common stock issuable thereunder. As soon as practicable after the effective time of the merger, New Whitman has agreed to prepare and file with the SEC a registration statement on Form S-8 registering the number of shares of New Whitman common stock issuable under the Whitman stock plans. Following the effective time of the merger, New Whitman has agreed to assume and honor all liabilities under change of control and employment agreements of Whitman, the existence of which does not constitute a violation of the Agreement, in accordance with the terms thereof.

     Whitman Rights Agreement. The Agreement requires the Whitman board of directors to take all action reasonably requested in writing by PepsiCo in order to render the Whitman Rights Agreement inapplicable to the Merger and the other transactions contemplated by the Agreement and the related agreements. Except as provided above, the Agreement requires the Whitman board of directors to not, without the prior written consent of PepsiCo, (1) amend the Whitman Rights Agreement or (2) take any action with respect to, or

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION make any determination under, the Whitman Rights Agreement, including a redemption of the rights issued under the Whitman Rights Agreement or any action to facilitate a Takeover Proposal.

     Further Assurances; Post-Closing Cooperation. The Agreement provides that on and after the closing date of the merger each of PepsiCo, on the one hand, and New Whitman and Pepsi General, on the other, will give such further assurances to each other and will execute all other instruments, and take such further actions as may be reasonably necessary effectively to transfer to the respective other parties legal title to the PepsiCo Acquired Businesses, the New Whitman Acquired Businesses and the Contributed Operations, as applicable. The Agreement further provides (1) that each party will cooperate with one another in connection with the furnishing of information that is reasonably necessary for financial reporting and accounting matters and in respect of compliance with disclosure and reporting requirements under the Securities Act and the Exchange Act and (2) that after the closing of the merger, upon reasonable written notice, each of New Whitman and PepsiCo will furnish or cause to be furnished to the other party such information and assistance relating to the New Whitman Acquired Businesses, the Contributed Operations and the PepsiCo Acquired Businesses (including reasonable access to employees and books and records) as is reasonably necessary for the preparation of the New Whitman Statement (as defined below) and the PepsiCo Statement (as defined below) and the preparation of tax materials.

     Merger Sub Rights Agreement. The Agreement provides that New Whitman will adopt the Rights Agreement effective upon the closing of the merger. See "Other Agreements -- Rights Agreement."

     Share Repurchase. The Agreement provides that during the 12-month period after the closing of the merger, New Whitman will repurchase the lesser of (1) an aggregate of 16 million shares of New Whitman common stock or (2) shares of New Whitman common stock having an aggregate value of $400 million (such aggregate value to be measured by the sum of the prices per share paid by New Whitman in respect of each such purchase), by tender offer, open market purchase, privately negotiated transaction or otherwise; provided, however, that in the case of any such repurchase pursuant to a tender offer, (1) the terms and conditions of such tender offer will be subject to the prior written consent of PepsiCo, which consent will not be unreasonably withheld, and (2) neither PepsiCo nor any of its affiliates will tender or otherwise sell any shares of New Whitman common stock beneficially owned by PepsiCo or any such affiliate in such tender offer; and provided, further, that New Whitman will be under no obligation to effect the repurchase (and its obligation to make the repurchase will be suspended) during any period when (a) New Whitman is under any legal restriction from doing so, or (b) the New Whitman board of directors determines in good faith that it is impractical or inadvisable to effect the repurchase.

     Indebtedness of Certain PepsiCo Acquired Businesses. The Agreement provides that PepsiCo and Whitman will use reasonable efforts to obtain the full and unconditional release of Whitman, effective as of the consummation of the sale to PepsiCo of the PepsiCo Acquired Businesses, from all liabilities with respect to indebtedness of the Russian subsidiary of Whitman under its bank facility; provided, however, that Whitman will be under no obligation to make any payment in connection with obtaining such release and if PepsiCo and Whitman are unable to obtain such release prior to consummation of the sale of the PepsiCo Acquired Businesses, then PepsiCo will, following such sale, promptly reimburse Whitman or, following the effective time of the merger, New Whitman, with respect to any payment required to be made by Whitman or New Whitman to any person in accordance with the terms of such indebtedness.

     Services Agreements. The Agreement provides that prior to the consummation of the sale of the PepsiCo Acquired Businesses, PepsiCo, Whitman, Merger Sub and one or more other bottlers licensed by PepsiCo will agree on the terms of definitive services agreements, which will provide, among other things, (1) for the provision of all support services not located at the respective operating locations of the bottling businesses to be transferred pursuant to the Agreement necessary to continue the ongoing operations of such bottling businesses, (2) that payment for all services provided pursuant to such services agreements will be made by the party or parties receiving such services to the party or parties providing such services in an amount equal to the cost (without profit) to the party or parties providing such services and (3) that no party providing services pursuant to the services agreements will be liable to any other party except to the extent of such party's gross negligence or wilful misconduct in providing such services; provided, however, that the

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION amount recoverable from any party providing services pursuant to the services agreements in respect of any such liability will be limited to the aggregate amount of proceeds received by, or payable to, such party pursuant to the services agreements.

     Insured Claims. The Agreement provides that PepsiCo and Whitman will abide by the following covenants with respect to liabilities arising from incidents which occurred prior to the closing of the merger and for which the party transferring a bottling business or other asset pursuant to the Agreement purchased liability insurance, including but not limited to Workers' Compensation, General Liability and Automobile Liability insurance ("Insured Liabilities"):

          (1)With respect to PepsiCo's Insured Liabilities, Whitman has agreed to manage and oversee certain third party claims administrators.

          (2) PepsiCo has agreed to provide Whitman with access to such third-party claims administrators and to use its reasonable efforts to modify its contracts with its third-party claims administrators to allow for such access, if necessary.

          (3) With respect to the Ohio Workers' Compensation claims which arose prior to January 1, 1997, PepsiCo has agreed to transfer on the Closing Date the reserve balance of $3,048,500, less the amount paid in respect of such claims from January 20, 1999 to the closing of the merger, to Whitman for the payment of all liabilities associated with such claims.

          (4) With respect to Whitman's Insured Liabilities, PepsiCo has agreed to manage and oversee certain third party claims administrators.

          (5) Whitman has agreed to provide PepsiCo with access to such third-party claims administrators, and to use its reasonable efforts to modify its contracts with its third-party claims administrators to allow for such access, if necessary.

          (6) Payments to third-party claims administrators will be the responsibility of the party to whom the bottling business or other asset was transferred pursuant to the Agreement.

          (7) Payments for claims will be the responsibility of the party to whom the bottling business or other asset was transferred pursuant to the Agreement.

TAX MATTERS

     It is the intention of the parties that the contribution, and the contribution and the merger, collectively, will constitute an exchange under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties has agreed not to take or omit to take any action that would cause the merger or the contribution not to be so treated. For a discussion of PepsiCo's and Whitman's conditions to closing relating to such treatments, see "-- Conditions to Closing."

CONDITIONS TO CLOSING

     The respective obligations of PepsiCo, Whitman and Merger Sub to consummate the merger and the other transactions contemplated to be effected at closing by the Agreement and the related agreement are subject to the satisfaction or waiver of certain conditions, including, without limitation: (1) the Agreement having been adopted by the holders of a majority of the outstanding shares of Whitman common stock; (2) the termination or expiration of the waiting period under the HSR Act; (3) the absence of any injunctions or restraints; (4) the shares of New Whitman common stock required to be issued pursuant to the Agreement having been authorized for listing on the NYSE; (5) the declaration of effectiveness of the Registration Statement.

     The obligations of PepsiCo and Merger Sub to consummate the merger and the other transactions contemplated to be effected by the Agreement and the related agreements are also subject to the following conditions: (1) the representations and warranties of Whitman will be true and correct in all material respects

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION as of the date of the Agreement, and the closing date of the merger as if made on or as of each such date (except to the extent any such representation or warranty speaks as of a specific date), except where such failure to be true and correct does not have and is not reasonably likely to have a material adverse effect on Whitman; (2) Whitman will have performed, in all material respects, all obligations required to be performed by Whitman at or prior to the closing date of the merger; and (3) PepsiCo will have received an opinion from PepsiCo's counsel reasonably satisfactory to PepsiCo regarding (a) the qualification of the contribution of the Contributed Operations, and the contribution of the Contributed Operations and the merger collectively, as an exchange under Section 351 of the Code and (b) the qualification of the merger as a reorganization under Section 368(a) of the Code.

     The obligations of Whitman to consummate the merger and the other transactions contemplated to be effected by the Agreement and the related agreements are similarly subject to the following conditions: (1) the representations and warranties of PepsiCo and Merger Sub will be true and correct in all material respects as of the date of the Agreement and the closing date of the merger as if made on or as of each such date (except to the extent any such representation or warranty speaks as of a specific date), except where such failure to be true and correct does not have a material adverse effect on the PepsiCo Subsidiaries; (2) PepsiCo will have performed, in all material respects, all obligations required to be performed by it at or prior to the closing date of the merger; (3) Whitman will have received an opinion from Whitman's counsel reasonably satisfactory to Whitman regarding the qualification of the merger as a reorganization under Section 368(a) of the Code; (4) the consummation of the contribution of the Contributed Operations.

INDEMNIFICATION

     New Whitman and Pepsi General have agreed subject to certain exceptions to indemnify PepsiCo and its affiliates and their respective officers, directors, employees, shareholders, agents and representatives against, and have agreed to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively "Losses"), subject to adjustment for insurance proceeds and taxes, suffered or incurred by such party to the extent related to: (1) any Merger Sub assumed liability (except for liabilities with respect to those taxes which are covered by the provisions described under "-- Tax Indemnification"); (2) certain breaches of representations or warranties of Whitman contained in the Agreement (subject to certain thresholds); and (3) any third party claim arising from or relating to any information supplied by Whitman or its subsidiaries for inclusion in the Registration Statement or this Proxy Statement/Prospectus which contains an untrue statement of a material fact or omits certain material facts.

     PepsiCo has agreed subject to certain exceptions to indemnify New Whitman, Pepsi General and their respective affiliates and their respective officers, directors, employees, shareholders, agents and representatives against, and has agreed to hold them harmless from, any Losses suffered or incurred by such party to the extent related to: (1) certain excluded liabilities (except for liabilities with respect to taxes which are governed by the provisions described under "-- Tax Indemnification"); (2) certain breaches of representations or warranties of PepsiCo contained in the Agreement (subject to certain thresholds); and (3) any third party claim arising from or relating to any information supplied by PepsiCo or its subsidiaries for inclusion in the Registration Statement or this Proxy Statement/Prospectus which contains an untrue statement of a material fact or omits certain material facts.

     In respect of either party's agreement to indemnify, the Agreement requires that written notice be given to the indemnifying party of a third party claim made by any person who is not a party to the Agreement against the indemnified party promptly after receipt by such indemnified party of written notice of the third party claim. The Agreement provides further that the indemnifying party will be entitled to participate in and, if it so chooses to assume, with the indemnified party's cooperation, the defense of any third party claim.

TAX INDEMNIFICATION

     New Whitman and Pepsi General have agreed, subject to certain exceptions, to indemnify PepsiCo and its affiliates (other than New Whitman, Pepsi General, the New Whitman Acquired Businesses or any of their respective subsidiaries) against, and have agreed, subject to certain exceptions, to hold them harmless from

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION any Loss suffered or incurred by such party with respect to: (1) any United States federal, state and local or foreign income or franchise taxes of PepsiCo Acquired Businesses for any taxable period that ends on or before the closing date, or the portion that ends on the closing date of any taxable period that begins before and ends after the closing date (a "Pre-Closing Tax Period") (but not including any such taxes attributable to actions taken by the PepsiCo Acquired Businesses or PepsiCo or any of their respective affiliates (other than New Whitman, Pepsi General, the New Whitman Acquired Businesses or any of their respective Subsidiaries) outside of the ordinary course of business after the closing on the closing date); (2) any United States federal, state and local or foreign income or franchise taxes attributable to Whitman, Pepsi General, its subsidiaries or affiliates (other than, solely for taxable periods beginning on or after the closing date, or portions thereof, taxes attributable to the operation of the PepsiCo Acquired businesses) for which PepsiCo, its subsidiaries or affiliates (other than New Whitman, Pepsi General, the New Whitman Acquired Businesses or any of their respective Subsidiaries) may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, as transferee or successor, by contract or otherwise; (3) taxes that are certain specified liabilities to be assumed by Merger Sub; and (4) taxes of the New Whitman Acquired Businesses to the extent that PepsiCo does not have an indemnity obligation with respect thereto described in the following sentence.

     PepsiCo has agreed to indemnify New Whitman, Pepsi General and their respective affiliates other than PepsiCo and its subsidiaries against, and has agreed, subject to certain exceptions, to hold them harmless from any Loss suffered or incurred by any such party with respect to: (1) any United States federal, state and local or foreign income or franchise taxes of the New Whitman Acquired Businesses for all Pre-Closing Tax Periods (but not including any such taxes attributable to actions taken by the New Whitman Acquired Businesses or Pepsi General outside of the ordinary course of business after the closing on the closing date); (2) any United States federal, state and local or foreign income or franchise taxes attributable to PepsiCo, its subsidiaries or affiliates (other than, solely for taxable periods beginning on or after the closing date, or portions thereof, taxes attributable to the operations of the Contributed Operations) for which Pepsi General, New Whitman, their subsidiaries or affiliates (other than PepsiCo and its Subsidiaries) may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, as transferee or successor, by contract or otherwise; (3) taxes that are excluded liabilities; and (4) taxes of the PepsiCo Acquired Businesses to the extent that New Whitman and Pepsi General do not have indemnity obligations with respect thereto described in the preceding sentence.

TERMINATION

     The Agreement may be terminated and the merger abandoned at any time prior to the closing as follows: (1) by mutual written consent of Whitman and PepsiCo; and (2) by either party, if (a) the merger or the other transactions contemplated by the Agreement and the related agreements have not been consummated by June 30, 1999, provided that such a right to terminate will not arise if the failure to consummate the merger or such other transaction is the result of a wilful and material breach of the Agreement by the party seeking to terminate the Agreement; (b) any governmental entity issues a permanent injunction or restraint prohibiting the consummation of the transactions contemplated by the Agreement or the related agreements; or (c) the Agreement is not adopted by Whitman shareholders.

     The Agreement provides that it may be terminated by PepsiCo, if (1) Whitman breaches or fails to perform in any material respect any of its representations, warranties or covenants and such breach (a) would give rise to the failure of a condition of PepsiCo described above under "-- Conditions to Closing" and (b) cannot be or has not been cured within 30 days following receipt by Whitman of notice of such breach and is existing at the time of termination of the Agreement; or (2) Whitman engages in discussions or negotiations with a third party in breach of the no solicitation provisions described above.

     The Agreement provides that it may be terminated by Whitman if PepsiCo breaches or fails to perform in any material respect any of its representations, warranties or covenants and such breach (1) would give rise to the failure of a condition of Whitman described above under "-- Conditions to Closing" and (2) cannot be or has not been cured within 30 days following receipt by PepsiCo of notice of such breach and is existing at the time of termination of the Agreement.
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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     The Agreement provides that it may be terminated by Whitman in response to a Superior Proposal which was not solicited by Whitman and which did not result from a breach of Whitman's covenant not to solicit any Takeover Proposal, subject to certain conditions.

     In the event of the Agreement's termination as provided above, there will be no liability or obligation on the part of PepsiCo, Whitman or Merger Sub except with respect to: the misuse of information obtained pursuant to the Agreement's "Access to Information" provision; breach of the Confidentiality Agreement; and the termination and expense provisions of the Agreement; and, if the sale of the PepsiCo Acquired Businesses occurs prior to the termination, the indemnification and working capital provisions of the Agreement. A party will be liable to the extent that such termination results from the willful and material breach by PepsiCo, Whitman or Merger Sub, as the case may be, of any of their respective representations or warranties or any of their respective covenants or agreements contained in the Agreement.

     At any time prior to closing of the merger, the parties to the Agreement may, by signed, written instrument, to the extent legally permitted, extend the time for performance of any of the obligations arising thereunder, waive any inaccuracies in the representations and warranties of any party, or waive compliance with any of the agreements or fulfillment of any of the conditions contained therein.

TERMINATION FEE

     In the event that (1) a Takeover Proposal will have been made known to Whitman or any of its subsidiaries or has been made directly to its shareholders generally or any person will have publicly announced an intention to make a Takeover Proposal and thereafter the Agreement is terminated by either PepsiCo or Whitman because (a) the merger or the other transactions contemplated by the related agreements are not consummated by June 30, 1999 or (b) the Agreement is not adopted by Whitman shareholders, and within twelve months thereafter Whitman consummates or enters into a definitive agreement relating to any Takeover Proposal which it concludes is a Superior Proposal or (2) the Agreement is terminated (a) by Whitman in response to a Superior Proposal which was not solicited by Whitman and which did not result from a breach of Whitman's covenant not to solicit any Takeover Proposal or (b) by PepsiCo in response to a breach by Whitman of its covenant not to solicit any Takeover Proposal, then Whitman will promptly, but in no event later than the date of such termination, pay PepsiCo a fee equal to $20 million (less the amount of the payment described in the next paragraph previously paid to PepsiCo by Whitman, if any), payable by wire transfer of same day funds.

     In the event that the Agreement is terminated by either PepsiCo or Whitman because the Agreement is not adopted by Whitman shareholders, then Whitman will promptly, but in no event later than the date of such termination, pay PepsiCo a fee equal to PepsiCo's documented out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement, but in no event will such fee be in excess of $2 million, payable by wire transfer of same day funds.

EXPENSES

     Except as otherwise provided in the Agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the Agreement and related agreements will be paid by the party incurring such fees or expenses, except that each of PepsiCo and Whitman will bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Registration Statement and this Proxy Statement/Prospectus (including SEC filing fees), (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees) and (3) if the Merger is consummated, all United States federal, state or local and all foreign transfer, documentary, sales, use, registration, value-added and other similar taxes (including applicable real estate transfer taxes and real property transfer gains taxes and similar taxes imposed on the transfer of shares of a company holding real estate) incurred in connection with the contribution of the Contributed Operations, the merger, the sale of the New Whitman Acquired Businesses, the sale of the PepsiCo Acquired Businesses or a transfer by Pepsi General of certain vending machine assets to an affiliate of Pepsi General (to the extent, in the case of such a transfer by Pepsi General, that no such tax was imposed on the transfer of such assets to Pepsi General).

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

WORKING CAPITAL ADJUSTMENTS

     Each of the parties to the Agreement acknowledged and agreed that, as of the close of business on the closing date, each of the New Whitman Acquired Businesses, the Contributed Operations and the PepsiCo Acquired Businesses should have a Working Capital Amount (as defined below) equal to the Projected Working Capital Amount (as defined below) for such business (and each of the parties will make adjustments as set forth in the Agreement to cause such business to have such Working Capital Amount), and in furtherance thereof, within 60 days after the Closing Date, (1) New Whitman will prepare and deliver to PepsiCo a statement (the "New Whitman Statement") setting forth (A) the Working Capital Amount as of the close of business on the closing date (the "Closing Working Capital Amount") of the Contributed Operations, taken as a whole, and each of the New Whitman Acquired Businesses and (B) the Projected Working Capital Amount of the Contributed Operations, taken as a whole, and each of the New Whitman Acquired Businesses as of the close of business on the closing date, together with a certificate of New Whitman and New Whitman's independent auditors that the New Whitman Statement has been prepared in compliance with the requirements of the Agreement and (2) PepsiCo will prepare and deliver a statement (the "PepsiCo Statement") setting forth (A) the Closing Working Capital Amount of the PepsiCo Acquired Businesses, and (B) the Projected Working Capital Amount of the PepsiCo Acquired Businesses as of the close of business on the closing date, together with a certificate of PepsiCo and PepsiCo's independent auditors that the PepsiCo Statement has been prepared in compliance with the requirements of the Agreement. Each of Merger Sub, Whitman and PepsiCo agreed that, notwithstanding anything to the contrary contained in the Agreement, (1) there will be excluded from any calculation of the Closing Working Capital Amount of any of the PepsiCo Acquired Businesses the portion of any current assets which did not arise in the ordinary course of business consistent with past practice of any of the PepsiCo Acquired Businesses and (2) if the transfers of the PepsiCo Acquired Businesses are consummated prior to the closing in accordance with the Agreement, references contained in this section "-- Working Capital Adjustments" to "closing date" will be deemed to be references to the date of consummation of such transfers, references in this section "-- Working Capital Adjustments" to "New Whitman" will be deemed to be references to Whitman and the procedures described in this section will commence as of such date with respect to the PepsiCo Acquired Businesses.

     The Agreement also contains provisions for resolution of any disagreements with respect to the New Whitman Statement or the PepsiCo Statement.

     The Agreement provides that in lieu of the accounts receivable and trade payables of each of the Contributed Operations, PepsiCo will cause a good faith estimate of the amount of the accounts receivable less the amount of trade payables (the "Net Receivables Amount") of each of the Contributed Operations as of the closing date, less the amount equal to the interest for a thirty-day period on the Net Receivables Amount (calculated at a specified interest rate) (as so reduced, the "Discounted Net Receivables Amount"), to be included in cash or cash equivalents in each such Contributed Operation upon the closing date. The Agreement provides that in the case of any Closing Date Working Capital Amount which is less than the Projected Working Capital Amount of any of the New Whitman Acquired Businesses, the Contributed Operations or the PepsiCo Acquired Businesses, the transferor of such business will, and if the closing date Working Capital Amount is more than the Projected Working Capital Amount, the acquiror of such business will, within 10 business days after the applicable Statement becomes final and binding on New Whitman and PepsiCo or the Accounting Firm renders its final decision, make payment(s) by wire transfer in immediately available funds of the amount of each such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed over 365, from the closing date to the date of each such payment.

     The Agreement defines "Working Capital Amount," with respect to any bottling business on any date, to mean current assets minus current liabilities of such bottling business on such date, determined in accordance with GAAP applied on a basis consistent with the policies used by such bottling business in the preparation of its financial statements for fiscal 1997; provided, however that (1)(A) the amount of any short-term indebtedness for borrowed money or short-term capitalized lease obligations will be excluded from the calculation of current liabilities of any bottling business to the extent (and only to the extent) the amount of such short-term indebtedness for borrowed money or short-term capitalized lease obligations reduced the
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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
purchase price attributable to such bottling business in accordance with the terms of the Agreement, (B) U.S. Tax benefits attributable to losses of the Polish subsidiaries of PepsiCo and not available as a Tax benefit to such subsidiaries will be excluded from the calculation of current assets of each of such subsidiaries, (C) short-term intercompany trade accounts receivable and payable which arose in the ordinary course of operations for the purchase or sale of goods and services (which are normally eliminated in consolidation) will be counted as current assets and current liabilities of each such bottling business, (D) payables in respect of lease payments relating to vehicle and other fleet assets for pre-closing periods will be counted as current liabilities and (E) the Assumed Debt will be excluded from the calculation of current liabilities of each of the Contributed Operations, (2) for any inventory to be counted as part of the current assets of any such bottling business, such inventory must be usable and saleable in the ordinary course of business of such bottling business within applicable guideline dates for shelf life for the particular product or package, must be valued at acquisition cost or production floor cost, and must have a net realizable value at least equal to the values at which such inventory is carried on the balance sheets relating to such bottling business and (3) for any receivables to be counted as part of the current assets of any such bottling business, such receivables must have arisen only from bona fide transactions in the ordinary course of business of such bottling business, must not be in dispute, must not be subject to any setoffs, discounts, rebates, credits, reductions or counterclaims whatsoever, and, with reasonable collection efforts consistent with good business practices, must be able to be fully paid within ninety days after the date each such receivable arose, without resort to collection agencies or legal action.

     The Agreement defines "Projected Working Capital Amount" to mean (1) with respect to any U.S. bottling business, a Working Capital Amount equal to the product of (x) $.40 and (y) the aggregate number of raw bottle and can cases sold by such bottling business during the twelve-month period immediately preceding the closing date, minus, in the case of the Contributed Operations, an amount equal to the Net Receivables Amount less the Discounted Net Receivables Amount applicable to each such Contributed Operation, and (2) with respect to
(A) the Slovakian and Czech subsidiaries of PepsiCo (taken as a whole), a Working Capital Amount equal to the product of (x) $.14 and (y) the aggregate number of raw bottle and can cases sold by such subsidiaries during the twelve-month period immediately preceding the closing date of the merger, (B) the Hungarian subsidiary of PepsiCo, a Working Capital Amount equal to the product of (x) $(-).06 and (y) the aggregate number of raw bottle and can cases sold by such subsidiary during the twelve-month period immediately preceding the closing date, (C) the Polish subsidiary of PepsiCo engaged in distribution operations, a Working Capital Amount equal to the product of (x) $.40 and (y) the aggregate number of raw bottle and can cases sold by such subsidiary during the twelve-month period immediately preceding the closing date, (D) the operating Polish subsidiary of PepsiCo, a Working Capital Amount equal to $(-)6,650,000 (provided that PepsiCo will only be obligated for, or entitled to, its pro rata portion (based on PepsiCo's pro rata ownership interest of such subsidiary on the closing date of the merger) of any Working Capital Amount less than, or greater than, the Projected Working Capital Amount for such subsidiary in accordance with the Agreement) and (E) the Russian subsidiary of Whitman, a Working Capital Amount equal to the product of (x) the quotient of (1) the sum of the Working Capital Amounts of such subsidiary at the end of each calendar month in 1998 divided by 12 and (2) the aggregate number of raw bottle and can cases sold by such subsidiary during 1998 and (y) the aggregate number of raw bottle and can cases sold by such subsidiary during the twelve-month period immediately preceding the closing date of the merger.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                           THE SHAREHOLDER AGREEMENT

     Following is a summary of certain provisions of the Shareholder Agreement, which it has been agreed that New Whitman and PepsiCo will execute and deliver upon the Closing. The following description of the Shareholder Agreement is qualified in its entirety by reference to the complete text of the form of Shareholder Agreement, which is incorporated herein by reference and attached hereto as Appendix D.

GENERAL

     As used in this description and in the Shareholder Agreement:

     "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest means a person who, together with his or its affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act or who, together with his or its affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise; provided that a person will not be deemed the Beneficial Owner of voting securities of New Whitman solely as a result of having been granted a revocable proxy relating to such voting securities in connection with any one special or annual meeting of shareholders of the New Whitman (including any postponements or adjournments thereof).

     "Independent Director" means any person who is both (1) independent of and otherwise unaffiliated with any member of the Shareholder Group, and who is not a director, officer, employee, consultant or advisor (financial, legal or other) of any member of the Shareholder Group and has not served in any such capacity in the previous two years and (2) not an officer or employee, consultant or advisor (financial, legal or other) of Whitman or New Whitman and has not served in any such capacity in the previous two years.

     "Maximum Ownership Percentage" means, calculated at a particular point in time, a total ownership percentage of 49.0%; provided that in the event of a Permitted Acquisition which results in the Shareholder Group's total ownership percentage exceeding 49.0%, the Maximum Ownership Percentage will become the Shareholder Group's total ownership percentage giving effect to such Permitted Acquisition.

     "Minimum Price" means the highest average of per share closing prices on the NYSE Composite Tape of the Voting Securities over any 20 consecutive trading day period during the 18-month period preceding the date of the first public announcement of a Shareholder Offer.

     "Permitted Acquisition" means the acquisition of voting securities of New Whitman pursuant to (1) a transaction or series of transactions that would not result, individually or in the aggregate, in any member of the Shareholder Group, singly or as part of a partnership, limited partnership, syndicate or other 13D group, directly or indirectly, acquiring, proposing to acquire, or publicly announcing or otherwise disclosing an intention to propose to acquire, or offering or agreeing to acquire, by purchase or otherwise, Beneficial Ownership of any security of New Whitman so as to cause the Shareholder Group's total ownership percentage to exceed the Maximum Ownership Percentage, (2) a Shareholder Offer at a price which is not less than the Minimum Price, (3) a merger or other business combination approved by a majority of the voting power attributable to voting securities of New Whitman not Beneficially Owned by the Shareholder Group, (4) a transaction approved by a majority of the Independent Directors. For purposes of this definition, the value of any securities offered in exchange for voting securities of New Whitman pursuant to a Shareholder Offer will be the average of closing prices on the NYSE Composite Tape of such securities over the five consecutive trading day period preceding the date of the first public announcement of such Shareholder Offer.

     "Shareholder Group" means PepsiCo, any affiliate of PepsiCo (other than New Whitman or its subsidiaries), any Permitted Significant Transferee (as defined below) and any person with whom PepsiCo, any affiliate of PepsiCo (other than New Whitman or its subsidiaries) or any Permitted Significant Transferee is part of a 13D group.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "Shareholder Offer" means (1) a tender offer or exchange offer by any member of the Shareholder Group for all voting securities of New Whitman not Beneficially Owned by the Shareholder Group or (2) a merger or other business combination pursuant to which all voting securities of New Whitman not Beneficially Owned by the Shareholder Group are proposed to be exchanged or converted.

     "Significant Transferee" means a transferee which would have a total ownership percentage of greater than 20% of New Whitman voting securities after giving effect to any proposed transfer.

     The foregoing definitions notwithstanding, capitalized terms are, in all cases, used in this Section as defined in the Shareholder Agreement.

CONDUCT BY PEPSICO

     Subject to the provisions of the Shareholder Agreement, during the term of the Shareholder Agreement, PepsiCo has agreed that, without the prior approval of a majority of the Independent Directors, it will not, and will cause each member of the Shareholder Group not to, take any of the following actions:

          (1) singly or as part of a partnership, limited partnership, syndicate or other 13D group, directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, Beneficial Ownership of any voting security of New Whitman so as to cause the Shareholder Group's total ownership percentage of New Whitman voting securities to exceed the Maximum Ownership Percentage, other than pursuant to a Permitted Acquisition;

          (2) form, join or in any way participate in a 13D group with respect to any voting securities of New Whitman or any securities of its subsidiaries if such 13D group's total ownership percentage of New Whitman voting securities would exceed the Maximum Ownership Percentage;

          (3) initiate a merger, acquisition or other business combination transaction relating to New Whitman (other than a merger, acquisition or business combination of a third party (not a member of the Shareholder Group) with New Whitman) which would not be, if consummated, a Permitted Acquisition.

     In addition, PepsiCo has agreed that if at any time PepsiCo becomes aware that the Shareholder Group's total ownership percentage of New Whitman voting securities exceeds the Maximum Ownership Percentage, other than as permitted pursuant to the terms of the Shareholder Agreement, then PepsiCo will, or will cause the Shareholder Group to, consistent with the provisions described under "-- Transfers by PepsiCo", promptly take all action necessary to reduce the amount of voting securities of New Whitman Beneficially Owned by the Shareholder Group such that the Shareholder Group's total ownership percentage of New Whitman voting securities is not greater than the Maximum Ownership Percentage.

TRANSFERS BY PEPSICO

     Except for any requirements of the Securities Act applicable to such transfer, each of the members of the Shareholder Group may transfer any of the Voting Securities of New Whitman Beneficially Owned by such member of the Shareholder Group to any transferee which is not a Significant Transferee without restriction, and may effect such a transfer to a Significant Transferee with the prior written consent of a majority of the Independent Directors; provided, however, that each of such members of the Shareholder Group may transfer any of such voting securities of New Whitman to any Significant Transferee without restriction (other than as contemplated in the last sentence of this paragraph) or obtaining such consent if, at the time of such transfer, the Shareholder Group Beneficially Owns at least 20% of the outstanding voting securities of such Significant Transferee and no other person Beneficially Owns a greater percentage of the outstanding voting securities of such Significant Transferee than the percentage owned by the Shareholder Group (a "Permitted Significant Transferee"). The Shareholder Group will obtain the prior written consent of a majority of the Independent Directors to any transfer by the Shareholder Group of any voting securities of a Permitted Significant Transferee if, at the time of such transfer, such Permitted Significant Transferee has a total ownership percentage of New Whitman voting securities of greater than 20% and such transfer would result in (1) the Shareholder Group Beneficially Owning less than 20% of the outstanding voting securities of such Permitted
                                       39

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

Significant Transferee or (2) any other person Beneficially Owning a greater percentage of the outstanding voting securities of such Permitted Significant Transferee than the percentage Beneficially Owned by the Shareholder Group after giving effect to such transfer. None of the foregoing restrictions will apply to
(1) a transfer by any member of the Shareholder Group of any of the voting securities of New Whitman in a public offering pursuant to which reasonable efforts are made to achieve a wide distribution of such voting securities or (2) a transfer of voting securities of New Whitman among members of the Shareholder Group, provided that any such transferee agrees with New Whitman in writing prior to each such transfer to be bound by the terms of the Shareholder Agreement with respect to its Beneficial Ownership of voting securities of New Whitman.

SPECIAL MEETINGS REQUESTED BY PEPSICO

     During the term of the Shareholder Agreement, if the Shareholder Group requests a special meeting of the shareholders of New Whitman in accordance with the New Whitman by-laws or if the Shareholder Group nominates an alternative slate of directors to the slate proposed by the New Whitman board of directors at any annual meeting of shareholders of New Whitman in accordance with the New Whitman by-laws, New Whitman agrees that it will not, without PepsiCo's consent, from the date of receipt of such request for a special meeting or the date of receipt of such nomination, as the case may be, until the adjournment of the requested special meeting or the annual meeting, as the case may be, (1) take any action effecting a material change in its capital structure, (2) declare or pay a dividend (other than any regular quarterly dividend), (3) materially increase the compensation of any executive officer, or (4) take any material action not in the ordinary course of business; provided that this provision will not restrict the ability of New Whitman to comply with commitments entered into prior to the date of such request.

TOP-UP RIGHTS

     During the term of the Shareholder Agreement, if the Shareholder Group's total ownership percentage of New Whitman voting securities is below the Maximum Ownership Percentage, the Shareholder Group may, at its option, purchase voting securities of New Whitman from time to time in the open market or otherwise in an amount not in excess of the amount that would cause the Shareholder Group's total ownership percentage of New Whitman voting securities to exceed the Maximum Ownership Percentage.

CHARTER, BY-LAWS AND RIGHTS AGREEMENT

     During the term of the Shareholder Agreement, New Whitman will not, and the Shareholder Group will not and will not facilitate any effort to, amend, alter or repeal, or propose the amendment, alteration or repeal of, any provision of the New Whitman charter or the New Whitman by-laws in any manner which is inconsistent with the terms of the Shareholder Agreement. If at any time during the term of the Shareholder Agreement the provisions of the Shareholder Agreement conflict with the provisions of the New Whitman charter or the New Whitman by-laws, New Whitman and PepsiCo will use all reasonable efforts, consistent with their fiduciary responsibilities, to cause the provisions of the New Whitman charter and the New Whitman by-laws to be brought into conformity with the provisions of the Shareholder Agreement.

     During the term of the Shareholder Agreement, New Whitman agrees not to (1) amend any provision of the Rights Agreement in any manner which is inconsistent with the terms of the Shareholder Agreement or the Agreement and which adversely affects the rights of the Shareholder Group under the terms of the Shareholder Agreement or (2) adopt any new rights agreement which is inconsistent with the terms of the Shareholder Agreement or the Agreement and which adversely affects the rights of the Shareholder Group under the terms of the Shareholder Agreement.

NEW WHITMAN BOARD COMPOSITION

     Pursuant to the Shareholder Agreement, as of the effective time of the merger, the New Whitman board of directors will consist of the current directors of Whitman (not to exceed nine in number) and Robert F. Sharpe, Jr. and Karl M. von der Heyden.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     Pursuant to the Shareholder Agreement, upon the first retirement, resignation or other removal from the New Whitman board of directors of one of the nine directors of Whitman as of the date of the Agreement, whether prior to, upon or following the effective time of the merger, New Whitman and PepsiCo agree that they will take appropriate action to cause the New Whitman board of directors to consist of 10 directors.

     Charles S. Locke, currently a director of Whitman who was to retire from the Whitman board of directors this year in accordance with the retirement policy applicable to non-employee directors, has notified Whitman that he intends to resign as of the effective time of the merger. Mr. Locke is the sole member of the current Whitman board of directors who is not expected to be on the New Whitman board of directors.

TERM

     The Shareholder Agreement will take effect immediately upon the closing of the merger and will remain in effect until it is terminated on the earliest to occur of:

          (1) the date on which the Shareholder Group's total ownership percentage of New Whitman voting securities falls below 15%;

          (2) subject to the provisions described in the following paragraph, the date on which a Permitted Acquisition is consummated pursuant to which the Shareholder Group becomes the Beneficial Owner of not less than 75% of the voting power attributable to all voting securities of New Whitman;

          (3) two years from the first date on which the following two conditions are met: (a) the Shareholder Group has become the Beneficial Owner of more than 55% (but less than 75%) of the voting power attributable to all voting securities of New Whitman and (b) the Shareholder Group has consummated a Shareholder Offer at a price which is not less than the Minimum Price pursuant to which at least 10% of the voting power attributable to voting securities of New Whitman not Beneficially Owned by the Shareholder Group prior to such Shareholder Offer were acquired by the Shareholder Group; and

          (4) the date of termination provided for in a mutual written agreement between New Whitman and PepsiCo.

     Following the consummation of a Permitted Acquisition pursuant to which the Shareholder Group becomes the Beneficial Owner of not less than 75% of New Whitman common stock, New Whitman agrees that for a period of 90 days after such Permitted Acquisition it will not, without PepsiCo's consent, take any action or enter into any agreement which (1) restricts the acquisition by the Shareholder Group of any voting securities of New Whitman, notwithstanding that such acquisition is not a Permitted Acquisition, (2) restricts in any manner the transfer of any such voting securities of New Whitman, by the Shareholder Group,
(3) restricts any right of the Shareholder Group to initiate a merger, acquisition or business combination relating to New Whitman which would not be, if consummated, a Permitted Acquisition, (4) otherwise restricts in any manner the ability of any member of the Shareholder Group to take any action with respect to voting securities of New Whitman, including, in the case of clauses
(1) through (4), amending the Rights Agreement to provide for any such restriction, (5) effects a material change in its capital structure, (6) declares or pays a dividend (other than any regular quarterly dividend), (7) materially increases the compensation of any executive officer or (8) is a material action not in the ordinary course of business; provided that this provision will not restrict the ability of New Whitman to comply with commitments entered into prior to the date of such Permitted Acquisition.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                OTHER AGREEMENTS

     The following summary of the key terms of agreements between PepsiCo and Whitman, or between PepsiCo, Whitman and New Whitman, as the case may be, is qualified in its entirety by reference to each of the agreements. Definitions heretofore notwithstanding, capitalized terms used in this Section are, in all cases, used as defined in those agreements.

PEPSI BEVERAGE AGREEMENTS

     General. Upon the closing of the merger New Whitman will enter into a number of bottling agreements with PepsiCo. These bottling agreements consist of: (1) a master bottling agreement for beverages bearing the "PEPSI-COLA" and "PEPSI" trademark, including DIET PEPSI and PEPSI ONE (the "Cola Beverages") in the United States (the "Master Bottling Agreement"), (2) a bottling and distribution agreement for non-cola products in the United States (the "Allied Brands Master Bottling Agreement"), (3) a master fountain syrup agreement (the "Pepsi Fountain Agreement") and an allied brands fountain agreement (the "Allied Brands Fountain Agreement" and, together with the Pepsi Fountain Agreement, the "Fountain Agreements") for fountain syrup in the United States, and (4) an international master bottling agreement and an international allied brand bottling agreement similar to the Fountain Agreement for countries outside of the U.S. (collectively, the "International Agreements").

     The Master Bottling Agreement, the Allied Brands Master Bottling Agreement, the Fountain Agreements and the International Agreements are collectively referred to as the "Pepsi Beverage Agreements."

     Set forth below is a description of the Pepsi Beverage Agreements and other bottling agreements to which New Whitman is a party.

     The Master Bottling Agreement. The Master Bottling Agreement under which New Whitman will manufacture, package, sell and distribute the Cola Beverages will be entered into upon the closing of the merger. The Master Bottling Agreement gives New Whitman the exclusive right to distribute the Cola Beverages for sale in specified territories in authorized containers. PepsiCo may determine from time to time what types of containers to authorize for use by New Whitman. New Whitman will be the sole and exclusive purchaser of concentrates for the purpose of manufacturing, packaging and distributing the Cola Beverages in the specified territories. The Master Bottling Agreement provides that New Whitman will purchase its entire requirements of concentrates for the Cola Beverages from PepsiCo at prices, and on terms and conditions, as determined from time to time by PepsiCo. The prices at which New Whitman purchase concentrate under the Master Bottling Agreement and the level of advertising and marketing support provided by PepsiCo may vary materially from the levels provided historically.

     Under the Master Bottling Agreement New Whitman is obligated to: (1) maintain such plant and equipment, trained staff, and distribution and vending facilities as are capable of manufacturing, packaging and distributing the Cola Beverages in sufficient quantities to fully meet the demand for these beverages in its territories; (2) undertake adequate quality control measures prescribed by PepsiCo and authorize PepsiCo to withdraw products or Cola Beverages from the market if there are quality or technical difficulties; (3) push vigorously the sale of the Cola Beverages in its territories; (4) increase and fully meet the demand for the Cola Beverages in its territories; (5) use all approved means and spend such funds on advertising and other forms of marketing beverages as may be reasonably required to meet the objective of increasing and maintaining the demand for Cola Beverages in the specified territories; (6) maintain such financial capacity as may be reasonably necessary to assure performance under the Master Bottling Agreement by it; (7) purchase containers from manufacturers authorized by PepsiCo; and (8) maintain adequate stocks of containers.

     New Whitman and PepsiCo have agreed upon a business plan for the first three years of the term of the Master Bottling Agreement. The Master Bottling Agreement requires New Whitman to meet annually with PepsiCo to discuss plans for the ensuing year and for the following two years. At such meetings, New Whitman is obligated to present plans that set out in reasonable detail satisfactory to PepsiCo, its marketing

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION plan, management plan and advertising plan with respect to the Cola Beverages for the year. In addition New Whitman must also present a financial plan showing that New Whitman has the financial capacity to perform its duties and obligations under the Master Bottling Agreement, as well as projected sales, marketing and advertising plans and related equipment placements for the two years following such year. PepsiCo has the right to approve such plans, which approval will not be unreasonably withheld.

     If New Whitman carries out its plan in all material respects, New Whitman will be deemed to have satisfied its obligations to push vigorously the sale of the Cola Beverages and to increase and fully meet the demand for the Cola Beverages in its territories and to maintain the financial capacity required under the Master Bottling Agreement. Failure to present a plan or carry out approved plans in all material respects would constitute an event of default that, if not cured within 120 days of notice of the failure, would give PepsiCo the right to terminate the Master Bottling Agreement.

     If New Whitman does not present a plan or presents a plan that PepsiCo does not approve or fails to carry out the plan, such failure will constitute a primary consideration for determining whether New Whitman has satisfied its obligations to maintain its financial capacity and to push vigorously the sale of the Cola Beverages and to increase and fully meet the demand for the Cola Beverages in its territories.

     If New Whitman fails to carry out a plan in all material respects in any segment of its territory, whether defined geographically or by type of market or outlet, and if such failure is not cured within six months of notice of the failure, PepsiCo may reduce the territory covered by the Master Bottling Agreement by eliminating the territory, market or outlet with respect to which such failure has occurred.

     PepsiCo has no obligation to participate with New Whitman in advertising and marketing spending, but it may contribute to such expenditures and undertake independent advertising and marketing activities, as well as cooperative advertising and sales promotion programs that would require New Whitman's cooperation and support. Although PepsiCo has advised New Whitman that it intends to continue to provide cooperative advertising funds, PepsiCo is not obligated to do so under the Master Bottling Agreement.

     The Master Bottling Agreement provides that PepsiCo may in its sole discretion reformulate any of the Cola Beverages or discontinue any of the Cola Beverages, subject to certain limitations, so long as all Cola Beverages are not discontinued. PepsiCo may also introduce new beverages under the PEPSI-COLA or PEPSI trademarks or any modification thereof. In such event, New Whitman will be obligated to manufacture, package, distribute and sell such new beverages with the same obligations as then exist with respect to other Cola Beverages. New Whitman is prohibited from producing or handling cola products (other than those of PepsiCo) or other products or packages that imitate, infringe or cause confusion with the products, trade dress, containers or trademarks of PepsiCo or from acquiring, directly or indirectly, any ownership interest or entering into any contract or arrangement, directly or indirectly, with any person that engages in such prohibited activities. The Master Bottling Agreement also imposes requirements with respect to the use of PepsiCo's trademarks, authorized containers, packaging and labeling.

     The Master Bottling Agreement provides that New Whitman will not enter into any contract or other arrangement or participate in the management of any other PepsiCo bottler without the consent of PepsiCo. If New Whitman acquires control, directly or indirectly, of any bottler of Cola Beverages, New Whitman must cause the acquired bottler to amend its bottling appointments for the Cola Beverages to conform to the terms of the Master Bottling Agreement.

     New Whitman has agreed not to acquire or attempt to acquire the right to manufacture and sell the Cola Beverages outside an area specified by PepsiCo without PepsiCo's prior written consent. Any acquisition within the area specified pursuant to the terms of the Master Bottling Agreement would be subject to PepsiCo's approval, and PepsiCo has agreed not to withhold its approval if the acquisition has been successfully negotiated and, in PepsiCo's reasonable judgment, New Whitman has satisfactorily performed its obligations under the Master Bottling Agreement. The area in which New Whitman has agreed not to pursue acquisitions currently represents approximately 79% of PepsiCo's U.S. bottling system in terms of volume.

     New Whitman agreed not to distribute or sell any Cola Beverage outside the authorized territories. A shipment outside the authorized territory will be deemed a transhipment and be subject to a per-case charge
                                       43

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION determined by PepsiCo in its sole discretion as well as certain other charges relating to investigative costs and costs of any recall of the transhipped beverages.

     The term of the Master Bottling Agreement is perpetual, subject to termination by PepsiCo in the event of New Whitman's default. Events of default include: (1) New Whitman's insolvency, bankruptcy, dissolution, receivership or the like; (2) the acquisition by any person or group of beneficial ownership of 15% of the voting securities of New Whitman; (3) any disposition of any voting securities of one of New Whitman's bottling subsidiaries without the consent of PepsiCo; (4) New Whitman's entry into any business which is prohibited by the Master Bottling Agreement and this condition remains in place six months after notice of such condition from PepsiCo; (5) the termination of any agreement for the manufacture and sale of Cola Beverages between PepsiCo and any person controlling New Whitman, unless PepsiCo agrees that this provision will not apply to such termination; and (6) the sale or transfer of all or substantially all of New Whitman's bottling assets other than to a wholly-owned subsidiary of New Whitman. If the Master Bottling Agreement is terminated, PepsiCo also has the right to terminate the remaining Pepsi Beverage Agreements.

     PepsiCo may also terminate the agreement if (1) New Whitman fails to make timely payments of debts it owes PepsiCo; (2) New Whitman's plant or equipment fails to meet PepsiCo's sanitary standards; (3) the syrups in Cola Beverages manufactured by New Whitman fail to meet PepsiCo's quality control standards;
(4) the Cola Beverages are not manufactured in conformity with PepsiCo's instructions; (5) New Whitman fails to present or carry out an approved plan of operation; or (6) New Whitman materially breaches any other of its obligations under the agreement.

     Upon an event of default, PepsiCo will give New Whitman notice of the default and an opportunity to cure such default during the next 60 days. If uncured PepsiCo will give New Whitman further notice and may suspend sales and require New Whitman to cease production for 60 days. If a default has not been cured during the second 60 day period, PepsiCo may terminate the Master Bottling Agreement.

     New Whitman is prohibited from assigning, transferring or pledging the Master Bottling Agreement, or any interest therein, whether voluntarily, or by operation of law (including by merger or liquidation), without the prior consent of PepsiCo.

     The Master Bottling Agreement will be automatically amended if bottlers, which purchase 80% or more of all of the concentrates for Cola Beverages purchased for the account of all bottlers who are parties to agreements containing substantially the same terms as the Master Bottling Agreement, agree with PepsiCo to different provisions than those contained in the Master Bottling Agreement.

     Allied Brands Master Bottling Agreement. The beverage products covered by the Allied Brands Master Bottling Agreement are beverages licensed to New Whitman by PepsiCo, consisting of MOUNTAIN DEW, DIET MOUNTAIN DEW, SLICE, MUG root beer and cream soda and ALL SPORT. The Allied Brands Master Bottling Agreement contains provisions that are similar to those contained in the Master Bottling Agreement including those with respect to pricing, transshipping, authorized containers, planning, quality control, plant and equipment, advertising, financial capacity, events of default, transfer restrictions, term, and related matters. The Allied Brands Master Bottling Agreement will terminate if PepsiCo terminates the Master Bottling Agreement. The provisions contained in the Allied Brands Master Bottling Agreement would prevent New Whitman from manufacturing, selling or distributing beverage products which imitate, infringe upon, or cause confusion with, the beverage products covered by the Allied Brands Master Bottling Agreement. In addition, PepsiCo may elect to discontinue the manufacture, sale or distribution of a non-cola beverage and terminate the Allied Brands Master Bottling Agreement upon six months notice to New Whitman.

     The Fountain Agreements. The Fountain Agreements grant New Whitman the exclusive right to manufacture, sell and distribute fountain syrup to local customers in its territories. The Fountain Agreements also grant New Whitman the right to act as the exclusive manufacturing, delivery and distribution agent for national accounts within its territories that elect direct-to-store delivery. In addition, New Whitman may at the discretion of PepsiCo be granted a right to act as the manufacturer for fountain syrup to be delivered to national accounts that elect delivery through independent distributors. Under the Fountain Agreements, New Whitman will have the exclusive right to service fountain equipment for all of the national account customers

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
within its territories. The Fountain Agreements also provide for PepsiCo to pay New Whitman certain fees for bottler delivery, brand development, equipment service and production, as well as a service incentive.

     The Fountain Agreements contain provisions that are similar to those contained in the Master Bottling Agreement including those with respect to pricing, transshipping (with respect to local customers and national customers electing direct-to-store delivery only), planning, quality control, plant and equipment, advertising, financial capacity, events of default, transfer restrictions and related matters but is substantially different with regard to term. The Fountain Agreements have an initial term of five years and are automatically renewable for additional five year periods unless PepsiCo terminates them for cause. PepsiCo has the right to terminate the Fountain Agreements without cause at the conclusion of the initial five year period or at any time during a renewal term upon twenty four months notice. In the event PepsiCo terminates either of the Fountain Agreements without cause, PepsiCo is required to pay New Whitman an agreed upon value of all of New Whitman's rights under such Fountain Agreements.

     In addition, the Fountain Agreements will terminate if PepsiCo terminates the Master Bottling Agreement.

     Other Bottling Agreements in the United States. Whitman has bottling agreements with other licensors of beverage products, including Cadbury Schweppes plc (for DR PEPPER, 7UP, SCHWEPPES and CANADA DRY), the Pepsi/Lipton Tea Partnership (for LIPTON BRISK and LIPTON'S ICED TEA) the North American Coffee Partnership (for STARBUCKS FRAPPUCCINO)) and Proctor & Gamble Distributing Company (for SUNNY DELIGHT and HAWAIIAN PUNCH), which contain provisions generally similar in effect to those in the Master Bottling Agreement as to use of trademarks, trade names, approved containers and labels, sales of imitations, and causes for termination. Some of these beverage agreements have limited terms of appointment and, in most instances, prohibit Whitman from dealing in similar beverage products.

     International Bottling Agreements. The International Bottling Agreements grant New Whitman the exclusive right to manufacture, sell and distribute Cola Beverages, certain allied brands and fountain syrup in its international territories. The International Bottling Agreements contain provisions similar to those contained in the Master Bottling Agreement and the Allied Brands Master Bottling Agreement including those with respect to authorized containers, planning, quality control, plant and equipment, advertising, financial capacity, events of default, transfer restrictions, causes for termination and related matters.

SERVICES AGREEMENT

     Pursuant to the Agreement, prior to the consummation of the sale of the PepsiCo Acquired Businesses, PepsiCo, Whitman, Merger Sub and one or more other bottlers licensed by PepsiCo will agree on the terms of a definitive transition services agreement, which will provide, among other things, (i) for the provision of all support services not located at the respective operating locations of the bottling businesses to be transferred pursuant to the Agreement necessary to continue the ongoing operations of such bottling businesses, (ii) that payment for all services provided pursuant to such services agreements will be made by the party or parties receiving such services to the party or parties providing such services in an amount equal to the cost (without profit) to the party or parties providing such services and (iii) that no party providing services pursuant to the services agreements will be liable to any other party except to the extent of such party's gross negligence or wilful misconduct in providing such services. The amount recoverable from any party providing services pursuant to the services agreements in respect of any such liability will be limited to the aggregate amount of proceeds received by, or payable to, such party pursuant to the services agreements.

EMPLOYEE BENEFITS AGREEMENT

     The Contribution of the Contributed Operations. Under the terms of the Employee Benefits Agreement, in connection with the contribution of the Contributed Operations, Merger Sub and its subsidiaries generally will assume all liabilities arising before, on or after Closing, which relate to or arise out of employment with PepsiCo and its subsidiaries prior to Closing, of individuals whose employment is transferred to Merger Sub as

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
a result of the contribution of the Contributed Operations ("Transferred Individuals"). Where such liabilities are tax-qualified pension liabilities accrued prior to the closing of the merger and funded through a trust, such as the PepsiCo pension plans and savings plans, the Employee Benefits Agreement provides for a transfer of assets equal to the lesser of the liabilities assumed or the amount which can be transferred by law. In certain other cases, these liabilities are incurred prior to the closing of the merger and are fully insured through group insurance contracts or are entirely prefunded with pre-tax employee contributions to a flexible benefit plan. In such cases, PepsiCo has agreed to retain these liabilities, and, where applicable, to use its best efforts to cause comparable group insurance contracts to be issued to Merger Sub. Generally, all other such liabilities assumed by Merger Sub are unfunded and must be paid out of the assets of Merger Sub and its subsidiaries. These include, for example, (1) grandfathered post-retirement health and insurance benefits for certain Transferred Individuals; (2) health and welfare claims incurred prior to Closing; (3) short-term disability claims; (4) workers compensation claims; (5) severance benefits; (6) certain performance awards issued by PepsiCo in 1998; (7) deferred compensation; and (8) generally all other liabilities arising out of employment with PepsiCo and its subsidiaries which have not been retained by PepsiCo.

     Merger Sub and its subsidiaries have agreed to adopt such plans and programs as may be necessary to provide to Transferred Individuals, until December 31, 1999, the same benefits and compensation after Closing as were provided by PepsiCo prior to the closing of the merger, except with respect to post-retirement health and life insurance for certain Transferred Individuals, the pension and savings plans and certain other benefits for management employees. With respect to its savings plan, Merger Sub has agreed to (i) provide a 100% match on nonunion salaried employees' elective deferrals up to a maximum of 6% of covered compensation; (ii) provide a 50% match on nonunion hourly employees' elective deferrals up to a maximum of 4% of covered compensation; and (iii) maintain a PepsiCo stock fund in Merger Sub savings plan for a two-year period, but only for accounts transferred to the Merger Sub savings plan for Transferred Individuals. With respect to the Merger Sub salary pension plan, Merger Sub has agreed to recognize all past service of Transferred Individuals with PepsiCo and its subsidiaries prior to Closing for all purposes under that plan, including benefit accruals. In addition, Merger Sub has agreed to assume all collective bargaining agreements contributed to it by PepsiCo with respect to Transferred Individuals, some of which expire after December 31, 1999.

     Pursuant to the Employee Benefits Agreement, PepsiCo has agreed generally to retain all liabilities relating to employment with PepsiCo and its subsidiaries prior to, on or after the closing of the merger other than those liabilities assumed by Merger Sub and its subsidiaries with respect to Transferred Individuals and to indemnify Merger Sub with respect to certain ERISA fiduciary liabilities related to offering or maintaining the PepsiCo stock fund in its savings plan. PepsiCo will discontinue its Sharepower program in 1999 for employees in certain of the Contributed Operations. Furthermore, PepsiCo has agreed that all PepsiCo stock options and certain awards outstanding at the closing of the merger will be treated as outstanding for so long as the Transferred Individual is employed by Merger Sub and its subsidiaries and that all such stock options will be fully exercisable on and after the closing of the merger, subject to the remaining terms of such option grant; however, Merger Sub will pay for the administrative costs and payroll taxes associated with maintaining or exercising these options following the closing of the merger. To facilitate Merger Sub's offering of comparable health and welfare benefits to Transferred Individuals, PepsiCo will administer Merger Sub's plans pursuant to a services agreement through December 31, 1999, or if later, the expiration of a collective bargaining agreement requiring maintenance of such benefits and will use its best efforts to cause all of the vendors utilized by PepsiCo for its plans to enter comparable contracts with Merger Sub.

     The Merger. Under the terms of the Employee Benefits Agreement, upon the merger, Merger Sub agrees to adopt and maintain all benefit plans and programs maintained by Whitman and its subsidiaries and all liabilities relating to the employment of individuals with Whitman and its subsidiaries prior to the closing of the merger.

     The New Whitman Acquired Businesses. The Employee Benefits Agreement will govern the allocation of assets, liabilities, and responsibilities with respect to certain employee compensation and benefit plans relating to the New Whitman Acquired Businesses. The agreement contains general principles which will form the basis for finalizing the portion of the agreement dealing with the New Whitman Acquired
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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

Businesses. That portion of the finalized agreement with respect to the New Whitman Acquired Businesses will be substantially in the form of the Employee Benefits Agreement with respect to the Contribution except as hereinafter set forth.

     Under the terms of the Employee Benefits Agreement, in connection with the sale of the New Whitman Acquired Businesses, New Whitman and its subsidiaries generally will assume all liabilities arising before, on or after the date such transaction is consummated ("PepsiCo Transfers Closing") which relate to or arise out of employment with PepsiCo and its subsidiaries prior to the PepsiCo Transfers Closing, of individuals whose employment is transferred to New Whitman and its subsidiaries as a result of such transaction ("PepsiCo Transferred Individuals"). Where such liabilities are pension liabilities accrued prior to the PepsiCo Transfers Closing and funded through a trust or are liabilities incurred prior to the PepsiCo Transfers Closing that are insured through group insurance contracts, PepsiCo has agreed to retain these liabilities. Generally, all other such liabilities assumed by New Whitman are unfunded and must be paid out of the assets of New Whitman or its subsidiaries. These include, for example, (1) health and welfare claims incurred prior to the PepsiCo Transfers Closing; (2) short-term disability claims; (3) claims under social programs and individual contracts; (4) severance benefits; and (5) generally all other liabilities arising out of employment with PepsiCo and its subsidiaries which have not been retained by PepsiCo.

     New Whitman has agreed to treat all PepsiCo Transferred Individuals through December 31, 1999 in the same manner as PepsiCo Transferred Individuals described above, except that PepsiCo will use its best efforts to allow PepsiCo Transferred Individuals to participate in PepsiCo international benefit plans.

     Pursuant to the Employee Benefits Agreement, PepsiCo has agreed generally to retain all liabilities relating to employment with PepsiCo and its subsidiaries prior to, on or after the PepsiCo Transfers Closing, other than those liabilities assumed by New Whitman or its subsidiaries with respect to PepsiCo Transferred Individuals. Furthermore, PepsiCo has agreed that all stock options outstanding at the PepsiCo Transfers Closing will be treated as outstanding for so long as the PepsiCo Transferred Individual is employed by New Whitman and that all such stock options will be fully exercisable on or after the PepsiCo Transfers Closing, subject to the remaining terms of such option grant; however, New Whitman will pay for the administrative costs and payroll taxes associated with maintaining or exercising these options following the PepsiCo Transfers Closing.

WHITMAN TRANSFERS EMPLOYEE BENEFITS AGREEMENT

     The Whitman Transfers Employee Benefits Agreement will govern the allocation of assets, liabilities, and responsibilities with respect to certain employee compensation and benefit plans relating to the PepsiCo Acquired Businesses. The agreement contains general principles which will form the basis for finalizing the Whitman Transfers Employee Benefits Agreement in a more definitive final agreement. The finalized agreement will be substantially in the form of the Employee Benefits Agreement except as hereinafter set forth.

     Under the terms of the Whitman Transfers Employee Benefits Agreement, in connection with the sale of the PepsiCo Acquired Businesses, PepsiCo and its subsidiaries generally will assume all liabilities arising before, on or after the date such transaction is consummated ("Whitman Transfers Closing") which relate to or arise out of employment with Whitman and its subsidiaries prior to the Whitman Transfers Closing, of individuals whose employment is transferred to PepsiCo and its subsidiaries as a result of such transaction ("Whitman Transferred Individuals"). Where such liabilities are pension liabilities accrued prior to the Whitman Transfers Closing and funded through a trust, such as the Whitman tax-qualified pension plans and savings plans, the Whitman Transfers Employee Benefits Agreement provides for a transfer of assets equal to the lesser of the liabilities assumed or the amount which can be transferred by law. In certain other cases, these liabilities are incurred prior to the Whitman Transfers Closing and are insured through group insurance contracts or prefunded with pre-tax employee contributions to a flexible benefit plan. In such cases, Whitman has agreed to retain these liabilities. Generally, all other such liabilities assumed by PepsiCo are unfunded and must be paid out of the assets of PepsiCo or its subsidiaries. These include, for example, (1) health and welfare claims incurred prior to the Whitman Transfers Closing; (2) short-term disability claims; (3) workers

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
compensation claims; (4) severance benefits; (5) claims under social programs or individual contracts; and (6) generally all other liabilities arising out of employment with Whitman and its subsidiaries which have not been retained by Whitman.

     PepsiCo has agreed to include all Whitman Transferred Individuals in the compensation and benefit programs offered by PepsiCo or its subsidiaries in which similarly situated PepsiCo employees are eligible to participate. With respect to the PepsiCo hourly pension plan, PepsiCo has agreed to recognize all past service of Whitman Transferred Individuals with Whitman and its subsidiaries for all purposes under that plan, including benefit accruals.

     Pursuant to the Whitman Transfers Employee Benefits Agreement, Whitman has agreed generally to retain all liabilities relating to employment with Whitman and its subsidiaries prior to, on or after the Whitman Transfers Closing, other than those liabilities assumed by PepsiCo or its subsidiaries with respect to Whitman Transferred Individuals. Furthermore, Whitman has agreed that all Whitman stock options outstanding at the Whitman Transfers Closing will be treated as outstanding for so long as the Whitman Transferred Individual is employed by PepsiCo and that all such stock options will be fully exercisable on or after the Whitman Transfers Closing, subject to the remaining terms of such option grant; however, PepsiCo will pay for the administrative costs and payroll taxes associated with maintaining or exercising these options following the Whitman Transfers Closing.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement between PepsiCo and New Whitman to be entered into on the closing date of the merger (the "Registration Rights Agreement"), PepsiCo will have the right on four occasions to require New Whitman to register under the Securities Act (a "Demand Registration") all and any portion of PepsiCo's shares of New Whitman common stock (the "Shares"), provided that such Demand Registration covers at least 3% of the New Whitman common stock then outstanding. In addition, if New Whitman proposes to register any New Whitman common stock under the Securities Act for purposes of a primary, secondary or combined offering of such New Whitman common stock to the public, PepsiCo will have the right to have such number of Shares as PepsiCo requests included in New Whitman's registration statement (a "Piggy-Back Registration"), subject to certain limitations and conditions. PepsiCo has agreed not to make any sale, transfer or other disposition of shares of New Whitman common stock except in compliance with the registration requirements of the Securities Act and the rules and regulations thereunder and in accordance with the Registration Rights Agreement and the Shareholder Agreement.

     New Whitman will be entitled to delay any Demand Registration if the filing of such Demand Registration would: (1) in the good faith judgment of the New Whitman board of directors, unreasonably impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or other similar material transaction, involving New Whitman; (2) based upon advice from New Whitman's investment banker or financial advisor; materially adversely affect any pending or contemplated financing, offering or sale of any class of securities by New Whitman; or (3) in the good faith judgment of the New Whitman board of directors, require disclosure of material, non-public information, the disclosure of which would be materially harmful to the interests of New Whitman and its shareholders. Such delay will be for a reasonable period of time not to exceed 90 days (in the case of (1) or (2)) or thirty days (in the case of (3)). New Whitman may not exercise the right pursuant to clause (1) or (2) above to postpone or delay the filing of any Demand Registration more than twice in any twelve month period.

RIGHTS AGREEMENT

     New Whitman will, as of the closing date of the merger, adopt the Rights Agreement which is designed to protect New Whitman shareholders from coercive or unfair takeover tactics. To implement the Rights Agreement, upon consummation of the merger, the New Whitman board of directors will declare a dividend distribution of one Right for each share of New Whitman common stock outstanding at the record date and issued thereafter, subject to certain limitations. After the public announcement that a person or group has become the beneficial owner of 15% or more of all outstanding shares of New Whitman common stock (any

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
such person or group, an "Acquiring Person") or at the close of business on the tenth business day after the date of the commencement or announcement of a tender or exchange offer which would result in such person or group becoming an Acquiring Person (the earlier of such dates being the "Distribution Date"), New Whitman will issue separate Rights Certificates (as defined in the Rights Agreement) to each holder of New Whitman common stock. At any time after the Distribution Date, each Right may be exercised to purchase from New Whitman one one-hundredth of a share of Series A Junior Participating Preferred Stock of New
Whitman; par value $0.01 per share, at a purchase price of $          , subject
to adjustment.

     The Rights Agreement specifically excludes from the definition of an Acquiring Person, among other things, (1) PepsiCo, but only to the extent of shares of New Whitman common stock held or acquired by PepsiCo in accordance with the merger and the transactions contemplated thereby or in a Permitted Acquisition (as defined in the Shareholder Agreement); and (2) any transferee who acquires beneficial ownership (as defined in the Rights Agreement) of shares of New Whitman common stock from PepsiCo pursuant to certain provisions of the Shareholder Agreement, but such transferee will be deemed to be an Acquiring Person if such transferee or any of its affiliates acquires beneficial ownership of additional shares of New Whitman common stock other than as expressly permitted under the Shareholder Agreement and such transferee would otherwise be deemed to be an Acquiring Person. See "The Shareholder Agreement -- Transfers by PepsiCo."

     In the event that a person or group becomes an Acquiring Person, then each Right not owned by the Acquiring Person will entitle its holder to purchase, within certain time periods and at the Right's then-current Purchase Price, shares of New Whitman Common Stock (or, in certain circumstances, one one-hundredth of a share of New Whitman Preferred Stock) as will equal the result obtained by (1) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of New Whitman Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a person becoming an Acquiring Person, and (2) dividing that product by 50% of the then current per share market price (as defined in the Rights Agreement) of New Whitman Common Stock on the date of such first occurrence. If, after a person becomes an Acquiring Person, New Whitman is involved in a merger or other business combination transaction or sells more than 50% of its assets or earning power, each Right will entitle the holder to purchase, at the Right's then-current Purchase Price, shares of common stock of the acquiring company as will equal the result obtained by (1) multiplying the then current Purchase Price by the number of one one-hundredths of a share of New Whitman Preferred Stock for which a Right is then exercisable and (2) dividing the product by 50% of the then current per share market price of the common stock of such acquiring company. The Rights, which have no voting rights, expire ten years from the date of the Rights Agreement. The New Whitman Board of directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for New Whitman Common Stock at an exchange ratio of one share of New Whitman common stock per Right, subject to adjustment, until such time as any person, together with all affiliates and associates of such person, has become the beneficial owner of 50% or more of the New Whitman Common Stock then outstanding. The Rights may be redeemed by New Whitman under certain circumstances at a purchase price of $0.01 per Right, subject to adjustment. The existence of the Rights may have the effect of delaying, deterring or preventing a takeover of New Whitman.

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

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary description of the material U.S. federal income tax consequences of the merger to holders of Whitman Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to particular Whitman shareholders in light of their personal circumstances or to Whitman shareholders subject to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax exempt organizations or non-U.S. persons) or to Whitman shareholders who acquired their shares of Whitman Common Stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The summary also does not address the state, local or foreign tax consequences of the merger or the tax consequences to holders of outstanding Whitman warrants or stock options.

     It is a condition to the obligation of Whitman to consummate the Transactions, which condition cannot be waived by the Whitman Board, that Whitman receive a tax opinion (the "Tax Opinion") from Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, in form and substance reasonably satisfactory to Whitman, substantially to the effect that:

          (1) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

          (2) neither Whitman nor its shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

     In rendering the Tax Opinion, Wachtell, Lipton, Rosen & Katz will rely upon representation letters delivered to them (in form and substance reasonably satisfactory to them), by Whitman, PepsiCo, and their respective subsidiaries. The Tax Opinions will be subject to and based upon certain assumptions, including (1) the accuracy of certain representations, including representations customary for this type of transaction contained in certificates of Whitman, PepsiCo and their respective subsidiaries (2) that the representations contained in such certificates would be true if given on and as of the Closing Date, (3) that the merger is consummated in accordance with the terms of the Agreement, and (iv) such other qualifications as are set forth therein. If any such representations are, or later become, inaccurate, the consequences of the merger may be different from those described above. The Tax Opinion will not be binding on the Internal Revenue Service (the "IRS") or a court. Consequently, in considering whether the merger qualifies for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, the IRS or a court could reach a conclusion contrary to that reached in counsel's opinions.

     THIS DISCUSSION AND DESCRIPTION ARE BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WITH RETROACTIVE EFFECT, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE TAX OPINION. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE STATE, LOCAL OR FOREIGN LAWS, OR UNDER ANY UNITED STATES TAX LAWS OTHER THAN THOSE PERTAINING TO THE INCOME TAX. WHITMAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                    DESCRIPTION OF NEW WHITMAN CAPITAL STOCK

     The summary of the terms of the stock of New Whitman set forth below does not purport to be complete and is subject to and qualified in its entirety by
reference to the New Whitman charter that became effective                , 1999
and to the New Whitman by-laws. Copies of the form of New Whitman charter and the form of New Whitman by-laws are attached hereto as Appendices B and C, respectively.

AUTHORIZED CAPITAL STOCK

     Under the New Whitman charter, New Whitman has the authority to issue 362.5 million shares, of which 350 million are shares of New Whitman common stock and
12.5 million are shares of preferred stock, par value $0.01 per share. As of
            , 1999, 500 shares of Merger Sub common stock were issued and outstanding, all of which were held by PepsiCo, and no shares of preferred stock were issued and outstanding. Under the Whitman charter, Whitman currently has authority to issue 262.5 million shares, of which 250 million are shares of Whitman common stock, 2.5 million are shares designated first preferred stock
and 10 million are shares designated second preferred stock. As of             ,
1999,                shares of Whitman common stock were issued and outstanding, and there were no shares of first preferred stock or second preferred stock issued and outstanding.

COMMON STOCK

     Subject to any rights or preferences of holders of New Whitman preferred stock, holders of shares of New Whitman common stock will be entitled to receive such dividends as from time to time may be declared on the New Whitman common stock by the New Whitman board of directors.

     Except as otherwise provided by law or by resolution or resolutions adopted by the New Whitman board of directors in accordance with the New Whitman by-laws designating the rights, powers and preferences of any series of New Whitman preferred stock, and subject to the provisions of the New Whitman by-laws as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of New Whitman common stock will exclusively possess voting power for the election of directors of New Whitman and for all other purposes, each holder of record of shares of New Whitman common stock being entitled to one vote for each share of New Whitman common stock standing in his name on the books of New Whitman. The New Whitman charter does not provide for cumulative voting for the election of directors, which means that holders of more than one half of the outstanding shares of voting securities of New Whitman will be able to elect all of the directors of New Whitman then standing for election and holders of the remaining shares will not be able to elect any director.

     Shares of New Whitman common stock issued to holders of outstanding shares of Whitman common stock or to PepsiCo pursuant to the contribution of the Contributed Operations will be fully paid and nonassessable.

     In the event of any liquidation, dissolution or winding up of New Whitman, whether voluntary or involuntary, subject to any rights or preferences of holders of New Whitman preferred stock, the holders of New Whitman common stock will be entitled to share, ratably according to the number of shares of New Whitman common stock held by them, in all assets of New Whitman available for distribution to its shareholders.

     The New Whitman board of directors may make rules and regulations concerning the transfer of shares of New Whitman common stock from time to time, in accordance with the New Whitman by-laws. Except for those restrictions to which PepsiCo will be subject under the Shareholder Agreement (see "The Shareholder Agreement -- Transfers by PepsiCo"), there are currently no restrictions upon the alienability of New Whitman common stock.

     Certain provisions of the Shareholder Agreement and certain provisions of the DGCL, the New Whitman charter and the New Whitman by-laws may affect holders of New Whitman common stock who own a substantial amount of the shares of New Whitman common stock. See "The Shareholder Agreement" and "Comparative Rights of Holders of Whitman and New Whitman Capital Stock." Similarly, certain
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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
provisions of the New Whitman charter and the New Whitman by-laws may have the effect of delaying, deferring or preventing a change in control of New Whitman with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of the assets of New Whitman. See "Comparative Rights of Holders of Whitman and New Whitman Capital Stock."

     Holders of New Whitman common stock will have no conversion, sinking fund or redemption rights.

PREFERRED STOCK

     Shares of New Whitman preferred stock may be issued from time to time in one or more series. The New Whitman board of directors is authorized to fix by resolution or resolutions adopted by two-thirds of the directors in accordance with the New Whitman by-laws the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of preferred stock; and to fix by such resolution or resolutions the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

     See also "Other Agreements -- Rights Agreement."

PREEMPTIVE RIGHTS

     No holder of shares of New Whitman common stock or New Whitman preferred stock will have any preemptive rights.

TRANSFER AGENT AND REGISTRAR

     The principal transfer agent and registrar for the New Whitman common stock will be First Chicago Trust Company of New York, transfer agent and registrar for Whitman common stock.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                    COMPARATIVE RIGHTS OF HOLDERS OF WHITMAN
                         AND NEW WHITMAN CAPITAL STOCK

GENERAL

     The rights of holders of Whitman capital stock are currently governed by Delaware law and by the Whitman charter and the by-laws of Whitman. If the merger is consummated and becomes effective pursuant to the terms of the Agreement, the rights of former Whitman shareholders who become New Whitman shareholders pursuant to the merger and other holders of New Whitman common stock will consequently be governed by Delaware law and by the New Whitman charter and the New Whitman by-laws. The following is a summary of the material differences between the rights of Whitman shareholders under the Whitman charter and the Whitman by-laws, on the one hand, and the rights of the New Whitman Shareholders under the New Whitman charter and the New Whitman by-laws on the other. The summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Whitman charter and the Whitman by-laws, copies of which are on file with the Commission, the New Whitman charter and the New Whitman by-laws, the forms of which are attached hereto as Appendices B and C, respectively, the form of the Rights Agreement, and provisions of Delaware law.

PAR VALUE

     Shares of New Whitman common stock and New Whitman preferred stock have a par value of $0.01 per share. Shares of Whitman common stock and Whitman preferred stock have no par value.

BUSINESS OPPORTUNITY

     The New Whitman charter provides that PepsiCo will have the right to engage, and will have no duty to refrain from engaging, in the same or similar activities or lines of business as New Whitman and New Whitman will not be deemed to have an interest or expectancy in any business opportunity in which PepsiCo engages or seeks to engage merely because New Whitman engages in the same or similar lines of business as that involved in or implicated by such business opportunity. In the event that PepsiCo acquires knowledge of a potential business opportunity which may be deemed to constitute a corporate opportunity for both PepsiCo and New Whitman, PepsiCo is not required to communicate the opportunity to New Whitman and will not be liable to New Whitman or its shareholders for breach of fiduciary duty as a shareholder of New Whitman by reason of the fact that PepsiCo pursues such business opportunity for itself, directs such business opportunity to another person, or does not communicate information regarding such business opportunity to New Whitman.

     The New Whitman charter sets forth certain guidelines for a director or officer of New Whitman who is also a director, officer or employee of PepsiCo and who acquires knowledge of a corporate opportunity to both PepsiCo and New
Whitman: a business opportunity offered to an officer of New Whitman belongs to New Whitman, and a business opportunity offered to a director in his or her capacity as director of New Whitman belongs New Whitman, otherwise the business opportunity belongs to PepsiCo.

     The approval of two-thirds of the New Whitman board of directors is needed to amend the business opportunity provisions of the New Whitman Certificate.

AFFILIATED TRANSACTION COMMITTEE

     The New Whitman by-laws provide for the designation of an affiliated transaction committee of the New Whitman board of directors which reviews, considers and passes upon certain transactions with any entity in which PepsiCo has a 20% or greater equity or other ownership interest which occur other than in the ordinary course of business and which have an aggregate value exceeding $10 million.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

ACTION BY WRITTEN CONSENT

     The Whitman charter and the Whitman by-laws allowed shareholder action by written consent, without prior notice, and without a vote. The New Whitman charter and the New Whitman by-laws do not allow shareholders to act by written consent.

SPECIAL MEETINGS

     The Whitman by-laws only allow special meetings of shareholders to be called by the Chairman and Chief Executive Officer or by the Whitman board of directors. The New Whitman by-laws allow the Chairman and Chief Executive Officer, the New Whitman board of directors or any shareholder who individually or together with any other entity owns 20% or more of the issued and outstanding securities of New Whitman entitled to vote generally in the election of directors of New Whitman to call a special meeting of the shareholders. In the case of a meeting called by a shareholder, such special meeting will take place no later than 70 days from the date of receipt of proper notice from the shareholder requesting the meeting, and the New Whitman board of directors will fix a record date for shareholders entitled to vote at the special meeting, which will not be later than 10 days from the receipt of proper notice requesting the meeting. See "The Shareholder Agreement -- Special Meetings Requested By PepsiCo."

CERTAIN BOARD VOTING REQUIREMENTS

     The Whitman by-laws provide that the act of a majority of the directors present at any meeting of directors at which a quorum is present will be the act of the Whitman board of directors. The New Whitman by-laws require the approval of two-thirds of the whole New Whitman board of directors for certain board actions, including increasing the size of the New Whitman board of directors, designating an executive committee, issuing preferred stock and amending the New Whitman by-laws.

RIGHTS AGREEMENT

     The Agreement provides that New Whitman will adopt the Rights Agreement and that PepsiCo will not be considered an Acquiring Person (as defined in the Rights Agreement) as a result of the Transactions. Subject to certain conditions, members of PepsiCo and its transferees will not be considered Acquiring Persons as a result of acquisitions permitted under the Shareholder Agreement. See "Other Agreements -- Rights Agreement."

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                 MARKET PRICES

     The shares of Whitman common stock are listed and traded on the NYSE. The following sets forth the high and low sale prices per share of Whitman common stock as reported on NYSE Composite Transactions Tape for the fiscal periods indicated and the dividends paid per share for such fiscal periods:

                                                                               DIVIDENDS
                                                                                  PER
                                                          HIGH        LOW        SHARE
                                                          ----        ---      ---------
FISCAL YEAR 1997
  First Quarter........................................  $24.625    $21.625    $0.105
  Second Quarter.......................................  $26.750    $22.625    $0.115
  Third Quarter........................................  $27.250    $24.125    $0.115
  Fourth Quarter.......................................  $28.125    $24.250    $0.115
FISCAL YEAR 1998
  First Quarter........................................  $26.625    $15.563    $0.05
  Second Quarter.......................................  $23.750    $19.000    $0.05
  Third Quarter........................................  $23.375    $14.875    $0.05
  Fourth Quarter.......................................  $25.438    $15.375    $0.05
FISCAL YEAR 1999
  First Quarter (through                )..............

     On January 22, 1999, the last full trading day prior to the first public announcement of the execution of the Agreement, the reported closing price per
share of Whitman common stock on the NYSE was $22.0625. On                , the
reported closing price per share of Whitman common stock on the NYSE was
$          . Shareholders are urged to obtain current market quotations for shares of Whitman common stock.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

     The PepsiCo Bottling Operations, consisting of the Contributed Operations and the New Whitman Acquired Businesses, manufactures, packages, sells and distributes carbonated and non-carbonated Pepsi-Cola beverages and certain other brand beverages in the U.S. and Central Europe. The Contributed Operations consist of bottling businesses currently conducted by subsidiaries of PepsiCo in the markets of Dayton, Springfield, Cleveland, Youngstown and Elyria, Ohio, St. Louis, Missouri, Indianapolis and southern Indiana. The New Whitman Acquired Businesses consist of subsidiaries of PepsiCo that operate in the Czech Republic, Slovakia, Hungary and Poland and PepsiCo's interest in a joint venture in Poland with Whitman.

     The brands PBO sells include PEPSI-COLA, DIET PEPSI, MOUNTAIN DEW, LIPTON BRISK, LIPTON'S ICED TEA, 7UP (outside the U.S.), PEPSI MAX, PEPSI ONE, SLICE, MUG, AQUAFINA, STARBUCKS FRAPPUCCINO and MIRINDA, which PBO bottles under licenses from PepsiCo or PepsiCo joint ventures. In some of PBO's territories, it manufactures, packages, sells and distributes soft drink products under brands licensed by companies other than PepsiCo, including DR PEPPER and HAWAIIAN PUNCH (in the U.S.) and Schweppes Tonic, Orange, Lemon and Ginger Ale products in Central Europe.

     The owners of beverage brands either manufacture and sell products themselves or appoint bottlers to sell, distribute and, in some cases, manufacture these products pursuant to licenses. Brand owners, such as PepsiCo, generally own both the beverage trademarks and the secret formulas for the concentrates, which they also manufacture and sell to their licensed bottlers. Brand owners also develop new products and packaging for use by their bottlers. Brand owners develop national marketing, promotion and advertising programs to support their brands and brand image, and lead and coordinate selling efforts with respect to national fountain, supermarket and mass merchandising accounts. They also provide local marketing support to their bottlers.

     Bottlers, such as PBO are generally responsible for manufacturing, packaging, selling and distributing their products under the brand names they license from brand owners in their exclusive territories. For carbonated soft drink products, the bottler combines soft drink concentrate with sweeteners and carbonated water and packages this mixture in bottles or cans. Bottlers may also have licenses to manufacture syrup for sale to fountain accounts. Under these licenses, bottlers combine soft drink concentrate with sweeteners to manufacture syrup for delivery to fountain customers. For non-carbonated beverages, the bottler either manufactures and packages such products or purchases such products in finished form and sells them through its distribution system.

     The primary distribution channels for the retail sale of carbonated soft drink products are supermarkets, mass merchandisers, vending machines, convenience and gas stores, fountain (such as restaurants or cafeterias) and other (for example, small groceries, drug stores and educational institutions). The largest channel in the U.S. is supermarkets, but the fastest growing channels have been mass merchandisers, fountain and convenience and gas stores.

     Depending upon the size of the bottler and the particular market, a bottler delivers products through these channels using either a direct-to-store delivery system or a warehouse system. In its exclusive territories, each bottler is responsible for selling products and providing timely service to its existing customers and identifying and obtaining new customers. Bottlers are also responsible for local advertising and marketing, as well as the execution in their territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires extensive placement of cold drink, vending and fountain equipment as well as investment in trucks and warehouse facilities.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

PRODUCTS AND PACKAGING

     PBO's portfolio of beverage products includes some of the best recognized trademarks in the world. PBO's three largest brands in terms of volume are PEPSI-COLA, DIET PEPSI and MOUNTAIN DEW. While the majority of PBO's volume is derived from brands licensed from PepsiCo and PepsiCo joint ventures, PBO also sells and distributes brands licensed from others. PBO's principal beverage brands are set forth below:

                                          CONTRIBUTED OPERATIONS
----------------------------------------------------------------------------------------------------------
                                    BRANDS LICENSED FROM PEPSICO JOINT
  BRANDS LICENSED FROM PEPSICO                   VENTURES                   BRANDS LICENSED FROM OTHERS
--------------------------------    ----------------------------------    --------------------------------
PEPSI-COLA                          LIPTON BRISK                          DR. PEPPER
DIET PEPSI                          LIPTON'S ICED TEA                     HAWAIIAN PUNCH
MOUNTAIN DEW                        STARBUCKS FRAPPUCCINO                 OCEAN SPRAY
DIET MOUNTAIN DEW                                                         CITRUS HILL
CAFFEINE FREE PEPSI
CAFFEINE FREE DIET PEPSI
PEPSI ONE
WILD CHERRY PEPSI
SLICE
MUG
AQUAFINA
ALL SPORT

                                     NEW WHITMAN ACQUIRED BUSINESSES
----------------------------------------------------------------------------------------------------------
                                    BRANDS LICENSED FROM PEPSICO JOINT
  BRANDS LICENSED FROM PEPSICO                   VENTURES                   BRANDS LICENSED FROM OTHERS
--------------------------------    ----------------------------------    --------------------------------
PEPSI-COLA                          LIPTON ICE TEAS                       SCHWEPPES TONIC*
PEPSI MAX                                                                 SCHWEPPES SODA*
PEPSI LIGHT                                                               SCHWEPPES LEMON SODA*
MIRINDA                                                                   SCHWEPPES BITTER LEMON*
7 UP                                                                      SCHWEPPES ORANGE*
7 UP LIGHT                                                                SCHWEPPES SCHIZAN*
MOUNTAIN DEW                                                              DR. PEPPER*
                                                                          CANADA DRY GINGER ALE*
                                                                          WESSER FRUIT JUICES
                                                                          HARMATVIZ
                                                                          AQUA MINERAL
                                                                          AQUA DIAMANT

---------------
* Licensed from Cadbury Schweppes

     A number of the brands listed above are licensed by PBO from Cadbury Schweppes, including Dr. Pepper in the United States and Schweppes Tonic, Canada Dry Ginger Ale, and Schweppes Orange in Poland, Hungary, the Czech Republic and Slovakia. The Schweppes brands represent approximately 15% of PBO's total sales in these Central European countries. The term of the license from Cadbury Schweppes for these Central European countries expires at the end of 2002. On December 11, 1998, The Coca-Cola Company and Cadbury Schweppes announced that The Coca-Cola Company had agreed to buy the Cadbury Schweppes soft drink brands throughout the world except in the United States, France and South Africa.

     PBO's beverages are available in different package types, including two liter, one liter and 20 ounce bottles, and multi-packs of 6, 12, and 24 cans. Syrup is also sold in larger packages for fountain use.

TERRITORIES

     PBO has the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 4 states, the Czech Republic, Slovakia, Poland and Hungary.

SALES, MARKETING AND DISTRIBUTION

     PBO's business is seasonal and subject to weather conditions, which have a significant impact on sales. PBO's sales and marketing approach varies by region and channel to respond to the unique local competitive environment. In the U.S., the channels with larger stores can accommodate a number of beverage suppliers
                                       57

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION and, therefore, marketing efforts tend to focus on increasing the amount of shelf space and the number of displays in any given outlet. In locations where PBO's products are purchased for immediate consumption, marketing efforts are aimed not only at securing the account but also on providing equipment that facilitates the sale of cold product, such as vending machines, visi-coolers and fountain equipment.

     An important aspect of PBO's sales and marketing has been working closely with PepsiCo to ensure that the mix of new products and packages it is developing meets the needs of customers in PBO's particular markets. Product introductions such as PEPSI ONE, a one calorie cola launched in the fourth quarter of 1998, and AQUAFINA, PepsiCo's water brand, which achieved national distribution in 1998, further strengthen PBO's portfolio of products. Package mix is an important consideration in the development of PBO's marketing plans. Although some packages are more expensive to produce, in certain channels those packages may have a higher and more stable selling price. For example, a packaged product that is sold cold for immediate consumption generally has better margins than product sold to take home.

     In the U.S., PBO distributes directly to a majority of customers in PBO's licensed territories through a direct-to-store distribution system. PBO's sales force is key to PBO's selling efforts because its members interact continually with PBO's customers to promote and sell PBO's products. To ensure they have selling incentive, a large part of PBO's route salesmen's compensation is made up of commissions based on revenues. Although route salesmen are responsible for selling to their customers, in certain markets and channels PBO uses a pre-sell system, where PBO calls accounts in advance to determine how much product to deliver and whether PBO will provide any additional displays.

     In the U.S., this direct-to-store system is used for all packaged goods and some fountain accounts. PBO delivers fountain syrup to local customers in large containers rather than in packaged form. PBO has the exclusive right to sell and deliver fountain syrup to local customers in PBO's territories. PBO has a number of managers who are responsible for calling on prospective fountain accounts, developing relationships, selling accounts and interacting with accounts on an ongoing basis. PBO also serves as PepsiCo's exclusive delivery agent in PBO's territories for PepsiCo's national fountain account customers that request direct-to-store delivery. PBO is also the exclusive equipment service agent for all of PepsiCo's national account customers in PBO's territories.

     In international markets, PBO uses both direct-to-store distribution systems and third party distributors. In the early stages of market development, it is more common to use third party distributors. As the market grows and reaches critical mass, there is generally a move toward direct-to-store distribution systems.

     In the less developed international markets, small retail outlets play a larger role and represent a large percentage of the market. However, with the emergence of larger, more sophisticated retailers in Central Europe, the percentage of total soft drink sales which are sold to supermarkets and other larger accounts is increasing.

RAW MATERIALS AND MANUFACTURING

     Expenditures for concentrate and packaging constitute PBO's largest individual raw material costs. PBO buys various soft drink concentrates from PepsiCo and other soft drink companies, and mixes them in PBO's plants with other ingredients, including carbon dioxide and sweeteners. Artificial sweeteners are included in the concentrates PBO purchases for diet soft drinks. The product is then bottled in a variety of containers ranging from 12 ounce cans to two-liter plastic bottles to various glass packages, depending on market requirements.

     In addition to concentrates, PBO purchases sweeteners, glass and plastic bottles, cans, closures, syrup containers, other packaging materials and carbon dioxide. PBO generally purchases its raw materials, other than concentrates, from multiple suppliers.

COMPETITION

     The carbonated soft drink business is highly competitive. PBO's principal competitors are bottlers who produce, package, sell and distribute Coca-Cola carbonated soft drink products. In addition to Coca-Cola
                                       58

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION bottlers, PBO competes with bottlers and distributors of nationally advertised and marketed carbonated soft drink products, bottlers and distributors of regionally advertised and marketed carbonated soft drink products, as well as bottlers of private label carbonated soft drink products sold in chain stores. PBO estimates that in 1997 the carbonated soft drink products of PepsiCo represented 31% of total carbonated soft drink sales in the United States. PBO estimates that in each U.S. territory in which PBO operates, between 65% and 85% of soft drink sales from supermarkets, drug stores and mass merchandisers are accounted for by PBO and Coca-Cola bottlers. The industry competes primarily on the basis of advertising to create brand awareness, price and price promotions, retail space management, customer service, consumer points of access, new products, packaging innovations and distribution methods. PBO believes that brand recognition is a primary factor affecting PBO's competitive position.

EMPLOYEES

     As of December 1998, PBO employed approximately 5,850 workers, of whom approximately 2,550 were employed in the U.S. and approximately 1,750 of whom were union members. PepsiCo Bottling Operations considers relations with its employees to be good and has not experienced significant interruptions of operations due to labor disagreements. PBO has 10 contracts with its union employees worldwide, which expire at various times over the next five years.

PROPERTIES

     PBO operates 3 soft drink production facilities in the U.S. and 22 distribution and other facilities in the U.S., 8 of which are leased. PBO operates 12 production facilities in Central Europe, of which 7 are leased and 32 distribution and other facilities in Central Europe, of which 29 are leased.

LEGAL PROCEEDINGS

     From time to time PBO is a party to various litigation matters incidental to the conduct of its business. There is no pending or threatened legal proceeding to which PBO is a party that, in the opinion of management, is likely to have a material adverse effect on PBO's future financial results.

GOVERNMENTAL REGULATION

     PBO's operations and properties are subject to regulation by various federal, state and local governmental entities and agencies as well as foreign government entities. As a producer of food products, PBO is subject to production, packaging, quality, labeling and distribution standards in each of the countries where PBO has operations, including, in the United States, those of the federal Food, Drug and Cosmetic Act. The operations of PBO's production and distribution facilities are subject to various federal, state and local environmental laws and workplace regulations both in the U.S. and abroad. These laws and regulations include, in the United States, the Occupational Safety and Health Act, the Unfair Labor Standards Act, the Clean Air Act, the Clean Water Act and laws relating to the maintenance of fuel storage tanks. PBO believes that its current legal and environmental compliance programs adequately address such concerns and that PBO is in substantial compliance with applicable laws and regulations. PBO does not anticipate making any material expenditures in connection with environmental remediation and compliance. However, compliance with, or any violation of, current and future laws or regulations could require material expenditures by it or otherwise have a material adverse effect on PBO's business, financial condition and results of operations.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                    SELECTED COMBINED FINANCIAL INFORMATION

     The following selected combined financial information of PepsiCo Bottling Operations should be read in conjunction with, and is qualified in its entirety by reference to, the Combined Financial Statements and the related Notes thereto included elsewhere in this Proxy Statement/Prospectus.

     The unaudited Condensed Combined Financial Information as of September 5, 1998, and for the thirty-six week periods ended September 5, 1998 and September 6, 1997 has been derived from, and is qualified in its entirety by reference to, PBO's unaudited Condensed Combined Financial Statements appearing elsewhere in this Proxy Statement/Prospectus, which have been prepared on a basis consistent with that of the Combined Financial Statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. Results of operations for the thirty-six week period ended September 5, 1998 are not necessarily indicative of results to be expected for the full fiscal year.

                          PEPSICO BOTTLING OPERATIONS

                        SELECTED COMBINED FINANCIAL DATA

                                                                                    AS OF AND FOR THE
                                                                                 THIRTY-SIX WEEKS ENDED
                                    AS OF AND FOR THE FISCAL YEAR ENDED        ---------------------------
                                --------------------------------------------   SEPTEMBER 5,   SEPTEMBER 6,
                                 1997     1996      1995    1994(a)    1993        1998           1997
                                ------   -------   ------   -------   ------   ------------   ------------
                                                   (IN MILLIONS, EXCEPT PER CASE DATA)
STATEMENTS OF OPERATIONS
Net sales.....................  $703.7   $ 726.5   $733.8   $ 627.5   $462.2      $513.8         $502.5
Operating (loss) income.......  $(22.1)  $ (37.9)  $ (2.8)  $  (4.9)  $  2.5      $  0.8         $(11.3)
Net loss......................  $(81.2)  $ (86.3)  $(57.0)  $ (47.7)  $(29.8)     $(32.1)        $(56.5)
BALANCE SHEET
Total assets..................  $857.1   $ 917.8   $931.2   $ 885.2   $768.2      $849.9
Long-term debt................  $   --   $    --   $  7.1   $   7.2   $  3.9      $   --
Advances from PepsiCo.........  $746.8   $ 739.6   $703.2   $ 671.1   $577.9      $750.3
OTHER
EBITDA(b).....................  $ 31.4   $  30.7   $ 59.7   $  43.5               $ 44.1         $ 20.8
Net cash (used by) provided by
  operations..................  $ (0.9)  $  11.6   $(24.3)  $ (23.4)              $(24.3)        $(21.6)
Net cash used by investing
  activities..................  $(53.3)  $(102.4)  $(85.5)  $(128.9)              $(32.9)        $(44.3)
Net cash provided by financing
  activities..................  $ 67.6   $  96.0   $106.8   $ 156.5               $ 40.6         $ 72.7

---------------
(a) Fiscal year 1994 consisted of fifty-three weeks. Normally, fiscal years consist of fifty-two weeks; however, because the fiscal year ends on the last Saturday in December, a week is added every 5 to 6 years. The fifty-third week increased net sales by $7.2 million and did not have a significant impact to net operating loss.

(b) EBITDA is computed as net loss plus the sum of interest expense, income taxes, depreciation and amortization. PBO has included information concerning EBITDA because it is used by certain investors as a measure of PBO's ability to service potential debt. EBITDA is not required under Generally Accepted Accounting Principles (GAAP) and should not be considered an alternative to net income or any other measure of performance required by GAAP or as an indicator of PBO's operating performance, and should be read in conjunction with the Combined Statements of Cash Flows contained in the Combined Financial Statements included elsewhere in this registration statement. EBITDA should also not be used as a measure of liquidity or cash flows under GAAP.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS, CASH FLOWS AND LIQUIDITY AND CAPITAL RESOURCES OF THE PEPSICO BOTTLING OPERATIONS

CAUTIONARY STATEMENT

     In this report, the management of the PepsiCo Bottling Operations discusses expectations regarding its future performance, Year 2000 risks, and the impact of current global economic issues. The management of the PepsiCo Bottling Operations based these "forward-looking statements" on currently available competitive, financial and economic data and its operating plans. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from expectations.

GENERAL

     The PepsiCo Bottling Operations includes the operating results of bottling operations predominantly located in the midwestern part of the United States (referred to in this discussion as "United States") and the bottling operations in the Czech Republic, Slovakia, Hungary and Poland (referred to in this discussion as "Central Europe").

     The standard volume measure is raw cases. The term raw cases refers to the actual physical number of cases. Raw cases for the 36 weeks includes the months of January through August.

     In the discussions below, the year-over-year dollar change in raw cases is referred to as volume. Price changes over the prior year and the impact of product, package and country sales mix changes are referred to as effective net pricing.

RESULTS OF OPERATIONS

     The following discussion is for fiscal years ended December 27, 1997 and December 28, 1996.

NET SALES

                                                                       % B/(W) CHANGE
                                                                       ---------------
                                          1997      1996      1995     1997       1996
                                         ------    ------    ------    -----      ----
                                              ($ IN MILLIONS)
United States..........................  $517.4    $507.0    $498.6      2.1       1.7
Central Europe.........................   186.3     219.5     235.2    (15.1)     (6.7)
                                         ------    ------    ------
                                         $703.7    $726.5    $733.8     (3.1)     (1.0)
                                         ======    ======    ======

     Worldwide net sales decreased $22.8 million in 1997. The increase in the United States of $10.4 million was due to volume growth partially offset by lower pricing actions taken through the third quarter of 1997 as necessitated by intense competition. The United States operations increased pricing during the fourth quarter of 1997. Central Europe's decrease of $33.2 million was primarily the result of the effect of weaker currencies, in Hungary and in Czech Republic, which lowered Central Europe's sales by approximately 12 percentage points. To a lessor extent, the decrease also includes a decline in volume.

     In 1996, worldwide net sales decreased $7.3 million. The net sales increase in the United States of $8.4 million was due to volume growth. The decrease in Central Europe's net sales of $15.7 million reflects the effect of weaker currencies, primarily in Hungary, which negatively impacted net sales by approximately nine percentage points. The decrease was partially offset by volume growth.

VOLUME

     Worldwide raw cases increased 1.1% in 1997. The United States raw cases grew 4.6%, while Central Europe declined 4.3%. The raw case growth was led by solid double-digit volume growth by the MOUNTAIN DEW brand and single-digit volume growth in brand PEPSI. Central Europe's raw case decrease was primarily driven by a double-digit decline in the Czech Republic due to declining purchasing power and effects of strong competition.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     Worldwide raw cases increased 1.3% in 1996. The United States contributed 2.1% to the worldwide growth which was due to solid single-digit volume growth in brand PEPSI, the MUG brand volume growth more than tripling and the MOUNTAIN DEW brand achieving single-digit volume growth. The Central Europe raw cases remained even with the prior year as a result of strong double-digit volume growth in Czech Republic and Slovakia being offset by single-digit declines in Hungary and Poland.

OPERATING INCOME (LOSS)

                                                                        % B/(W) CHANGE
                                                                        --------------
                                           1997      1996      1995     1997      1996
                                          ------    ------    ------    ----      ----
                                               ($ IN MILLIONS)
Operating Income (Loss)
United States...........................  $ 42.3    $ 36.9    $ 39.1    14.6      (5.6)
Central Europe..........................   (44.6)    (56.0)    (24.6)   20.4        NM
Allocated Overhead......................   (19.8)    (18.8)    (17.3)   (5.3)     (8.7)
                                          ------    ------    ------
                                          $(22.1)   $(37.9)   $ (2.8)   41.7        NM
                                          ======    ======    ======

     Operating loss includes net sales less cost of sales and selling, delivery and administrative expenses ("SD&A"). SD&A comprises selling and delivery expenses ("S&D"), advertising and marketing ("A&M"), general and administrative expenses ("G&A"), other income and expense, and equity income or loss from investments in unconsolidated affiliates. Also included is allocated overhead, which reflects the PepsiCo Bottling Operations' share of Pepsi-Cola's and PepsiCo's administrative costs. The allocations were based on a specific identification of these administrative costs to the PepsiCo Bottling Operations and, to the extent that such identification was not practicable, based upon the percentage of the PepsiCo Bottling Operations' sales volume to PepsiCo's related sales volume. The management of the PepsiCo Bottling Operations believes that such allocation methodology is reasonable. The expenses allocated to the PepsiCo Bottling Operations are not necessarily indicative of the expenses that the PepsiCo Bottling Operations would have incurred had it been a separate, independent entity.

     In 1997, the United States operating income increased $5.4 million reflecting volume growth and lower cost of sales (excluding the effects of volume) due to lower packaging costs. The increase was partially offset by a reduction in pricing. In 1997 operating losses declined in Central Europe by $11.4 million as a result of lower SD&A expenses and reduced cost of sales partially offset by a decline in volume. The lower SD&A expenses were due to equity income of $4.9 million from the PepsiCo Bottling Operations' Poland joint venture in 1997 compared to a loss of $9.4 million in 1996 and lower G&A expenses reflecting savings from a 1996 restructuring. These benefits were partially offset by higher S&D in Hungary and Poland and increased A&M spending in Poland. The change in the Poland joint venture results was due to a turnaround in the operations and the absence of a 1996 charge to write-down excess glass bottles and plastic returnable bottles.

     In 1996, United States operating income declined $2.2 million primarily due to higher SD&A expenses offset by volume growth and lower costs of sales (excluding the effects of volume). SD&A expenses in the United States increased at a faster rate than sales primarily due to higher S&D. Central Europe's operating loss increase of $31.4 million was driven by higher SD&A expenses. The increase in SD&A expenses was due to higher S&D, an increase in equity losses from the Poland joint venture and higher G&A. The higher equity loss was primarily due to the asset write-down.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

INTEREST EXPENSE

                                                                        % B/(W) CHANGE
                                                                        --------------
                                           1997      1996      1995     1997      1996
                                          ------    ------    ------    ----      ----
                                               ($ IN MILLIONS)
PepsiCo allocation......................  $(46.6)   $(48.1)   $(48.4)    3.1       0.6
External debt...........................    (5.1)     (7.7)    (14.5)   33.8      46.9
                                          ------    ------    ------
Interest expense........................  $(51.7)   $(55.8)   $(62.9)    7.3      11.3
                                          ======    ======    ======

     PepsiCo Bottling Operations has been financed through cash flows from operations and from advances from PepsiCo. The allocation of PepsiCo's interest expense was based on PepsiCo's weighted average interest rate applied to the average balance of advances from PepsiCo. The PepsiCo Bottling Operations' external debt was used to largely fund international operations and expansion of infrastructure. The PepsiCo Bottling Operations are expected to have a capital structure different from the capital structure in the financial statements, and accordingly interest expense is not indicative of the interest expense that the PepsiCo Bottling Operations would have incurred as a separate, independent entity or will incur in future periods.

     Interest expense decreased $4.1 million in 1997 and $7.1 million in 1996 due to lower external debt levels.

FOREIGN EXCHANGE LOSSES

     The increase in foreign exchange losses in 1997 of $12.5 million resulted from higher foreign exchange losses in the Czech Republic due to a U.S. dollar denominated loan from PepsiCo. The increase in foreign exchange losses in 1996 of $1.3 million was driven by Poland.

INCOME TAX BENEFIT

                                                              1997    1996    1995
                                                              ----    ----    ----
                                                                ($ IN MILLIONS)
Income tax benefit..........................................  $7.0    $9.3    $9.3

     For both 1997 and 1996, the PepsiCo Bottling Operations' income tax benefit was low in comparison to the loss before income taxes. This occurred because the PepsiCo Bottling Operations cannot recognize full tax benefits on the current losses generated by the Central Europe operations since the realization of the tax benefit at this time cannot be supported.

RESULTS OF OPERATIONS

     The following discussion is for the 36 weeks ended September 5, 1998 and September 6, 1997.

NET SALES

                                                           36 WEEKS ENDED     % B/(W)
                                                          ----------------    -------
                                                          9/5/98    9/6/97    CHANGE
                                                          ------    ------    -------
                                                          ($ IN MILLIONS)
United States...........................................  $384.9    $366.0      5.2
Central Europe..........................................   128.9     136.5     (5.6)
                                                          ------    ------
                                                          $513.8    $502.5      2.2
                                                          ======    ======

     Worldwide net sales increased $11.3 million in 1998. The increase in the United States of $18.9 was driven by volume growth and higher effective net pricing. The higher effective net pricing was due to higher pricing in 1998 versus 1997, when competitive pricing existed, and a favorable sales mix shift to higher-priced single-serve products. The decrease in net sales in Central Europe of $7.6 million was primarily due to the

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION effect of weaker currencies, in Hungary and Poland, which reduced sales by approximately 12 percentage points. This impact was partially offset by higher effective net pricing primarily in Poland.

VOLUME

     Worldwide raw cases increased 2.4%, with the United States contributing 2.8% and Central Europe contributing 1.8%. The United States raw case growth was led by mid-single-digit growth by the MOUNTAIN DEW brand and strong double-digit growth by AQUAFINA bottled water. The overall advance was reduced by a decline in brands PEPSI and MUG. The Central Europe raw case increase was driven by single-digit growth in Poland and Slovakia.

OPERATING INCOME (LOSS)

                                                           36 WEEKS ENDED
                                                          ----------------    % B/(W)
                                                          9/5/98    9/6/97    CHANGE
                                                          ------    ------    -------
                                                          ($ IN MILLIONS)
  United States.........................................  $ 33.2    $ 29.7     11.8
  Central Europe........................................   (19.5)    (27.3)    28.6
  Allocated Overhead....................................   (12.9)    (13.7)     5.8
                                                          ------    ------
                                                          $  0.8    $(11.3)      NM
                                                          ======    ======

     Allocated Overhead reflects the PepsiCo Bottling Operations' share of Pepsi-Cola's and PepsiCo's administrative costs. The allocations were based on a specific identification of these administrative costs to the PepsiCo Bottling Operations and, to the extent that such identification was not practicable, based upon the percentage of the PepsiCo Bottling Operations' sales volume to PepsiCo's related sales volume. The management of the PepsiCo Bottling Operations believes that such allocation methodology is reasonable. The expenses allocated to the PepsiCo Bottling Operations are not indicative of the expenses that the PepsiCo Bottling Operations would have incurred had it been a separate, independent entity.

     Through the third quarter of 1998, the operating income in the United States increased $3.5 million reflecting higher effective net pricing and volume growth. These increases were offset by higher cost of sales. SD&A expenses increased at a significantly slower rate than sales and raw cases. Central Europe's operating loss declined $7.8 million. The improved level of losses was due to the benefit of higher effective net pricing which was reduced by the effect of weaker currencies. The impact of weaker currencies primarily in Poland, increased the operating loss by approximately 11 percentage points. Also contributing to the decline in losses was the absence of a 1997 write-off of excess glass bottles and plastic returnable bottles in the Czech Republic and Slovakia.

INTEREST EXPENSE

                                                           36 WEEKS ENDED
                                                          ----------------    % B/(W)
                                                          9/5/98    9/6/97    CHANGE
                                                          ------    ------    -------
                                                          ($ IN MILLIONS)
PepsiCo allocation......................................  $ 34.0    $ 32.3     (5.3)
External debt...........................................     1.9       3.7     48.6
                                                          ------    ------
Interest expense........................................  $ 35.9    $ 36.0      0.3
                                                          ======    ======

     The PepsiCo Bottling Operations have been financed through cash flows from operations and from advances from PepsiCo. The allocation of PepsiCo's interest expense was based on PepsiCo's weighted average interest rate applied to the average balance of advances from PepsiCo. The PepsiCo Bottling Operations' external debt was largely used to fund international operations. The PepsiCo Bottling Operations are expected to have a capital structure different from the capital structure in the financial statements, and accordingly interest expense is not indicative of the interest expense that the PepsiCo Bottling Operations would have incurred as separate, independent entity or will incur in future periods.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     Interest expense remained relatively even with the prior year. The increase in the PepsiCo allocation was due to an increase in PepsiCo's average borrowing rate. This was offset by a decrease in external interest expense due to lower debt levels in 1998.

FOREIGN EXCHANGE LOSSES

     The decrease in foreign exchange losses of $13.4 million was primarily driven by the higher foreign exchange losses in 1997 in the Czech Republic as compared to 1998.

INCOME TAX BENEFIT

                                                               36 WEEKS ENDED
                                                              ----------------
                                                              9/5/98    9/6/97
                                                              ------    ------
                                                              ($ IN MILLIONS)
Income tax benefit..........................................   $3.7      $4.9

     For both 1998 and 1997, the PepsiCo Bottling Operations' income tax benefit was low in comparison to the loss before income taxes. This occurred because the PepsiCo Bottling Operations cannot recognize full tax benefits on the current losses generated by the Central Europe operations since the realization of the tax benefit at this time cannot be supported.

CASH FLOWS

     PBO was operated and managed as part of a division of PepsiCo and is expected to have a capital structure different from the capital structure in the Combined Financial Statements. Therefore the cash flow discussion below may not be indicative of cash flows of a separate, independent entity nor will it be indicative of cash flows in future periods.

  1997 versus 1996

     Cash and cash equivalents in 1997 increased $11.6 million over the prior year. The increase was due to a decrease in capital expenditures of $51.1 million which was partially offset by reductions in cash inflows from advances from PepsiCo of $22.4 million and changes in operating working capital of $8.4 million as well as an increase in net debt payments of $6.0 million including the decrease in short-term borrowings.

     The lower capital expenditures in 1997 reflected the discontinuation of significant investments to build the infrastructure in Central Europe made in 1996 and 1995 which were not continued in 1997.

  1996 versus 1995

     Cash and cash equivalents increased $4.7 million in 1996 compared to a decrease of $2.9 million in 1995. This change was due to a favorable swing in changes in operating working capital of $50.2 million and an increase in cash inflows from advances from PepsiCo of $32.4 million which was substantially offset by a cash outflow change in short-term borrowings of $46.7 million, reflecting net debt payments in 1996 compared to net debt proceeds, and an increase in capital expenditures of $24.0 million.

     The change in operating working capital was due to the decline in sales and inventory levels in 1996 as compared to 1995 when the Central Europe operations incurred significant growth. The cash inflows from advances from PepsiCo was used, in part, to pay down the short-term borrowings which were incurred in 1995 to fund the build up of the infrastructure in Central Europe.

  36 Weeks ended September 5, 1998

     Cash and cash equivalents for the 36 weeks ended September 5, 1998 decreased $16.2 million compared to an increase of $4.8 million in the comparable period in 1997. The change was primarily due to a reduction in cash provided by financing activities of $32.1 million. This reduction was the result of a decrease in cash inflows of $79.9 million from advances from PepsiCo partially offset by a decrease in short-term borrowings

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION and net debt payments of $47.8 million because in the prior year PepsiCo advanced the PepsiCo Bottling Operations funds to pay down its short-term borrowings.

MARKET RISK

     The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which the PepsiCo Bottling Operations are exposed to are:

     - commodity prices, affecting the cost of the PepsiCo Bottling Operations' products;

     - interest rates on debt;

     - foreign exchange rates, generating translation and transaction gains and losses.

  Commodities

     The PepsiCo Bottling Operations are subject to market risk with respect to commodities because the PepsiCo Bottling Operations' ability to recover increased costs through higher pricing may be limited by the competitive environment in which the PepsiCo Bottling Operations operate.

  Interest Rates

     The PepsiCo Bottling Operations have operated as part of a larger group. Under the new combined entity, the PepsiCo Bottling Operations are expected to have a capital structure different from the capital structure in the combined financial statements and accordingly, the market risks to which the PepsiCo Bottling Operations are exposed to may not be indicative of those that the PepsiCo Bottling Operations would have been exposed to as part of the new combined group or will be exposed to in future periods.

  Foreign Exchange

     Operating in international markets may involve exposure to volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on the PepsiCo Bottling Operations is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, can cause the PepsiCo Bottling Operations to adjust their financing and operating strategies. Consequently, isolating the effect of changes in currency rates does not incorporate these other important economic factors.

     Central Europe operations constitute all of the PepsiCo Bottling Operations' 1997 combined operating loss. As currency exchange rates change, translation of the income statements of the PepsiCo Bottling Operations' international businesses into U.S. dollars affects year-over-year comparability of operating results. The PepsiCo Bottling Operations have not hedged such translation risks because cash flows from international operations have generally been reinvested locally, nor have the PepsiCo Bottling Operations entered into hedges to minimize the volatility of reported earnings.

     Changes in currency exchange rates that have an impact on translating the PepsiCo Bottling Operations' international operating loss include the Czech Republic and Slovakian Koruna, Hungarian Forint, and Polish Zloty. PepsiCo Bottling Operations estimates that a 10% change in foreign exchange rates would impact the operating loss by less than $6.0 million. This represents approximately 10% of the Central Europe operating loss (see Note
14 -- Geographic Data). The PepsiCo Bottling Operations believe that this quantitative measure has inherent limitations because, as discussed in the first paragraph of this section, it does not take into account any governmental actions or changes in either customer purchasing patterns or the PepsiCo Bottling Operations' financing and operating strategies. The sensitivity analyses disregard the possibility that rates can move in opposite directions and that gains from one category may or may not be offset by losses from another category and vice versa.

     Foreign exchange gains and losses reflect transaction gains and losses and translation gains and losses arising from the remeasurement into U.S. dollars of the net monetary assets of businesses in highly inflationary countries. Transaction gains and losses arise from monetary assets and liabilities denominated in currencies
                                       66

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION other than a business unit's functional currency. Net foreign exchange losses were $14.4 million, $1.9 million and $.6 million in 1997, 1996 and 1995 respectively.

YEAR 2000

     The management of the PepsiCo Bottling Operations has established teams to identify and correct Year 2000 compliance issues. Information technology systems with non-compliant code are expected to be modified or replaced with systems that are Year 2000 compliant. Similar actions are being taken with respect to systems embedded in manufacturing and other facilities. The teams are also charged with investigating the Year 2000 readiness of suppliers, customers, and other third parties and with developing contingency plans where necessary.

     Key information technology systems have been inventoried and assessed for compliance, and detailed plans are in place for required system modifications or replacements. Remediation and testing activities are well underway with approximately 50% of the systems already compliant. This percentage is expected to increase to approximately 76% by year-end 1998, to approximately 88% and 98% by the end of the first and second quarters of 1999, respectively. Inventories and assessments of systems embedded in manufacturing and other facilities are in progress and expected to be complete by year-end; remediation began in the fourth quarter of 1998 with a mid-year 1999 target completion date. Independent consultants are monitoring progress against remediation programs and performing testing at certain key locations. In addition, the progress of the programs is also monitored by senior management and the board of directors.

     PepsiCo Bottling Operations' most significant exposure arises from their dependence on high volume transaction processing systems, particularly for production scheduling, inventory cost accounting, purchasing, customer billing and collection, and payroll. Management of the PepsiCo Bottling Operations anticipates that any corrective actions to these applications will be completed by the end of the second quarter of 1999.

     The management of the PepsiCo Bottling Operations has identified critical suppliers, customers and other third parties and has begun to survey their Year 2000 remediation programs. Risk assessments and contingency plans, where necessary, will be finalized in the second quarter of 1999.

     Incremental costs directly related to Year 2000 issues are estimated to be $4.6 million from 1998 to 2000, of which $1.2 million or 26% has been spent as of September 5, 1998. Approximately 48% of the total estimated spending represents costs to modify existing systems. This estimate assumes that the PepsiCo Bottling Operations will not incur significant Year 2000 related costs on behalf of its suppliers, customers, or other third parties. These costs will not necessarily increase their normal level of spending on information technology due to the deferral of other projects to enable them to focus on Year 2000 remediations.

     Contingency plans for Year 2000 related interruptions are being developed and will include, but not be limited to, the development of emergency backup and recovery procedures, remediation of existing systems parallel with installation of new systems, replacement of electronic applications with manual processes, identification of alternate suppliers and an increase in raw material and finished goods inventory levels. All plans are expected to be completed by the end of the second quarter in 1999.

     The PepsiCo Bottling Operations' most likely potential risk is a temporary inability of suppliers to provide supplies or raw materials or of customers to pay on a timely basis.

     The PepsiCo Bottling Operations' Year 2000 efforts are ongoing and its overall plan, as well as the consideration of contingency plans, will continue to evolve as new information becomes available. While the management of the PepsiCo Bottling Operations anticipates no major interruption of its business activities, that will depend in part, on the ability of third parties to be Year 2000 compliant. Although the PepsiCo Bottling Operations have implemented the actions described above to address third party issues, the PepsiCo Bottling Operations have no direct ability to ensure compliance action by such parties. Accordingly, while the PepsiCo Bottling Operations believe their actions in this regard should have the effect of lessening Year 2000 risks, it is unable to eliminate such risks or to estimate the ultimate effect of Year 2000 risks on the PepsiCo Bottling Operations' operating results.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  NEW WHITMAN

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The unaudited Pro Forma Combined Statements of Operations of New Whitman for the nine months ended September 1998 and for the year ended December 1997 present the pro forma combined results of operations of New Whitman assuming that the transactions contemplated by the Agreement had been completed as of the beginning of 1997, and include all material adjustments necessary to present the results of New Whitman on a pro forma basis. The adjustments required to reflect such transactions, in addition to the amounts reflected for franchises distributed, contributed and acquired, are set forth in the "Pro Forma Adjustments" column.

     The unaudited Pro Forma Combined Condensed Balance Sheet of New Whitman as of September 1998 presents the pro forma combined financial position of New Whitman assuming that the transactions contemplated by the Agreement had been completed as of that date. The adjustments required to reflect such transactions, in addition to the amounts reflected for franchises distributed, contributed and acquired, are set forth in the "Pro Forma Adjustments" column.

     The unaudited pro forma combined condensed financial statements of New Whitman should be read in conjunction with the historical financial statements and related notes of Whitman incorporated by reference and the historical financial statements and related notes of PepsiCo Bottling Operations included elsewhere in this Proxy Statement/Prospectus. The pro forma financial information presented is for informational purposes only and may not necessarily reflect future results of operations or the financial position of New Whitman or what the results of operations or financial position of New Whitman would actually have been had the transactions occurred on the dates noted above.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  NEW WHITMAN

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

                                                  FOR THE NINE MONTHS ENDED SEPTEMBER 1998(A)
                                     ----------------------------------------------------------------------
                                                                  FRANCHISE
                                       WHITMAN      FRANCHISE    TERRITORIES                         NEW
                                     CORPORATION   TERRITORIES   CONTRIBUTED     PRO FORMA         WHITMAN
                                     AS REPORTED   DISTRIBUTED   AND ACQUIRED   ADJUSTMENTS       PRO FORMA
                                     -----------   -----------   ------------   -----------       ---------
Sales..............................   $1,235.9       $(62.7)        $513.8        $   --          $1,687.0
Cost of goods sold.................      772.0        (43.8)         315.7            --           1,043.9
                                      --------       ------         ------        ------          --------
  Gross profit.....................      463.9        (18.9)         198.1            --             643.1
Selling, general and administrative
  expenses.........................      289.1        (15.9)         174.4            --(B)          447.6
Allocated division and PepsiCo
  corporate costs..................         --           --           12.9            --(B)           12.9
Amortization expense...............       11.8         (1.2)          10.0          10.5(C)           31.1
                                      --------       ------         ------        ------          --------
  Operating income.................      163.0         (1.8)           0.8         (10.5)            151.5
Interest expense, net..............      (26.9)         1.3           (1.9)        (31.8)(D)         (59.3)
Interest expense allocated by
  PepsiCo..........................         --           --          (34.0)         34.0(E)             --
Other expense, net.................      (12.1)         0.6           (0.7)          6.9(F)           (5.3)
                                      --------       ------         ------        ------          --------
  Income (loss) before income
     taxes.........................      124.0          0.1          (35.8)         (1.4)             86.9
Income taxes.......................       56.8         (2.5)          (3.7)          3.6(G)
                                                                                     8.0(H)           62.2
                                      --------       ------         ------        ------          --------
  Income (loss) from continuing
     operations before minority
     interest......................       67.2          2.6          (32.1)        (13.0)             24.7
Minority interest..................       16.5          0.5             --         (17.0)(I)            --
                                      --------       ------         ------        ------          --------
Income (loss) from continuing
  operations.......................   $   50.7       $  2.1         $(32.1)       $  4.0          $   24.7
                                      ========       ======         ======        ======          ========
WEIGHTED AVERAGE COMMON SHARES:
  Basic............................      101.2                                      38.0(J)(K)       139.2
  Incremental effect of stock
     options.......................        1.7                                        --               1.7
                                      --------                                    ------          --------
  Diluted..........................      102.9                                      38.0             140.9
                                      ========                                    ======          ========
INCOME FROM CONTINUING OPERATIONS
  PER COMMON SHARE:
  Basic............................   $   0.50                                                    $   0.18
  Diluted..........................   $   0.49                                                    $   0.18
SUPPLEMENTARY DATA:
  EBITDA(L)........................   $  208.6       $ (5.8)        $ 44.1        $  6.9          $  253.8
  Operating cash flow(L)...........   $  220.7       $ (6.4)        $ 44.8        $   --          $  259.1
  Depreciation.....................   $   45.9       $ (3.4)        $ 34.0        $   --          $   76.5

           See accompanying notes to pro forma financial information.
                                       69

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  NEW WHITMAN

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

                                                  FOR THE TWELVE MONTHS ENDED DECEMBER 1997(A)
                                     ----------------------------------------------------------------------
                                                                  FRANCHISE
                                       WHITMAN      FRANCHISE    TERRITORIES                         NEW
                                     CORPORATION   TERRITORIES   CONTRIBUTED     PRO FORMA         WHITMAN
                                     AS REPORTED   DISTRIBUTED   AND ACQUIRED   ADJUSTMENTS       PRO FORMA
                                     -----------   -----------   ------------   -----------       ---------
Sales..............................   $1,557.5       $(84.8)        $703.7        $   --          $2,176.4
Cost of goods sold.................      972.6        (59.1)         430.5            --           1,344.0
                                      --------       ------         ------        ------          --------
  Gross profit.....................      584.9        (25.7)         273.2            --             832.4
Selling, general and administrative
  expenses.........................      389.7        (20.8)         261.1            --(B)          630.0
Allocated division and PepsiCo
  corporate costs..................         --           --           19.8            --(B)           19.8
Amortization expense...............       15.7         (1.6)          14.4          12.9(C)           41.4
Special charges....................       49.3           --             --            --              49.3
                                      --------       ------         ------        ------          --------
  Operating income (loss)..........      130.2         (3.3)         (22.1)        (12.9)             91.9
Interest expense, net..............      (42.3)         1.0           (5.1)        (39.8)(D)         (86.2)
Interest expense allocated by
  PepsiCo..........................         --           --          (46.6)         46.6(E)             --
Other expense, net.................      (18.0)         1.1          (14.4)          9.3(F)          (22.0)
                                      --------       ------         ------        ------          --------
  Income (loss) before income
     taxes.........................       69.9         (1.2)         (88.2)          3.2             (16.3)
Income taxes.......................       37.9         (3.2)          (7.0)          6.4(G)
                                                                                    11.7(H)           45.8
                                      --------       ------         ------        ------          --------
  Income (loss) from continuing
     operations before minority
     interest......................       32.0          2.0          (81.2)        (14.9)            (62.1)
Minority interest..................       16.2          0.4             --         (16.6)(I)            --
                                      --------       ------         ------        ------          --------
Income (loss) from continuing
  operations.......................   $   15.8       $  1.6         $(81.2)       $  1.7          $  (62.1)
                                      ========       ======         ======        ======          ========
WEIGHTED AVERAGE COMMON SHARES:
  Basic............................      101.6                                      38.0(J)(K)       139.6
  Incremental effect of stock
     options.......................        1.3                                        --               1.3
                                      --------                                    ------          --------
  Diluted..........................      102.9                                      38.0             140.9
                                      ========                                    ======          ========
INCOME (LOSS) FROM CONTINUING
  OPERATIONS PER COMMON SHARE:
  Basic............................   $   0.16                                                    $  (0.44)
  Diluted..........................   $   0.15                                                    $  (0.44)
SUPPLEMENTARY DATA:
  EBITDA(L)........................   $  235.3       $ (7.5)        $ 31.4        $  9.3          $  268.5
  Operating cash flow(L)...........   $  253.3       $ (8.6)        $ 45.8        $   --          $  290.5
  Depreciation.....................   $   58.1       $ (3.7)        $ 53.5        $   --          $  107.9

           See accompanying notes to pro forma financial information.
                                       70

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  NEW WHITMAN

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                          (UNAUDITED AND IN MILLIONS)

                                                                SEPTEMBER 1998(A)
                                      ---------------------------------------------------------------------
                                                                   FRANCHISE
                                        WHITMAN      FRANCHISE    TERRITORIES                        NEW
                                      CORPORATION   TERRITORIES   CONTRIBUTED     PRO FORMA        WHITMAN
                                      AS REPORTED   DISTRIBUTED   AND ACQUIRED   ADJUSTMENTS      PRO FORMA
                                      -----------   -----------   ------------   -----------      ---------
ASSETS:
CURRENT ASSETS:
  Cash and cash equivalents.........   $  134.1       $  (1.1)       $  7.0        $  (7.0)(J)    $  133.0
  Receivables, net..................      182.5         (10.9)         85.7             --           257.3
  Inventories.......................       75.3          (6.8)         34.1             --           102.6
  Other current assets..............       46.3          (3.0)          8.2             --            51.5
                                       --------       -------        ------        -------        --------
     Total current assets...........      438.2         (21.8)        135.0           (7.0)          544.4
                                       --------       -------        ------        -------        --------
Investments.........................      155.5            --            --             --           155.5
Property, net.......................      463.0         (42.4)        267.1             --           687.7
Goodwill and other intangibles,
  net...............................      450.8         (49.8)        408.3           687.8(J)      1,497.1
Other assets........................       50.5          (1.6)         39.5             --            88.4
                                       --------       -------        ------        -------        --------
     Total assets...................   $1,558.0       $(115.6)       $849.9        $ 680.8        $2,973.1
                                       ========       =======        ======        =======        ========
LIABILITIES AND SHAREHOLDERS'
EQUITY:
CURRENT LIABILITIES:
  Short-term debt, including current
     maturities of long-term debt...   $     --       $    --        $ 12.9        $ (12.9)(J)    $     --
  Accounts and dividends payable....      142.6          (8.2)        123.2             --           257.6
  Other current liabilities.........      108.9          (3.4)           --             --           105.5
                                       --------       -------        ------        -------        --------
     Total current liabilities......      251.5         (11.6)        136.1          (12.9)          363.1
                                       --------       -------        ------        -------        --------
Long-term debt......................      597.0         (17.0)           --          342.0(J)
                                                                                     400.0(K)       1,322.0
Deferred income taxes...............       97.0            --          10.0             --           107.0
Other liabilities...................       72.4          (0.2)         11.9             --            84.1
Minority interest...................      231.2            --            --         (231.2)(J)          --
Shareholders' equity................      308.9         (86.8)        691.9          582.9(J)
                                                                                    (400.0)(K)     1,096.9
                                       --------       -------        ------        -------        --------
     Total liabilities and
       shareholders' equity.........   $1,558.0       $(115.6)       $849.9        $ 680.8        $2,973.1
                                       ========       =======        ======        =======        ========

           See accompanying notes to pro forma financial information.
                                       71

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  NEW WHITMAN

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

(A) Whitman's domestic operations, including domestic franchises to be distributed, are included in the pro forma financial information on the basis of a calendar year end, with a third quarter interim period ending on September 30, 1998. Whitman's international operations, including international franchises distributed, are on the basis of a fiscal year ending October 31, with a third quarter interim period ending July 31, 1998. The franchise territories to be contributed and acquired have a fiscal year ending on the last Saturday in December and a third quarter interim period ending on the thirty-sixth Saturday of the year, September 5, 1998. The respective year ends and interim periods have been combined for the accompanying pro forma presentation.

      Certain amounts presented in the financial information of the franchise territories to be contributed and acquired may be classified in a manner that differs from the manner in which such amounts have been classified in Whitman's historical financial statements. Such classification differences would not change pretax income (loss) or net income (loss).

(B) Adjustments have not been made to give effect to the potential reduction in administrative expenses that may be realized by New Whitman due to facility consolidations and other cost savings initiatives. The amount of such potential savings is not estimable for the pro forma periods presented.

(C) To adjust amortization expense due to the increase in goodwill and other intangibles resulting from the Merger, using a forty-year amortization period.

(D) To record interest expense on net debt to be assumed or incurred by New Whitman. The borrowings are assumed to bear an annualized interest rate of 6.0%, which is Whitman's estimate of the currently available rate for borrowings. This rate may change prior to the incurrence of such debt on or before the Merger Date.

      A change in the annualized interest rate of 1/8 of a percentage point would have the effect of changing interest expense and income (loss) before income before taxes by $0.9 million and $0.7 million for the year ended December, 1997 and nine months ended September, 1998, respectively. In addition, income (loss) from continuing operations would change by $0.5 million and $0.4 million for the year ended December, 1997 and nine months ended September, 1998, respectively.

(E) To eliminate the intercompany interest expense charged by PepsiCo to the franchise territories to be contributed and acquired.

(F)   To eliminate a corporate charge paid by PGB to PepsiCo.

(G) To record income tax benefits, net, attributable to adjustments (D), (E) and (F) at a combined Federal and state tax rate of 40%.

(H) To adjust the income taxes related to the franchise territories to be contributed and acquired assuming these entities were included in the consolidated tax returns of New Whitman. The adjustment principally reflects no tax benefits being assumed for goodwill amortization and foreign net operating losses.

(I) To eliminate the minority interest recorded at Whitman, representing PepsiCo's 20% interest in PGB.

(J)   To reflect the transactions contemplated by the Merger, which include:

        (i) the issuance of 54 million common shares of New Whitman to PepsiCo, valued at $22 per share or $1,188.0 million,

        (ii) additional debt to be assumed by New Whitman in the Merger totaling approximately $262 million, and $25.0 million for estimated transaction costs. Debt currently outstanding in territories to be contributed and acquired will be paid off prior to closing, using, in part, existing

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  NEW WHITMAN
             cash balances, except for Russia, where debt up to a maximum of $20 million will be assumed by PepsiCo,

       (iii) the addition and elimination of the historical equity of the franchise territories to be distributed, contributed and acquired, respectively,

       (iv) the elimination of PepsiCo's 20% minority interest in PGB, and

        (v) the allocation of the excess of the total consideration over the fair value of the assets and liabilities to goodwill and other intangibles. New Whitman plans to have appraisals performed on the properties to be contributed and acquired after the Merger is completed, which may result in adjustments of certain asset balances, including, but not limited to, property and goodwill and other intangibles, as well as certain liability balances. The amount of such adjustments cannot be estimated at this time.

       The consideration to be paid to PepsiCo in the Merger is subject to adjustments based on changes in the working capital accounts of the distributed, contributed and acquired franchise territories prior to the completion of the Merger, in accordance with the Contribution and Merger Agreement. However, such adjustments are not expected to be significant.

(K) To reflect the repurchase of 16 million shares of New Whitman Common Stock, pursuant to the Contribution and Merger Agreement, and the issuance of debt to finance the repurchase. The total value of the shares to be repurchased will not exceed $400.0 million.

       The pro forma adjustment assumes an average share price of $25.00 per share. A reduction in the share price of $1.00 per share would have the following incremental effects:

                                                   NINE MONTHS ENDED      YEAR ENDED
                                                    SEPTEMBER, 1998     DECEMBER, 1998
                                                   -----------------    --------------
                                                              (IN MILLIONS)
Income (loss) before taxes.......................        $0.7                $1.0
Income (loss) from continuing operations.........        $0.4                $0.6

(L) EBITDA is defined as income (loss) before income taxes, excluding special charges, plus the sum of interest, depreciation and amortization. Operating cash flow is defined as operating income, excluding special charges, plus depreciation and amortization. Information concerning EBITDA and operating cash flow has been included because they are expected to be used by certain investors as measures of the operating performance and measures of the ability to service potential debt. EBITDA and operating cash flow are not required under Generally Accepted Accounting Principles
      (GAAP). They should not be considered alternatives to income (loss) from continuing operations or any other measure of performance required by GAAP. They also should not be used as measures of cash flow or liquidity under GAAP.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

         NEW WHITMAN -- PRELIMINARY 1998 FISCAL YEAR PRO FORMA RESULTS
                                  (UNAUDITED)

     The following selected pro forma financial information for the 1998 fiscal year is based upon preliminary, unaudited results of operations of Whitman and the contributed and acquired operations of PBO. The pro forma combined amounts include adjustments necessary to reflect the transactions approved in the Agreement (including the disposition of certain operations included in Whitman's historical results), as if such transactions occurred and were completed at the beginning of 1998. See Notes to Pro Forma Financial Information on pages 72-73 for letter references to pro forma adjustments. These pro forma results are not necessarily indicative of the future results of the combined entities.

                                                        FOR THE FISCAL YEAR ENDED DECEMBER 1998
                                          --------------------------------------------------------------------
                                                                       FRANCHISE
                                            WHITMAN      FRANCHISE    TERRITORIES                       NEW
                                          CORPORATION   TERRITORIES   CONTRIBUTED     PRO FORMA       WHITMAN
                                          AS REPORTED   DISTRIBUTED   AND ACQUIRED   ADJUSTMENTS     PRO FORMA
                                          -----------   -----------   ------------   -----------     ---------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales...................................   $1,635.0       $(77.5)        $722.1         $  --        $2,279.6
Cost of goods sold......................    1,024.5        (52.6)         440.2            --         1,412.1
                                           --------       ------         ------         -----        --------
  Gross profit..........................      610.5        (24.9)         281.9            --           867.5
Selling, general and administrative
  expenses..............................      391.1        (21.7)         249.7            --(B)        619.1
Allocated division and PepsiCo corporate
  costs.................................         --           --           19.7            --(B)         19.7
Amortization expense....................       15.6         (1.6)          14.4          12.2(C)         40.6
                                           --------       ------         ------         -----        --------
Operating income (loss).................      203.8         (1.6)          (1.9)        (12.2)          188.1
Interest expense, net...................      (36.1)         1.8           (4.8)        (39.4)(D)       (78.5)
Interest expense allocated by PepsiCo...         --           --          (46.1)         46.1(E)           --
Other expense, net......................      (15.5)         2.3           (0.8)          9.2(F)         (4.8)
                                           --------       ------         ------         -----        --------
  Income (loss) before income taxes.....      152.2          2.5          (53.6)          3.7           104.8
Income taxes............................       69.7         (3.5)          (4.3)          6.4(G)         68.3
                                           --------       ------         ------         -----        --------
  Income (loss) from continuing
    operations before minority
    interest............................       82.5          6.0          (49.3)         (2.7)           36.5
Minority interest.......................       20.0          1.2             --         (21.2)(I)          --
                                           --------       ------         ------         -----        --------
Income (loss) from continuing
  operations............................   $   62.5       $  4.8         $(49.3)        $18.5        $   36.5
                                           ========       ======         ======         =====        ========
WEIGHTED AVERAGE COMMON SHARES:
  Basic.................................      101.1                                      38.0(J)(K)     139.1
  Incremental effect of stock options...        1.8                                        --             1.8
                                           --------                                     -----        --------
  Diluted...............................      102.9                                      38.0           140.9
                                           ========                                     =====        ========
INCOME FROM CONTINUING OPERATIONS PER
  COMMON SHARE:
  Basic.................................   $   0.62                                                  $   0.26
  Diluted...............................   $   0.61                                                  $   0.26
SUPPLEMENTARY DATA:
  Depreciation..........................   $   62.1       $ (4.4)        $ 50.6         $ 6.0        $  114.3
  Operating cash flow(L)................   $  281.5       $ (7.6)        $ 63.1         $ 6.0        $  343.0
  EBITDA(L).............................   $  266.0       $ (5.3)        $ 62.3         $15.2        $  338.2

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                    EXPERTS

     The consolidated financial statements of Whitman and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of the PepsiCo Bottling Operations, as of December 27, 1997 and December 28, 1996 and for each of the years in the three-year period ended December 27, 1997 have been included herein and in the Registration Statement have been audited by KPMG LLP, independent auditors, as indicated in their report with respect thereto, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Representatives of KPMG LLP will be present at the special meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the New Whitman common stock to be issued by New Whitman
pursuant to the Transactions will be passed upon by                . Certain tax
matters will be passed upon by Wachtell, Lipton, Rosen & Katz.

                             SHAREHOLDER PROPOSALS

     Any Whitman shareholder who wishes to submit a proposal for presentation to Whitman's 1999 Annual Meeting of Shareholders (which will only be held if the merger has not been consummated prior to the date the meeting is to be held) must submit the proposal to Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois 60008, Attention: Secretary. Whitman's by-laws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the board of directors, and (2) the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must comply with such procedures.

     Such proposal must have been received by Whitman not later than November 20, 1998 to be included, if appropriate, in Whitman's proxy statement and form of proxy relating to its 1999 Annual Meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Whitman is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by Whitman can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Whitman's filings with the Commission are also available to the public from commercial document retrieval services and at the Website maintained by the Commission at "http://www.sec.gov." Whitman common stock is listed on the NYSE and such reports, proxy statements and other information concerning Whitman may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Information about Whitman may also be obtained from Whitman's Website at "http://www.WhitmanCorp.com."

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     Merger Sub has filed with the Commission a Registration Statement under the Securities Act with respect to New Whitman common stock which may be issued to holders of Whitman common stock, of which Registration Statement this Proxy Statement/Prospectus constitutes a part. The information contained herein with respect to Whitman and its affiliates has been provided by Whitman and the information contained herein with respect to Merger Sub, the Contributed Operations and PepsiCo has been provided by PepsiCo. The unaudited pro forma combined condensed financial statements have been prepared by Whitman's management using historical financial information relating to the Contributed Operations provided by PepsiCo. See "New Whitman Unaudited Pro Forma Combined Condensed Financial Information." This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     This Proxy Statement/Prospectus incorporates documents by reference with respect to Whitman that are not presented herein or delivered herewith. These documents (excluding exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents) are available without charge upon written or oral request to:

        Whitman Corporation
        3501 Algonquin Road
        Rolling Meadows, Illinois 60008
        Attn: Investor Relations
        Tel: (847) 818-5000

     Whitman will send the requested documents by first-class mail within one business day of the receipt of the request. In order to ensure timely delivery
of the documents, any request should be made by                .

     The following documents previously filed by Whitman with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof:

     1. Whitman's Annual Report on Form 10-K, for the year ended December 31, 1997.

     2. Whitman's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     3. Whitman's Current Reports on Form 8-K dated                .

     4. Whitman's Proxy Statement dated March 20, 1998, in connection with its Annual Meeting of Shareholders held on April 30, 1998.

     All documents subsequently filed by Whitman pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                             INDEX OF DEFINED TERMS

A&M.....................................   62
Acquiring Person........................   49
Acquisition Proposal....................   29
Agreement...............................   11
Allied Brands Fountain Agreement........   42
Allied Brands Master Bottling
  Agreement.............................   42
Assumed Debt............................   13
Beneficial Owner........................   38
Bottler Comparables.....................   20
Central Europe..........................   61
Closing Working Capital Amount..........   36
Code....................................   32
Cola Beverages..........................   42
Concentrate Comparables.................   20
Confidentiality Agreement...............   30
Contributed Operations..................   13
CSFB....................................   16
CSFB Opinion............................   17
DCF.....................................   20
Demand Registration.....................   48
Discounted Net Receivables Amount.......   36
Distribution Date.......................   49
EBITDA..................................   20
Exchange Act............................   27
Fountain Agreements.....................   42
FTC.....................................   24
GAAP....................................    8
G&A.....................................   62
HSR Act.................................   24
Independent Director....................   38
Insured Liabilities.....................   32
International Agreements................   42
IRS.....................................   50
Losses..................................   33
Master Bottling Agreement...............   42
Maximum Ownership Percentage............   38
Merger Consideration....................   14
Minimum Price...........................   38
Merger Sub..............................   11
Net Receivables Amount..................   36
New Whitman.............................   13
New Whitman Acquired Businesses.........   13
New Whitman Statement...................   36
Notice of Disagreement..................   35
PBG.....................................   20
PBO.....................................   13
P/E.....................................   20
Pepsi Beverage Agreements...............   42
PepsiCo.................................   13
PepsiCo Acquired Businesses.............   13
PepsiCo Bottling Operations.............   13
Pepsi Fountain Agreement................   42
Pepsi General...........................   13
PepsiCo Statement.......................   36
PepsiCo Subsidiaries....................   26
PepsiCo Transferred Individuals.........   47
PepsiCo Transfers Closing...............   47
Permitted Acquisition...................   38
Permitted Significant Transferee........   39
Piggy-Back Registration.................   48
Pre-Closing Tax Period..................   34
Projected Working Capital Amount........   37
Registration Rights Agreement...........   48
Registration Statement..................   27
Rights..................................   14
Rights Agreement........................   14
S&D.....................................   62
SD&A....................................   62
Securities Act..........................   27
Shareholder Agreement...................   14
Shareholder Group.......................   38
Shareholder Offer.......................   39
Shares..................................   48
Significant Transferee..................   39
Superior Proposal.......................   28
Synergies...............................   19
Takeover Proposal.......................   28
Tax Opinion.............................   50
Transactions............................   13
Transferred Individuals.................   46
United States...........................   61
Whitman Acquisition Agreement...........   29
Whitman Rights Agreement................   27
Whitman Transferred Individuals.........   47
Whitman Transfers Closing...............   47
Working Capital Amount..................   36

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                     INDEX TO COMBINED FINANCIAL STATEMENTS

COMBINED FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-2
Combined Statements of Operations --
  Fiscal years ended December 27, 1997, December 28, 1996
  and December 30, 1995.....................................   F-3
Combined Statements of Cash Flows --
  Fiscal years ended December 27, 1997, December 28, 1996
  and December 30, 1995.....................................   F-4
Combined Balance Sheets --
  December 27, 1997 and December 28, 1996...................   F-5
Combined Statements of Shareholder's Equity and Accumulated
  Other Comprehensive Loss --
  Fiscal years ended December 27, 1997, December 28, 1996
  and December 30, 1995.....................................   F-6
Notes to Combined Financial Statements......................   F-7

CONDENSED COMBINED FINANCIAL STATEMENTS
Condensed Combined Statements of Operations --
  Thirty-six weeks ended September 5, 1998 and September 6,
  1997 (unaudited)..........................................  F-17
Condensed Combined Statements of Cash Flows --
  Thirty-six weeks ended September 5, 1998 and September 6,
  1997 (unaudited)..........................................  F-18
Condensed Combined Balance Sheets --
  September 5, 1998 (unaudited)and December 27, 1997........  F-19
Notes to Condensed Combined Financial Statements
  (unaudited)...............................................  F-20

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders of
PepsiCo, Inc.:

     We have audited the accompanying combined balance sheets of PepsiCo Bottling Operations ("PBO") as of December 27, 1997 and December 28, 1996 and the related combined statements of operations, cash flows and shareholder's equity and accumulated other comprehensive loss for each of the years in the three-year period ended December 27, 1997. These combined financial statements are the responsibility of PBO's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of PBO as of December 27, 1997 and December 28, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 27, 1997, in conformity with generally accepted accounting principles.

KPMG LLP

New York, New York
January 22, 1999

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                       COMBINED STATEMENTS OF OPERATIONS
            FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 28, 1996
                             AND DECEMBER 30, 1995

                                                               1997      1996      1995
                                                              ------    ------    ------
                                                                    (IN MILLIONS)
NET SALES
  United States.............................................  $517.4    $507.0    $498.6
  Central Europe............................................   186.3     219.5     235.2
                                                              ------    ------    ------
                                                               703.7     726.5     733.8
                                                              ------    ------    ------
COST OF SALES
  United States.............................................   304.2     300.2     296.9
  Central Europe............................................   126.3     148.7     159.6
                                                              ------    ------    ------
                                                               430.5     448.9     456.5
                                                              ------    ------    ------
GROSS PROFIT................................................   273.2     277.6     277.3
SELLING, DELIVERY AND ADMINISTRATIVE EXPENSES
  United States.............................................   170.9     169.9     162.6
  Central Europe............................................   104.6     126.8     100.2
  Allocated division and PepsiCo corporate costs............    19.8      18.8      17.3
                                                              ------    ------    ------
                                                               295.3     315.5     280.1
                                                              ------    ------    ------
OPERATING LOSS..............................................   (22.1)    (37.9)     (2.8)
OTHER EXPENSE
  Interest expense:
     External...............................................     5.1       7.7      14.5
     PepsiCo allocation.....................................    46.6      48.1      48.4
                                                              ------    ------    ------
                                                                51.7      55.8      62.9
  Foreign exchange losses...................................    14.4       1.9       0.6
                                                              ------    ------    ------
          Total other expense...............................    66.1      57.7      63.5
                                                              ------    ------    ------
LOSS BEFORE INCOME TAXES....................................   (88.2)    (95.6)    (66.3)
  Income tax benefit........................................     7.0       9.3       9.3
                                                              ------    ------    ------
NET LOSS....................................................  $(81.2)   $(86.3)   $(57.0)
                                                              ======    ======    ======

            See accompanying Notes to Combined Financial Statements.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                       COMBINED STATEMENTS OF CASH FLOWS
            FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 28, 1996
                             AND DECEMBER 30, 1995

                                                               1997      1996       1995
                                                              ------    -------    ------
                                                                     (IN MILLIONS)
CASH FLOWS -- OPERATIONS
Net loss....................................................  $(81.2)   $ (86.3)   $(57.0)
Adjustments to reconcile net loss to net cash (used)
  provided by operating activities:
  Depreciation..............................................    53.5       55.9      48.4
  Amortization..............................................    14.4       14.6      14.7
  Deferred income taxes.....................................    (7.0)      (9.3)     (9.3)
  Other noncash charges and credits, net....................     5.4         --      (0.1)
  Equity in (income) loss of affiliate......................    (4.9)       9.4       1.9
  Changes in operating working capital:
     Trade accounts receivable, net.........................     5.6        8.9     (18.5)
     Inventories............................................     5.6       10.4     (14.2)
     Prepaid expenses and other current assets..............     0.5        5.8     (11.1)
     Accounts payable and other current liabilities.........     7.7        8.3      18.2
     Trade accounts payable to PepsiCo......................    (0.5)      (6.1)      2.7
                                                              ------    -------    ------
  Net change in operating working capital...................    18.9       27.3     (22.9)
                                                              ------    -------    ------
NET CASH (USED BY) PROVIDED BY OPERATIONS...................    (0.9)      11.6     (24.3)
                                                              ------    -------    ------
CASH FLOWS -- INVESTING ACTIVITIES
Capital expenditures........................................   (57.6)    (108.7)    (84.7)
Investments in and advances to affiliates...................    (1.4)      (7.9)     (4.1)
Proceeds from sales of property, plant, & equipment.........     6.3        9.8       2.1
Other, net..................................................    (0.6)       4.4       1.2
                                                              ------    -------    ------
NET CASH USED BY INVESTING ACTIVITIES.......................   (53.3)    (102.4)    (85.5)
                                                              ------    -------    ------
CASH FLOWS -- FINANCING ACTIVITIES
Short-term borrowings -- three months or less, net..........   (22.9)     (30.8)     15.9
Proceeds from issuance of long-term debt....................      --        4.0        --
Payments on long-term debt..................................   (10.5)      (0.6)     (0.1)
Advances from PepsiCo.......................................   101.0      123.4      91.0
                                                              ------    -------    ------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    67.6       96.0     106.8
                                                              ------    -------    ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................    (1.8)      (0.5)      0.1
                                                              ------    -------    ------
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........    11.6        4.7      (2.9)
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR..............    11.6        6.9       9.8
                                                              ------    -------    ------
CASH AND CASH EQUIVALENTS -- END OF YEAR....................  $ 23.2    $  11.6    $  6.9
                                                              ======    =======    ======

            See accompanying Notes to Combined Financial Statements.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                            COMBINED BALANCE SHEETS
                    DECEMBER 27, 1997 AND DECEMBER 28, 1996

                                                               1997      1996
                                                              ------    ------
                                                               (IN MILLIONS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $ 23.2    $ 11.6
Trade accounts receivable, less allowance of $4.7 and $5.3
  in 1997 and 1996, respectively............................    70.0      77.0
Inventories.................................................    29.5      36.1
Prepaid expenses and other current assets...................     6.6       7.4
                                                              ------    ------
          TOTAL CURRENT ASSETS..............................   129.3     132.1
Property, plant and equipment, net..........................   271.3     321.7
Intangible assets, net......................................   418.7     434.3
Other assets................................................    37.8      29.7
                                                              ------    ------
          TOTAL ASSETS......................................  $857.1    $917.8
                                                              ======    ======
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities..............  $122.6    $128.7
Short-term borrowings.......................................    15.6      51.5
Trade accounts payable to PepsiCo...........................     2.3       2.8
                                                              ------    ------
          TOTAL CURRENT LIABILITIES.........................   140.5     183.0
Other liabilities...........................................    11.6      14.3
Deferred income taxes.......................................    13.8      20.7
                                                              ------    ------
          TOTAL LIABILITIES.................................   165.9     218.0
                                                              ------    ------
SHAREHOLDER'S EQUITY
Advances from PepsiCo.......................................   746.8     739.6
Accumulated other comprehensive loss........................   (55.6)    (39.8)
                                                              ------    ------
          TOTAL SHAREHOLDER'S EQUITY........................   691.2     699.8
                                                              ------    ------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY........  $857.1    $917.8
                                                              ======    ======

            See accompanying Notes to Combined Financial Statements.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                    AND ACCUMULATED OTHER COMPREHENSIVE LOSS
            FISCAL YEARS ENDED DECEMBER 27, 1997, DECEMBER 28, 1996
                             AND DECEMBER 30, 1995

                                                                                         ACCUMULATED
                                                           TOTAL                            OTHER
                                                       SHAREHOLDER'S      ADVANCES      COMPREHENSIVE
                                                          EQUITY        FROM PEPSICO        LOSS
                                                       -------------    ------------    -------------
                                                                       (IN MILLIONS)
BALANCE AT DECEMBER 31, 1994.........................     $661.3           $671.1          $ (9.8)
Comprehensive loss:
  Net loss...........................................      (57.0)           (57.0)
  Currency translation adjustment....................      (16.8)                           (16.8)
                                                          ------
Total comprehensive loss.............................      (73.8)
                                                          ------
Net advances from PepsiCo............................       89.1             89.1
                                                          ------           ------          ------
BALANCE AT DECEMBER 30, 1995.........................     $676.6           $703.2          $(26.6)
Comprehensive loss:
  Net loss...........................................      (86.3)           (86.3)
  Currency translation adjustment....................      (13.2)                           (13.2)
                                                          ------
Total comprehensive loss.............................      (99.5)
                                                          ------
Net advances from PepsiCo............................      122.7            122.7
                                                          ------           ------          ------
BALANCE AT DECEMBER 28, 1996.........................     $699.8           $739.6          $(39.8)
Comprehensive loss:
  Net loss...........................................      (81.2)           (81.2)
  Currency translation adjustment....................      (15.8)                           (15.8)
                                                          ------
Total comprehensive loss.............................      (97.0)
                                                          ------
Net advances from PepsiCo............................       88.4             88.4
                                                          ------           ------          ------
BALANCE AT DECEMBER 27, 1997.........................     $691.2           $746.8          $(55.6)
                                                          ======           ======          ======

            See accompanying Notes to Combined Financial Statements.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (TABULAR DOLLARS IN MILLIONS)

NOTE 1 -- BUSINESS DESCRIPTION

     The accompanying financial statements reflect the combined results of operations, cash flows and net assets of certain direct and indirect wholly-owned bottling operations of PepsiCo, Inc. ("PepsiCo"). These bottling operations (herein referred to as "PepsiCo Bottling Operations" or PBO) present the carved-out operating results and financial position of PepsiCo's bottling operations predominantly located in the midwestern part of the United States (the Heartland) and in certain countries in Central Europe: the Czech Republic, Slovakia, Poland and Hungary. The financial information in these financial statements is not necessarily indicative of results that would have been obtained if PBO had been a separate stand-alone entity.

     PBO produces and distributes Pepsi, Diet Pepsi, Mountain Dew and other brands of carbonated soft drinks and other non-alcoholic beverages. Approximately 88% of PBO's 1997 net sales were derived from the distribution of PepsiCo products.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of Combined Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation

     The accompanying Combined Financial Statements include the results of operations and assets and liabilities directly related to PBO operations. All intercompany amounts and transactions have been eliminated in combination.

     PBO was allocated $19.8 million, $18.8 million and $17.3 million of overhead costs related to divisional headquarters and PepsiCo corporate administrative functions in 1997, 1996 and 1995, respectively. The allocations were based on the specific identification of administrative costs where practicable and, to the extent that specific identification was not practicable, based upon PBO's sales volume as a percentage of PepsiCo's related total sales volume. Such allocated costs are included in selling, delivery and administrative expenses in the Combined Statements of Operations. Management believes that such allocation methodology is reasonable. The expenses allocated to PBO for these services are not necessarily indicative of the expenses that would have been incurred if PBO had been a separate stand-alone entity.

     PBO's operations have been financed through its operating cash flows and advances from PepsiCo. PBO's interest expense includes an allocation of PepsiCo's interest expense based on PepsiCo's weighted average interest rate applied to the average balance of advances from PepsiCo to PBO. PBO was allocated $46.6 million, $48.1 million and $48.4 million of interest expense reflecting PepsiCo's average interest rates of 6.2%, 6.2% and 6.6% in 1997, 1996 and 1995, respectively. The interest expense is not necessarily indicative of interest costs that would have been incurred if PBO had been a separate independent entity.

     Deferred taxes result from temporary differences between the financial bases and tax bases of PBO's assets and liabilities. Deferred tax assets and liabilities are adjusted for changes in tax rates and tax laws in the period that such changes are enacted. Gross potential deferred tax assets are reduced by a valuation allowance to the extent that it is not "more likely than not" that such deferred tax assets will be realized.

     Historically, PBO results have been included in the consolidated income tax returns of PepsiCo. PepsiCo manages its tax position on a consolidated basis which takes into account the results of all of its businesses and global tax strategies. The income taxes in the Combined Financial Statements are computed as if PBO had

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS
actually filed separate tax returns and as such, do not include the tax benefits that may have been recognized by PepsiCo by utilizing global tax strategies.

     Income taxes payable or receivable and allocations from PepsiCo of corporate overhead and interest costs have been deemed to have been paid by PBO to PepsiCo, in cash, in the period in which the cost was incurred or the income taxes were recorded. Cash paid for external interest was $5.1 million, $7.7 million and $14.5 million, for 1997, 1996 and 1995 respectively. There were no cash payments made for income taxes in 1997, 1996 and 1995.

  Fiscal Year

     PBO's fiscal year ends on the last Saturday in December and, as a result, a fifty-third week is added every five or six years. The fiscal years ending 1997, 1996 and 1995 each consisted of fifty-two weeks.

  Advertising and Marketing Costs

     PBO is involved in a variety of programs to promote its products. Advertising and marketing costs included in selling, delivery and administrative expenses in the Combined Statements of Operations are charged ratably in relation to sales over the year in which incurred. Advertising and Marketing costs were $32.5 million, $38.9 million and $35.4 million, in 1997, 1996 and 1995, respectively.

  Bottler Incentives

     PepsiCo and other brand owners, at their sole discretion, provide PBO with various forms of marketing support. This marketing support is intended to cover a variety of programs and initiatives, including direct marketplace support, capital equipment funding and shared media and advertising support. Based on the objectives of the programs and initiatives, marketing support is recorded as an adjustment to net sales or a reduction of selling, delivery and administrative expenses. There are no conditions or other requirements which could result in a repayment of marketing support received.

  Stock-Based Employee Compensation

     PBO measures stock-based compensation cost in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and its related interpretations. PepsiCo's policy is to grant stock options at fair market value at the date of grant.

  Derivative Financial Instruments

     PBO did not utilize any derivative financial instruments during 1997, 1996 and 1995.

  Cash Equivalents

     Cash equivalents represent funds temporarily invested with original maturities not exceeding three months.

  Inventories

     Inventories are valued at the lower of cost (computed on the first-in, first-out method) or net realizable value.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

  Property, Plant and Equipment

     Property, plant and equipment ("PP&E") is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows: 20 to 33 years for buildings and improvements and 3 to 10 years for machinery and equipment.

  Intangible Assets

     Intangible assets, which are primarily franchise rights and goodwill are amortized on a straight-line basis over a period of no more than 40 years.

  Recoverability of Long-Lived Assets

     PBO reviews all long-lived assets, including intangible assets, annually or when facts and circumstances indicate that the carrying value of the asset may not be recoverable.

     An impaired asset is written down to its estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

  Foreign Currency Transactions

     Foreign exchange losses reflect transaction and translation gains and losses arising from the re-measurement into U.S. dollars of the net monetary assets of businesses in highly inflationary countries.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for the reporting and display of net income and other gains and losses affecting shareholders' equity that are excluded from net income. The only components of other comprehensive loss are net loss and the foreign currency translation component of shareholder's equity. These financial statements reflect the adoption of SFAS 130. Other items of comprehensive income or loss are reported in the Combined Statements of Shareholder's Equity and Accumulated Other Comprehensive Loss.

     In June 1997, the FASB issued Statement of Financial Accounting Standard 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS 131 requires that the definition of operating segments align with the measurements used internally to assess performance. SFAS 131 is a disclosure standard and its adoption will not impact PBO's financial condition or results of operations. Management believes that the adoption of SFAS 131 will not have a significant impact on its Combined Financial Statements.

     In June 1998, the FASB issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. PBO is currently assessing the effects of adopting SFAS 133, and has not yet made a determination of the impact of its financial position or results of operations. SFAS 133 will be effective for PBO's first quarter of fiscal year 2000.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

NOTE 3 -- INVENTORIES

                                                              1997     1996
                                                              -----    -----
Raw materials and supplies..................................  $14.3    $18.0
Finished goods..............................................   15.2     18.1
                                                              -----    -----
                                                              $29.5    $36.1
                                                              =====    =====

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT, NET

                                                               1997       1996
                                                              -------    -------
Land........................................................  $   7.6    $   7.4
Buildings and improvements..................................     82.5       85.2
Machinery and equipment.....................................    371.6      388.7
Other.......................................................      4.8        9.7
                                                              -------    -------
                                                                466.5      491.0
Accumulated depreciation....................................   (195.2)    (169.3)
                                                              -------    -------
                                                              $ 271.3    $ 321.7
                                                              =======    =======

NOTE 5 -- INTANGIBLE ASSETS, NET

                                                               1997       1996
                                                              -------    -------
Franchise rights and other identifiable intangibles.........  $ 384.4    $ 385.5
Goodwill....................................................    161.8      161.9
                                                              -------    -------
                                                                546.2      547.4
Accumulated amortization....................................   (127.5)    (113.1)
                                                              -------    -------
                                                              $ 418.7    $ 434.3
                                                              =======    =======

     Identifiable intangible assets principally arise from the allocation of the purchase price of businesses acquired and consist primarily of territorial franchise rights. Amounts assigned to such identifiable intangibles were based on independent appraisals or internal estimates. Goodwill represents the residual purchase price after allocation to all identifiable net assets.

NOTE 6 -- ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

                                                               1997      1996
                                                              ------    ------
Accounts payable............................................  $ 25.2    $ 28.6
Income taxes................................................    34.0      34.0
Accrued compensation and benefits...........................    15.0      16.0
Accrued advertising.........................................    19.0      14.0
Other current liabilities...................................    29.4      36.1
                                                              ------    ------
                                                              $122.6    $128.7
                                                              ======    ======

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

NOTE 7 -- SHORT-TERM BORROWINGS

     Short-term borrowings on the Combined Balance Sheets primarily represent loans from financial institutions and bank overdrafts. Interest rates on these borrowings ranged from 4.0% to 24.3% in 1997 and between 3.8% and 24.0% in 1996.

                                                              1997     1996
                                                              -----    -----
Short-term borrowings.......................................  $15.6    $44.0
Current portion of long-term debt...........................     --      7.5
                                                              -----    -----
                                                              $15.6    $51.5
                                                              =====    =====

NOTE 8 -- PENSION PLANS

     U.S. employees of PBO participate in PepsiCo sponsored noncontributory defined benefit pension plans which cover substantially all full-time salaried employees, as well as certain hourly employees. Benefits generally are based on years of service and compensation or stated amounts for each year of service. All plans but one are funded and contributions are made in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for U.S. income tax purposes.

     Net periodic U.S. pension expense allocated from PepsiCo's plans to PBO was $1.0 million in 1997, 1996 and 1995. There are no defined benefit pension plans for PBO's foreign operations.

NOTE 9 -- FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  Foreign Exchange Risk

     As currency exchange rates change, translation of the statements of operations of our international business into U.S. dollars affects year-over-year comparability. PBO has not historically hedged translation risks because cash flows from international operations have generally been reinvested locally, nor historically has PBO entered into hedges to minimize the volatility of reported earnings.

  Fair Value of Financial Instruments

     The carrying amount of PBO's financial instruments approximates fair value due to the short maturity of PBO's financial instruments and since interest rates approximate fair value for long-term debt. PBO does not use any financial instruments for trading or speculative purposes.

NOTE 10 -- EMPLOYEE STOCK OPTION PLANS

     The amounts presented below represent options granted under PepsiCo employee stock option plans. The pro forma amounts below are not necessarily representative of the effects of stock-based awards on future pro forma net income because (1) future grants of employee stock options to PBO management may not be comparable to awards made to employees while PBO was a part of PepsiCo, and (2) the assumptions used to compute the fair value of any stock option awards may not be comparable to the PepsiCo assumptions used.

     PBO employees were granted stock options under PepsiCo's three long-term incentive plans -- the SharePower Stock Option Plan ("SharePower"), the Long-Term Incentive Plan ("LTIP"), and the Stock Option Incentive Plan ("SOIP").

     Prior to 1997, SharePower options were granted annually to essentially all full-time employees. SharePower options generally become exercisable ratably over 5 years from the grant date and must be exercised within 10 years from the grant date. There were no SharePower options granted in 1997. The

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

SharePower options granted in 1998 generally become exercisable in 3 years from the grant date and must be exercised within 10 years from the grant date.

     Most LTIP options were granted every other year to senior management employees. Most of these options become exercisable after 4 years and must be exercised within 10 years from the grant date. In addition, the LTIP allows for grants of performance share units ("PSUs"). The maximum value of a PSU is fixed at the value of a share of PepsiCo stock at the grant date and vests 4 years from the grant date. Payment of PSUs are made in cash and/or stock and the payment amount is determined based on the attainment of prescribed performance goals. Amounts expensed for PSUs for PBO employees were not material.

     SOIP options are granted to middle-management employees and, prior to 1997, were granted annually. SOIP options are exercisable after one year and must be exercised within 10 years after their grant date.

     Stock option activity:

                                          1997                       1996                       1995
                                ------------------------   ------------------------   ------------------------
                                          WEIGHTED AVG.              WEIGHTED AVG.              WEIGHTED AVG.
                                OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
(OPTIONS IN THOUSANDS)          -------   --------------   -------   --------------   -------   --------------
Outstanding at beginning of
  year........................   2,220        $20.35        2,298        $17.91        2,304        $16.89
  Granted.....................      --            --          331         33.31          337         22.33
  Exercised...................    (340)        16.16         (271)        15.11         (176)        14.09
  Forfeited...................    (141)        24.21         (138)        21.12         (167)        16.96
     PepsiCo
       modification(a)........     133            --           --            --           --            --
                                 -----        ------        -----        ------        -----        ------
Outstanding at end of year....   1,872        $19.39        2,220        $20.35        2,298        $17.91
                                 =====        ======        =====        ======        =====        ======
Exercisable at end of year....   1,180        $16.85        1,089        $15.99          957        $14.64
                                 =====        ======        =====        ======        =====        ======
Weighted average fair value of
  options granted during the
  year........................                $   --                     $ 8.90                     $ 5.57
                                              ======                     ======                     ======

     Stock options outstanding at December 27, 1997:

                               OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                   -------------------------------------------   ------------------------
                              WEIGHTED AVG.
    RANGE OF                    REMAINING       WEIGHTED AVG.              WEIGHTED AVG.
 EXERCISE PRICE    OPTIONS   CONTRACTUAL LIFE   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
 --------------    -------   ----------------   --------------   -------   --------------
 $8.17 to $17.57    1,135       4.91 years          $14.61          916        $14.45
$17.58 to $32.98      737       7.97                $26.69          264        $25.26
                    -----                                         -----
                    1,872       6.12                $19.39        1,180        $16.85
                    =====                                         =====

---------------
(a) In 1997, PepsiCo spun off its restaurant businesses to its shareholders. Immediately following this spin-off, the number of options exercisable for PepsiCo capital stock was increased and their exercise prices were decreased to preserve the economic value of those options that existed just prior to the spin-off for the holders of PepsiCo stock options.

     PBO adopted the disclosure provisions of Statement of Financial Accounting Standards 123 "Accounting for Stock-Based Compensation," ("SFAS 123") but continues to measure stock-based compensation cost in accordance with APB Opinion No. 25 and its related interpretations. If PBO had measured compensation cost for the PepsiCo stock options granted to its employees in 1997, 1996 and 1995 under the fair value based

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS
method prescribed by SFAS 123, the net loss would have been changed to the pro forma amounts set forth below:

                                                            1997      1996      1995
                                                           ------    ------    ------
Net loss:
  Reported...............................................  $(81.2)   $(86.3)   $(57.0)
  Pro forma..............................................  $(82.4)   $(86.8)   $(57.2)

     The fair value of PepsiCo stock options granted to PBO employees used to compute pro forma net income disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions used by PepsiCo:

                                                           1997       1996       1995
                                                          -------    -------    -------
Risk free interest rate.................................     5.8%       6.0%       6.2%
Expected life...........................................  3 years    6 years    5 years
Expected volatility.....................................      20%        20%        20%
Expected dividend yield.................................    1.32%       1.5%      1.75%

NOTE 11 -- INCOME TAXES

     The details of the income tax benefit are set forth below:

                                                            1997      1996      1995
                                                            -----     -----     -----
Current:
  Federal.................................................  $  --     $  --     $  --
  Foreign.................................................     --        --        --
  State...................................................     --        --        --
                                                            -----     -----     -----
                                                            $  --     $  --     $  --
                                                            =====     =====     =====
Deferred:
  Federal.................................................  $(6.3)    $(8.3)    $(7.1)
  Foreign.................................................     --        --      (1.3)
  State...................................................   (0.7)     (1.0)     (0.9)
                                                            -----     -----     -----
                                                            $(7.0)    $(9.3)    $(9.3)
                                                            =====     =====     =====

     U.S. and foreign loss before income taxes are set forth below:

                                                            1997      1996      1995
                                                           ------    ------    ------
U.S......................................................  $(17.7)   $(23.4)   $(19.7)
Foreign..................................................   (70.5)    (72.2)    (46.6)
                                                           ------    ------    ------
Total....................................................  $(88.2)   $(95.6)   $(66.3)
                                                           ======    ======    ======

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

     A reconciliation of income tax benefit calculated at the U.S. Federal statutory rate to PBO's effective tax benefit rate is set forth below:

                                                              1997     1996     1995
                                                              -----    -----    -----
Income tax benefit computed at the U.S Federal statutory
  rate......................................................   35.0%    35.0%    35.0%
State income tax, net of federal tax benefit................    0.5      0.7      0.8
Effect of foreign tax rate differences......................   (5.6)    (5.6)     0.7
Valuation allowance -- foreign..............................  (18.3)   (15.3)   (18.6)
Nondeductible amortization of a portion of U.S. intangible
  assets....................................................   (1.7)    (1.6)    (2.4)
Nondeductible expenses......................................   (2.0)    (3.4)    (1.5)
                                                              -----    -----    -----
Effective income tax benefit rate...........................    7.9%     9.8%    14.0%
                                                              =====    =====    =====

     Deferred tax liabilities and assets are attributable to temporary differences between the financial statement bases and tax bases of certain assets and liabilities and to net operating loss carryforwards, as set forth below:

                                                               1997     1996
                                                              ------    -----
Intangible assets and property, plant and equipment.........  $106.5    $95.1
Other.......................................................     2.8      3.7
                                                              ------    -----
Gross deferred tax liabilities..............................   109.3     98.8
                                                              ------    -----
Net operating loss carryforwards............................   153.9    124.0
Allowance for doubtful accounts.............................     1.1      0.9
Various liabilities and other...............................     7.0      3.0
                                                              ------    -----
Gross deferred tax assets...................................   162.0    127.9
Deferred tax asset valuation allowance......................   (65.3)   (48.9)
                                                              ------    -----
Net deferred tax assets.....................................    96.7     79.0
                                                              ------    -----
Net deferred income liability...............................  $ 12.6    $19.8
                                                              ======    =====
Portion recorded in:
  Prepaid expenses and other current assets.................  $ (1.2)   $(0.9)
  Deferred income taxes.....................................    13.8     20.7
                                                              ------    -----
                                                              $ 12.6    $19.8
                                                              ======    =====

     The valuation allowance related to deferred tax assets increased by $16.4 million in 1997 primarily due to additions related to current year operating losses and temporary differences in a number of foreign and state jurisdictions.

     Net operating loss carryforwards totaling $89.4 million at year-end 1997 are available to reduce future taxes and are related to a number of foreign jurisdictions. These carryforwards expire at various times between 1999 and 2004.

NOTE 12 -- TRANSACTIONS WITH PEPSICO

     PBO is a licensed producer and distributor of carbonated soft drinks and other non-alcoholic beverages on behalf of PepsiCo. In addition, PBO has the following relationships with PepsiCo.

     PBO purchases concentrate from PepsiCo to be used in the production of carbonated soft drinks and other non-alcoholic beverages.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

     PepsiCo and PBO share a business objective of increasing availability and consumption of PepsiCo's brands. Accordingly, PepsiCo provides PBO with various forms of marketing support to promote PepsiCo's brands. This support covers a variety of initiatives, including market place support, marketing programs, capital equipment investment and shared media expense. PepsiCo and PBO each record their share of the cost of marketing programs in their financial statements. Based on the objective of the programs and initiatives, marketing support is recorded as an adjustment to net sales or a reduction of selling, delivery and administrative expense. There are no conditions or requirements which could result in the repayment of any support payments received by PBO.

     PBO manufactures and distributes fountain products and provides fountain equipment service to PepsiCo customers in certain territories in accordance with the Master Bottler Agreement. There are other products which PBO produces and/or distributes through various arrangements with PepsiCo or partners of PepsiCo. PBO purchases finished goods and concentrate from the Lipton Tea Partnership and finished goods from the North American Coffee Partnership. PBO pays a royalty fee to PepsiCo for the use of the Aquafina trademark.

     PepsiCo provides certain administrative support to PBO, including collection of trade receivables, development and maintenance of information systems, and insurance coverage.

     The Combined Statements of Operations include the following income and (expense) transactions with PepsiCo.

                                                            1997      1996      1995
                                                           ------    ------    ------
Net sales................................................  $ 13.6    $ 13.4    $ 13.1
Cost of goods sold.......................................  $(66.3)   $(50.0)   $(81.0)
Selling, delivery and administrative expenses............  $ 50.9    $ 49.5    $ 41.0

NOTE 13 -- CONTINGENCIES

     PBO is subject to various claims and contingencies related to lawsuits, taxes, environmental and other matters arising out of the normal course of business. Management believes that the ultimate liability, if any, in excess of amounts already recognized arising from such claims or contingencies is not likely to have a material adverse effect on PBO's annual results of operations or financial condition.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

NOTE 14 -- GEOGRAPHIC DATA

                                                            1997      1996      1995
                                                           ------    ------    ------
IDENTIFIABLE ASSETS:
  United States..........................................  $619.6    $628.5    $643.7
  Central Europe.........................................   237.5     289.3     287.5
                                                           ------    ------    ------
                                                           $857.1    $917.8    $931.2
                                                           ======    ======    ======
NET SALES:
  United States..........................................  $517.4    $507.0    $498.6
  Central Europe.........................................   186.3     219.5     235.2
                                                           ------    ------    ------
                                                           $703.7    $726.5    $733.8
                                                           ======    ======    ======
NET LOSS:
Operating profit (loss):
  United States..........................................  $ 42.3    $ 36.9    $ 39.1
  Central Europe.........................................   (44.6)    (56.0)    (24.6)
  United States allocated overhead.......................   (13.4)    (12.2)    (10.4)
  Central Europe allocated overhead......................    (6.4)     (6.6)     (6.9)
                                                           ------    ------    ------
                                                            (22.1)    (37.9)     (2.8)
External interest expense -- Central Europe..............    (5.1)     (7.7)    (14.5)
Foreign exchange losses..................................   (14.4)     (1.9)     (0.6)
Interest expense allocated from PepsiCo..................   (46.6)    (48.1)    (48.4)
Income tax benefit.......................................     7.0       9.3       9.3
                                                           ------    ------    ------
Net loss.................................................  $(81.2)   $(86.3)   $(57.0)
                                                           ======    ======    ======

     PBO operates in a single industry segment and does not have any significant export sales from the United States. Other assets on the Combined Balance Sheets include a $34.6 million, $28.3 million and $29.8 million investment in a Polish joint venture at December 27, 1997, December 28, 1996, and December 30, 1995, respectively. PBO's equity income or loss in such joint venture was $4.9 million equity income in 1997 and $9.4 million and $1.9 million equity loss in 1996 and 1995, respectively.

NOTE 15 -- SUBSEQUENT EVENTS (UNAUDITED)

     On January 25, 1999, the Board of Directors of Whitman Corporation ("Whitman") approved an agreement in which PepsiCo will consolidate certain of its bottling territories and other assets with Whitman's existing bottling businesses to create a new bottling company referred to as "New Whitman." PepsiCo will transfer to the new company a number of bottling operations, including territories in Illinois, Indiana, Missouri and Ohio in the United States as well as in the Czech Republic, Slovakia, Hungary and Poland. PepsiCo also will transfer to the new company the 20% stake it currently holds in Whitman's Pepsi-Cola General Bottlers subsidiary. Whitman will transfer to PepsiCo operations in: Marion, Virginia; Princeton, West Virginia and St. Petersburg, Russia.

     New Whitman will assume liabilities associated with PepsiCo's U.S. operations and will acquire PepsiCo's international operations for cash, resulting in net proceeds to PepsiCo of $300 million. In addition, PepsiCo will receive 54 million shares of common stock in New Whitman, giving PepsiCo immediate ownership of approximately 35% of New Whitman.

     The merger transaction is subject to the approval of the shareholders of Whitman.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
         THIRTY-SIX WEEKS ENDED SEPTEMBER 5, 1998 AND SEPTEMBER 6, 1997

                                                                     36 WEEKS ENDED
                                                              ----------------------------
                                                              SEPTEMBER 5,    SEPTEMBER 6,
                                                                  1998            1997
                                                              ------------    ------------
                                                                (IN MILLIONS, UNAUDITED)
NET SALES
  United States.............................................     $384.9          $366.0
  Central Europe............................................      128.9           136.5
                                                                 ------          ------
                                                                  513.8           502.5
                                                                 ------          ------
COST OF SALES
  United States.............................................      230.7           217.2
  Central Europe............................................       85.0            90.1
                                                                 ------          ------
                                                                  315.7           307.3
                                                                 ------          ------
GROSS PROFIT................................................      198.1           195.2

SELLING, DELIVERY AND ADMINISTRATIVE EXPENSES
  United States.............................................      121.0           119.1
  Central Europe............................................       63.4            73.7
  Allocated division and PepsiCo corporate costs............       12.9            13.7
                                                                 ------          ------
                                                                  197.3           206.5
                                                                 ------          ------
OPERATING INCOME (LOSS).....................................        0.8           (11.3)

OTHER EXPENSE
  Interest expense:
     External...............................................        1.9             3.7
     PepsiCo allocation.....................................       34.0            32.3
                                                                 ------          ------
                                                                   35.9            36.0
                                                                 ------          ------
  Foreign exchange losses...................................        0.7            14.1
                                                                 ------          ------
          Total other expense...............................       36.6            50.1
                                                                 ------          ------
LOSS BEFORE INCOME TAXES....................................      (35.8)          (61.4)
  Income tax benefit........................................        3.7             4.9
                                                                 ------          ------
NET LOSS....................................................     $(32.1)         $(56.5)
                                                                 ======          ======

  See accompanying Notes to unaudited Condensed Combined Financial Statements.
                                      F-17

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
         THIRTY-SIX WEEKS ENDED SEPTEMBER 5, 1998 AND SEPTEMBER 6, 1997

                                                                     36 WEEKS ENDED
                                                              ----------------------------
                                                              SEPTEMBER 5,    SEPTEMBER 6,
                                                                  1998            1997
                                                              ------------    ------------
                                                                (IN MILLIONS, UNAUDITED)
CASH FLOWS -- OPERATIONS
Net loss....................................................     $(32.1)         $(56.5)
Adjustments to reconcile net loss to net cash used by
  operating activities:
  Depreciation..............................................       34.0            36.2
  Amortization..............................................       10.0            10.0
  Deferred income taxes.....................................       (3.7)           (4.9)
  Equity in income of affiliate.............................       (2.4)           (2.4)
  Other noncash charges and credits, net....................       (0.4)            3.2
  Changes in operating working capital:
     Trade accounts receivable, net.........................      (14.5)          (18.7)
     Inventories............................................       (4.7)            4.9
     Prepaid expenses and other current assets..............        0.1             1.0
     Accounts payable and other current liabilities.........       (8.3)            4.9
     Trade accounts payable to PepsiCo......................       (2.3)            0.7
                                                                 ------          ------
  Net change in operating working capital...................      (29.7)           (7.2)
                                                                 ------          ------
NET CASH USED BY OPERATIONS.................................      (24.3)          (21.6)
                                                                 ------          ------

CASH FLOWS -- INVESTING ACTIVITIES
Capital expenditures........................................      (38.0)          (43.7)
Investments in and advances to affiliates...................         --            (1.5)
Proceeds from sales of property, plant and equipment........        6.2             1.4
Other, net..................................................       (1.1)           (0.5)
                                                                 ------          ------
NET CASH USED BY INVESTING ACTIVITIES.......................      (32.9)          (44.3)
                                                                 ------          ------

CASH FLOWS -- FINANCING ACTIVITIES
Short-term borrowings -- three months or less, net..........       (1.7)          (42.0)
Payments on long-term debt..................................         --            (7.5)
Advances from PepsiCo.......................................       42.3           122.2
                                                                 ------          ------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................       40.6            72.7
                                                                 ------          ------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................        0.4            (2.0)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........      (16.2)            4.8
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR..............       23.2            11.6
                                                                 ------          ------
CASH AND CASH EQUIVALENTS -- END OF PERIOD..................     $  7.0          $ 16.4
                                                                 ======          ======

  See accompanying Notes to unaudited Condensed Combined Financial Statements.
                                      F-18

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                       CONDENSED COMBINED BALANCE SHEETS
                    SEPTEMBER 5, 1998 AND DECEMBER 27, 1997

                                                              SEPTEMBER 5,
                                                                  1998        DECEMBER 27,
                                                              (UNAUDITED)         1997
                                                              ------------    ------------
                                                                     (IN MILLIONS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................     $  7.0          $ 23.2
Trade accounts receivable, less allowance of $5.0 and $4.7
  in 1998 and 1997, respectively............................       85.7            70.0
Inventories.................................................       34.1            29.5
Prepaid expenses and other current assets...................        8.2             6.6
                                                                 ------          ------
          TOTAL CURRENT ASSETS..............................      135.0           129.3
Property, plant and equipment, net..........................      267.1           271.3
Intangible assets, net......................................      408.3           418.7
Other assets................................................       39.5            37.8
                                                                 ------          ------
          TOTAL ASSETS......................................     $849.9          $857.1
                                                                 ======          ======
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities..............     $123.2          $122.6
Short-term borrowings.......................................       12.9            15.6
Trade accounts payable to PepsiCo...........................         --             2.3
                                                                 ------          ------
          TOTAL CURRENT LIABILITIES.........................      136.1           140.5
Other liabilities...........................................       11.9            11.6
Deferred income taxes.......................................       10.0            13.8
                                                                 ------          ------
          TOTAL LIABILITIES.................................      158.0           165.9
                                                                 ------          ------
SHAREHOLDER'S EQUITY
Advances from PepsiCo.......................................      750.3           746.8
Accumulated other comprehensive loss........................      (58.4)          (55.6)
                                                                 ------          ------
          TOTAL SHAREHOLDER'S EQUITY........................      691.9           691.2
                                                                 ------          ------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY........     $849.9          $857.1
                                                                 ======          ======

  See accompanying Notes to unaudited Condensed Combined Financial Statements
                                      F-19

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                          PEPSICO BOTTLING OPERATIONS

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                    (TABULAR DOLLARS IN MILLIONS, UNAUDITED)
         THIRTY-SIX WEEKS ENDED SEPTEMBER 5, 1998 AND SEPTEMBER 6, 1997

NOTE 1 -- BASIS OF PRESENTATION

     The condensed Combined Balance Sheet at September 5, 1998 and the Condensed Combined Statements of Operations and Cash Flows for the thirty-six weeks ended September 5, 1998 and September 6, 1997 have not been audited, but have been prepared in conformity with the accounting principles applied in the PBO audited Combined Financial Statements for the year ended December 27, 1997. In the opinion of management, this information includes all material adjustments necessary for a fair presentation. The results for the thirty-six weeks are not necessarily indicative of the results expected for the year.

NOTE 2 -- INVENTORIES

                                                              SEPTEMBER 5,
                                                                  1998
                                                              ------------
Raw materials and supplies..................................     $15.2
Finished goods..............................................      18.9
                                                                 -----
                                                                 $34.1
                                                                 =====

NOTE 3 -- OTHER COMPREHENSIVE LOSS

     Total other comprehensive loss was $34.9 million for the thirty-six weeks ended September 5, 1998.

NOTE 4 -- SUBSEQUENT EVENTS (UNAUDITED)

     On January 25, 1999, the Board of Directors of Whitman Corporation ("Whitman") approved an agreement in which PepsiCo will consolidate certain of its bottling territories and other assets with Whitman's existing bottling business to create a new bottling company referred to as "New Whitman." PepsiCo will transfer to the new company a number of bottling operations, including territories in Illinois, Indiana, Missouri and Ohio in the United States as well as in the Czech Republic, the Slovak Republic, Hungary and Poland. PepsiCo also will transfer to the new company the 20% stake it currently holds in Whitman's Pepsi-Cola General Bottlers subsidiary. Whitman will transfer to PepsiCo operations in: Marion, Virginia; Princeton, West Virginia and St. Petersburg, Russia.

     Whitman will assume liabilities associated with PepsiCo's U.S. operations and will acquire PepsiCo's international operations for cash, resulting in net proceeds to PepsiCo of $300 million. In addition, PepsiCo will receive 54 million shares of common stock in Whitman, giving PepsiCo immediate ownership of approximately 35% of the company.

     The merger transaction is subject to the approval of the shareholders of Whitman.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                                                      APPENDIX A

                       CONTRIBUTION AND MERGER AGREEMENT

                          DATED AS OF JANUARY 25, 1999

                                     AMONG

                              WHITMAN CORPORATION,

                                 PEPSICO, INC.,

                                      AND

                      HEARTLAND TERRITORIES HOLDINGS, INC.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
                                    ARTICLE I

                                   THE CLOSING

SECTION 1.01.   Closing.....................................................    2
SECTION 1.02.   Certain Definitions.........................................    3

                                    ARTICLE II

                                 THE CONTRIBUTION

SECTION 2.01.   Contribution................................................    3
SECTION 2.02.   Assumption of Certain Liabilities...........................    3
SECTION 2.03.   Termination of Certain Intercompany Agreements..............    4

                                   ARTICLE III

              THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

SECTION 3.01.   The Merger..................................................    4
SECTION 3.02.   Effective Time..............................................    4
SECTION 3.03.   Effects.....................................................    4
SECTION 3.04.   Certificate of Incorporation and By-laws....................    4
SECTION 3.05.   Directors and Officers of the Surviving Corporation.........    5
SECTION 3.06.   Effect on Capital Stock.....................................    5
                (a) Capital Stock of Merger Sub.............................    5
                (b) Cancelation of Merger Sub-Owned Stock; Conversion of
                  Treasury Stock............................................    5
                (c) Conversion of Whitman Common Stock......................    5
                (d) Conversion of Whitman Stock Options.....................    5

                                    ARTICLE IV

                  PURCHASE AND SALE FOLLOWING THE EFFECTIVE TIME

SECTION 4.01.   Whitman Transfers...........................................    6
SECTION 4.02.   PepsiCo Transfers...........................................    7
SECTION 4.03.   Purchases Net of Indebtedness...............................    8

                                    ARTICLE V

                          REPRESENTATIONS AND WARRANTIES

SECTION 5.01.   Representations and Warranties of Whitman...................    8
                (a)  Organization, Standing and Corporate Power.............    8
                (b)  Subsidiaries...........................................    8
                (c)  Capital Structure......................................    9
                (d)  Authority; Noncontravention............................    9
                (e)  SEC Documents; Financial Statements; Undisclosed
                     Liabilities............................................   10
                (f)  Information Supplied...................................   11
                (g)  Absence of Certain Changes or Events...................   12
                (h)  Litigation.............................................   12
                (i)   Changes in Benefit Plans..............................   12

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                                                              PAGE
                                                                              ----
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                (j)  ERISA Compliance.......................................   13
                (k)  Taxes..................................................   14
                (l)  No Excess Parachute Payments...........................   14
                (m)  Compliance With Applicable Laws; Permits...............   14
                (n)  Contracts..............................................   15
                (o)  Title to Properties....................................   15
                (p)  Voting Requirements....................................   15
                (q)  State Takeover Statutes................................   15
                (r)  Brokers................................................   16
                (s)  Opinion of Financial Advisor...........................   16
                (t)  Whitman Rights Agreement...............................   16
                (u)  Nature of Purchase.....................................   16
                (v)  Sufficiency of Assets..................................   16
                (w)  Year 2000 Compliance...................................   16
SECTION 5.02.   Representations and Warranties of PepsiCo and Merger Sub....   17
                (a)  Organization, Standing and Corporate Power.............   17
                (b)  PepsiCo Subsidiaries...................................   17
                (c)  Authority; Noncontravention............................   17
                (d)  Financial Statements; Undisclosed Liabilities..........   18
                (e)  Information Supplied...................................   19
                (f)  Absence of Certain Changes or Events...................   19
                (g)  Litigation.............................................   19
                (h)  Changes in PepsiCo Benefit Plans.......................   19
                (i)  ERISA Compliance.......................................   20
                (j)  Taxes..................................................   21
                (k)  No Excess Parachute Payments...........................   21
                (l)  Compliance With Applicable Laws; Permits...............   21
                (m)  Contracts..............................................   22
                (n)  Title to Properties....................................   23
                (o)  Nature of Purchase.....................................   23
                (p)  Sufficiency of Assets..................................   23
                (q)  Brokers................................................   23
                (r)  Year 2000 Compliance...................................   23

                                    ARTICLE VI

                          COVENANTS RELATING TO BUSINESS

SECTION 6.01.   Alternative Transactions....................................   24
SECTION 6.02.   Interim Operations of Whitman...............................   24
SECTION 6.03.   Interim Operations of PepsiCo Subsidiaries..................   26
SECTION 6.04.   Advice of Changes...........................................   27
SECTION 6.05.   Other Actions...............................................   27

                                   ARTICLE VII

                               ADDITIONAL COVENANTS

SECTION 7.01.   Preparation of Form S-4 and the Proxy Statement/Prospectus;
                  Whitman Stockholders Meeting..............................   28
SECTION 7.02.   Listing Application.........................................   28

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                                                              PAGE
                                                                              ----
SECTION 7.03.   Access to Information; Confidentiality......................   28
SECTION 7.04.   Reasonable Efforts..........................................   29
SECTION 7.05.   Affiliates..................................................   29
SECTION 7.06.   Whitman Stock Options; Whitman Stock Plans; Certain Employee
                  Matters...................................................   30
SECTION 7.07.   Fees and Expenses...........................................   30
SECTION 7.08.   Rights Agreement............................................   31
SECTION 7.09.   PGB Stockholders' Agreement.................................   31
SECTION 7.10.   Public Announcements........................................   31
SECTION 7.11.   Further Assurances..........................................   31
SECTION 7.12.   Post-Closing Cooperation....................................   32
SECTION 7.13.   Merger Sub Rights Agreement.................................   32
SECTION 7.14.   Merger Sub Share Repurchase.................................   32
SECTION 7.15.   St. Petersburgco Indebtedness...............................   33
SECTION 7.16.   Services Agreements.........................................   33
SECTION 7.17.   Section 16b-3...............................................   33
SECTION 7.18.   Insured Claims..............................................   33

                                   ARTICLE VIII

                               CONDITIONS PRECEDENT

SECTION 8.01.   Conditions Precedent........................................   34
                (a) Stockholder Approval....................................   34
                (b) HSR Act.................................................   34
                (c) No Injunctions or Restraints............................   34
                (d) NYSE Listing............................................   34
                (e) Form S-4................................................   34
SECTION 8.02.   Conditions to Obligations of PepsiCo and Merger Sub.........   35
                (a) Representations and Warranties..........................   35
                (b) Performance of Obligations..............................   35
                (c) Tax Opinion.............................................   35
SECTION 8.03.   Conditions to Obligations of Whitman........................   35
                (a) Representations and Warranties..........................   35
                (b) Performance of Obligations..............................   35
                (c) Tax Opinion.............................................   35
                (d) Contribution............................................   35

                                    ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.   Termination.................................................   36
SECTION 9.02.   Effect of Termination.......................................   36
SECTION 9.03.   Amendment...................................................   36
SECTION 9.04.   Extension; Waiver...........................................   37

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

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                                    ARTICLE X

                                 INDEMNIFICATION

SECTION 10.01.  Indemnification.............................................   37
                (a)  Indemnification by Merger Sub and PGB..................   37
                (b)  Indemnification by PepsiCo.............................   37
                (c)  Losses Net of Insurance, Taxes, etc. ..................   38
                (d)  Procedures Relating to Indemnification.................   38
                (e)  Termination of Indemnification.........................   39

                                    ARTICLE XI

                  TAX INDEMNIFICATION; CERTAIN OTHER TAX MATTERS

SECTION 11.01.  Tax Indemnification.........................................   40
                (a)  Tax Indemnification by Merger Sub and PGB..............   40
                (b)  Tax Indemnification by PepsiCo.........................   40
                (c)  Tax Returns and Cooperations...........................   40
                (d)  Coordination with Article X............................   41

SECTION 11.02.  Certain Other Tax Matters...................................   41
                (a)  Termination of Tax Sharing Agreements..................   41
                (b)  FIRPTA Affidavit.......................................   41
                (c)  FIRPTA Affidavit.......................................   41

                                   ARTICLE XII

                           WORKING CAPITAL ADJUSTMENTS

SECTION 12.01.  Working Capital Adjustments.................................   41

                                   ARTICLE XIII

                                GENERAL PROVISIONS

SECTION 13.01.  Survival of Representations and Warranties..................   43
SECTION 13.02.  Notices.....................................................   43
SECTION 13.03.  Assignment..................................................   44
SECTION 13.04.  Severability................................................   44
SECTION 13.05.  Entire Agreement; No Third-Party Beneficiaries..............   44
SECTION 13.06.  Interpretation..............................................   44
SECTION 13.07.  Governing Law...............................................   45
SECTION 13.08.  Enforcement.................................................   45
SECTION 13.09.  Counterparts................................................   45
SECTION 13.10.  Headings....................................................   45

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

          CONTRIBUTION AND MERGER AGREEMENT (this "Agreement") dated as of January 25, 1999, among Whitman Corporation, a Delaware corporation ("Whitman"), PepsiCo, Inc., a North Carolina corporation ("PepsiCo") and Heartland Territories Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Merger Sub").

                                    RECITALS

     WHEREAS the respective Boards of Directors of PepsiCo, Merger Sub and Whitman have approved and found advisable this Agreement and the merger of Whitman with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of Whitman ("Whitman Common Stock"), other than shares owned by Merger Sub, will be converted into the Merger Consideration;

     WHEREAS, prior to consummation of the Merger, upon the terms and subject to the conditions of this Agreement, PepsiCo shall cause each of Pepsi-Cola Operating Company of St. Louis, Inc., a Missouri corporation and a wholly owned subsidiary of PepsiCo ("St. Louis Sub"), Pepsi-Cola Bottling Company of Ohio, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Ohio Sub"), Pepsi-Cola Operating Company of Chesapeake and Indianapolis, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Opco Sub"), and Pepsi-Cola Metropolitan Bottling Company, Inc., a New Jersey corporation and a wholly owned subsidiary of PepsiCo ("Metro Sub"), to assign, transfer, convey and contribute certain assets and liabilities to Merger Sub in exchange for the issuance by Merger Sub of shares of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") and the assumption by Merger Sub of such liabilities (collectively, the "Contribution");

     WHEREAS, upon consummation of the Merger, the name of Merger Sub shall be changed to Whitman Corporation;

     WHEREAS, immediately following consummation of the Merger, Merger Sub shall contribute to Pepsi-Cola General Bottlers, Inc., currently a majority owned subsidiary of Whitman ("PGB"), all of the operating assets and liabilities received by Merger Sub in the Contribution;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Whitman shall sell all of the issued and outstanding shares of capital stock (and certain related assets) of certain domestic and foreign Subsidiaries of Whitman to PepsiCo (or its designee) in exchange for an aggregate purchase price of $137,800,000 (collectively, the "Whitman Transfers");

     WHEREAS, immediately following consummation of the Merger, subject to the terms and conditions of this Agreement, PepsiCo shall sell all of the issued and outstanding shares of capital stock of certain foreign Subsidiaries owned by PepsiCo and certain assets of certain domestic Subsidiaries of PepsiCo to PGB in exchange for an aggregate purchase price of $176,000,000 (collectively, the "PepsiCo Transfers");

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Shareholder Agreement (the "Shareholder Agreement") substantially in the form of Annex IV hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Master Bottling Agreement (the "Master Bottling Agreement") substantially in the form of Exhibit A hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Master Fountain Syrup Agreement (the "Master Fountain Syrup Agreement") substantially in the form of Exhibit B hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into an International Master Bottling Agreement (the "International Master Bottling Agreement", and together with the Master Bottling Agreement and the Master Fountain Syrup Agreement, the "New Pepsi-Cola Bottling Agreements") substantially in the form of Exhibit C hereto;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into Allied Brand Agreements in accordance with Schedule I hereto (the "New Allied Brand Agreements");

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     WHEREAS, upon the Closing, PepsiCo, Whitman, Merger Sub and one or more other bottlers licensed by PepsiCo will enter into one or more Transition Services Agreements (the "Services Agreements") in connection with the Transactions;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into a Registration Rights Agreement (the "Registration Rights Agreement"), substantially in the form of Exhibit D hereto, with respect to the shares of Merger Sub Common Stock to be issued to the Contributing PepsiCo Subsidiaries (or their respective designees) in connection with the Contribution;

     WHEREAS, upon the Closing, PepsiCo and Merger Sub will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement") substantially in the form of Exhibit E-1 hereto and, upon consummation of the Whitman Transfers (prior to or upon the Closing), PepsiCo (or its designee) and Whitman will enter into an Employee Benefits Agreement relating to the Whitman Transfers (the "Whitman Transfers Employee Benefits Agreement") substantially in the form of Exhibit E-2 hereto;

     WHEREAS, for Federal income tax purposes, the parties hereto intend that
(i) the Contribution, and the Contribution and Merger collectively, will qualify as an exchange under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Merger will qualify as a reorganization under Section 368(a) of the Code; and

     WHEREAS the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                  THE CLOSING

     SECTION 1.01. Closing. (a) The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     (b) Upon the Closing, subject to the terms and conditions of this
Agreement:

          (i) Whitman shall, and shall cause its Subsidiaries and affiliates to, terminate the Whitman Intercompany Agreements, and such Agreements shall thereafter have no force or effect; provided, however, that Whitman shall, and shall cause its Subsidiaries and affiliates to, terminate the Whitman Intercompany Agreements relating to the PepsiCo Acquired Businesses upon consummation of the Whitman Transfers if such Transfers are consummated prior to the Closing in accordance with Section 4.01(b), and such Agreements shall thereafter have no force or effect;

          (ii) PepsiCo shall, and shall cause its Subsidiaries and affiliates to, terminate the PepsiCo Intercompany Agreements relating to the PGB Acquired Businesses, and such Agreements shall thereafter have no force or effect;

          (iii) PepsiCo and Whitman shall, and shall cause their respective Subsidiaries and affiliates to, terminate the Old Bottling Agreements;

          (iv) PepsiCo and Merger Sub shall execute and deliver the New Pepsi-Cola Bottling Agreements and the New Allied Brand Agreements;

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

          (v) PepsiCo and Merger Sub shall execute and deliver the Shareholder Agreement, the Services Agreements (provided that, if the Whitman Transfers are consummated prior to the Closing, the Services Agreement relating to the Whitman Transfers shall be executed and delivered by the parties thereto upon such consummation), the Registration Rights Agreement, the Employee Benefits Agreement and the Whitman Transfers Employee Benefits Agreement (provided that, if the Whitman Transfers are consummated prior to the Closing, the Whitman Transfers Employee Benefits Agreement shall be executed and delivered by the parties thereto upon such consummation);

          (vi) PepsiCo and Whitman shall cause the Merger to be effected as provided in Section 3.01;

          (vii) immediately following consummation of the Merger, PepsiCo and PGB shall, and Merger Sub shall cause PGB to, effect the PepsiCo Transfers; and

          (viii) PepsiCo and Merger Sub shall effect the Whitman Transfers if such Transfers have not previously been consummated.

     SECTION 1.02. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in Annex I attached hereto.

                                   ARTICLE II

                                THE CONTRIBUTION

     SECTION 2.01. Contribution. (a) Prior to the Closing, subject to subparagraph (b) below:

          (i) PepsiCo shall cause St. Louis Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from St. Louis Sub, all the right, title and interest of St. Louis Sub in, to and under the St. Louis Sub Bottling Business, free and clear of all Liens, other than Permitted Liens;

          (ii) PepsiCo shall cause Ohio Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from Ohio Sub, all the right, title and interest of Ohio Sub in, to and under the Ohio Sub Bottling Business, free and clear of all Liens, other than Permitted Liens;

          (iii) PepsiCo shall cause Opco Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from Opco Sub, all the right, title and interest of Opco Sub in, to and under the Opco Sub Bottling Business, free and clear of all Liens, other than Permitted Liens; and

          (iv) PepsiCo shall cause Metro Sub to assign, transfer, convey and contribute to Merger Sub, and Merger Sub shall acquire from Metro Sub, all the right, title and interest of Metro Sub in, to and under the PGB Shares, free and clear of all Liens.

     (b) Prior to the Closing, in exchange for the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business, the Opco Sub Bottling Business and the PGB Shares to be acquired by Merger Sub pursuant to subparagraph (a) above, Merger Sub shall (i) issue to the Contributing PepsiCo Subsidiaries (or their respective designees) an aggregate of 53,999,500 shares of Merger Sub Common Stock and (ii) assume the Merger Sub Assumed Liabilities relating to the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business, the Opco Sub Bottling Business and the Contributed Intercompany Indebtedness; provided, however, that PepsiCo shall provide written notice to Whitman no later than seven days prior to the Closing of the allocation of such shares among the Contributing PepsiCo Subsidiaries (or their respective designees).

     SECTION 2.02. Assumption of Certain Liabilities. Merger Sub shall assume, effective as of the consummation of the Contribution, and from and after the consummation of the Contribution, Merger Sub shall pay, perform and discharge when due, all liabilities and obligations of any nature, or claims of such liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown ("Liabilities") arising out of or relating to (in each case at any time prior to, on or after the

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION consummation of the Contribution) the Merger Sub Acquired Businesses, other than the Excluded Liabilities (the "Merger Sub Assumed Liabilities"), including the following:

          (i) all Liabilities arising out of or related to the operation of the Merger Sub Acquired Businesses arising at any time prior to, on or after the consummation of the Contribution, including all Liabilities to the extent arising out of or relating to the manufacture, distribution or sale of any products or services of the Merger Sub Acquired Businesses at any time prior to, on or after the consummation of the Contribution;

          (ii) all Liabilities under the Assigned Contracts relating to the Merger Sub Acquired Businesses which arise at any time prior to, on or after the consummation of the Contribution;

          (iii) all Liabilities to the extent, and as of the date, set forth in the Employee Benefits Agreement;

          (iv) any Taxes (other than United States Federal, state and local, or foreign income or franchise taxes for any period, or portion thereof, ending on or prior to the Closing Date and Taxes described in Section 7.07(a)(3)) imposed on the Merger Sub Acquired Businesses relating to any period, or any portion thereof, starting at any time prior to, on or after the Closing Date; and

          (v) intercompany indebtedness of PepsiCo and the Contributing PepsiCo Subsidiaries to the extent set forth on Schedule 2.02(v) of the PepsiCo Disclosure Schedule (the "Contributed Intercompany Indebtedness").

     SECTION 2.03. Termination of Certain Intercompany Agreements. PepsiCo shall, and shall cause its Subsidiaries and affiliates to, terminate the PepsiCo Intercompany Agreements relating to the Merger Sub Acquired Businesses upon consummation of the Merger, and such Agreements shall thereafter have no force or effect.

                                  ARTICLE III

          THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

     SECTION 3.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Whitman shall be merged with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of Whitman shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 3.02. Effective Time. Prior to the Closing, PepsiCo shall prepare, and on the Closing Date PepsiCo shall file with the Secretary of State for the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as PepsiCo and Whitman shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 3.03.  Effects.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

     SECTION 3.04. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to read in its entirety in the form set forth as Annex II and, as so amended, such Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to read in their entirety in the form set forth as Annex III and, as so amended,

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 3.05. Directors and Officers of the Surviving Corporation. (a) The Board of Directors of the Surviving Corporation shall be as designated in accordance with the Shareholder Agreement until the earlier of the resignation or removal of any individual designated in accordance with the Shareholder Agreement or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director who has been designated by PepsiCo shall be unable or unwilling to serve as a director at the Effective Time PepsiCo shall designate another individual reasonably acceptable to Whitman to serve in such individual's place.

     (b) The officers of Whitman immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 3.06. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Whitman Common Stock or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Merger Sub Common Stock.

          (b) Cancelation of Merger Sub-Owned Stock; Conversion of Treasury Stock. Each share of Whitman Common Stock that is owned by Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Sub Common Stock or other consideration shall be delivered in exchange therefor. Each share of Whitman Common Stock that is owned by Whitman shall be converted into and become one fully paid and nonassessable share of Merger Sub Common Stock.

          (c) Conversion of Whitman Common Stock. Subject to Section 3.06(b), each issued and outstanding share of Whitman Common Stock shall be converted into one fully paid and nonassessable share of Merger Sub Common Stock (the "Merger Consideration"). As of the Effective Time, all such shares of Whitman Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Whitman Common Stock shall cease to have any rights with respect thereto, except that, from and after the Effective Time, certificates representing Whitman Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of Merger Sub Common Stock into which they were converted pursuant to this subparagraph (c) (provided that if an exchange of certificates formerly representing Whitman Common Stock for certificates representing Merger Sub Common Stock is required by law or applicable rule or regulation, Merger Sub will arrange for such exchange on a share-for-share basis pursuant to reasonable and customary exchange procedures).

          (d) Conversion of Whitman Stock Options. Each outstanding option to purchase shares of Whitman Common Stock shall be converted into an option to purchase an equal number of shares of Merger Sub Common Stock. As of the Effective Time, all such options to purchase Whitman Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, except that, from and after the Effective Time, each agreement representing an option to purchase Whitman Common Stock prior to the Effective Time shall, without any action on the part of the holder thereof, be deemed to constitute an agreement to purchase an equal number of shares of Merger Sub Common Stock, subject to all of the same terms and conditions, including without limitation, duration and price, as shall be set forth in each such agreement (it being understood that all options issued prior to January 1, 1999, shall be fully vested in accordance with the terms of the applicable Whitman Stock Plans).

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                                   ARTICLE IV

                 PURCHASE AND SALE FOLLOWING THE EFFECTIVE TIME

     SECTION 4.01. Whitman Transfers. (a) Upon the Closing, subject to the terms and conditions of this Agreement, Whitman shall, and following the Effective Time Merger Sub shall, cause its relevant Subsidiaries to sell, transfer and convey to PepsiCo (or its designee), and PepsiCo (or its designee) shall purchase all of such Subsidiaries' right, title and interest in, to and under the Princetonco Shares, the Marionco Shares and the Neva Holdings LLC Units, together with related assets, free and clear of all Liens, other than, in the case of such assets, Permitted Liens, as follows:

          (i) As to Princetonco:

             (A) PGB shall sell, transfer and convey to PepsiCo (or its designee) the Princetonco Shares in exchange for an aggregate purchase price of $40,500,000;

             (B) Globe Transport, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the vehicles and other fleet assets used or held for use primarily in the operation or conduct of Princetonco's business in exchange for an aggregate purchase price of $450,000 and the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such vehicle and other fleet assets;

             (C) Globe Transport, Inc. will assign its leasehold interests in any vehicles or fleet assets used or held for use primarily in the operation or conduct of Princetonco's business to PepsiCo (or its designee) in exchange for the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such leasehold interests; and

             (D) PCGB, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the intangible assets used or held for use primarily in the operation or conduct of Princetonco's business in exchange for an aggregate purchase price of $5,500,000; provided, however, that PCGB, Inc. shall retain all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such intangible assets (other than any such Liabilities arising after the consummation of the Whitman Transfers as a result of PepsiCo's use of such intangible assets).

          (ii) As to Marionco:

             (A) PGB shall sell, transfer and convey to PepsiCo (or its designee) the Marionco Shares in exchange for an aggregate purchase price of $63,500,000;

             (B) Globe Transport, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the vehicles and other fleet assets used or held for use primarily in the operation or conduct of Marionco's business in exchange for an aggregate purchase price of $550,000 and the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such vehicle and other fleet assets;

             (C) Globe Transport, Inc. shall assign its leasehold interest in any vehicles or fleet assets used or held for use primarily in the operation or conduct of Marionco's business to PepsiCo (or its designee) in exchange for the assumption by PepsiCo (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such leasehold interests; and

             (D) PCGB, Inc. shall sell to PepsiCo (or its designee) the intangible assets used or held for use primarily in the operation or conduct of Marionco's business in exchange for an aggregate purchase price of $7,300,000; provided, however, that PCGB, Inc. shall retain all Liabilities arising out of or relating to (at any time prior to, on or after the consummation of the Whitman Transfers) such intangible assets (other than any such Liabilities arising after the consummation of the Whitman Transfers as a result of PepsiCo's use of such intangible assets).

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          (iii) As to Neva Holdings LLC, PGB and GB International, Inc. shall sell, transfer and convey to PepsiCo (or its designee) the Neva Holdings LLC Units in exchange for an aggregate purchase price of $20,000,000.

          (iv) PepsiCo (or its designee) shall assume all Liabilities to the extent, and as of the date, set forth in the Whitman Transfers Employee Benefits Agreement.

     (b) Notwithstanding the foregoing subparagraph (a) or any other provision of this Agreement, Whitman and PepsiCo shall, upon reasonable prior written notice from PepsiCo to Whitman, cause the Whitman Transfers to be consummated as soon as practicable following Whitman's receipt of such notice if in the good faith determination of PepsiCo the consummation of the Whitman Transfers prior to the Closing is reasonably necessary to permit PepsiCo to prepare for another transaction intended to be entered into by PepsiCo; provided, however, that the consummation of the Whitman Transfers shall be subject to (i) the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Sections 8.01(b) and (c), Sections 8.02(a) and (b) and Sections 8.03(a) and (b) (and the other conditions set forth in Article VIII shall not be applicable to the Whitman Transfers), (ii) Section 10.01(a)(ii), Article XII and
Article XIII and (iii) the execution and delivery by PepsiCo (or its designee) and Whitman of the Whitman Transfers Employee Benefits Agreement (as such Agreement may be finalized in accordance with the terms thereof).

     SECTION 4.02. PepsiCo Transfers. Upon the Closing, immediately following consummation of the Merger, subject to the terms and conditions of this
Agreement:

          (a) PepsiCo shall sell, transfer and convey to PGB, and Whitman shall, and following the Effective Time Merger Sub shall, cause PGB to purchase from PepsiCo, all the right, title and interest of PepsiCo in, to and under each of the Slovackco Shares, the Czechco Shares, the Hungarianco Shares, the Poland Distributionco Shares and the Polandco Shares, in each case free and clear of all Liens, in exchange for an aggregate purchase price of $130,000,000; provided, however, that (i) PepsiCo shall provide PGB with reasonable prior written notice in advance of the Closing of the individual portions of such aggregate purchase price attributable to the purchase of each of the Slovakco Shares, the Czechco Shares, the Hungarianco Shares, the Poland Distributionco Shares and the Polandco Shares, subject to PGB's consent as to the allocation of such individual portions of the aggregate purchase price, which consent shall not be unreasonably withheld, delayed or conditioned and (ii) if the Poland Approvals shall not have been obtained prior to the Closing, PepsiCo and Whitman shall cause the beneficial ownership of the Poland Distributionco Shares and the Polandco Shares to be transferred from PepsiCo to PGB upon the Closing in exchange for the purchase price attributable to such Poland Distributionco Shares and Polandco Shares.

          (b) PepsiCo shall cause Gray Hawk Leasing Company to assign, transfer and convey to PGB (or its designee), and Whitman shall, and following the Effective Time Merger Sub shall, cause PGB (or its designee) to acquire from Gray Hawk Leasing Company, all the right, title and interest of Gray Hawk Leasing Company in, to and under the vending machine assets used or held for use primarily in the operation or conduct of the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business and the Opco Sub Bottling Business, free and clear of all Liens, other than Permitted Liens, in exchange for an aggregate purchase price of $32,000,000 and the assumption by PGB (or its designee) of all Liabilities arising out of or relating to (at any time prior to, on or after the Closing) such vending machine assets.

          (c) PepsiCo shall cause New Bern Transport Company to assign, transfer and convey to Globe Transport, Inc., and Whitman shall, and following the Effective Time Merger Sub shall, cause Globe Transport, Inc. to acquire from New Bern Transport Company, all the right, title and interest of New Bern Transport Company in, to and under the vehicle and other fleet assets used or held for use primarily in the operation or conduct of the St. Louis Sub Bottling Business, the Ohio Sub Bottling Business and the Opco Sub Bottling Business, free and clear of all Liens, other than Permitted Liens, in exchange for an aggregate purchase price of $14,000,000 and the assumption by Globe Transport, Inc. of all Liabilities arising out of or relating to (at any time prior to, on or after the Closing) such vehicle and other fleet assets.

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     SECTION 4.03.  Purchases Net of Indebtedness.  The amount of the purchase price attributable to the PepsiCo Acquired Businesses to be purchased by PepsiCo (or its designee) pursuant to the Whitman Transfers, or attributable to the PGB Acquired Businesses to be purchased by PGB pursuant to the PepsiCo Transfers, shall in each case be reduced by the aggregate amount of (i) except for the Contributed Intercompany Indebtedness, any short-term or long-term indebtedness for borrowed money owed by any such Business to any person on the Closing (or, if prior to the Closing, upon the consummation of the Whitman Transfers) and
(ii) any short-term or long-term capitalized lease obligations (as determined in accordance with GAAP) owed by any such Business to any person on the Closing (or, if prior to the Closing, upon the consummation of the Whitman Transfers); provided, however, that to the extent the aggregate amount of any such indebtedness and any such capitalized lease obligations exceeds the amount of the applicable purchase price attributable to such Business, the seller of such Business shall pay the purchaser at the Closing (or, if prior to the Closing, upon the consummation of the Whitman Transfers) an amount in cash equal to the amount of any such excess.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. Representations and Warranties of Whitman. Except as disclosed in the Whitman Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Whitman to PepsiCo prior to the execution of this Agreement (the "Whitman Disclosure Schedule"), Whitman represents and warrants to PepsiCo and Merger Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of Whitman and each of its Subsidiaries is a corporation, limited liability company or partnership duly organized or formed, as applicable, validly existing and, in the case of a corporation or a limited liability company, in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite corporate, limited liability company or partnership power and authority to carry on its business as now being conducted. Each of Whitman and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Whitman. Whitman has made available to PepsiCo true, complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or certificates of formation and limited liability company agreements or partnership agreements, as applicable, of its Subsidiaries, in each case as amended to the date of this Agreement.

          (b) Subsidiaries. (i) Exhibit 21 to Whitman's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Whitman Form 10-K") lists each Subsidiary of Whitman which as of the date of this Agreement is a Significant Subsidiary of Whitman. All the outstanding shares of capital stock of, or other ownership interests in, each Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Whitman (except that, in the case of PGB and its Subsidiaries, Whitman directly or indirectly owns 80% of such shares), free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest). Except for the capital stock of, or other ownership interests in, its Significant Subsidiaries noted above, Whitman does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity constituting a Significant Subsidiary. For purposes of this subparagraph (b)(i), each of Neva Holdings LLC, Princetonco and Marionco shall be deemed to be a Significant Subsidiary of Whitman.

          (ii) All the outstanding shares of capital stock of St. Petersburgco have been validly issued and are fully paid and nonassessable and are owned by Neva Holdings LLC, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest).

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          (iii) Each of St. Petersburgco, Princetonco and Marionco is engaged exclusively in the Bottling Business within the respective territories set forth opposite its name in Schedule 5.01(b)(iii) of the Whitman Disclosure Schedule and, except for such Bottling Business, is not engaged in any other business. Neva Holdings LLC is not engaged in any business other than holding shares of capital stock of St. Petersburgco.

          (c) Capital Structure. The authorized capital stock of Whitman consists of 250,000,000 shares of Whitman Common Stock and 12,500,000 shares of preferred stock, without par value. At the close of business on January 20, 1999, (i) 101,069,077 shares of Whitman Common Stock were issued and outstanding, (ii) 12,205,753 shares of Whitman Common Stock were held by Whitman in its treasury, (iii) 6,837,823 shares of Whitman Common Stock were reserved for issuance pursuant to outstanding options granted under the Whitman Stock Incentive Plan and the Whitman Revised Stock Incentive Plan (the "Whitman Stock Plans"), (iv) 2,500,000 shares of Junior Participating Second Preferred Stock (Series 1) were reserved for issuance in connection with the rights (the "Whitman Rights") to purchase shares of Junior Participating Second Preferred Stock (Series 1), issued pursuant to the Rights Agreement dated as of January 20, 1989, as amended (the "Whitman Rights Agreement"), between Whitman and First Chicago Trust Company of New York, as Rights Agent and (v) no shares of preferred stock were outstanding. Except as set forth above, at the close of business on January 20, 1999, no shares of capital stock or other voting securities of Whitman were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") which were not granted in tandem with a related Whitman Stock Option. All outstanding shares of capital stock of Whitman are, and all shares which may be issued pursuant to the Whitman Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of Whitman or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Whitman or such Subsidiaries may vote. Whitman has made available to PepsiCo a true and complete list of all outstanding options (together with applicable exercise prices and vesting dates) to purchase capital stock of Whitman ("Whitman Stock Options"). Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Whitman or any of its Subsidiaries is a party or by which any of them is bound obligating Whitman or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Whitman or of any of its Subsidiaries or obligating Whitman or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of Whitman or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Whitman or any of its Subsidiaries.

          (d) Authority; Noncontravention. Whitman has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party (such other Transaction Documents, the "Whitman Relevant Agreements") and, subject to adoption of this Agreement by the holders of a majority of the total voting power of the outstanding shares of Whitman Common Stock (the "Whitman Stockholder Approval"), to consummate the transactions contemplated by this Agreement and the Whitman Relevant Agreements. The execution and delivery by Whitman of this Agreement and the Whitman Relevant Agreements and the consummation by Whitman of the Merger and the other transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of Whitman, subject, in the case of this Agreement, to the Whitman Stockholder Approval. Each of this Agreement and the Whitman Relevant Agreements has been (or upon execution will be) duly executed and delivered by Whitman, and constitutes (or upon execution will constitute) a valid and binding obligation of Whitman, enforceable against Whitman in accordance with its respective terms. The execution and delivery of this Agreement and each Whitman Relevant Agreement do not (or upon execution will not), the consummation of the Merger and the other transactions contemplated by the Transaction Documents and compliance with the provisions of this Agreement and each Whitman Relevant Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
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     of termination, cancelation or acceleration of any obligation under, (i)
     the certificate of incorporation or by-laws of Whitman or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or permit applicable to Whitman or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Whitman or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or
     (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including the European Community (a "Governmental Entity"), is required by or with respect to Whitman or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Whitman Relevant Agreement or the consummation by Whitman of the Merger and the other transactions contemplated by the Transaction Documents, except for (A) the filing of a premerger notification and report form by Whitman under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the "HSR Act"), (B) the filing with the SEC of (I) a proxy statement relating to the Whitman Stockholder Approval (as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), (II) a registration statement of Merger Sub on Form S-4 in connection with the issuance of Merger Sub Common Stock in the Merger (as amended or supplemented from time to time, the "Form S-4") and (III) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by the Transaction Documents, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Whitman is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (D) if necessary, the filing of a notification with the Polish Anti-Monopoly Office and the expiration of the required waiting period in respect thereof and the obtaining by PGB of a permit from the Polish Ministry of the Interior for the purchase of shares of a Polish company owning real estate (collectively, the "Poland Approvals") and (E) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

          (e) SEC Documents; Financial Statements; Undisclosed Liabilities. (i) Whitman has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (the "Whitman SEC Documents"). As of their respective dates, the Whitman SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and none of the Whitman SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Whitman SEC Document has been revised or superseded by a later filed Whitman SEC Document, none of the Whitman SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Whitman included in the Whitman SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Whitman and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for Liabilities incurred in the

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     ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Whitman SEC Documents and not in violation of this Agreement, neither Whitman nor any of its Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of Whitman and its consolidated Subsidiaries or in the notes thereto.

          (ii) Schedule 5.01(e)(ii) of the Whitman Disclosure Schedule sets forth the unaudited statements of income for the three years ended December 31, 1997, and the nine months ended September 30, 1998, and the unaudited balance sheets as of December 31, 1997, and September 30, 1998 (the "PepsiCo Acquired Businesses Financial Statements"), for the PepsiCo Acquired Businesses. Except for the omission of footnote disclosures, the PepsiCo Acquired Businesses Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis and fairly present the financial position of each of the PepsiCo Acquired Businesses as of the dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments). Except for Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, and not in violation of this Agreement, none of the Subsidiaries of Whitman included as part of the PepsiCo Acquired Businesses has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of such Subsidiary.

          (iii) Schedule 5.01(e)(iii) of the Whitman Disclosure Schedule sets forth the unaudited pro forma consolidated statements of income for the year ended December 31, 1997, and the nine months ended September 30, 1998, and the unaudited pro forma consolidated balance sheets as of December 31, 1997, and September 30, 1998 (the "Whitman Pro Forma Financial Statements"), for Whitman, excluding the PepsiCo Acquired Businesses. Except for the omission of footnote disclosures, the Whitman Pro Forma Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis and fairly present the financial position of Whitman and its Subsidiaries (excluding the PepsiCo Acquired Businesses) as of the dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments). Except for Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, and not in violation of this Agreement, none of Whitman or its Subsidiaries (excluding the PepsiCo Acquired Businesses) has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of Whitman or such Subsidiaries (excluding the PepsiCo Acquired Businesses).

          (f) Information Supplied. None of the information supplied or to be supplied by Whitman or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Whitman's stockholders or at the time of the meeting of Whitman's stockholders held to vote on approval and adoption of this Agreement (the "Whitman Stockholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of Whitman included in the Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Whitman and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Whitman with respect to statements made or incorporated by reference therein based on information supplied by PepsiCo or any PepsiCo Subsidiary for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

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          (g) Absence of Certain Changes or Events.  Except as disclosed in the
     Whitman SEC Documents filed since January 1, 1997 and publicly available prior to the date of this Agreement (the "Whitman Filed SEC Documents"), since January 1, 1998, Whitman has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change in Whitman, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Whitman's capital stock, other than Whitman's regular quarterly cash dividend of $.05 per share of Whitman Common Stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except to the extent expressly permitted pursuant to Section 6.02 and Schedule
     6.02 of the Whitman Disclosure Schedule, (x) any granting by Whitman or any of its Subsidiaries to any employee, officer or director of Whitman or any of its Subsidiaries of any increase in compensation, except for increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to PepsiCo), (y) any granting by Whitman or any of its Subsidiaries to any such employee, officer or director of any increase in severance or termination pay, except to the extent required under any employment, severance or termination agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to PepsiCo) or (z) any entry by Whitman or any of its Subsidiaries into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had, or is reasonably likely to have, a Material Adverse Effect on Whitman or (vi) any change in accounting methods, principles or practices by Whitman materially affecting its assets, Liabilities or business, except insofar as may have been required by a change in GAAP.

          (h) Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Whitman, threatened against or affecting Whitman, any of its Subsidiaries, or any of its former Subsidiaries or businesses, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Whitman, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting Whitman, any of its Subsidiaries, or any of its former Subsidiaries or businesses, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Whitman.

          (i) Changes in Benefit Plans. (i) Since January 1, 1998, except for the Whitman Revised Stock Incentive Plan, there has not been any adoption or amendment by Whitman or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, or contributed to, by Whitman or any of its Subsidiaries providing benefits to any current or former employee, officer or director of Whitman or any of its Subsidiaries, as of the Closing Date, or with respect to which Whitman or any of its Subsidiaries, as of the Closing Date, has any Liability (collectively, "Whitman Benefit Plans") that is reasonably likely to result in a Material Adverse Effect on Whitman. There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Whitman or any of its Subsidiaries and any current or former employee, officer or director of Whitman or any of its Subsidiaries.

          (ii) All actions taken, or to be taken, in accordance with the Employee Benefits Agreement by Whitman or any of its Subsidiaries on or prior to the Effective Time with respect to the Whitman Benefit Plans will be taken without violating the terms of the Whitman Benefit Plans, ERISA or the Code.

          (iii) All actions required under the Employee Benefits Agreement to be taken by PepsiCo or its designee on or after the Effective Time with respect to the employees of Princetonco, Marionco, Neva Holdings LLC or St. Petersburgco may be taken without violating the terms of any Whitman Benefit Plans, ERISA or the Code.

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          (iv) Except as otherwise provided in the Employee Benefits Agreement, neither Whitman nor any of its Subsidiaries, nor any employee or director of any of them, has taken any action, has agreed in contract (excluding collective bargaining agreements), or otherwise has created facts and circumstances that are reasonably likely to preclude PepsiCo from taking any action required to be taken by PepsiCo under the Employee Benefits Agreement without incurring any Liability.

          (j) ERISA Compliance. (i) Schedule 5.01(j) of the Whitman Disclosure Schedule contains a list and brief description of all Whitman Benefit Plans which are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and which are subject to Title IV of ERISA (sometimes referred to herein as "Whitman Pension Plans"), "employee welfare benefit plans" (as defined in
     Section 3(1) of ERISA) and all other Whitman Benefit Plans. Whitman has made available to PepsiCo true, complete and correct copies of (w) each Whitman Benefit Plan (or, in the case of any unwritten Whitman Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Whitman Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Whitman Benefit Plan for which such summary plan description is required and (z) each trust agreement and group annuity contract relating to any Whitman Benefit Plan.

          (ii) All Whitman Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Whitman Pension Plans are qualified and exempt from Federal income Taxes under
     Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Whitman, has revocation been threatened, nor has any such Whitman Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (iii) No Whitman Pension Plan, other than any Whitman Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Whitman Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Whitman Pension Plan, an accumulated benefit obligation, determined in accordance with Financial Accounting Standard Number 87, in excess of fair market value of the assets of such Whitman Pension Plan. None of the Whitman Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Whitman, any of its Subsidiaries, any officer of Whitman or any of its Subsidiaries, any of the Whitman Benefit Plans which are subject to ERISA, including the Whitman Pension Plans, any trusts created thereunder or, to Whitman's knowledge, any trustee or administrator thereof has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Whitman, any of its Subsidiaries or any officer of Whitman or any of its Subsidiaries to the Tax or penalty on prohibited transactions imposed by such Section 4975 or to any Liability under Section 502(i) or (1) of ERISA. None of the Whitman Pension Plans has been terminated during the last five years and Whitman is not aware of any basis for any Whitman Pension Plans to have been terminated. Neither Whitman nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any of the Whitman Multiemployer Pension Plans which is reasonably likely to have a Material Adverse Effect on Whitman.

          (iv) With respect to any Whitman Benefit Plan that is an employee welfare benefit plan (x) each such Whitman Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (y) each such Whitman Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated on or at any time after the Closing without a Material Adverse Effect on Whitman.

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
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          (v) Neither Whitman nor any of its Subsidiaries has any outstanding
     Liability imposed under ERISA or, with respect to any employee welfare benefit plan, the Code, other than claims for benefits and expenses in the ordinary course of business.

          (k) Taxes. (i) Each of Whitman and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted, and has paid (or there have been paid on its behalf) all Taxes shown to be due on such Tax Returns, except where the failure to file such Tax Returns or pay such Taxes is not reasonably likely to have a Material Adverse Effect on Whitman. All such Tax Returns are true, correct and complete in all material respects. No deficiencies for any material Taxes have been proposed, asserted or assessed in writing against Whitman or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except with respect to any deficiency for Taxes that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Whitman.

          (ii) Neva Holdings LLC is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of the assets being transferred in the sale of Neva Holdings LLC is a United States real property interest within the meaning of Section 897(c)(1) of the Code.

          (iii) No foreign Subsidiary of Whitman that is being transferred pursuant to the Whitman Transfers is a party to any tax sharing agreement or arrangement.

          (l) No Excess Parachute Payments. Other than payments that may be made to the persons referred to in Schedule 5.01(l) (the "Whitman Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or the Whitman Transfers by any employee, officer or director of Whitman or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Whitman Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Whitman has made available to PepsiCo information concerning payment obligations which may be incurred as a result of the Merger or the Whitman Transfers and a subsequent termination of employment under existing change in control and other similar agreements.

          (m) Compliance With Applicable Laws; Permits. (i) Whitman and its Subsidiaries are in compliance in all respects with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations applicable to Whitman, any of its Subsidiaries and their respective properties or assets, except for instances of noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman. Neither Whitman nor any of its Subsidiaries has received any written notice regarding any matter that is not fully resolved from a Governmental Entity that alleges that Whitman or any of its Subsidiaries is not in compliance with any such judgments, orders, decrees, statutes, laws, ordinances, rules or regulations and Whitman has and is in compliance with all permits, licenses, registrations and filings ("Permits") required for the operation of the business of Whitman and its Subsidiaries as currently conducted, except for those notices, instances of noncompliance or lack of Permits that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman.

          (ii) There is no suit, action, proceeding or inquiry pending or, to the knowledge of Whitman, threatened before any court, Governmental Entity or other forum in which Whitman, any of its Subsidiaries, or any of its former Subsidiaries or businesses, has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (A) for alleged noncompliance with any Environmental Law or (B) relating to the release into the environment of, or human exposure to, any Hazardous Material, whether or not occurring at, on, under or involving a site currently or formerly owned, leased or operated by Whitman, or any of its Subsidiaries, or any of its former Subsidiaries or businesses, except for any such suits, actions, proceedings and inquiries which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Whitman.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

          (iii) During the period of ownership or operation by Whitman, its Subsidiaries or any of its former Subsidiaries or businesses of any of their respective currently or formerly owned, leased or operated properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Whitman, any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Whitman. Prior to the period of ownership or operation by Whitman, its Subsidiaries or any of its former Subsidiaries or businesses of any of such properties, to the knowledge of Whitman, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Whitman.

          (iv) Neither Whitman nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to any Hazardous Material, except for any such order, decree, injunction, arrangement, indemnity or other agreement which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

          (v) No products shipped, sold or delivered on or prior to the Closing Date by or for Whitman or any of its Subsidiaries were, and no food or food ingredients included in the Inventory of Whitman or any of its Subsidiaries on or prior to the Closing Date and which are used by Whitman or any of its Subsidiaries, were or are adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act and the regulations promulgated thereunder or comparable food laws and regulations of any jurisdiction of any Governmental Entity to which such products have been or are intended to be shipped, sold or delivered, except for any such adulteration or misbranding which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

          (n) Contracts. Other than contracts or agreements that are required to be filed and have been filed (or incorporated by reference) as an Exhibit to the Whitman Form 10-K or contracts or agreements that have been entered into after December 31, 1997 by Whitman or any of its Subsidiaries in the ordinary course of business, there are no contracts or agreements that would have been required to be filed as an Exhibit to an Annual Report on Form 10-K that are material to the business, financial position or results of operations of Whitman and its Subsidiaries, including (A) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any person in any calendar year in excess of $250,000, (B) any contract relating to the borrowing of money or the guarantee of any such obligation or (C) any material contract or agreement between or among Whitman and its Subsidiaries.

          (o) Title to Properties. Each of Whitman and each of its Subsidiaries has, in the case of personal property, good and valid title to or valid leasehold interests in, and in the case of real property, good and marketable title to or valid leasehold interests in, all its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Whitman. All such assets and properties are free and clear of all Liens except for Permitted Liens.

          (p) Voting Requirements. The Whitman Stockholder Approval is the only vote of the holders of any class or series of Whitman's capital stock necessary to approve the Merger, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that if the Whitman Transfers are consummated prior to the Merger in accordance with Section 4.01, no vote of the holders of any class or series of Whitman's capital stock will be necessary to approve the Whitman Transfers.

          (q) State Takeover Statutes. The Board of Directors of Whitman has approved the Merger, this Agreement and the Whitman Relevant Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Whitman Relevant Agreements and the transactions contemplated hereby, thereby and by the other Transaction Documents the provisions of Section 203 of the

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     DGCL. To Whitman's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Whitman with respect to the Merger, this Agreement, the Whitman Relevant Agreements and the other Transaction Documents and the transactions contemplated hereby and thereby.

          (r) Brokers. Except for Credit Suisse First Boston Corporation, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Whitman. Whitman will deliver to PepsiCo true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable promptly following the date of this Agreement.

          (s) Opinion of Financial Advisor. Whitman has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the Whitman stockholders, a signed copy of which will be delivered to PepsiCo promptly upon receipt.

          (t) Whitman Rights Agreement. The Whitman Rights Agreement has been amended (the "Whitman Rights Plan Amendment") to ensure that (y) none of Merger Sub, PepsiCo or any of the other PepsiCo Subsidiaries is deemed to be an Acquiring Person (as defined in the Whitman Rights Agreement) pursuant to the Whitman Rights Agreement and (z) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Whitman Rights Agreement) does not occur, in the case of clauses (y) and (z), solely by reason of the execution of this Agreement or the other Transaction Documents or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

          (u) Nature of Purchase. (i) Whitman is not acquiring the Whitman Acquired Foreign Shares with a view to the resale or distribution of the Whitman Acquired Foreign Shares or any part thereof.

          (ii) Whitman is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

          (v) Sufficiency of Assets. (i) Each of the PepsiCo Acquired Businesses contains substantially all of the assets, properties and rights owned, used or held for use primarily in connection with, or that otherwise primarily relate to or are required for the conduct of, such PepsiCo Acquired Businesses as presently conducted by Whitman and its Subsidiaries on the date of this Agreement.

          (ii) Schedule 5.01(v) of the Whitman Disclosure Schedule sets forth, with respect to each of the PepsiCo Acquired Businesses, a true and complete list (under corresponding headings) of (A) the Premises, U.S. Personal Property (as of the date indicated on such Schedule) and material Permits of such PepsiCo Acquired Business and (B) each Contract of such PepsiCo Acquired Business that (i) has not been entered into the ordinary course of business, (ii) may not be terminated by such PepsiCo Acquired Business within one year or (iii) provides for aggregate payments by such PepsiCo Acquired Business in any calendar year in excess of $250,000.

          (w) Year 2000 Compliance.  Whitman and each of its Subsidiaries has
     (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Whitman or any of its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31, 1999), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis, and (iii) as of the date of this Agreement, implemented such plan in accordance with such timetable. To the knowledge of Whitman, all computer applications of Whitman and its Subsidiaries (including those of its suppliers and vendors) that are material to Whitman and its Subsidiaries will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that any failure to do so, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Whitman.

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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     SECTION 5.02.  Representations and Warranties of PepsiCo and Merger
Sub. Except as disclosed in the PepsiCo Filed SEC Documents or as set forth on the Disclosure Schedule delivered by PepsiCo to Whitman prior to the execution of this Agreement (the "PepsiCo Disclosure Schedule"), each of PepsiCo and Merger Sub represents and warrants to Whitman as follows:

          (a) Organization, Standing and Corporate Power. Each of PepsiCo and each PepsiCo Subsidiary is a corporation, limited liability company or partnership duly organized or formed, as applicable, validly existing and, in the case of a corporation or a limited liability company, in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite corporate, limited liability company or partnership power and authority to carry on its business as now being conducted. Each PepsiCo Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. PepsiCo has made available to Whitman true, complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or certificates of formation and limited liability company agreements or partnership agreements, as applicable, of each of the PepsiCo Subsidiaries, in each case as amended to the date of this Agreement.

          (b) PepsiCo Subsidiaries. (i) With respect to such PepsiCo Subsidiaries that are corporations, all the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by PepsiCo, by another Subsidiary of PepsiCo or by PepsiCo and another such Subsidiary, free and clear of all Liens. With respect to such PepsiCo Subsidiaries that are limited liability companies or partnerships, all the outstanding limited liability company interests or partnership interests of each such PepsiCo Subsidiary have been validly issued and are owned by PepsiCo, free and clear of all Liens.

             (ii) Each of the PepsiCo Subsidiaries is engaged exclusively in the Bottling Business within the respective territories set forth opposite its name in Schedule 5.02(b)(ii) of the PepsiCo Disclosure Schedule and, except for such Bottling Business, is not engaged in any other business.

             (iii) As of the date of this Agreement, the issued and outstanding shares of capital stock of Merger Sub consist solely of 500 shares of Merger Sub Common Stock held by PepsiCo. Merger Sub has no Liabilities other than those under this Agreement and the other Transaction Documents.

             (iv) There are not (A) any bonds, debentures, notes or other indebtedness of any of the PGB Acquired Businesses or any of their respective Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the PGB Acquired Businesses or any of their respective Subsidiaries may vote; (B) any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any of the PGB Acquired Businesses or any of their respective Subsidiaries is a party or by which any of them is bound obligating any of the PGB Acquired Businesses or of any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any of the PGB Acquired Businesses or of any of their respective Subsidiaries or obligating any of the PGB Acquired Businesses or any of their respective Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (C) any outstanding contractual obligations of any of the PGB Acquired Businesses or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of the PGB Acquired Businesses or any of their respective Subsidiaries.

          (c) Authority; Noncontravention. PepsiCo has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party (such other Transaction Documents, the "PepsiCo Relevant Agreements") and to consummate the transactions contemplated by each of this Agreement and the PepsiCo Relevant Agreements. The execution and delivery by PepsiCo of this Agreement and the PepsiCo Relevant Agreements and the consummation by

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     PepsiCo of the Merger and the other transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of PepsiCo. No approval of the stockholders of PepsiCo is required in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby. Each of this Agreement and the PepsiCo Relevant Agreements has been (or upon execution will be) duly executed and delivered by PepsiCo, and constitutes (or upon execution will constitute) a valid and binding obligation of PepsiCo, enforceable against PepsiCo in accordance with its respective terms. The execution and delivery of this Agreement and each PepsiCo Relevant Agreement do not (or upon execution will not), the consummation of the Merger and the other transactions contemplated by the Transaction Documents and compliance with the provisions of this Agreement and each PepsiCo Relevant Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation under (i) the certificate of incorporation or by-laws of PepsiCo or the comparable charter or organizational documents of any PepsiCo Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or permit applicable to PepsiCo or any PepsiCo Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PepsiCo or any PepsiCo Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to PepsiCo or any PepsiCo Subsidiary in connection with the execution and delivery of this Agreement and any PepsiCo Relevant Agreement or the consummation by PepsiCo of the Merger and the other transactions contemplated by the Transaction Documents, except for (A) the filing of a premerger notification and report form by PepsiCo under the HSR Act, (B) the filing with the SEC of (I) the Form S-4, (II) a registration statement of Merger Sub on Form S-8 under the Securities Act (the "Form S-8") and (III) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by the Transaction Documents, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which PepsiCo or any PepsiCo Subsidiary is qualified to do business and such filings with Governmental Entities to satisfy applicable requirements of state securities or "blue sky" laws, (D) such filings with and approvals of the New York Stock Exchange, Inc. (the "NYSE"), to permit the shares of Merger Sub Common Stock that are to be issued in the Contribution and the Merger to be listed on the NYSE, (E) the Poland Approvals and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (d) Financial Statements; Undisclosed Liabilities. Schedule 5.02(d) of the PepsiCo Disclosure Schedule sets forth the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined statements of cash flows for the thirty-six week periods ended September 6, 1997, and September 5, 1998, and the unaudited pro forma condensed combined balance sheets as of December 27, 1997, and September 5, 1998, for the Merger Sub Acquired Businesses and the PGB Acquired Businesses (the "Merger Sub/PGB Acquired Businesses Financial Statements"). The Merger Sub/PGB Acquired Businesses Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses as of the dates thereof and the consolidated results of the operations and cash flows of each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses for the periods then ended (subject to normal year-end audit adjustments). Except for any other Liabilities incurred in the ordinary course of business consistent with past practice since September 5, 1998, none of the PepsiCo Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of such PepsiCo Subsidiary or in the notes thereto.

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          (e) Information Supplied.  None of the information supplied or to be supplied by PepsiCo or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or
     (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Whitman's stockholders or at the time of the Whitman Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act, except that no representation is made by PepsiCo with respect to statements made or incorporated by reference therein based on information supplied by Whitman or any Subsidiary of Whitman for inclusion or incorporation by reference in the Form S-4.

          (f) Absence of Certain Changes or Events. Except as disclosed in the reports, schedules, forms, statements and other documents required to be filed by PepsiCo with the SEC since January 1, 1997 and publicly available prior to the date of this Agreement (the "PepsiCo Filed SEC Documents"), since September 5, 1998, PepsiCo has conducted the business of each of the PepsiCo Subsidiaries only in the ordinary course, and there has not been
     (i) any Material Adverse Change in the PepsiCo Subsidiaries , (ii) any granting by any of the PepsiCo Subsidiaries to any Transferred Individual of any increase in compensation, except for increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to Whitman), (y) any granting by any of the PepsiCo Subsidiaries to any such Transferred Individual of any increase in severance or termination pay, except to the extent required under any employment, severance or termination agreements in effect as of the date of this Agreement (true and complete copies of which have been made available to Whitman) or (z) any entry by any of the PepsiCo Subsidiaries into any employment, consulting, indemnification, severance or termination agreement with any such Transferred Individual, (iii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had, or is reasonably likely to have, a Material Adverse Effect on the PepsiCo Subsidiaries or (iv) any change in accounting methods, principles or practices by any of the PepsiCo Subsidiaries materially affecting the assets, Liabilities or business of any of the Merger Sub Acquired Businesses or the PepsiCo Acquired Businesses, except insofar as may have been required by a change in GAAP.

          (g) Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of PepsiCo, threatened against or affecting any PepsiCo Subsidiary, or any former Subsidiary or business of any PepsiCo Subsidiary, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting any PepsiCo Subsidiary, or any former Subsidiary or business of any PepsiCo Subsidiary, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (h) Changes in PepsiCo Benefit Plans. (i) Other than the cessation of stock option grants under the PepsiCo SharePower Program, since September 5, 1998, there has not been any adoption or amendment by PepsiCo or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, or contributed to, by PepsiCo or any of its Subsidiaries as of the Closing Date, providing benefits to any current or former employee, officer or director of PepsiCo or any of its Subsidiaries or with respect to which PepsiCo or any of its Subsidiaries as of the Closing Date has any Liability (collectively, "PepsiCo Benefit Plans") that is reasonably likely to result in a Material Adverse Effect on the PepsiCo Subsidiaries. There exist no employment, consulting, severance, termination or indemnification agree-

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

     ments, arrangements or understandings between PepsiCo or any of its Subsidiaries and any current or former employee, officer or director of any PepsiCo Subsidiary who is a Transferred Individual.

          (ii) All actions taken, or to be taken, in accordance with the Employee Benefits Agreement by PepsiCo or any of its Subsidiaries on or prior to the Effective Time with respect to the PepsiCo Benefit Plans, will be taken without violating the terms of the PepsiCo Benefit Plans, ERISA or the Code.

          (iii) All actions required under the Employee Benefits Agreement to be taken, or caused to be taken, by Merger Sub on or after the Effective Time with respect to the PepsiCo Benefit Plans or successor plans or programs to the PepsiCo Benefit Plans, in any case maintained by Merger Sub in accordance with the Employee Benefits Agreement (the "Merger Sub Benefit Plans"), may be taken without violating the terms of the PepsiCo Benefit Plans, the Merger Sub Benefit Plans, ERISA or the Code.

          (iv) Except as otherwise specifically required of Merger Sub as provided in the Employee Benefits Agreement, neither PepsiCo nor any of its Subsidiaries, nor any employee or director of any of them, has taken any action, has agreed in contract (excluding collective bargaining agreements), or otherwise has created facts and circumstances that are reasonably likely to preclude Merger Sub (A) from amending or terminating, without incurring any Liability (other than Liabilities incurred without regard to such amendment or termination), any portion or all of any of the Merger Sub Benefit Plans which are Merger Sub Health and Welfare Plans (as defined in the Employee Benefits Agreement) or (B) from taking any action required to be taken by Merger Sub pursuant to the Employee Benefits Agreement without incurring any Liability.

          (i) ERISA Compliance. (i) Schedule 5.02(i) of the PepsiCo Disclosure Schedule contains a list and brief description of all PepsiCo Benefit Plans which are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are subject to Title IV of ERISA and which relate to any Transferred Individual (sometimes referred to herein as "PepsiCo Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other PepsiCo Benefit Plans which relate to any Transferred Individual. PepsiCo has made available to Whitman true, complete and correct copies of (w) each PepsiCo Benefit Plan (or, in the case of any unwritten PepsiCo Subsidiary Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each PepsiCo Benefit Plan (if any such report was required), (y) the most recent summary plan description for each PepsiCo Benefit Plan for which such summary plan description is required and (z) each trust agreement and group annuity contract relating to any PepsiCo Benefit Plan; provided, however, that clauses (w), (x), (y) and (z) shall only apply to those PepsiCo Benefit Plans providing a benefit to a Transferred Individual.

          (ii) All PepsiCo Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such PepsiCo Pension Plans are qualified and exempt from Federal income Taxes under
     Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of PepsiCo, has revocation been threatened, nor has any such PepsiCo Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (iii) No Pension Plan that PepsiCo or any of its Subsidiaries maintains, or to which PepsiCo or any of its Subsidiaries is obligated to contribute, other than any such Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "PepsiCo Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such PepsiCo Pension Plan, an accumulated benefit obligation, determined in accordance with Financial Accounting Standard Number 87, in excess of fair market value of the assets of such PepsiCo Pension Plan. None of the PepsiCo Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Except for any of the following relating to employees other than the Transferred Individuals, none of PepsiCo, any Subsidiary of PepsiCo, any officer of PepsiCo or any Subsidiary of PepsiCo or any of the PepsiCo Benefit Plans

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

     which are subject to ERISA, including the PepsiCo Pension Plans, any trusts created thereunder, or, to PepsiCo's knowledge, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject PepsiCo or any officer of PepsiCo to the Tax or penalty on prohibited transactions imposed by such Section 4975 or to any Liability under Section 502(i) or (1) of ERISA. None of the PepsiCo Pension Plans nor any of such trusts has been terminated during the last five years and PepsiCo is not aware of any basis for any PepsiCo Pension Plan to have been terminated. Neither PepsiCo nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any of the PepsiCo Multiemployer Pension Plans which is reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (iv) With respect to any PepsiCo Benefit Plan that is an employee welfare benefit plan (x) each such PepsiCo Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (y) each such PepsiCo Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated on or at any time after the Closing without Material Adverse Effect on the PepsiCo Subsidiaries.

          (v) None of the PepsiCo Subsidiaries has any outstanding Liability relating to any Transferred Individual imposed under ERISA or, with respect to any employee welfare benefit plan, the Code, other than claims for benefits and expenses in the ordinary course of business.

          (j) Taxes. (i) Each of PepsiCo and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted, and has paid (or there have been paid on its behalf) all Taxes shown to be due on such Tax Returns, except where the failure to file such Tax Returns or pay such Taxes is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. No deficiencies for any material Taxes have been proposed, asserted or assessed in writing against any of the PepsiCo Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except with respect to any deficiency for Taxes that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (ii) None of Czechco, Hungarianco, Polandco, Poland Distributionco or Slovackco is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of the assets being transferred in the Contribution or the PepsiCo Transfers is a United States real property interest within the meaning of Section 897(c)(1) of the Code.

          (iii) No foreign Subsidiary of PepsiCo that is being transferred pursuant to the PepsiCo Transfers is a party to any tax sharing agreement or arrangement.

          (k) No Excess Parachute Payments. Other than payments that may be made to the persons referred to in Schedule 5.02(k) (the "PepsiCo Subsidiary Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or the PepsiCo Transfers by any employee, officer or director of PepsiCo or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) and who is a Transferred Individual under any employment, severance or termination agreement, other compensation arrangement or PepsiCo Subsidiary Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). PepsiCo has made available to Whitman information concerning payment obligations which may be incurred as a result of the Merger or the PepsiCo Transfers and a subsequent termination of employment under existing change in control and other similar agreements.

          (l) Compliance With Applicable Laws; Permits. (i) Each PepsiCo Subsidiary is in compliance in all respects with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations applicable to any such PepsiCo Subsidiary and any such PepsiCo Subsidiary's properties or assets, except for

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     instances of noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. None of the PepsiCo Subsidiaries has received any notice regarding any matter that is not fully resolved from a Governmental Entity that alleges that such PepsiCo Subsidiary is not in compliance with any such judgments, orders, decrees, statutes, laws, ordinances, rules or regulations and each of the PepsiCo Subsidiaries has and is in compliance with all Permits required for the operation of its business as currently conducted, except for those notices, instances of noncompliance or lack of Permits that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (ii) There is no suit, action, proceeding or inquiry pending or, to the knowledge of PepsiCo, threatened before any court, Governmental Entity or other forum in which any of the PepsiCo Subsidiaries, or any of their respective former Subsidiaries or businesses, has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (A) for alleged noncompliance with any Environmental Law or (B) relating to the release into the environment of, or human exposure to, any Hazardous Material, whether or not occurring at, on, under or involving a site currently or formerly owned, leased or operated by the PepsiCo Subsidiaries or any of their respective former Subsidiaries or businesses, except for any such suits, actions, proceedings and inquiries which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (iii) During the period of ownership or operation by the PepsiCo Subsidiaries or any of their respective former Subsidiaries or businesses of any of their respective currently or formerly owned, leased or operated properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of PepsiCo, any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. Prior to the period of ownership or operation by the PepsiCo Subsidiaries or any of their respective former Subsidiaries or businesses of any of such properties, to the knowledge of PepsiCo, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (iv) None of the PepsiCo Subsidiaries or their respective Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to any Hazardous Material, except for any such order, decree, injunction, arrangement, indemnity or other agreement which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (v) No products shipped, sold or delivered on or prior to the Closing Date by or for any of the PepsiCo Subsidiaries were, and no food or food ingredients included in the Inventory of any PepsiCo Subsidiary on or prior to the Closing Date and which are used by any PepsiCo Subsidiary, were or are adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act and the regulations promulgated thereunder or comparable food laws and regulations of any jurisdiction of any Governmental Entity to which such products have been or are intended to be shipped, sold or delivered, except for any such adulteration or misbranding which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

          (m) Contracts. Other than contracts or agreements entered into by any PepsiCo Subsidiary in the ordinary course of business, there are no contracts or agreements that would have been required to be filed as an Exhibit to an Annual Report on Form 10-K if the PepsiCo Subsidiaries (taken as a whole) were a company required to file periodic reports pursuant to the Exchange Act that are material to the business, financial position or results of operations of the PepsiCo Subsidiaries, including (A) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any person in any calendar year in excess of $250,000, (B) any contract relating to the borrowing of

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

     money or the guarantee of any such obligation or (C) any material contract or agreement between or among PepsiCo and the PepsiCo Subsidiaries.

          (n) Title to Properties. Each PepsiCo Subsidiary has, in the case of personal property, good and valid title to or valid leasehold interests in, and in the case of real property, good and marketable title to or valid leasehold interests in, all its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries. All such assets and properties are free and clear of all Liens except for Permitted Liens.

          (o) Nature of Purchase. (i) None of Ohio Sub, St. Louis Sub, Opco Sub or Metro Sub is acquiring shares of Merger Sub Common Stock with a view to the resale or distribution of such shares of Merger Sub Common Stock or any part thereof.

          (ii) Merger Sub is not acquiring the PGB Shares with a view to the resale or distribution of the PGB Shares or any part thereof.

          (iii) Each of Ohio Sub, St. Louis Sub, Opco Sub, Metro Sub and Merger Sub is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

          (p) Sufficiency of Assets. (i) Except for the Excluded Assets, each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses contains substantially all of the assets, properties and rights owned, used or held for use primarily in connection with, or that otherwise primarily relate to or are required for the conduct of, such Merger Sub Acquired Businesses and PGB Acquired Businesses as presently conducted by PepsiCo and the PepsiCo Subsidiaries on the date of this Agreement.

          (ii) Schedule 5.02(p) of the PepsiCo Disclosure Schedule sets forth, with respect to each of the Merger Sub Acquired Businesses and the PGB Acquired Businesses, a true and complete list (under corresponding headings) of (A) the Premises, U.S. Personal Property (as of the date indicated on such Schedule) and material Permits of such Business and (B) each Contract of such Business that (i) has not been entered into in the ordinary course of business, (ii) may not be terminated by such Business within one year or (iii) provides for aggregate payments by such Business in any calendar year in excess of $250,000.

          (q) Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (the fees and expenses of which will be borne by PepsiCo), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of PepsiCo or any of the PepsiCo Subsidiaries.

          (r) Year 2000 Compliance. Each of the PepsiCo Subsidiaries has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any of the PepsiCo Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31, 1999), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis and (iii) as of the date of this Agreement, implemented such plan in accordance with such timetable. To the knowledge of PepsiCo, all computer applications of each of the PepsiCo Subsidiaries (including those of its suppliers and vendors) that are material to the PepsiCo Subsidiaries will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that any failure to do so, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the PepsiCo Subsidiaries.

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

                                   ARTICLE VI

                         COVENANTS RELATING TO BUSINESS

     SECTION 6.01. Alternative Transactions. (a) Whitman shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Whitman or any of its Subsidiaries to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) directly or indirectly participate in any discussions with third parties or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that at any time prior to the date of the Whitman Stockholders Meeting (the "Applicable Period"), Whitman may, in response to a Superior Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 6.01(a), and subject to providing prior written notice of its decision to take such action to PepsiCo (the "Whitman Notice") and compliance with Section 6.01(c) following delivery of the Whitman Notice (x) furnish information with respect to Whitman and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Whitman after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

     (b) Neither the Board of Directors of Whitman nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PepsiCo, the approval or recommendation by the Board of Directors of Whitman or any such committee of the Merger, this Agreement or the other Transaction Documents, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by Whitman in accordance with Section 6.01(a)) relating to any Takeover Proposal (each, a "Whitman Acquisition Agreement") or (iii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by Whitman and which did not otherwise result from a breach of Section 6.01(a), the Board of Directors of Whitman may (subject to this sentence) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Whitman to enter into any Whitman Acquisition Agreement with respect to any Whitman Superior Proposal), but only at a time that is during the Applicable Period and is after the fifth business day following PepsiCo's receipt of written notice advising PepsiCo that the Board of Directors of Whitman has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

     (c) Whitman promptly shall advise PepsiCo orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. Whitman shall keep PepsiCo fully informed of the status and material terms of any such Takeover Proposal or inquiry.

     (d) PepsiCo shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, PepsiCo or any of its Subsidiaries to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

     SECTION 6.02. Interim Operations of Whitman. During the period from the date of this Agreement to the Closing, Whitman shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including scheduled capital expenditures and with respect to matters relating to cash management, accounts receivable and accounts payable) and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its

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relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Closing. In addition, subject to the foregoing sentence and without limiting the generality of the foregoing, except for matters set forth in the Whitman Disclosure Schedule or otherwise contemplated by this Agreement or the other Transaction Documents, from the date of this Agreement to the Closing, Whitman shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of PepsiCo:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect Subsidiary of Whitman to its parent and (2) regular quarterly cash dividends with respect to Whitman Common Stock, not in excess of $.05 per share, with usual declaration, record and payment dates and in accordance with Whitman's past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Whitman or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any bonds, debentures, notes or other indebtedness having the right to vote or any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Whitman Common Stock upon the exercise of Whitman Stock Options in accordance with their present terms;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any material assets, except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) (A) grant to any employee, officer or director of Whitman or any of its Subsidiaries any increase in compensation, except for increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement, (B) grant to any employee, officer or director of Whitman or any of its Subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of this Agreement, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Whitman Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Whitman Benefit Plan;

          (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, Liabilities or results of operations of Whitman, except insofar as may be required by a change in GAAP;

          (vii) sell, lease, license or otherwise dispose of or subject to any Lien (x) any PepsiCo Acquired Businesses or (y) any other properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

          (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Whitman or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings

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     incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Whitman or any direct or indirect wholly owned Subsidiary of Whitman;

          (ix) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $100,000,000; provided, however, that, notwithstanding the foregoing, Whitman shall not, and shall cause its Subsidiaries to not, make or agree to make any new capital expenditure relating to the PepsiCo Acquired Businesses that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

          (x) make any material Tax election or settle or compromise any material Tax Liability or refund, except to the extent already provided for in the Whitman Filed SEC Documents;

          (xi) (A) pay, discharge or satisfy any material claims or material Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Whitman included in the Whitman Filed SEC Documents or incurred in the ordinary course of business consistent with past practice,
     (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Whitman or any of its Subsidiaries is a party;

          (xii) amend the Whitman Rights Agreement; or

          (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 6.03. Interim Operations of PepsiCo Subsidiaries. (a) During the period from the date of this Agreement to the Closing, PepsiCo shall cause each of the PepsiCo Subsidiaries to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including scheduled capital expenditures and with respect to matters relating to cash management, accounts receivable and accounts payable) and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that the goodwill and ongoing business of each of the PepsiCo Subsidiaries shall be unimpaired at the Closing. In addition, subject to the foregoing sentence and without limiting the generality of the foregoing, except for matters set forth in the PepsiCo Disclosure Schedule or otherwise contemplated by this Agreement or the other Transaction Documents, from the date of this Agreement to the Closing, PepsiCo shall not permit any PepsiCo Subsidiary to do any of the following without the prior written consent of Whitman:

          (i) in the case of the PGB Acquired Businesses only, amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (ii) except for the acquisition of any Excluded Asset, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any material assets, except purchases of inventory in the ordinary course of business consistent with past practice;

          (iii) (A) grant to any Transferred Individual any increase in compensation, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of the date of this Agreement, (B) grant to any Transferred Individual of any PepsiCo Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of this Agreement, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such Transferred Individual, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or PepsiCo Subsidiary Benefit Plan to the extent relating to any Transferred Individual or (E) take any

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     action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or PepsiCo Subsidiary Benefit Plan to the extent relating to any Transferred Individual;

          (iv) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, Liabilities or results of operations of any of the PepsiCo Subsidiaries, except insofar as may be required by a change in GAAP;

          (v) except with respect to Excluded Assets, sell, lease, license or otherwise dispose of or subject to any Lien any of the assets of the PepsiCo Subsidiaries, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

          (vi) except with respect to any such indebtedness, loans, advances, capital contributions, or investments which is an Excluded Liability, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in any investment existing on the date of this Agreement;

          (vii) except with respect to any Excluded Liability, make or agree to make any new capital expenditure or expenditures that (with respect to the PepsiCo Subsidiaries taken as a whole), individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $100,000,000;

          (viii) make any material Tax election or settle or compromise any material Tax Liability (other than any such material Tax Liability which is an Excluded Liability) or refund, except to the extent already provided for in the PepsiCo Filed SEC Documents;

          (ix) (A) except with respect to any Excluded Liability, pay, discharge or satisfy any material claims or material Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the Merger Sub/PGB Acquired Businesses Financial Statements or incurred in the ordinary course of business consistent with past practice, (B) except with respect to any Excluded Liability, cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which any PepsiCo Subsidiary is a party;

          (x) in the case of Merger Sub only, (A) conduct any business, (B) split, combine or reclassify any of its capital stock, (C) issue, deliver, sell or grant any shares of its capital stock, any securities having voting rights, or any securities convertible or exchangeable for securities having voting rights, or (D) otherwise alter its capitalization; or

          (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 6.04. Advice of Changes. Whitman and PepsiCo shall promptly advise the other orally and in writing of any change or event having, or which is reasonably likely to have, a Material Adverse Effect on Whitman or the PepsiCo Subsidiaries, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.05. Other Actions. Subject to Section 7.04, each of Whitman and PepsiCo hereby agrees to take no action, and agrees that they will not permit any of their respective Subsidiaries to take any action, that would reasonably be likely to cause:

          (a) the failure of any such party to perform and comply in all material respects with all agreements, obligations and conditions required by this Agreement or the other Transaction Documents to be performed or complied with by such party on or prior to the Closing Date;

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          (b) any Material Adverse Effect on Whitman or the PepsiCo
     Subsidiaries, as applicable; or

          (c) the inability of the Contribution, and the Contribution and Merger collectively, to constitute a tax-free transaction described in Section 351 or the inability of the Merger to constitute a tax-free transaction described in Section 368(a) of the Code or the inability of Whitman or PepsiCo to obtain the opinions of counsel referred to in Sections 8.02(c) and 8.03(c).

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

     SECTION 7.01. Preparation of Form S-4 and the Proxy Statement/Prospectus; Whitman Stockholders Meeting. (a) Each party shall cooperate in the preparation of the Form S-4 and the Proxy Statement/ Prospectus and all pre- and post-effective amendments thereto and the filing thereof with the SEC. Such cooperation shall include (i) preparation of historical and pro forma financial statements relating to such party required to be included in such filings, (ii) provision of financial and other information relating to such party required to be included in such filings, (iii) engagement of accountants to report on and provide comfort letters in customary form in respect of financial information provided by such party for inclusion in such filings (which comfort letters will be received by Whitman in accordance with customary practice) and (iv) responding to comments relating to such party received from the staff of the SEC in respect of such filings promptly after receipt thereof.

     (b) Each party shall be entitled to review any materials related to the Proxy Statement/Prospectus at any time and from time to time prior to their mailing to the Whitman stockholders, and to comment thereon, and Whitman shall incorporate into such materials PepsiCo's comments thereon so that such materials are reasonably acceptable to each party. PepsiCo shall, on behalf of Merger Sub, prepare and cause Merger Sub to file with the SEC the Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus, as promptly as practicable after comments are received from the SEC staff on the initial filing of the Proxy Statement/Prospectus. Each of PepsiCo and Merger Sub shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Whitman will use its reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Whitman's stockholders as promptly as practicable after the date the Form S-4 is declared effective under the Securities Act. PepsiCo, Merger Sub and Whitman shall also take all reasonable efforts to cause any action (other than qualifying to do business in any jurisdiction in which Whitman is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Merger Sub Common Stock in the Contribution and the Merger.

     (c) Whitman will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Whitman Stockholders Meeting, and will use its reasonable efforts to cause the Whitman Stockholders Meeting to be held as promptly as practicable after the date the Proxy Statement/ Prospectus is mailed to the Whitman Stockholders. Whitman will, through its Board of Directors, recommend to its stockholders adoption of this Agreement and will use its reasonable efforts to cause the Whitman Stockholder Approval to be obtained at the Whitman Stockholders Meeting; provided, however, that Whitman's obligations to recommend such adoption and to cause such adoption to be obtained shall be subject to the fiduciary obligations of the Board of Directors of Whitman. Without limiting the generality of the foregoing, Whitman agrees that its obligations pursuant to the first sentence of this Section 7.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Whitman of any Takeover Proposal.

     SECTION 7.02. Listing Application. PepsiCo shall cause Merger Sub to prepare and submit to the NYSE listing applications covering the shares of Merger Sub Common Stock issuable by Merger Sub pursuant to the Contribution and the Merger, and shall use their respective reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such stock, subject to official notice of issuance.

     SECTION 7.03. Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated as of August 24, 1998, between Whitman and PepsiCo (the "Confidentiality Agreement"), and subject
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to applicable legal restrictions, Whitman shall afford to PepsiCo, and PepsiCo shall afford to Whitman, and, in each case, to the officers, employees, accountants, counsel, financial advisors and other representatives of such parties, reasonable access during normal business hours during the period prior to the Closing to (i) in the case of Whitman, all its respective properties, books, contracts, commitments, personnel and records and (ii) in the case of PepsiCo, all the properties, books, contracts, commitments, personnel and records in respect of each of the PepsiCo Subsidiaries. Each of the foregoing parties agrees to use its reasonable efforts in good faith to obtain all waivers and consents necessary under any confidentiality or non-disclosure agreement (other than any such agreement with a party seeking disclosure hereunder, as to which the party seeking disclosure shall be deemed to have waived such confidentiality or non-disclosure with respect to itself) to afford reasonable access to the applicable party. During such period, Whitman shall, and shall cause each of its Subsidiaries to, furnish promptly to PepsiCo a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws. During such period, subject to applicable legal restrictions, each of Whitman and its Subsidiaries and PepsiCo and the PepsiCo Subsidiaries shall furnish or cause to be furnished all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by law, each party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its reasonable efforts to ensure that such persons do not disclose such information to others without the prior written consent of the applicable party from whom such information was received. In the event of the termination of this Agreement for any reason, each party shall promptly return or destroy all documents containing nonpublic information so obtained from any other party or any of its Subsidiaries and any copies made of such documents.

     SECTION 7.04. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents. In the event an Assigned Contract relates both to a business being transferred and a business being retained by PepsiCo or Whitman or any of their respective Subsidiaries, each party will use its reasonable efforts to cause such Assigned Contract to be divided into separate contracts for each of the transferred business and the retained business, or otherwise to cause the same economic and business terms to govern (by subcontract, sublicense or otherwise). To the extent that any Assigned Contract to be assigned by PepsiCo or Whitman (or any of their respective Subsidiaries) to the other party or any of its respective Subsidiaries pursuant to this Agreement is not assignable without the consent or without novation of a third party, and such consent is not obtained or novation effected, as the case may be, this Agreement shall not constitute an assignment or an attempted assignment thereof and PepsiCo and Whitman shall enter into alternative arrangements with respect thereto satisfactory to PepsiCo and Whitman. To the extent any such agreements and/or related services cannot be assigned or can be assigned but only with cost to the party assigning such agreement and/or related services, such party shall use reasonable efforts to provide the benefits and pass on the costs of such agreements and/or related services to the party to which such agreements and/or services were to be assigned hereunder. In connection with and without limiting the foregoing, each of Whitman and PepsiCo and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the other Transaction Documents or the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the other Transaction Documents or the other transactions contemplated hereby or thereby, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Transaction Documents.

     SECTION 7.05. Affiliates. Prior to the Closing Date, Whitman shall deliver to Merger Sub a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of
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Whitman, "affiliates" of Whitman for purposes of Rule 145 under the Securities
Act. Whitman shall use its reasonable efforts to cause each such person to deliver to Merger Sub on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit F hereto.

     SECTION 7.06. Whitman Stock Options; Whitman Stock Plans; Certain Employee Matters. (a) At the Effective Time, by virtue of the Merger, the Whitman Stock Plans shall be assumed by Merger Sub, with the result that all obligations of Whitman under the Whitman Stock Plans, including with respect to awards outstanding at the Effective Time under each Whitman Stock Plan, shall be obligations of Merger Sub following the Effective Time. Prior to the Effective Time, Merger Sub shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders) for the assumption of the Whitman Stock Plans, including the reservation, issuance and listing of shares of Merger Sub Common Stock issuable thereunder. As soon as practicable after the Effective Time, Merger Sub shall prepare and file with the SEC a registration statement on Form S-8 registering the number of shares of Merger Sub Common Stock issuable under the Whitman Stock Plans.

     (b) As soon as practicable after the Effective Time, Merger Sub shall deliver to the holders of Whitman Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Whitman Stock Plans and the agreements evidencing the grants of such Whitman Stock Options and that such Whitman Stock Options and agreements shall be assumed by Merger Sub and shall continue in effect on the same terms and conditions, except that all such options issued prior to January 1, 1999, shall be fully vested in accordance with the terms of the applicable Whitman Stock Plans.

     (c) Except as otherwise contemplated by this Section 7.06 and except to the extent required under the respective terms of the Whitman Stock Options, all restrictions or limitations on transfer and vesting with respect to Whitman Stock Options awarded under the Whitman Stock Plans or any other plan, program or arrangement of Whitman or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Merger Sub as set forth above.

     (d) Following the Effective Time, Merger Sub will assume and honor all Liabilities under change in control and employment agreements of Whitman, the existence of which does not constitute a violation of this Agreement, in accordance with the terms thereof.

     (e) As of the Effective Time, Merger Sub will assume and honor all Liabilities relating to the Transferred Individuals to the extent set forth in the Employee Benefits Agreement.

     SECTION 7.07. Fees and Expenses. (a) Except as provided in this Section 7.07, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Transaction Documents shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of PepsiCo and Whitman shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (including SEC filing fees), (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees) and (3) if the Merger is consummated, all United States Federal, state or local and all foreign transfer, documentary, sales, use, registration, value-added and other similar taxes (including applicable real estate transfer taxes and real property transfer gains taxes and similar taxes imposed on the transfer of shares of a company holding real estate) incurred in connection with the Contribution, the Merger, the PepsiCo Transfers, the Whitman Transfers or a transfer by PGB (or its designee) of the assets described in
Section 4.02(b) to an affiliate of PGB (to the extent, in the case of such a transfer by PGB (or its designee), that no such tax was imposed on the transfer of such assets to PGB (or its designee)).

     (b) In the event that (1) a Takeover Proposal shall have been made known to Whitman or any of its Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either PepsiCo or Whitman pursuant to Section 9.01(b)(i) or (iii) and within

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twelve months thereafter Whitman consummates or enters into a definitive agreement relating to any Takeover Proposal which it concludes is a Superior Proposal or (2) this Agreement is terminated (x) by Whitman pursuant to Section 9.01(e) or (y) by PepsiCo pursuant to Section 9.01(f), then Whitman shall promptly, but in no event later than the date of such termination, pay PepsiCo a fee equal to $20,000,000 (the "Termination Fee") (less the amount of the Break-up Payment previously paid to PepsiCo by Whitman, if any), payable by wire transfer of same day funds.

     (c) In the event that this Agreement is terminated by either PepsiCo or Whitman pursuant to Section 9.01(b)(iii), then Whitman shall promptly, but in no event later than the date of such termination, pay PepsiCo a fee equal to PepsiCo's documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, but in no event shall such fee be in excess of $2,000,000 (the "Break-up Payment"), payable by wire transfer of same day funds.

     (d) Whitman acknowledges that the agreements contained in Section 7.07(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PepsiCo would not enter into this Agreement; accordingly, if Whitman fails promptly to pay the amount(s) due pursuant to
Section 7.07(b) and (c), and, in order to obtain such payment, PepsiCo commences a suit which results in a judgment against Whitman for the fee(s) set forth in
Section 7.07(b) and (c), Whitman shall pay to PepsiCo its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee(s) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     SECTION 7.08. Rights Agreement. The Board of Directors of Whitman shall take all further action (in addition to that referred to in Section 5.01(t)) reasonably requested in writing by PepsiCo in order to render Whitman's Rights Agreement inapplicable to the Merger and the other transactions contemplated by the Transaction Documents. Except as provided above with respect to the Merger and the other transactions contemplated by the Transaction Documents, Whitman's Board of Directors shall not, without the prior written consent of PepsiCo, (a) amend the Whitman Rights Agreement or (b) take any action with respect to, or make any determination under, the Whitman Rights Agreement, including a redemption of the Whitman Rights or any action to facilitate a Takeover Proposal.

     SECTION 7.09. PGB Stockholders' Agreement. PepsiCo and Whitman agree that, as of the Effective Time, the Stockholders' Agreement dated as of November 9, 1987, among Whitman (formerly named IC Industries, Inc.), IC Products Company, PepsiCo and Metro Sub shall terminate and be of no further force or effect in accordance with the provisions of Section 3.02(a)(ii) of such agreement.

     SECTION 7.10. Public Announcements. Whitman and PepsiCo will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the other Transaction Documents shall be in the form heretofore agreed to by the parties.

     SECTION 7.11. Further Assurances. (a) On and after the Closing Date, each of Merger Sub and PGB shall (i) give such further assurances to PepsiCo and shall execute, acknowledge and deliver all such acknowledgments and other instruments, and take such further actions as may be reasonably necessary or appropriate effectively to vest in PepsiCo (or its designee) the full legal and equitable title to the PepsiCo Acquired Businesses and (ii) use its reasonable efforts to assist PepsiCo (or its designee) in the orderly transition of the operations of the PepsiCo Acquired Businesses acquired by PepsiCo (or its designee). Nothing in this Section 7.11(a) shall be construed to require Merger Sub or PGB to incur, without reimbursement from PepsiCo, any costs or expenses in connection with any such undertakings.

     (b) On and after the Closing Date, each of PepsiCo and the relevant PepsiCo Subsidiaries shall (i) give such further assurances to Merger Sub and PGB and shall execute, acknowledge and deliver all such

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acknowledgments and other instruments, including the execution and delivery by each of the relevant PepsiCo Subsidiaries, Merger Sub and PGB of an assignment and assumption agreement in form and substance satisfactory to the parties hereto (the "Assignment and Assumption Agreement") providing for the assignment of the Merger Sub Acquired Businesses and the assets included as part of the PGB Acquired Businesses and the assumption of the Merger Sub Assumed Liabilities and the Liabilities included as part of the PGB Acquired Businesses, and take such further actions as may be reasonably necessary or appropriate effectively to vest in Merger Sub and PGB the full legal and equitable title to the Merger Sub Acquired Businesses and the PGB Acquired Businesses, as applicable and (ii) use its reasonable efforts to assist Merger Sub and PGB in the orderly transition of the operations of the Merger Sub Acquired Businesses and the PGB Acquired Businesses acquired by Merger Sub and PGB. Nothing in this Section 7.11(b) shall be construed to require PepsiCo or the PepsiCo Subsidiaries to incur, without reimbursement from Merger Sub and PGB, any costs or expenses in connection with any such undertakings.

     (c) On and after the Closing Date, each of Merger Sub, PGB and the relevant Subsidiaries of Merger Sub shall give such further assurances to PepsiCo and the relevant PepsiCo Subsidiaries and shall execute, acknowledge and deliver all such acknowledgments and other instruments, including the Assignment and Assumption Agreement, and take such further action as may be reasonably necessary or appropriate to complete the assumption by each of Merger Sub, PGB and the relevant Subsidiaries of Merger Sub of, and the release of PepsiCo and the relevant PepsiCo Subsidiaries from, the Merger Sub Assumed Liabilities and the Liabilities included as part of the PGB Acquired Businesses.

     SECTION 7.12. Post-Closing Cooperation. (a) Each party shall cooperate with one another in connection with the furnishing of information that is reasonably necessary for financial reporting and accounting matters and in respect of compliance with disclosure and reporting requirements under the Securities Act and the Exchange Act.

     (b) After the Closing, upon reasonable written notice, each of Merger Sub and PepsiCo shall furnish or cause to be furnished to the other party, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Merger Sub Acquired Businesses, the PGB Acquired Businesses and the PepsiCo Acquired Businesses (including reasonable access to employees and books and records) as is reasonably necessary for the preparation of the Merger Sub Statement and the PepsiCo Statement pursuant to Section 12.01, the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Merger Sub and PepsiCo shall cooperate with each other party in the conduct of any audit or other proceeding relating to Taxes involving the Merger Sub Acquired Businesses, the PGB Acquired Businesses or the PepsiCo Acquired Businesses. Merger Sub and PGB shall retain the books and records relating to the Merger Sub Acquired Businesses and the PGB Acquired Businesses and PepsiCo shall retain the books and records relating to the PepsiCo Acquired Businesses for a period of seven years after the Closing.

     SECTION 7.13. Merger Sub Rights Agreement. Merger Sub shall adopt the Rights Agreement set forth as Exhibit G hereto effective upon the Closing.

     SECTION 7.14. Merger Sub Share Repurchase. During the period from the Closing Date to the 12-month anniversary of the Closing Date, Merger Sub shall repurchase the lesser of (i) 16,000,000 shares of Merger Sub Common Stock or
(ii) shares of Merger Sub Common Stock having an aggregate value of $400,000,000 (such aggregate value to be measured by the sum of the prices per share paid by Merger Sub in respect of each such purchase) (the "Merger Sub Repurchase"), by tender offer, open market purchase, privately negotiated transaction or otherwise; provided, however, that in the case of any Merger Sub Repurchase pursuant to a tender offer (i) the terms and conditions of such tender offer shall be subject to the prior written consent of PepsiCo, which consent shall not be unreasonably withheld and (ii) neither PepsiCo nor any of its affiliates shall tender or otherwise sell any shares of Merger Sub Common Stock beneficially owned by PepsiCo or any such affiliate in such tender offer; provided, further, that Merger Sub shall be under no obligation to make any Merger Sub Repurchase (and its obligation to make any such Repurchase shall be suspended) during any period when (i) Merger Sub is under any legal restriction from doing so or (ii) the

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Board of Directors of Merger Sub determines in good faith that it is impractical or inadvisable to make such Repurchase.

     SECTION 7.15. St. Petersburgco Indebtedness. PepsiCo and Whitman shall use reasonable efforts to obtain the full and unconditional release of Whitman, effective as of the consummation of the Whitman Transfers, from all Liabilities with respect to indebtedness of St. Petersburgco under its existing bank facility; provided, however, that (i) Whitman shall be under no obligation to make any payment in connection with obtaining such release other than any payment in accordance with the terms of such indebtedness and (ii) if PepsiCo and Whitman shall be unable to obtain such release in the exercise of their reasonable efforts prior to the consummation of the Whitman Transfers, PepsiCo shall, following such consummation of the Whitman Transfers, promptly reimburse Whitman or, following the Effective Time, Merger Sub, with respect to any payment required to be made by Whitman or, following the Effective Time, Merger Sub to any person in accordance with the terms of such indebtedness.

     SECTION 7.16. Services Agreements. Prior to the consummation of the Whitman Transfers, PepsiCo, Whitman, Merger Sub and one or more other bottlers licensed by PepsiCo shall agree on the terms of definitive Services Agreements, which shall provide, among other things, (i) for the provision of all support services not located at the respective operating locations of the Bottling Businesses to be transferred pursuant to this Agreement necessary to continue the ongoing operations of such Bottling Businesses, (ii) that payment for all services provided pursuant to such Services Agreements shall be made by the party or parties receiving such services to the party or parties providing such services in an amount equal to the cost (without profit) to the party or parties providing such services and (iii) that no party providing services pursuant to the Services Agreements shall be liable to any other party except to the extent of such party's gross negligence or wilful misconduct in providing such services; provided, however, that the amount recoverable from any party providing services pursuant to the Services Agreements in respect of any such liability shall be limited to the aggregate amount of proceeds received by, or payable to, such party pursuant to the Services Agreements.

     SECTION 7.17. Section 16b-3. Prior to the Closing Date, PepsiCo shall cause the Board of Directors of Merger Sub to adopt a resolution approving the acquisition in the Merger of securities of Merger Sub by officers and directors of Whitman. Such resolution shall specify (i) the names of the executive officers and the directors of Whitman, (ii) the number of securities of Merger Sub to be acquired by such individual, (iii) that approval is being granted to exempt the transaction under Rule 16b-3 promulgated under the Exchange Act and
(iv) for acquisitions of derivative securities, the material terms of the derivative securities.

     SECTION 7.18. Insured Claims. (a) PepsiCo and Whitman mutually agree to the following covenants with respect to Liabilities arising from incidents which occurred prior to the Closing and for which the party transferring a Bottling Business or other asset hereunder purchased liability insurance, including but not limited to Workers' Compensation, General Liability and Automobile Liability insurance ("Insured Liabilities"):

          (i) With respect to PepsiCo's Insured Liabilities, Whitman agrees to manage and oversee the following third-party claims administrators:

             (A) Kemper Insurance Company for General Liability, Automobile Liability and Illinois, Indiana and Missouri Workers' Compensation claims arising prior to January 1, 1997;

             (B) Travelers Insurance Company for Ohio Workers' Compensation claims arising prior to January 1, 1997; and

             (C) CNA Insurance Company for General Liability, Automobile Liability and Workers' Compensation claims arising after January 1, 1997 through the Closing Date.

          (ii) PepsiCo agrees to provide Whitman with access to such third-party claims administrators and PepsiCo will use its reasonable efforts to modify its contracts with its third-party claims administrators to allow for such access, if necessary.

          (iii) With respect to the Ohio Workers' Compensation claims which arose prior to January 1, 1997, and which are administered by Travelers Insurance Company, PepsiCo agrees to transfer on the Closing
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     Date the reserve balance of $3,048,500, less the aggregate amount paid in respect of such claims between January 20, 1999 and the Closing Date, to Whitman for the payment of all Liabilities associated with such claims.

          (iv) With respect to Whitman's Insured Liabilities, PepsiCo agrees to manage and oversee the following third-party claims administrators:

             (A) Gallagher Bassett Services for General Liability, Automobile Liability and Virginia Workers' Compensation claims; and

             (B) Accordia for West Virginia Workers' Compensation claims.

          (v) Whitman agrees to provide PepsiCo with access to such third-party claims administrators, and Whitman will use its reasonable efforts to modify its contracts with its third-party claims administrators to allow for such access, if necessary.

          (vi) Payments to third-party claims administrators shall be the responsibility of the party to whom the Bottling Business or other asset was transferred pursuant to this Agreement.

          (vii) Payments for claims shall be the responsibility of the party to whom the Bottling Business or other asset was transferred pursuant to this Agreement.

     (b) This covenant with respect to the matters contained herein supersedes any reference to such matters elsewhere in this Agreement, in the Employee Benefits Agreement and/or in the Whitman Transfers Employee Services Agreement.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     SECTION 8.01. Conditions Precedent. The respective rights and obligations of each party to effect the Merger and the other transactions contemplated by the Transaction Documents to be effected at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions precedent:

          (a) Stockholder Approval. The Whitman Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by the Transaction Documents under the HSR Act shall have been terminated or shall have expired (the "HSR Approval").

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as practicable any such Restraints that may be entered.

          (d) NYSE Listing. The shares of Merger Sub Common Stock issuable to the PepsiCo Subsidiaries and to the stockholders of Whitman pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

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     SECTION 8.02.  Conditions to Obligations of PepsiCo and Merger Sub.  The
obligations of PepsiCo and Merger Sub to effect the Merger and the other transactions contemplated by the Transaction Documents are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Whitman set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect on Whitman, and PepsiCo shall have received a certificate signed on behalf of Whitman by an executive officer of Whitman to such effect.

          (b) Performance of Obligations. Whitman shall have performed in all material respects all obligations required to be performed by it under each of the Whitman Relevant Agreements at or prior to the Closing Date, and PepsiCo shall have received a certificate signed on behalf of Whitman by an executive officer of Whitman to such effect.

          (c) Tax Opinion. PepsiCo shall have received an opinion of its tax counsel, Cravath, Swaine & Moore, in form and substance reasonably satisfactory to PepsiCo, and dated as of the Closing Date, to the effect that the Contribution, and the Contribution and Merger collectively, will constitute an exchange described in Section 351 of the Code and the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, Cravath, Swaine & Moore may require delivery of and rely upon the customary representations letters delivered by PepsiCo, Whitman and their respective Subsidiaries in form and substance reasonably satisfactory to Cravath, Swaine & Moore.

     SECTION 8.03. Conditions to Obligations of Whitman. The obligations of Whitman to effect the Merger and the other transactions contemplated by the Transaction Documents are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of PepsiCo set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect on the PepsiCo Subsidiaries, and Whitman shall have received a certificate signed on behalf of PepsiCo by an executive officer of PepsiCo to such effect.

          (b) Performance of Obligations. PepsiCo shall have performed in all material respects all obligations required to be performed by it under each of the PepsiCo Relevant Agreements at or prior to the Closing Date, and Whitman shall have received a certificate signed on behalf of PepsiCo by an executive officer of PepsiCo to such effect.

          (c) Tax Opinion. Whitman shall have received an opinion of its tax counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Whitman, and dated as of the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code and that neither Whitman nor its shareholders shall recognize gain or loss for U.S. Federal income tax purposes as a result of the Merger. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may require delivery of and rely upon the customary representations letters delivered by Whitman, PepsiCo and their respective Subsidiaries in form and substance reasonably satisfactory to Wachtell, Lipton, Rosen & Katz.

          (d) Contribution. The Contribution shall have been consummated in accordance with Article II hereof.

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                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the vote of the stockholders of Whitman at the Whitman Stockholders Meeting:

          (a) by mutual written consent of Whitman and PepsiCo; or

          (b) by either Whitman or PepsiCo:

             (i) if the Merger or the other transactions contemplated by the Transaction Documents are not consummated on or before June 30, 1999 (the "Outside Date"), unless the failure to consummate the Merger or such other transaction is the result of a wilful and material breach of this Agreement by the party seeking to terminate this Agreement;

             (ii) if any Governmental Entity issues an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the other transactions contemplated by the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; or

             (iii) if, upon a vote at a duly held Whitman Stockholders Meeting to obtain the Whitman Stockholder Approval, the Whitman Stockholder Approval is not obtained;

          (c) by PepsiCo, if Whitman breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition of PepsiCo set forth in Article VIII and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Whitman of such breach (provided that PepsiCo is not then in wilful and material breach of any representation, warranty or covenant contained in this Agreement);

          (d) by Whitman, if PepsiCo breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition of Whitman set forth in Article VIII, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to PepsiCo of such breach (provided that Whitman is not then in wilful and material breach of any representation, warranty or covenant in this Agreement);

          (e) by Whitman in accordance with Section 6.01(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, Whitman shall have complied with all provisions contained in Section 6.01(a), (b) and (c) including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 7.07(b); or

          (f) by PepsiCo, if Whitman or any of its directors or officers shall participate in discussions or negotiations in breach of Section 6.01(a).

     SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation hereunder on the part of any party, other than Section 4.01(b)(ii) (if the Whitman Transfers have previously been consummated) (and the Sections and Articles referenced therein), Section 5.01(r), Section 5.02(q), the last sentence of Section 7.03, Section 7.07, this Section 9.02, Article XIII and the Confidentiality Agreement which provisions and agreements survive such termination and termination of this Agreement will not relieve a breaching party from Liability for any wilful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement giving rise to such termination.

     SECTION 9.03. Amendment. This Agreement may be amended by the parties at any time before or after the Whitman Stockholder Approval; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such

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

stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 9.04. Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE X

                                INDEMNIFICATION

     SECTION 10.01. Indemnification. (a) Indemnification by Merger Sub and PGB. (i) From and after the Closing, Merger Sub and PGB shall indemnify PepsiCo and its affiliates (other than Merger Sub, PGB and their respective Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, Liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party to the extent arising from or relating to (1) any Merger Sub Assumed Liability (except for any such Liability relating to Taxes to the extent covered by Article XI) or (2) any Third Party Claim arising from or relating to any of the information supplied by Whitman or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Proxy Statement/Prospectus, at the date it is first mailed to Whitman's stockholders or at the time of the Whitman Stockholders Meeting, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (ii) From and after the Closing, Merger Sub and PGB shall indemnify PepsiCo and its affiliates (other than Merger Sub, PGB and their respective Subsidiaries) and each of their respective officers, directors, employees, stock holders, agents and representatives against, and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party to the extent arising from or relating to any breach of any representation or warranty of Whitman (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) contained in (x) Section 5.01(m) or Section 5.01(o) (but only, in the case of this clause (x), to the extent such breach relates to any of the PepsiCo Acquired Businesses) or (y) Section 5.01(v)(i); provided, however, that neither Merger Sub nor PGB shall have any Liability under this subparagraph (ii) unless the aggregate of all Losses relating thereto for which Merger Sub and PGB would, but for this proviso, be liable exceeds on a cumulative basis $1,000,000, and then only to the extent of any such excess; provided further, however, that neither Merger Sub nor PGB shall have any Liability under this subparagraph (ii) nor shall it count for purposes of the preceding proviso, for any individual item or series of related items or for any series of the same or similar kinds or types of items where the Loss relating thereto is, in the aggregate, less than $250,000. Notwithstanding the foregoing, if the Whitman Transfers are consummated prior to the Closing in accordance with Section 4.01, references in this Section 10.01(a)(ii) to "Closing" shall be deemed to be references to the date of consummation of such Whitman Transfers and references to "Merger Sub" shall, prior to the Effective Time, be deemed to be references to Whitman.

     (b) Indemnification by PepsiCo. From and after the Closing, PepsiCo shall indemnify Merger Sub, PGB and their respective affiliates (other than PepsiCo or the Contributing PepsiCo Subsidiaries) and each of

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

their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party to the extent arising from or relating to (1) any Excluded Liability (except for any such Liability relating to Taxes to the extent covered by Article XI), (2) any breach of any representation or warranty of PepsiCo (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) contained in (x) Section 5.02(b)(iii), (y)
Section 5.02(l) or Section 5.02(n) (but only, in the case of this clause (y), to the extent such breach relates to any of the Merger Sub Acquired Businesses or the PGB Acquired Businesses) or (z) Section 5.02(p)(i) or (3) any Third Party Claim arising from or relating to any of the information supplied by PepsiCo or any of the PepsiCo Subsidiaries for inclusion or incorporation by reference in
(A) the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Proxy Statement/Prospectus, at the date it is first mailed to Whitman's stockholders or at the time of the Whitman Stockholders Meeting, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that PepsiCo shall not have any Liability under clause (2)(y) and (z) above unless the aggregate of all Losses relating thereto for which PepsiCo would, but for this proviso, be liable exceeds on a cumulative basis $5,000,000, and then only to the extent of any such excess; provided further, however, that PepsiCo shall not have any Liability under clause (2)(y) and (z) above, nor shall it count for purposes of the preceding proviso, for any individual item or series of related items or for any series of the same or similar kinds or types of items where the Loss relating thereto is, in the aggregate, less than $500,000.

     (c) Losses Net of Insurance, Taxes, etc. In determining whether a Loss is hereof eligible for indemnification under this Article X and in determining the amount of any such Loss for which indemnification is provided under this Article X, (i) the amount of such Loss shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies, (ii) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and
(iii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's Liability for Taxes and payments between Merger Sub, Whitman, PGB and PepsiCo to reflect such adjustment shall be made if necessary.

     (d) Procedures Relating to Indemnification. Upon receipt of a claim or demand made by any person who is not a party hereto against a party hereto (a "Third Party Claim") as to which such party (the "indemnified party") may be entitled to indemnification pursuant to this Article X or pursuant to Article XI, indemnified party shall notify the other relevant party (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to provide such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall promptly deliver to the indemnifying party copies of all

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with the counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof, including the opportunity to keep fully informed as to all matters which might affect the amount of any claims for indemnification to be made hereunder, and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that (i) the indemnifying party shall control such defense and (ii) the indemnifying party will bear the expenses of separate counsel for the indemnified party to the extent a conflict of interest is likely to exist between the indemnifying party and the indemnified party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

     If the indemnifying party so elects to assume the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in the defense thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall reimburse the indemnified party for its reasonable out-of-pocket costs of such cooperation. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the Liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

     (e) Termination of Indemnification. Subject to the provisions of Section 9.02, the obligations to indemnify and hold harmless any party (i)(A) pursuant to Section 10.01(a)(ii) shall terminate on the 12-month anniversary of the date of the Closing, or such earlier date as the Whitman Transfers are consummated in accordance with Section 4.01 and (B) pursuant to Sections 10.01(b)(2)(y) and 10.01(b)(2)(z) shall terminate on the 12-month anniversary of the date of the Closing, (ii) pursuant to Sections 10.01(a)(i)(2) and 10.01(b)(3) shall terminate on the third anniversary of the Effective Time and (iii) pursuant to Sections 10.01(a)(i)(1), 10.01(b)(1) and 10.01(b)(2)(x) shall not terminate.

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                                   ARTICLE XI

                 TAX INDEMNIFICATION; CERTAIN OTHER TAX MATTERS

     SECTION 11.01. Tax Indemnification. (a) Tax Indemnification by Merger Sub and PGB. From and after the Closing, Merger Sub and PGB shall indemnify PepsiCo and its affiliates (other than Merger Sub, PGB, the PGB Acquired Businesses or any of their respective Subsidiaries) against, and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party with respect to:

          (i) Any United States Federal, state and local or foreign income or franchise taxes of PepsiCo Acquired Businesses for all Pre-Closing Tax Periods (but not including any such Taxes attributable to actions taken by the PepsiCo Acquired Businesses or PepsiCo or any of their respective affiliates (other than Merger Sub, PGB, the PGB Acquired Businesses or any of their respective Subsidiaries) outside of the ordinary course of business after the Closing on the Closing Date);

          (ii) any United States Federal, state and local or foreign income or franchise taxes attributable to Whitman, PGB, its Subsidiaries or affiliates (other than, solely for taxable periods beginning on or after the Closing Date, or portions thereof, Taxes attributable to the operations of the PepsiCo Acquired Businesses) for which PepsiCo, its Subsidiaries or affiliates (other than Merger Sub, PGB, the PGB Acquired Businesses or any of their respective Subsidiaries) may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, as transferee or successor, by contract or otherwise;

          (iii) Taxes that are Merger Sub Assumed Liabilities; and

          (iv) Taxes of the PGB Acquired Businesses to the extent PepsiCo does not have an indemnity obligation with respect thereto pursuant to Section 11.01(b).

     (b) Tax Indemnification by PepsiCo. From and after the Closing, PepsiCo shall indemnify Merger Sub, PGB and their respective affiliates (other than PepsiCo and its Subsidiaries) against, and hold them harmless from any Loss, as incurred (payable promptly upon written request), suffered or incurred by any such indemnified party with respect to:

          (i) any United States Federal, state and local or foreign income or franchise taxes of the PGB Acquired Businesses for all Pre-Closing Tax Periods (but not including any such Taxes attributable to actions taken by the PGB Acquired Businesses or PGB outside of the ordinary course of business after the Closing on the Closing Date);

          (ii) any United States Federal, state and local or foreign income or franchise taxes attributable to PepsiCo, its Subsidiaries or affiliates (other than, solely for taxable periods beginning on or after the Closing Date, or portions thereof, Taxes attributable to the operations of the Merger Sub Acquired Businesses or the PGB Acquired Businesses) for which PGB, Merger Sub, their Subsidiaries or affiliates (other than PepsiCo and its Subsidiaries) may be held liable solely by virtue of Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, as transferee or successor, by contract or otherwise;

          (iii) Taxes that are Excluded Liabilities; and

          (iv) Taxes of the PepsiCo Acquired Businesses to the extent Merger Sub and PGB does not have an indemnity obligation with respect thereto pursuant to Section 11.01(a).

     (c) Tax Returns and Cooperations. (i) Each of Merger Sub, PGB, PepsiCo and their respective Subsidiaries (including the PepsiCo Acquired Businesses, the Merger Sub Acquired Businesses and the PGB Acquired Businesses) shall provide to the other any information reasonably requested in order to enable the requestor to prepare and file Tax Returns for Pre-Closing Tax Periods, to respond to audits or other inquiries by any Taxing Authority, or to engage in Tax planning.

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          (ii) None of Merger Sub, PGB, PepsiCo, or any of their respective
     Subsidiaries of either, shall amend any Tax Return if amending such Tax Return could increase or create any indemnification obligation under
     Section 11.01(a) or (b) for another party unless (except in cases where amendments to state income or franchise Tax Returns are required to be filed to reflect Federal income tax audit adjustments) written permission is first obtained from such other party.

          (iii) The provisions of this Section 11.01 shall survive until 90 days after the expiration of the statutes of limitations for the relevant Tax.

     (d) Coordination with Article X. Any amount that could be described either in Article X or in Section 11.01 shall be treated as described solely in this
Section 11.01. Notwithstanding the preceding sentence, any amount otherwise owing by virtue of this Section 11.01 shall not be paid to an indemnified party to the extent it would duplicate any amount previously paid to that indemnified party by virtue of Article X.

     SECTION 11.02. Certain Other Tax Matters. (a) Termination of Tax Sharing Agreements. Any Tax sharing agreement between PepsiCo, on the one hand, and any of Merger Sub, the PGB Acquired Businesses or Merger Sub Acquired Businesses on the other, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, a future year, or past year). Any Tax sharing agreement between Whitman or PGB, on the one hand, and any PepsiCo Acquired Business, on the other, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, a future year, or a past year). Any payments required by any such Tax sharing agreement shall be made at or prior to the termination thereof.

     (b) FIRPTA Affidavit. PepsiCo shall deliver (or cause to be delivered) to Whitman an affidavit (a "FIRPTA affidavit") in form and substance reasonably satisfactory to the recipient, duly executed and acknowledged, certifying facts that would exempt from any withholding requirement under Section 1445 of the Code any payments for any United States real property interests being transferred pursuant to this Agreement.

     (c) FIRPTA Affidavit. Whitman and PGB shall deliver (or cause to be delivered) to Pepsi an affidavit (a "FIRPTA affidavit") in form and substance reasonably satisfactory to the recipient, duly executed and acknowledged, certifying facts that would exempt from any withholding requirement under
Section 1445 of the Code any payments for any United States real property interests being transferred pursuant to this Agreement.

                                  ARTICLE XII

                          WORKING CAPITAL ADJUSTMENTS

     SECTION 12.01. Working Capital Ajustments. (a) Each of the parties hereto acknowledges and agrees that, as of the close of business on the Closing Date, each of the Merger Sub Acquired Businesses, the PGB Acquired Businesses and the PepsiCo Acquired Businesses should have a Working Capital Amount equal to the Projected Working Capital Amount for such business (and each of the parties will make adjustments as set forth herein to cause such business to have such Working Capital Amount), and in furtherance thereof, within 60 days after the Closing Date, (i) Merger Sub shall prepare and deliver to PepsiCo a statement (the "Merger Sub Statement") setting forth (A) the Working Capital Amount as of the close of business on the Closing Date (the "Closing Working Capital Amount") of the Merger Sub Acquired Businesses, taken as a whole, and each of the PGB Acquired Businesses and (B) the Projected Working Capital Amount of the Merger Sub Acquired Businesses, taken as a whole, and each of the PGB Acquired Businesses as of the close of business on the Closing Date, together with a certificate of Merger Sub and Merger Sub's independent auditors that the Merger Sub Statement has been prepared in compliance with the requirements of this
Section 12.01(a) and (ii) PepsiCo shall prepare and deliver a statement (the "PepsiCo Statement") setting forth (A) the Closing Working Capital Amount of the PepsiCo Acquired Businesses (with Princetonco and Marionco taken as a whole, and Neva Holdings LLC and St. Petersburgco taken as a whole), and (B) the Projected Working Capital Amount of the PepsiCo Acquired Businesses (with Princetonco and Marionco taken as a whole, and Neva Holdings LLC and St. Petersburgco taken as a whole)
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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
as of the close of business on the Closing Date, together with a certificate of PepsiCo and PepsiCo's independent auditors that the PepsiCo Statement has been prepared in compliance with the requirements of this Section 12.01(a). Each of Merger Sub, Whitman and PepsiCo agrees that, notwithstanding anything to the contrary contained in this Agreement, (i) there shall be excluded from any calculation of the Closing Working Capital Amount of any of the PepsiCo Acquired Businesses the portion of any current assets which did not arise in the ordinary course of business consistent with past practice of any of the PepsiCo Acquired Businesses and (ii) if the Whitman Transfers are consummated prior to the Closing in accordance with Section 4.01, references in this Section 12.01 to "Closing Date" shall be deemed to be references to the date of consummation of such Whitman Transfers, references in this Section 12.01 to "Merger Sub" shall be deemed to be references to Whitman and the procedures set forth in this
Article XII shall commence as of such date with respect to the PepsiCo Acquired Businesses.

     During the 30-day period following the receipt by Merger Sub of the PepsiCo Statement and the receipt by PepsiCo of the Merger Sub Statement, each of Merger Sub and PepsiCo and their respective independent auditors shall be permitted to review the working papers relating to the preparation of the other party's Statement. Each of the Merger Sub Statement and the PepsiCo Statement shall become final and binding upon PepsiCo and Merger Sub, respectively, on the 30th day following delivery thereof, unless PepsiCo or Merger Sub, respectively, gives written notice of its disagreement with the other party's Statement (a "Notice of Disagreement") to the other party prior to such date, in which case the Statement or Statements subject to a Notice of Disagreement shall not then become final and binding. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on the Closing Working Capital Amounts or the Projected Working Capital Amounts not being calculated in accordance with this Section 12.01(a), (C) be accompanied by a certificate of the party delivering the Notice of Disagreement that it has complied with the covenants set forth in Section 7.12(b) and (D) be accompanied by a certificate of such party's independent auditors that they concur with each of the positions taken by such party in the Notice of Disagreement. If a Notice of Disagreement is received by Merger Sub or PepsiCo, as applicable, in a timely manner, then the Merger Sub Statement and/or the PepsiCo Statement which is subject to a Notice of Disagreement, as applicable (as revised in accordance with clause (I) or (II) below), shall become final and binding upon PepsiCo or Merger Sub, respectively, on the earlier of (I) the date Merger Sub and PepsiCo resolve in writing any differences they have with respect to the matters specified in such Notice of Disagreement or (II) the date the Accounting Firm issues a decision as described below.

     During the 30-day period following the delivery of any Notice of Disagreement, Merger Sub and PepsiCo shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement. During such period each of Merger Sub and PepsiCo and their respective independent auditors shall have access to the working papers of the other party's auditors prepared in connection with their certification of such Notice of Disagreement. If Merger Sub and PepsiCo have not resolved such differences by the end of such 30-day period, Merger Sub and PepsiCo shall submit to an independent accounting firm (the "Accounting Firm") their respective calculations of the applicable Closing Working Capital Amounts and Projected Working Capital Amounts for the Merger Sub Acquired Businesses, the PGB Acquired Business and the PepsiCo Acquired Businesses which is subject to a Notice of Disagreement, and the Accounting Firm shall choose in each such case which of the two party's calculations it believes to be more correct as reflected on the applicable Statement or Notice of Disagreement and that calculation shall then become the Closing Working Capital Amount and/or the Projected Working Capital Amount for the applicable business for all purposes. The Accounting Firm shall be KPMG Peat Marwick LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon following the Closing by Merger Sub and PepsiCo in writing. Merger Sub and PepsiCo shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to it within 30 days following the submission of the matters. Merger Sub and PepsiCo agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 12.01(a) shall be borne equally by Merger Sub and PepsiCo. The fees and disbursements of
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              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
each of Merger Sub's and PepsiCo's own independent auditors incurred in connection with their review of the Merger Sub Statement and the PepsiCo Statement and review of any Notice of Disagreement shall be borne by itself.

     (b) In lieu of the accounts receivable and trade payables of each of the Merger Sub Acquired Businesses, PepsiCo shall cause a good faith estimate of the amount of the accounts receivable less the amount of trade payables (the "Net Receivables Amount") of each of the Merger Sub Acquired Businesses as of the Closing Date, less the amount equal to the interest for a thirty-day period on the Net Receivables Amount (calculated at the interest rate applicable to the Contributed Intercompany Indebtedness) (as so reduced, the "Discounted Net Receivables Amount"), to be included in cash or cash equivalents in each such Merger Sub Acquired Business upon the Closing Date. In the case of any Closing Working Capital Amount which is less than the Projected Working Capital Amount of any of the Merger Sub Acquired Businesses, the PGB Acquired Businesses or the PepsiCo Acquired Businesses, the transferor of such business shall, and if the Closing Working Capital Amount is more than the Projected Working Capital Amount, the acquiror of such business shall, within 10 business days after the applicable Statement becomes final and binding on Merger Sub and PepsiCo or the Accounting Firm renders its final decision, make payment(s) by wire transfer in immediately available funds of the amount of each such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of each such payment.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

     SECTION 13.01. Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing (it being understood that, notwithstanding the foregoing, certain of such representations and warranties shall be subject to Article X). This Section 13.01 shall not limit (a) any covenant or agreement of the parties which by its terms contemplates performance after the Closing or (b) the survival of Section 5.01(r), Section 5.02(p),
Section 7.07, Section 7.10, Section 7.14, Section 7.18, Section 9.02, Article X,
Article XI, Article XII, this Article XIII and the Confidentiality Agreement.

     SECTION 13.02. Notices. Any notice or other communication that is required or that may be given in connection with this Agreement shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail or by Federal Express or similar courier service, postage prepaid, and shall be deemed given when so received if delivered personally or by telecopy or, if mailed, seven (7) calendar days after the date of mailing (three (3) calendar days in the case of express mail, Federal Express or similar courier service), as follows:

          If to Whitman (or to Merger Sub following the Effective Time):

        Whitman Corporation
        3501 Algonquin Road
        Rolling Meadows, IL 60008
        Attention of General Counsel
        Facsimile: (847) 818-5047

        With a separate copy delivered to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention of Martin Lipton, Esq.
        Facsimile: (212) 403-2000

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

        If to PepsiCo (or to Merger Sub prior to the Effective Time):

        PepsiCo, Inc.
        700 Anderson Hill Road
        Purchase, NY 10577
        Attention of General Counsel
        Facsimile: (914) 253-3667

        With a separate copy delivered to:

        Cravath, Swaine & Moore
        825 Eighth Avenue
        New York, NY 10019
        Attention of Robert A. Kindler, Esq.
        Facsimile: (212) 474-3700

     SECTION 13.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 13.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 13.05. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Contribution, the Merger and the other transactions contemplated by the Transaction Documents and (b) are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 13.06. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

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

     SECTION 13.07. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 13.08. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 13.09. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 13.10. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed as of the day first written above.

                                          WHITMAN CORPORATION,

                                          by /s/ BRUCE S. CHELBERG

                                            ------------------------------------
                                            Name: Bruce S. Chelberg
                                            Title: Chairman and Chief Executive
                                             Officer

                                          PEPSICO, INC.,

                                          by /s/ WILLIAM T. HEAVISIDE

                                            ------------------------------------
                                            Name: William T. Heaviside
                                            Title: Vice President

                                          HEARTLAND TERRITORIES HOLDINGS, INC.

                                          by /s/ WILLIAM T. HEAVISIDE

                                            ------------------------------------
                                            Name: William T. Heaviside
                                            Title: Vice President

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

                                                                         ANNEX I
                                        TO THE CONTRIBUTION AND MERGER AGREEMENT

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (unless otherwise specified, section references refer to sections of this Agreement):

     "Accounting Firm" is defined in Section 12.01(a).

     "Acquired Assets" means, with respect to any Merger Sub Acquired Business (each, a "Transferred Business"):

          (i) all Premises of the transferor primarily used in the operation of the Transferred Business, in each case together with such transferor's right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto;

          (ii) all Inventory of the transferor that on the Closing Date is located on the Premises of the transferor, and all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories of each of the transferor (including in transit, on consignment or in the possession of any third party) on the Closing Date that is used or held for use primarily in the operation or conduct of the Transferred Business by such transferor;

          (iii) all Personal Property of the transferor that is used or held for use primarily in the operation or conduct of the Transferred Business by such transferor;

          (iv) all Permits of the transferor that are used or held for use primarily in the operation or conduct of the Transferred Business by such transferor (the "Assigned Permits");

          (v) all Contracts to which the transferor is a party or by which such transferor, or the Acquired Assets relating to such Transferred Business, are bound or controlled that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Transferred Business by such transferor (the "Assigned Contracts");

          (vi) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) primarily in the operation or conduct of the Transferred Business;

          (vii) originals of all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium) (the "Records") of the transferor that are used or held for use exclusively in, or that arise exclusively out of, the conduct or operation of the Transferred Business and copies of all Excluded Records; and

          (viii) all goodwill generated by or associated with the Transferred Business.

     "Acquisition Proposal" means any proposal for an acquisition of all or any part of the Merger Sub Acquired Businesses and/or the PGB Acquired Businesses by any other person.

     "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

     "Agreement" means the Contribution and Merger Agreement dated as of January 25, 1999, among Whitman, PepsiCo and Merger Sub to which this Annex I is attached.

     "Applicable Period" is defined in Section 6.01(a).

     "Assigned Contracts" is defined in clause (v) of the definition of Acquired Assets.
                                      A-I-1

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "Assigned Permits" is defined in clause (iv) of the definition of Acquired Assets.

     "Assignment and Assumption Agreement" is defined in Section 7.11(b).

     "beneficial ownership" has the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Bottling Business" means the manufacture, distribution and sale of beverage products.

     "Bottling Contract" means any contract or agreement (i) granting a license from any person to engage in a Bottling Business, (ii) providing for marketing or other support or assistance from such person relating to such Bottling Business or (iii) providing for the purchase of concentrate from such person relating to such Bottling Business.

     "Break-up Payment" is defined in Section 7.07(c).

     "Certificate of Merger" is defined in Section 3.02.

     "Closing" is defined in Section 1.01(a).

     "Closing Date" is defined in Section 1.01(a).

     "Closing Working Capital Amount" is defined in Section 12.01(a).

     "Code" is defined in the preamble to this Agreement.

     "Confidentiality Agreement" is defined in Section 7.03.

     "Contracts" means contracts, leases, licenses, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written.

     "Contributed Intercompany Indebtedness" is defined in Section 2.02(v).

     "Contributing PepsiCo Subsidiary" means each of Ohio Sub, St. Louis Sub, Opco Sub and Metro Sub.

     "Contribution" is defined in the preamble to this Agreement.

     "Czechco" means Pepsi-Cola CR SPOL s.r.o., a partnership organized under the laws of the Czech Republic.

     "Czechco Shares" means all of the issued and outstanding partnership interests of Czechco.

     "DGCL" is defined in Section 3.01.

     "Discounted Net Receivables Amount" is defined in Section 12.01(b).

     "Effective Time" is defined in Section 3.02.

     "Employee Benefits Agreement" is defined in the preamble to this Agreement.

     "Environmental Law" means all applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by the U.S. Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

     "ERISA" is defined in Section 5.01(j).

     "Exchange Act" is defined in Section 5.01(d).

     "Excluded Assets" means:

          (i) all cash and cash equivalents, including checks or payments in transit or collection, of any Contributing PepsiCo Subsidiary (other than (A) the amount of cash and/or cash equivalents equal to the Discounted Net Receivables Amount applicable to each of the Merger Sub Acquired Businesses in accordance with Section 12.01(b) and (B)(1) cash in vending machines,
     (2) cash with drivers and (3) petty cash);

          (ii) all accounts receivable of any Contributing PepsiCo Subsidiary;

                                      A-I-2

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

          (iii) all assets listed on Schedule A to this Agreement;

          (iv) all rights, claims and credits of any Contributing PepsiCo Subsidiary to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of any Contributing PepsiCo Subsidiary in respect of any Excluded Asset or any Excluded Liability;

          (v) all rights of PepsiCo or any Contributing PepsiCo Subsidiary under this Agreement and the other Transaction Documents; and

          (vi) originals of all Records of PepsiCo, any Contributing PepsiCo Subsidiary that are not exclusively used or held for use in, or that do not arise exclusively out of, the conduct or operation of the Merger Sub Acquired Businesses (the "Excluded Records").

     "Excluded Liabilities" means:

          (i) any Liabilities to the extent and only to the extent relating to the Excluded Assets;

          (ii) any Liabilities in respect of trade payables of any Contributing PepsiCo Subsidiary;

          (iii) any Liabilities relating to the Transferred Individuals to the extent specifically and expressly retained by PepsiCo or any of its Subsidiaries as set forth in the Employee Benefits Agreement; and

          (iv) any Liabilities referred to in Schedule B to this Agreement;

          (v) any Liabilities for income or franchise Taxes of any of PepsiCo or any of its Subsidiaries (or any of their predecessors);

          (vi) any Liabilities for Taxes attributable to the ownership, operation or disposition by any of PepsiCo or any of its Subsidiaries (or any of their predecessors) of assets other than a Merger Sub Acquired Business; and

          (vii) any Liabilities for Taxes allocated to PepsiCo pursuant to
     Section 7.07(a)(3).

     "Excluded Records" is defined in clause (vi) of the definition of Excluded Assets.

     "FIRPTA affidavit" is defined in Section 11.02(b).

     "Form S-4" is defined in Section 5.01(d).

     "Form S-8" is defined in Section 5.02(c).

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" is defined in Section 5.01(d).

     "Hazardous Material" means any waste or other substance regulated under any Environmental Law including any hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar Federal, state or local law.

     "HSR Act" is defined in Section 5.01(d).

     "HSR Approval" is defined in Section 8.01(b).

     "Hungarianco" means FOVAUROSI ASVANYVIZ ES UDIT OIT ARI RESZVENYI ARSASAG, a corporation organized under the laws of Hungary.

     "Hungarianco Shares" means all of the issued and outstanding shares of capital stock of Hungarianco owned, directly or indirectly, by PepsiCo, which shares represent 99% of the issued and outstanding shares of capital stock of Hungarianco.

     "indemnified party" is defined in Section 10.01(d).

     "indemnifying party" is defined in Section 10.01(d).

                                      A-I-3

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "Insured Liabilities" is defined in Section 7.18(a).

     "International Master Bottling Agreement" is defined in the preamble to this Agreement.

     "Intercompany Trade Accounts" is defined in the definition of Working Capital Amount.

     "Inventory" means raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories.

     "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry.

     "Liabilities" is defined in Section 2.02.

     "Liens" means all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "Losses" is defined in Section 10.01(a)(i).

     "Marionco" means Pepsi-Cola General Bottlers of Virginia, Inc., a Virginia corporation.

     "Marionco Shares" means all of the issued and outstanding capital stock of Marionco.

     "Master Bottling Agreement" is defined in the preamble to this Agreement.

     "Master Fountain Syrup Agreement" is defined in the preamble to this Agreement.

     "Material Adverse Change" or "Material Adverse Effect" means (i) with respect to Whitman, any change, effect, event, occurrence or state of facts that
(x) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of Whitman and its Subsidiaries taken as a whole, (y) materially impairs the ability of Whitman to perform its obligations under this Agreement and the other Transaction Documents or (z) prevents the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) with respect to the PepsiCo Subsidiaries, any change, effect, event, occurrence or state of facts that (x) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the PepsiCo Subsidiaries and their Subsidiaries taken as a whole, (y) materially impairs the ability of the PepsiCo Subsidiaries to perform their obligations under this Agreement and the other Transaction Documents or (z) prevents the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents other than, in the case of clauses (i) and (ii), any change, effect, event, occurrence or state of facts (I) that occurs as a result of any act or omission of Whitman or PepsiCo (and/or the PepsiCo Subsidiaries) that has been previously consented to in writing by the other party hereto or (II) relating to (A) the United States economy or securities markets in general, (B) applicable international and regional economies in general, (C) this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or the announcement thereof, and (D) to the beverage bottling industry in general, and not specifically relating to Whitman or the PepsiCo Subsidiaries or their respective Subsidiaries.

     "Merger" is defined in the preamble to this Agreement.

     "Merger Consideration" is defined in Section 3.06(c).

     "Merger Sub" is defined in the preamble to this Agreement.

     "Merger Sub Acquired Businesses" means, collectively, the Ohio Sub Bottling Business, the St. Louis Sub Bottling Business and the Opco Sub Bottling Business to be acquired by Merger Sub from certain of the PepsiCo Subsidiaries pursuant to the Contribution.

     "Merger Sub Assumed Liabilities" is defined in Section 2.02.

     "Merger Sub Benefit Plans" is defined in Section 5.02(h).

     "Merger Sub Common Stock" is defined in the preamble to this Agreement.

     "Merger Sub Repurchase" is defined in Section 7.14.
                                      A-I-4

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "Merger Sub Statement" is defined in Section 12.01(a).

     "Merger Sub/PGB Acquired Businesses Financial Statements" is defined in
Section 5.02(d).

     "Metro Sub" is defined in the preamble to this Agreement.

     "Net Receivables Amount" is defined in Section 12.01(b).

     "Neva Holdings LLC" means Neva Holdings LLC, a Delaware limited liability company.

     "Neva Holdings LLC Units" means all of the issued and outstanding limited liability interests of Neva Holdings LLC.

     "New Allied Brand Appointments" is defined in the preamble to this Agreement.

     "New Pepsi-Cola Bottling Appointments" is defined in the preamble to this Agreement.

     "Notice of Disagreement" is defined in Section 12.01(a).

     "NYSE" is defined in Section 5.02(c).

     "Ohio Sub" is defined in the preamble to this Agreement.

     "Ohio Sub Bottling Business" means the manufacture, distribution and sale at and from the plants (and other sites) listed in Schedule C hereto by Ohio Sub of beverage products, including primarily PepsiCo brand soft drinks and soft drink concentrates under licensed appointments from PepsiCo, within the territory set forth in Schedule C hereto, including the Acquired Assets used or held for use primarily in the conduct of such business (other than the Excluded Assets).

     "Old Bottling Agreements" means any Bottling Contract in effect prior to the Closing between PepsiCo or any of its Subsidiaries or affiliates (other than Whitman or PGB), on the one hand, and Whitman, PGB or any of their Subsidiaries or affiliates (other than PepsiCo), on the other hand.

     "Opco Sub" is defined in the preamble to this Agreement.

     "Opco Sub Bottling Business" means the manufacture, distribution and sale at and from the plants (and other sites) listed in Schedule D hereto by Opco Sub of beverage products, including primarily PepsiCo brand soft drinks and soft drink concentrates under licensed appointments from PepsiCo, within the territory set forth in Schedule D hereto, including the Acquired Assets used or held for use primarily in the conduct of such business (other than the Excluded Assets).

     "Outside Date" is defined in Section 9.01(b).

     "PepsiCo" is defined in the preamble to this Agreement.

     "PepsiCo Acquired Businesses" means, collectively, the businesses of Princetonco, Marionco and Neva Holdings LLC (including, in the case of Princetonco and Marionco, the vehicles and fleet assets, leasehold interests and intangible assets to be acquired by PepsiCo (or its designee) from certain of the Subsidiaries of Whitman pursuant to the Whitman Transfers) to be acquired by PepsiCo (or its designee) from certain of the Subsidiaries of Whitman pursuant to the Whitman Transfers.

     "PepsiCo Acquired Businesses Financial Statements" is defined in Section 5.01(e).

     "PepsiCo Acquired Shares" means, collectively, the Princetonco Shares, the Marionco Shares and the Neva Holdings LLC Shares.

     "PepsiCo Benefit Plans" is defined in Section 5.02(h).

     "PepsiCo Disclosure Schedule" is defined in Section 5.02.

     "PepsiCo Filed SEC Documents" is defined in Section 5.02(f).

     "PepsiCo Intercompany Agreements" means any Contract between or among PepsiCo or its Subsidiaries or its affiliates to the extent relating to or affecting any of the PepsiCo Subsidiaries, other than the Contributed

                                      A-I-5

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

Intercompany Indebtedness and the Intercompany Trade Accounts between or among PepsiCo or its Subsidiaries or its affiliates and any of the PepsiCo Subsidiaries.

     "PepsiCo Multiemployer Pension Plans" is defined in Section 5.02(i).

     "PepsiCo Pension Plans" is defined in Section 5.02(i).

     "PepsiCo Relevant Agreements" is defined in Section 5.02(c).

     "PepsiCo Statement" is defined in Section 12.01(a).

     "PepsiCo Subsidiaries" means, collectively, (i) Merger Sub, Czechco, Slovackco, Hungarianco, Polandco and Poland Distributionco and (ii) each of the Contributing PepsiCo Subsidiaries (in each case with respect to only the Merger Sub Acquired Businesses).

     "PepsiCo Transfers" is defined in the preamble to this Agreement.

     "Permits" is defined in Section 5.01(m).

     "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's and other like Liens arising or incurred in the ordinary course of business,
(ii) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and (iii) imperfections of title and other Liens that, individually or in the aggregate, do not materially impair the continued operation of, in the case of Whitman, the business of Whitman and its Subsidiaries as currently conducted, and in the case of the PepsiCo Subsidiaries, the Merger Sub Acquired Businesses and the PGB Acquired Businesses as currently conducted.

     "person" means any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity.

     "Personal Property" means tangible personal property (other than Inventory) and all interests therein, including all machinery, equipment, furniture and vehicles.

     "PGB" is defined in the preamble to this Agreement.

     "PGB Acquired Businesses" means, collectively, (i) the businesses of each of Slovackco, Czechco, Hungarianco, Polandco and Poland Distributionco, in each case to be acquired by PGB from certain of the PepsiCo Subsidiaries pursuant to the PepsiCo Transfers, (ii) the vending machine assets to be acquired by PGB (or its designee) from Gray Hawk Leasing Company pursuant to the PepsiCo Transfers and (iii) the vehicle and other fleet assets to be acquired by Globe Transport, Inc. from New Bern Transport Company pursuant to the PepsiCo Transfers.

     "PGB Shares" means 32 shares of common stock, without par value, of PGB owned by Metro Sub, which shares represent 20% of the issued and outstanding shares of common stock of PGB.

     "Poland Approvals" is defined in Section 5.01(d).

     "Poland Distributionco" means PepsiCo Trading Sp. zo.o., a limited liability company organized under the laws of Poland.

     "Poland Distributionco Shares" means all of the issued and outstanding limited liability interests of Poland Distributionco.

     "Polandco" means Zrodlo Pniewy Sp. zo.o, a limited liability company organized under the laws of Poland.

     "Polandco Shares" means all of the 783,343 issued and outstanding limited liability interests of Polandco owned, directly or indirectly, by PepsiCo, which interests represent 46.696% of the issued and outstanding limited liability interests of Polandco.

     "Pre-Closing Tax Period" means any taxable period (or portion thereof) that ends on or before the Closing Date.

                                      A-I-6

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "Premises" means real property, leaseholds and other interests in real property.

     "Princetonco" means Pepsi-Cola General Bottlers of Princeton, Inc., a West Virginia corporation.

     "Princetonco Shares" means all of the issued and outstanding capital stock of Princetonco.

     "Projected Working Capital Amount" means (i) with respect to any U.S. Bottling Business, a Working Capital Amount equal to the product of (x) $.40 and
(y) the aggregate number of raw bottle and can cases sold by such Bottling Business during the twelve-month period immediately preceding the Closing Date, minus, in the case of the Merger Sub Acquired Businesses, the Receivables Discount applicable to each such Merger Sub Acquired Business, and (ii) with respect to (A) Slovackco and Czechco (taken as a whole), a Working Capital Amount equal to the product of (x) $.14 and (y) the aggregate number of raw bottle and can cases sold by Slovackco and Czechco during the twelve-month period immediately preceding the Closing Date, (B) Hungarianco, a Working Capital Amount equal to the product of (x) $(-).06 and (y) the aggregate number of raw bottle and can cases sold by Hungarianco during the twelve-month period immediately preceding the Closing Date, (C) Poland Distributionco, a Working Capital Amount equal to the product of (x) $.40 and (y) the aggregate number of raw bottle and can cases sold by Poland Distributionco during the twelve-month period immediately preceding the Closing Date, (D) Polandco, a Working Capital Amount equal to $(-)6,650,000 (provided that PepsiCo shall only be obligated for, or entitled to, its pro rata portion (based on PepsiCo's pro rata ownership interest of Polandco on the Closing Date) of any Working Capital Amount less than, or greater than, the Projected Working Capital Amount for Polandco in accordance with Article XII) and (E) St. Petersburgco, a Working Capital Amount equal to the product of (x) the quotient of (1) the sum of the Working Capital Amounts of St. Petersburgco at the end of each calendar month in 1998 divided by 12 and (2) the aggregate number of raw bottle and can cases sold by St. Petersburgco during 1998 and (y) the aggregate number of raw bottle and can cases sold by St. Petersburgco during the twelve-month period immediately preceding the Closing Date.

     "Proxy Statement/Prospectus" is defined in Section 5.01(d).

     "Records" is defined in clause (vii) of the definition of Acquired Assets.

     "Receivables Discount" means, with respect to each of the Merger Sub Acquired Businesses, an amount equal to the Net Receivables Amount less the Discounted Net Receivables Amount applicable to such Merger Sub Acquired Business.

     "Registration Rights Agreement" is defined in the preamble to this Agreement.

     "Restraints" is defined in Section 8.01(c).

     "SARs" is defined in Section 5.01(c).

     "SEC" means the Securities and Exchange Commission.

     "SEC Filings Side Letter" means the letter agreement dated as of the date hereof between PepsiCo and Whitman relating to the Form S-4 and the Proxy Statement/Prospectus.

     "Securities Act" is defined in Section 5.01(e).

     "Services Agreements" is defined in the preamble to this Agreement.

     "Shareholder Agreement" is defined in the preamble to this agreement.

     "Significant Subsidiary" means a Significant Subsidiary as defined in Rule 1-02 of Regulation S-X of the SEC.

     "Slovackco" means Pepsi-Cola SR, a corporation organized under the laws of the Slovak Republic.

     "Slovackco Shares" means all of the issued and outstanding shares of capital stock of Slovackco.

     "St. Louis Sub" is defined in the preamble to this Agreement.

                                      A-I-7

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "St. Louis Sub Bottling Business" means the manufacture, distribution and sale at and from the plants (and other sites) listed in Schedule E hereto by St. Louis Sub of beverage products, including primarily PepsiCo brand soft drinks and soft drink concentrates under licensed appointments from PepsiCo, within the territory set forth in Schedule E hereto, including the Acquired Assets used or held for use primarily in the conduct of such business (other than the Excluded Assets).

     "St. Petersburgco" means O.O.O. Pepsi-Cola General Bottlers, a corporation organized under the laws of the Russian Federation.

     "St. Petersburgco Shares" means all of the issued and outstanding shares of capital stock of St. Petersburgco.

     "Subsidiary" or "Subsidiaries" when used with respect to any person shall mean any other person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Whitman Common Stock then outstanding or all or substantially all the assets of Whitman and its subsidiaries taken together and otherwise on terms which the Board of Directors of Whitman determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Board of Directors of Whitman deems relevant) to be more favorable to Whitman's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Whitman, is reasonably capable of being obtained by such third party.

     "Surviving Corporation" is defined in Section 3.01.

     "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Whitman and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Whitman or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Whitman or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Whitman or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto and including any amendment thereof.

     "Taxes" means any Federal, state, local or foreign tax, fee or other like assessment or charge of any kind whatsoever (including Federal income tax and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding on amounts paid to or by the taxpayer, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, custom, duty or other tax), together with any interest, penalty addition to tax or additional amount due.

     "Termination Fee" is defined in Section 7.07(b).

     "Third Party Claim" is defined in Section 10.01(d).

     "Transaction Documents" means this Agreement, the New Pepsi-Cola Bottling Appointments, the New Allied Brand Appointments, the Shareholder Agreement, the Services Agreements, the Registration Rights Agreement, the Employee Benefits Agreement, the Whitman Transfers Employee Benefits Agreement, the Assignment and Assumption Agreement and the SEC Filings Side Letter.

     "Transferred Business" is defined in the definition of Acquired Assets.
                                      A-I-8

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "Transferred Individuals" has the meaning given to such term in the Employee Benefits Agreement.

     "Whitman Acquired Foreign Shares" means, collectively, the Slovackco Shares, the Czechco Shares, the Hungarianco Shares, the Polandco Shares and the Poland Distributionco Shares.

     "Whitman Acquisition Agreement" is defined in Section 6.01(b).

     "Whitman" is defined in the preamble to this Agreement.

     "Whitman Benefit Plans" is defined in Section 5.01(i).

     "Whitman Common Stock" is defined in the preamble to this Agreement.

     "Whitman Disclosure Schedule" is defined in Section 5.01.

     "Whitman Executives" is defined in Section 5.01(l).

     "Whitman Filed SEC Documents" is defined in Section 5.01(g).

     "Whitman Form 10-K" is defined in Section 5.01(b).

     "Whitman Intercompany Agreements" means any Contract between or among Whitman or its Subsidiaries or its affiliates to the extent relating to or affecting any of the PepsiCo Acquired Businesses, other than the Intercompany Trade Accounts between or among Whitman or its Subsidiaries or its affiliates and any of the PepsiCo Acquired Businesses.

     "Whitman Multiemployer Pension Plans" is defined in Section 5.01(j).

     "Whitman Notice" is defined in Section 6.01(a).

     "Whitman Pension Plans" is defined in Section 5.01(j).

     "Whitman Pro Forma Financial Statements" is defined in Section 5.01(e).

     "Whitman Relevant Agreements" is defined in Section 5.01(d).

     "Whitman Rights" is defined in Section 5.01(c).

     "Whitman Rights Agreement" is defined in Section 5.01(c).

     "Whitman Rights Plan Amendment" is defined in Section 5.01(t).

     "Whitman SEC Documents" is defined in Section 5.01(e).

     "Whitman Stock Options" is defined in Section 5.01(c).

     "Whitman Stock Plans" is defined in Section 5.01(c).

     "Whitman Stockholder Approval" is defined in Section 5.01(d).

     "Whitman Stockholders Meeting" is defined in Section 5.01(f).

     "Whitman Transfers" is defined in the preamble to this Agreement.

     "Whitman Transfers Employee Benefits Agreement" is defined in the preamble to this Agreement.

     "Working Capital Amount" means, with respect to any Bottling Business on any date, current assets minus current liabilities of such Bottling Business on such date, determined in accordance with GAAP applied on a basis consistent with the policies used by such Bottling Business in the preparation of its financial statements for fiscal 1997; provided, however, that (i)(A) the amount of any short-term indebtedness for borrowed money or short-term capitalized lease obligations shall be excluded from the calculation of current liabilities of any Bottling Business to the extent (and only to the extent) the amount of such short-term indebtedness for borrowed money or short-term capitalized lease obligations reduced the purchase price attributable to such Bottling Business in accordance with Section 4.03, (B) U.S. Tax benefits attributable to losses of Polandco and Poland Distributionco and not available as a Tax benefit to Polandco or Poland Distributionco shall be excluded from the calculation of current assets of each of Polandco and Poland
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Distributionco, (C) short-term intercompany trade accounts receivable and payable which arose in the ordinary course of operations for the purchase or sale of goods and services (which are normally eliminated in consolidation) ("Intercompany Trade Accounts") shall be counted as current assets and current liabilities of each such Bottling Business, (D) payables in respect of lease payments relating to vehicle and other fleet assets for pre-closing periods shall be counted as current liabilities and (E) the Contributed Intercompany Indebtedness shall be excluded from the calculation of current liabilities of each of the Merger Sub Acquired Businesses, (ii) for any inventory to be counted as part of the current assets of any such Bottling Business, such inventory must be usable and saleable in the ordinary course of business of such Bottling Business within applicable guideline dates for shelf life for the particular product or package, must be valued at acquisition cost or production floor cost, and must have a net realizable value at least equal to the values at which such inventory is carried on the balance sheets relating to such Bottling Business and (iii) for any receivables to be counted as part of the current assets of any such Bottling Business, such receivables must have arisen only from bona fide transactions in the ordinary course of business of such Bottling Business, must not be in dispute, must not be subject to any setoffs, discounts, rebates, credits, reductions or counterclaims whatsoever, and, with reasonable collection efforts consistent with good business practices, must be able to be fully paid within ninety (90) days after the date each such receivable arose, without resort to collection agencies or legal action.

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                                                                      APPENDIX B

                                    FORM OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      HEARTLAND TERRITORIES HOLDINGS, INC.

     1. The name of the corporation (the "Corporation") is "Heartland Territories Holdings, Inc."

     2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 1963 under the name Pepsi-Cola (Pakistan), Inc.

     3. This Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by written consent of the sole stockholder of the Corporation in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and, upon filing with the Secretary of State in accordance with Section 103, shall supersede the original Certificate of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

     4. The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

          FIRST:  The name of the corporation (the "Corporation") is

                              WHITMAN CORPORATION

          SECOND: The registered office of the Corporation within the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware. The registered agent of the Corporation within the State of Delaware is The Corporation Trust Company, the business office of which is identical with the registered office of the Corporation.

          THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 362,500,000, of which 350,000,000 shares, par value $0.01 per share, shall be "Common Stock" and 12,500,000 shares, par value $0.01 per share, shall be "Preferred Stock".

A.  PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions adopted in accordance with the by-laws of the Corporation the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix by such resolution or resolutions the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

B.  COMMON STOCK

     (1) Except as otherwise provided by law or by the resolution or resolutions adopted by the Board in accordance with the by-laws of the Corporation designating the rights, powers and preferences of any series of Preferred Stock and subject to the provisions of the by-laws of the Corporation as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, the holders of

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outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

     (2) Subject to any rights or preferences of holders of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared on the Common Stock by the Board of Directors.

     (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to any rights or preferences of holders of Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all assets of the Corporation available for distribution to its stockholders.

C.  PROVISIONS RELATING TO ALL CLASSES OF STOCK

     (1) No holder of shares of Common Stock or Preferred Stock of the Corporation shall be entitled as of right to pre-emptive or prior right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, or other securities, convertible or exchangeable into stock of any class, and all such new or additional shares of stock, bonds, debentures or other securities, convertible or exchangeable into stock, or stock that has been purchased by the Corporation or its nominee or nominees, may be issued and disposed of by the Board of Directors to such persons, firms or corporations and on such terms and for such consideration permitted by law as the Board of Directors, in their absolute discretion, may deem advisable.

     (2) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

     (3) All stockholder action shall be taken at an annual or special meeting, and no stockholder action may be taken without a meeting.

          FIFTH: The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000.00).

          SIXTH:  The Corporation is to have perpetual existence.

          SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

          EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

             To make, alter or repeal the by-laws of the Corporation.

             To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

             To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

             By resolution passed by the Board of Directors in accordance with the by-laws of the Corporation, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or

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
          names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

               When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchise, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

          NINTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred. Neither the amendment nor repeal of this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

          TENTH: (1) In anticipation that PepsiCo, Inc. is currently, and will remain, a substantial stockholder of the Corporation, and in anticipation that the Corporation and PepsiCo, Inc. may engage in the same or similar activities or lines of business and have an interest in the same areas of business opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with PepsiCo, Inc. (including service of employees, officers and directors of PepsiCo, Inc. as officers and directors of the Corporation), the provisions of this Article TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve PepsiCo, Inc. and its employees, officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

          (2) PepsiCo, Inc. shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a "Business Opportunity") in which PepsiCo, Inc. engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity. Neither PepsiCo, Inc. nor any employee, officer or director thereof (except as provided in paragraph 3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of PepsiCo, Inc. or of such person's participation therein. In the event that PepsiCo, Inc. acquires knowledge of a potential Business Opportunity which may be deemed to constitute a corporate opportunity for both PepsiCo, Inc. and the Corporation, PepsiCo, Inc. shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that PepsiCo, Inc. pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another person, or does not communicate information regarding such Business Opportunity to the Corporation.

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

          (3) In the event that a director or officer of the Corporation who is also a director, officer or employee of PepsiCo, Inc. acquires knowledge of a potential Business Opportunity which may be deemed to be a corporate opportunity for both the Corporation and PepsiCo, Inc., such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such Business Opportunity and, to the extent permitted by applicable law, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that PepsiCo, Inc. pursues or acquires such Business Opportunity for itself or directs such Business Opportunity to another person or does not communicate information regarding such Business Opportunity to the Corporation, if such director or officer acts in a manner consistent with the following policy:

             A Business Opportunity offered to any person who is an officer of the Corporation, and who is also a director or an officer or an employee of PepsiCo, Inc., shall belong to the Corporation; and (b) a Business Opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of PepsiCo, Inc., shall belong to the Corporation if such Business Opportunity is expressly offered to such person solely in his or her capacity as a director of Corporation, and otherwise shall belong to PepsiCo, Inc.

          (4) Any person purchasing or otherwise acquiring any interest in share of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article TENTH.

          (5) For purposes of this Article TENTH:

             (a) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the by-laws of the Corporation), unless such person is a full-time employee of the Corporation; and

             (b) PepsiCo, Inc. shall include all subsidiary corporations and other entities in which PepsiCo, Inc. owns (directly or indirectly) more that 50% of the outstanding voting capital stock or voting power.

          (6) Any proposed amendment to this Article TENTH shall require the approval of two-thirds of the whole Board of Directors.

          ELEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws of the Corporation so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          THIRTEENTH: The Corporation hereby expressly elects not to be governed by Section 203(a) of the Delaware General Corporation Law relating to business combinations with interested shareholders.

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     IN WITNESS WHEREOF, Heartland Territories Holdings, Inc. has caused this
Certificate of Incorporation to be signed by its President and attested by its Secretary and has caused its corporate seal to be hereunto affixed, this
     day of             , 1999.

                                          HEARTLAND TERRITORIES HOLDINGS, INC.

                                          By: /s/
                                            ------------------------------------
                                            President

Attest: /s/
      ----------------------------------------------------------
      Secretary

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

                                                                      APPENDIX C

                                    FORM OF

                              WHITMAN CORPORATION
             (FORMERLY NAMED HEARTLAND TERRITORIES HOLDINGS, INC.)

                              AMENDED AND RESTATED
                                    BY-LAWS

                                   ARTICLE I

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. Beginning with the 2000 annual meeting, annual meetings of stockholders for the election of directors and for the transaction of such other business as may come before the meeting shall be held on the first Thursday of May at 10:30 A.M., at Chicago, Illinois, or on such other date or at such other time or place, whether within or without the State of Delaware, as shall be designated by the Board of Directors.

     SECTION 2. At any annual or special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, in the case of an annual meeting, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. In the case of a special meeting requested by a stockholder, such stockholder must provide notice in accordance with the following sentence at the time of such request. A stockholder's notice to the Secretary shall be set forth as to each matter the stockholder proposes to bring before the annual or special meeting, as the case may be, (a) a brief description of the business desired to be brought before such meeting and the reasons for conducting such business at such meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this Section 2. The chairman of any annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 2, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     SECTION 3. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may be called by the Chairman and Chief Executive Officer and shall be called by him or by the Secretary at the request of (i) a majority of the Board of Directors or (ii) any stockholder which, individually or together with any other entity in which such stockholder has a 20% or greater equity or other ownership interest, owns 20% or more of the issued and outstanding securities of the Corporation entitled to vote generally in the election of directors of the Corporation, provided that such request shall state the purpose or purposes of the proposed meeting and in the case of a request by a stockholder, shall also comply with the provisions of Section 2 of this Article
I. Special meetings may be held at such time and place and for such purposes as shall be stated in the notice issued by the Chairman and Chief Executive Officer or the Secretary calling the meeting, provided that in the case of a special meeting requested by a stockholder, such special meeting shall take place not later than 70 days from the date of receipt of proper notice from such stockholder requesting the meeting. In the case of a special meeting requested by a

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stockholder, the Board of Directors shall fix a record date for stockholders entitled to vote at the special meeting, which record date shall be not later than 10 days from receipt of proper notice from such stockholder requesting the meeting, subject to compliance with the applicable regulations of any exchange on which the Corporation's securities are listed.

     SECTION 4. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 4. Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in these By-Laws. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 4, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     SECTION 5. Unless waived, written notice of the date, place, and time of the holding of each annual and special meeting of the stockholders and, in the case of a special meeting, the purpose or purposes thereof, shall be given personally or by mail in a postage prepaid envelope to each stockholder entitled to vote at such meeting, not less than ten nor more than sixty days before the date of such meeting, and, if mailed, it shall be directed to such stockholder at his address as it appears on the records of the Corporation.

     SECTION 6. The officer who has charge of the stock ledger of the Corporation shall prepare and make before every meeting of stockholders a complete list of the stockholders as of the record date entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     SECTION 7. The Board may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting, or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting may, and on the request of any stockholder entitled to vote thereat shall, appoint inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or
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consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as inspector of an election of directors. Inspectors need not be stockholders.

     SECTION 8. At each meeting of the stockholders the Chairman and Chief Executive Officer or, in his absence or inability to act, the President shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the Assistant Secretary or any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

     SECTION 9. Except as otherwise provided by law or the Certificate of Incorporation, at all meetings of the stockholders fifty-one per cent of the votes of the shares of stock of the Corporation issued and outstanding and entitled to vote shall be present in person or by proxy to constitute a quorum for the transaction of any business, provided that (except as aforesaid) when stockholders are required to vote by class or series, fifty-one per cent of the votes represented by the issued and outstanding shares of the appropriate class or series shall be present in person or by proxy. In the absence of a quorum, the holders of a majority of the votes of the shares of stock present in person or by proxy and entitled to vote may adjourn the meeting from time to time. Unless the Board shall fix after the adjournment a new record date for an adjourned meeting, notice of such adjourned meeting need not be given, except as hereinafter provided, if the time and place to which the meeting shall be adjourned were announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

     SECTION 10. Except as otherwise provided by law, the Certificate of Incorporation, or any certificate filed by the Corporation in the State of Delaware pursuant to Section 151 (or any successor provisions) of the General Corporation Law of the State of Delaware, each holder of record of shares of stock of the Corporation having voting power shall be entitled at each meeting of the stockholders to one vote for every share of such stock standing in his name on the record of stockholders of the Corporation on the date fixed by the Board as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting. Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by proxy signed by such stockholder or his attorney-in-fact. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated in the order of business for so delivering in such proxies. No proxy shall be valid after the expiration of three years from the date thereof, unless otherwise provided in the proxy. A proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where an irrevocable proxy is permitted by law. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, any corporate action to be taken by vote of the stockholders shall be authorized by a majority of the total votes cast, or when stockholders are required to vote by class or series by a majority of the votes cast of the appropriate class or series. Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any question need not be by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by his proxy, and shall state the number of shares voted.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     SECTION 1. The business and affairs of the Corporation shall be managed by the Board of Directors. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

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     SECTION 2.  The number of directors of the Corporation shall be such number of persons, not less than three (3), as shall from time to time be fixed by resolution of two-thirds of the whole Board. Directors need not be stockholders. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, the directors shall be elected at the annual meeting of the stockholders, and the persons receiving a plurality of the votes cast at such election shall be elected. Directors shall hold office until their respective successors shall have been duly elected and qualified, or until death, resignation, or removal, as hereinafter provided in these By-Laws, or as otherwise provided by law of the Certificate of Incorporation. The Board shall elect one of its members as Chairman and Chief Executive Officer.

     SECTION 3. The Chairman and Chief Executive Officer, if present, shall preside at all meetings of the Board. He shall serve as Chairman of the Executive Committee of the Board and be a member of such other committees of the Board as shall be determined by the Board at the time of the creation or the election of the members of any such committees.

     SECTION 4. Meetings of the Board may be held at such place, either within or without the State of Delaware, as the Board may from time to time determine or as shall be specified in the notice or waiver of notice of such meeting.

     SECTION 5. Regular meetings of the Board may be held without notice at such time and place as the Board may from time to time determine.

     SECTION 6. Special meetings of the Board may be called by two or more directors of the Corporation or by the Chairman and Chief Executive Officer or the Secretary.

     SECTION 7. Notice of each special meeting of the Board shall be given by the Secretary as hereinafter provided in this Section, in which notice shall be stated the time and place of the meeting. Notice of each such meeting shall be delivered to each director either personally or by telephone, telegraph, cable, or similar means, at least twenty-four hours before the time at which such meeting is to be held or mailed by first-class mail, postage prepaid, addressed to the director at his residence or usual place of business, at least three days before the day on which such meeting is to be held. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. Except as otherwise specifically required by these By-Laws, a notice or waiver of notice of any regular or special meeting need not state the purpose of such meeting.

     SECTION 8. Subject to Section 14 of this Article, one-third of the entire Board shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and, except as otherwise expressly required by law, the Certificate of Incorporation or these By-Laws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum at any meeting of the Board, a majority of the directors present thereat may adjourn such meeting to another time and place, or such meeting need not be held. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Except as otherwise provided in this Article II, the directors shall act only as a Board and the individual directors shall have no power as such.

     SECTION 9. Any director of the Corporation may resign at any time by giving a written notice of resignation to the Board, the Chairman and Chief Executive Officer, or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 10. Vacancies or newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until their successors are duly elected and shall qualify. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or holder or holders of at least ten percent of the votes of the shares
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at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Except as otherwise provided in these By-Laws, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, to vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 10 in the filling of other vacancies.

     SECTION 11. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, any director may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the votes of the issued and outstanding stock entitled to vote for the election of directors of the Corporation given at a special meeting of the stockholders called and held for such purpose; and the vacancy in the Board caused by any such removal may be filled by such stockholders at such meeting, or, if the stockholders shall fail to fill such vacancy, as in these By-Laws provided.

     SECTION 12. The Board shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, provided that no such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     SECTION 13. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Members of the Board or of any committee designated by the Board may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this procedure shall constitute presence in person at such meeting.

     SECTION 14. The issuance of preferred stock by the Corporation shall require the approval of two-thirds of the whole Board.

                                  ARTICLE III

                            COMMITTEES OF THE BOARD

     SECTION 1. The Board of Directors may, by resolution adopted by two-thirds of the whole Board, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends and to authorize the issuance of the Corporation's capital stock, and may, by resolution similarly adopted, designate one or more other committees. The Executive Committee and each such other committee shall consist of two or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, other than the Executive Committee whose powers are expressly provided for herein, may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

     SECTION 2. (a) The Board of Directors shall designate an Affiliated Transaction Committee. The Affiliated Transaction Committee shall review, consider and pass upon any Affiliated Transaction, and no such transaction shall be effected without the concurrence of the Affiliated Transaction Committee. The Affiliated Transaction Committee shall have the powers to (i) negotiate with the representatives of any party to an Affiliated Transaction; (ii) require approval of an Affiliated Transaction by a vote of the stockholders of the
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Corporation which may be greater than or in addition to any vote required by law; and (iii) engage Independent Advisers at the reasonable expense of the Corporation, and without prior approval of the Corporation, to assist in its review and decision regarding any Affiliated Transaction.

          (b) The Affiliated Transaction Committee shall consist of at least three Independent Directors, with each other Independent Director being an alternate member if any committee member is unable or unwilling to serve.

     (c) The Affiliated Transaction Committee shall cease to exist on the later
of (i) January   , 2009 or (ii) the date on which any Affiliated Transaction being reviewed, considered and passed upon by the Affiliated Transaction
Committee prior to January   , 2009 shall have been either consummated or
abandoned.

     (d) For the purposes of the foregoing Article III, Section 2, the following definitions shall apply:

          (i) "Corporation" means the Corporation or any company in which the Corporation has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of the Board of Directors.

          (ii) "PepsiCo, Inc." means PepsiCo, Inc. or any company in which PepsiCo, Inc. has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of the Board of Directors.

          (iii) "Affiliate" means any entity (other than the Corporation) in which PepsiCo, Inc. has a 20% or greater equity or other ownership interest, or any entity controlled directly or indirectly by such Affiliate. Notwithstanding the above, no entity shall be an Affiliate solely by virtue of the rights granted to PepsiCo, Inc. pursuant to a bottling contract.

          (iv) "Affiliated Transaction" means any proposed merger or consolidation with, purchase of an equity interest in, or purchase of assets other than in the ordinary course of business from an Affiliate, and which transaction has an aggregate value exceeding $10 million; provided, however, that any such merger, consolidation, or purchase which constitutes a "Permitted Acquisition" under the Shareholder Agreement between the
     Corporation and PepsiCo, Inc., dated as of [               ], 1999 (as it
     may be amended from time to time, the "Shareholders Agreement"), shall not constitute an Affiliated Transaction for purposes of this Article III,
     Section 2.

          (v) "Independent Directors" means any member of the Corporation's Board of Directors who (i) is not, and for the past two years has not been, an officer, director or employee of PepsiCo, Inc. or (other than serving as a director of the Corporation) an Affiliate; (ii) does not own in excess of 1% of the shares of PepsiCo, Inc.; and (iii) own any equity or other ownership interest in an entity (except as permitted by the preceding (ii) and other than in the Corporation) which is a party to the Affiliated Transaction.

          (vi) "Independent Adviser" means any legal or financial adviser or other expert (i) that has not represented or provided services to PepsiCo, Inc. during the past calendar year, or (ii) notwithstanding (i) above, that the Affiliated Transaction Committee (as defined below) determines, after due inquiry, is able to represent it in an independent manner not adverse to the interests of the Corporation and its stockholders.

     SECTION 3. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Article II, Section 7. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

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                                   ARTICLE IV

                                    OFFICERS

     SECTION 1. The officers of the Corporation shall consist of the Chairman and Chief Executive Officer, the President, one or more Vice Presidents, the Treasurer, the Controller and the Secretary. Any two or more offices may be held by the same person. Each such officer shall be elected from time to time by the Board of Directors to hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these By-Laws. The Board may from time to time elect, or the Chairman and Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or by the Chairman and Chief Executive Officer.

     SECTION 2. Any officer or agent of the Corporation may resign at any time by giving written notice of his resignation to the Board, the Chairman and Chief Executive Officer, or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 3. Any officer or agent of the Corporation may be removed, either with or without cause, at any time, by the vote of a majority of the whole Board at any meeting of the Board, or, except in the case of an officer or agent elected by the Board, by the Chairman and Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

     SECTION 4. A vacancy in any office, whether arising from death, resignation, removal or any other cause, may be filled for the unexpired portion of the term of the office which shall be vacant in the manner prescribed in these By-Laws for the regular election or appointment of such office.

     SECTION 5. The Chairman and Chief Executive Officer shall have the primary responsibility for and the general control and management of all of the business and affairs of the Corporation, under the direction of the Board. He shall have power to select and appoint all necessary officers and employees of the Corporation except such officers as under these By-Laws are to be elected by the Board, to remove all appointed officers or employees whenever he shall deem it necessary, and to make new appointments to fill the vacancies. He shall have the power of suspension from office for cause of any elected officer, which shall be forthwith declared in writing to the Board. Whenever in his opinion it may be necessary, he shall define the duties of any officer or employee of the Corporation which are not prescribed in the By-Laws or by resolution of the Board. He shall have such other authority and shall perform such other duties as may be assigned to him by the Board.

     SECTION 6. The President shall be the chief operating officer of the Corporation and shall have such authority and perform such duties relative to the business and affairs of the Corporation as may be delegated to him by the Board or the Chairman and Chief Executive Officer. In the absence of the Chairman and Chief Executive Officer, the President shall preside at meetings of the stockholders and of the directors.

     SECTION 7. Each Vice President and each Assistant Vice President shall have such powers and perform all such duties as from time to time may be assigned to him by the Board, the Chairman and Chief Executive Officer, the President or the senior officer to whom he reports.

     SECTION 8. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. He shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him from time to time by the Board or the Chairman and Chief Executive Officer.

     SECTION 9. The Controller shall be the chief accounting officer of the Corporation and shall maintain adequate records of all assets, liabilities and transactions of the Corporation; he shall establish and maintain internal accounting controls and, in cooperation with the independent public accountants selected by the
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Board, shall supervise internal auditing. He shall have such further powers and duties as may be conferred upon him from time to time by the Board or the Chairman and Chief Executive Officer.

     SECTION 10. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; he shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; he shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board or the Chairman and Chief Executive Officer.

     SECTION 11. Any Assistant Secretary, Assistant Treasurer, or Assistant Controller elected or appointed as heretofore provided, shall perform the duties and exercise the powers of the Secretary, Treasurer and Controller, respectively, in their absence or inability to act, and shall perform such other duties and have such other powers as the Board, the Chairman and Chief Executive Officer, the Secretary, Treasurer, or Controller (as the case may be), may from time to time prescribe.

     SECTION 12. If required by the Board, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties in such amount and with such surety or sureties as the Board may specify.

     SECTION 13. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board; provided, however, that the Board may by resolution delegate to the Chairman and Chief Executive Officer the power to fix compensation of non-elected officers and agents appointed by him. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation, but any such officer who shall also be a director shall not have any vote in the determination of the amount of compensation paid to him.

                                   ARTICLE V

                         INDEMNIFICATION AND INSURANCE

     SECTION 1. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
Section 2 of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right

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and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     SECTION 2. If a claim under Section 1 of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     SECTION 3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this Article shall in any way diminish or adversely effect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     SECTION 4. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                                   ARTICLE VI

                            CONTRACTS, PROXIES, ETC.

     SECTION 1. Except as otherwise required by law, the Certificate of Incorporation or these By-laws, any contracts or other instruments may be executed and delivered in the name and on behalf of the Corporation by such officer or officers (including any assistant officer) of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman and Chief Executive Officer, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board or the Chairman and Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual power to others under his

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jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

     SECTION 2. Unless otherwise provided by resolution adopted by the Board, the Chairman and Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

                                  ARTICLE VII

                              SHARES, BOOKS, ETC.

     SECTION 1. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman and Chief Executive Officer, the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares owned by such holder in the Corporation. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

     SECTION 2. The books and records of the Corporation may be kept at such places within or without the State of Delaware, as the Board of Directors may from time to time determine.

     SECTION 3. Transfers of shares of stock of the Corporation shall be made on the stock records of the Corporation only upon authorization by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent, and or surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any share or shares stand on the record of stockholders as the owner of such share or shares for all purposes, including, without limitation, the right to receive dividends or other distributions, and to vote as such owner, and the Corporation may hold any such stockholder of record liable for calls and assessments and shall not be bound to recognize any equitable or legal claim to or interest in any such share or shares on the part of any other person whether or not it shall have express or other notice thereof.

     SECTION 4. The Board may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation. It may appoint or authorize any officer or officers to appoint, one or more transfer agents or one or more registrars and may require all certificates for shares of stock to bear the signature or signatures of any of them.

     SECTION 5. Upon notice to the Corporation by the holder of any certificate representing shares of stock of the Corporation of any loss, theft, destruction or mutilation of such certificate, the Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it which the holder thereof shall allege to have been lost, stolen, or destroyed or which shall have been mutilated, and the Board may, in its discretion, require such holder or his legal representatives to give to the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties as the Board in its absolute discretion shall determine, and to indemnify the Corporation against any claim which may be made against it on account of the alleged loss, theft, or destruction of any such certificate, or of the issuance of a new certificate. Anything
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herein to the contrary notwithstanding, the Board, in its absolute discretion, may refuse to issue any such new certificate, except pursuant to legal proceedings under the laws of the State of Delaware.

                                  ARTICLE VIII

                                  FISCAL YEAR

     The fiscal year of the Corporation shall be determined by the Board of Directors.

                                   ARTICLE IX

                                      SEAL

     The Corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it, or a facsimile thereof, to be impressed or affixed or reproduced or otherwise.

                                   ARTICLE X

                                   AMENDMENTS

     These By-Laws may be amended or repealed, or new By-Laws may be adopted, by two-thirds of the whole Board of Directors at any meeting thereof; provided that By-Laws adopted by the Board may be amended or repealed by the stockholders.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                                                      APPENDIX D

                             SHAREHOLDER AGREEMENT

                                 BY AND BETWEEN

                              WHITMAN CORPORATION,
                            A DELAWARE CORPORATION,

                                      AND

                                 PEPSICO, INC.,
                          A NORTH CAROLINA CORPORATION

                         DATED AS OF             , 1999

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                     ARTICLE I
                                CERTAIN DEFINITIONS
SECTION 1.1.   Certain Definitions.........................................      2
                                    ARTICLE II
                          REPRESENTATIONS AND WARRANTIES
SECTION 2.1.   Representations and Warranties of the Company...............      6
SECTION 2.2.   Representations and Warranties of the Shareholder...........      6
                                    ARTICLE III
                          SHAREHOLDER AND COMPANY CONDUCT
SECTION 3.1.   Acquisition of Voting Securities............................      7
SECTION 3.2.   Required Reduction of Ownership Percentage..................      8
SECTION 3.3.   Top-Up Rights...............................................      8
SECTION 3.4.   Transfer....................................................      9
SECTION 3.5.   Charter and By-Laws.........................................      9
SECTION 3.6.   Rights Agreement............................................      9
SECTION 3.7.   Special Meetings Requested by the Stockholder...............     10
                                    ARTICLE IV
                                 BOARD COMPOSITION
SECTION 4.1.   Board Composition...........................................     10
                                     ARTICLE V
                           EFFECTIVENESS AND TERMINATION
SECTION 5.1.   Effectiveness...............................................     11
SECTION 5.2.   Termination.................................................     11
SECTION 5.3.   Agreements Following Certain Acquisitions...................     11
                                    ARTICLE VI
                                   MISCELLANEOUS
SECTION 6.1.   Injunctive Relief...........................................     12
SECTION 6.2.   Successors and Assigns......................................     12
SECTION 6.3.   Amendments; Waiver..........................................     12
SECTION 6.4.   Notices.....................................................     13
SECTION 6.5.   Applicable Law..............................................     14
SECTION 6.6.   Headings....................................................     14

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                                                               PAGE
                                                                               ----
SECTION 6.7.   Integration.................................................     14
SECTION 6.8.   Severability................................................     14
SECTION 6.9.   Consent to Jurisdiction.....................................     14
SECTION 6.10.  Counterparts................................................     14

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     SHAREHOLDER AGREEMENT, dated as of [               ], 1999 (this
"Agreement"), by and between Whitman Corporation, a Delaware corporation (formerly named Heartland Territories Holdings, Inc.) (the "Company"), and PepsiCo, Inc., a North Carolina corporation (the "Shareholder").

                              W I T N E S S E T H:

     WHEREAS, the Shareholder, the Company and the former Whitman Corporation, a Delaware corporation ("Whitman"), have entered into a Contribution and Merger Agreement, dated as of January 25, 1999, (the "Merger Agreement"), pursuant to which, among other things, certain affiliates of the Shareholder are transferring certain assets and liabilities to the Company in exchange for shares of Common Stock, par value $0.01 per share, (the "Common Stock"), of the Company and Whitman is being merged with and into the Company, with the Company as the surviving corporation, and in connection therewith, the outstanding shares of common stock of Whitman are being converted into an equal number of shares of Common Stock of the Company (the "Merger");

     WHEREAS, the execution of this Agreement upon the consummation of the Merger (the "Closing") is a covenant of the Company and of the Shareholder in the Merger Agreement;

     WHEREAS, the Company and the Shareholder desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of Voting Securities of the Company by the Shareholder, and related provisions concerning the Shareholder's relationship with and investment in the Company immediately following the Closing; and

     WHEREAS, concurrently with the Closing, the Company and the Shareholder are entering into a Registration Rights Agreement (the "Registration Rights Agreement"), in the form attached to the Merger Agreement as Exhibit E.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     SECTION 1.1. Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

     "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person. For the purposes of this definition, "control," when used with respect to any particular person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" shall have the meaning assigned to such term in the introduction hereto.

     "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest means a Person who, together with his or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act, or who, together with his or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise; provided that a Person shall not be deemed the Beneficial Owner of Voting Securities solely as a result of having been granted a revocable proxy relating to such Voting Securities in connection with any one special or annual meeting of shareholders of the Company (including any postponements or adjournments thereof).

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     "Board" shall mean the Board of Directors of the Company in office at the applicable time, as elected in accordance with the By-Laws.

     "Buy-Back Offer" shall have the meaning set forth in Section 3.2 of this Agreement.

     "By-Laws" shall mean the by-laws of the Company, in the form specified in the Merger Agreement and attached thereto as Annex III, as they may be amended from time to time.

     "Charter" shall mean the Certificate of Incorporation of the Company, in the form specified in the Merger Agreement and attached thereto as Annex II, as it may be amended from time to time.

     "Closing" shall have the meaning assigned in the second recital of this Agreement.

     "Commission" shall mean the United States Securities and Exchange
Commission.

     "Common Stock" shall have the meaning assigned in the first recital of this Agreement.

     "Company" shall have the meaning assigned in the introduction of this Agreement.

     "Director" shall mean any member of the Board of Directors of the Company in office at the applicable time, as elected in accordance with the provisions of the By-Laws.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Independent Director" shall mean any person who is both (i) independent of and otherwise unaffiliated with any member of the Shareholder Group, and who is not a director, officer, employee, consultant or advisor (financial, legal or other) of any member of the Shareholder Group and has not served in any such capacity in the previous two (2) years and (ii) not an officer or employee, consultant or advisor (financial, legal or other) of Whitman or the Company and has not served in any such capacity in the previous two (2) years.

     "Maximum Ownership Percentage" shall mean, calculated at a particular point in time, a Total Ownership Percentage of 49.0%; provided that in the event of a Permitted Acquisition which results in the Shareholder Group's Total Ownership Percentage exceeding 49.0%, the Maximum Ownership Percentage shall become the Shareholder Group's Total Ownership Percentage giving effect to such Permitted Acquisition.

     "Merger" shall have the meaning set forth in the first recital of this Agreement.

     "Merger Agreement" shall have the meaning set forth in the first recital of this Agreement.

     "Minimum Price" shall mean the highest average of per share closing prices on the NYSE Composite Tape of the Voting Securities (or, if the Voting Securities are not quoted on the NYSE Composite Tape, on the principal United States securities exchange registered under the Exchange Act on which such Voting Securities are listed, or, if such Voting Securities are not listed on any such exchange, the closing sale price or bid quotation with respect to such Voting Securities on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use; provided, however, if no such quotations are available with respect to such Voting Securities, the price of such Voting Securities shall be the public market trading value as determined by an investment banker of nationally recognized reputation selected by the Independent Directors) over any 20 consecutive trading day period during the 18 month period preceding the date of the first public announcement of a Shareholder Offer.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Permitted Acquisition" shall mean the acquisition of Voting Securities pursuant to (1) a transaction or series of transactions that would not result, individually or in the aggregate, in any member of the Shareholder Group, singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquiring, proposing to acquire, or publicly announcing or otherwise disclosing an intention to propose to acquire, or offering or agreeing to acquire, by purchase or otherwise, Beneficial Ownership of any Security so as to cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage, (2) a Shareholder Offer at a price which is not less than the Minimum Price, (3) a merger or other business combination approved by a majority of the Voting Power attributable to Voting

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

Securities not Beneficially Owned by the Shareholder Group, (4) a transaction approved by a majority of the Independent Directors. For purposes of this definition, the value of any securities offered in exchange for Voting Securities pursuant to a Shareholder Offer shall be the average of closing prices on the NYSE Composite Tape of such securities (or, if such securities are not quoted on the NYSE Composite Tape, on the principal United States securities exchange registered under the Exchange Act on which such securities are listed, or, if such securities are not listed on any such exchange, the closing sale price or bid quotation with respect to such security on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use; provided, however, if no such quotations are available with respect to such securities, the price of such securities shall be the public market trading value as determined by an investment banker of nationally recognized reputation selected by the Independent Directors) over the five consecutive trading day period preceding the date of the first public announcement of such Shareholder Offer.

     "Permitted Significant Transferee" shall have the meaning set forth in
Section 3.4 of this Agreement.

     "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

     "Registration Rights Agreement" shall have the meaning assigned in the third recital of this Agreement.

     "Repurchase" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Rights Agreement" shall mean the Shareholder Rights Agreement, dated as of the date of the Closing, attached to the Merger Agreement as Annex V.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shareholder" shall have the meaning assigned in the introduction to this Agreement.

     "Shareholder Affiliate" shall mean any Affiliate of the Shareholder (other than the Company or its subsidiaries).

     "Shareholder Group" shall mean the Shareholder, any Shareholder Affiliate, any Permitted Significant Transferee and any Person with whom the Shareholder, any Shareholder Affiliate or any Permitted Significant Transferee is part of a 13D Group.

     "Shareholder Offer" shall mean (i) a tender offer or exchange offer by any member of the Shareholder Group for all Voting Securities not Beneficially Owned by the Shareholder Group or (ii) a merger or other business combination pursuant to which all Voting Securities not Beneficially Owned by the Shareholder Group are proposed to be exchanged or converted.

     "Significant Transferee" shall mean a transferee which would have a Total Ownership Percentage of greater than 20% after giving effect to any proposed Transfer.

     "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of any Voting Security which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on
Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act; provided that a Person shall not be deemed to be part of a 13D Group with another Person solely as a result of having been granted a revocable proxy relating to such Person's Voting Securities in connection with any one special or annual meeting of shareholders of the Company (including any postponements or adjournments thereof).

     "Total Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the Person whose Total Ownership Percentage is being determined.

     "Total Voting Power" shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

     "Trading Day", with respect to a Voting Security, shall mean a day on which the principal national securities exchange on which such Voting Security is listed or admitted to trading is open for the transaction of

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION business or, if such security is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close.

     "Transfer" shall mean any sale, transfer, pledge, encumbrance or other disposition to any Person, and to "Transfer" shall mean to sell, transfer, pledge, encumber or otherwise dispose of to any Person.

     "Votes" shall mean votes entitled to be cast generally in the election of Directors, assuming the conversion of any securities then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors.

     "Voting Power" shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

     "Voting Securities" shall mean the Common Stock and shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors and any securities then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.1. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

          (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

          (c) This Agreement has been duly executed and delivered by the Company and assuming due authorization and valid execution and delivery the Shareholder, this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     SECTION 2.2. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as of the date hereof as follows:

          (a) The Shareholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b) This Agreement has been duly and validly authorized by the Shareholder and all necessary and appropriate action has been taken by the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

          (c) This Agreement has been duly executed and delivered by the Shareholder and assuming due authorization and valid execution and delivery the Company, this Agreement is a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

                                  ARTICLE III

                        SHAREHOLDER AND COMPANY CONDUCT

     SECTION 3.1. Acquisition of Voting Securities. Subject to the provisions of this Agreement, during the term of this Agreement, the Shareholder agrees with the Company that, without the prior approval of a majority of the Independent Directors, the Shareholder will not, and will cause each member of the Shareholder Group not to, take any of the following actions:

          (a) singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Voting Security so as to cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage, other than pursuant to a Permitted Acquisition;

          (b) form, join or in any way participate in a 13D Group with respect to any Voting Securities of the Company or any securities of its subsidiaries if such 13D Group's Total Ownership Percentage would exceed the Maximum Ownership Percentage;

          (c) initiate (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to the Company (other than a merger, acquisition or business combination of a third party (not a member of the Shareholder Group) with the Company) which would not be, if consummated, a Permitted Acquisition.

     The Shareholder Group shall not be prohibited by the terms of this Agreement from taking any action or exercising any right which is not inconsistent with the terms of this Agreement, including soliciting or obtaining the revocable proxy of any other shareholder of the Company with respect to the election of directors or any other matter, seeking the election of new directors, calling special meetings of shareholders of the Company, making shareholder proposals, engaging in discussions with the Board or the management of the Company or otherwise voting its Voting Securities in any manner in which any member of the Shareholder Group shall determine in its sole discretion. In addition, this section shall not be deemed to restrict Directors affiliated with the Shareholder from participating as Board members in the direction of the Company.

     SECTION 3.2. Required Reduction of Ownership Percentage. (a) If at any time the Shareholder becomes aware that the Shareholder Group's Total Ownership Percentage exceeds the Maximum Ownership Percentage, other than as permitted pursuant to the terms of this Agreement, then the Shareholder shall, or shall cause the Shareholder Group to, consistent with the provisions of Section 3.4 of this Agreement, promptly (in any event, prior to the earliest to occur of (i) the record date for the next annual or special meeting of shareholders of the Company, (ii) the record date for the taking of any action of shareholders of the Company by written consent or (iii) the purchase of any additional Voting Securities by any member of the Shareholder Group) take all action necessary to reduce the amount of Voting Securities Beneficially Owned by the Shareholder Group such that the Shareholder Group's Total Ownership Percentage is not greater than the Maximum Ownership Percentage.

     (b) During the term of this Agreement, if the Company purchases shares of Common Stock from the public, whether by tender offer, open market purchase or otherwise (a "Repurchase"), the Company shall contemporaneously with the Repurchase offer to purchase from the Shareholder Group, on the same terms and conditions, including price, as in the Repurchase, a percentage of those shares of Common Stock Beneficially Owned by the Shareholder Group equal to the percentage of shares of Common Stock to be Repurchased from the Beneficial Owners of shares of Common Stock other than the Shareholder Group (the "Buy-Back Offer"). The Company shall provide notice to the Shareholder of its intention to engage in a Repurchase and of the mechanism by which the Repurchase shall occur not less than thirty (30) days in advance of the date on which the Repurchase is to be consummated, and the Shareholder shall provide notice to the Company within ten (10) days of receipt of such notice of whether the Stockholder Group intends to accept the Buy-Back Offer.

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION

     SECTION 3.3. Top-Up Rights. During the term of this Agreement, if the Shareholder Group's Total Ownership Percentage is below the Maximum Ownership Percentage, the Shareholder Group may at its option purchase Voting Securities from time to time in the open market or otherwise in an amount not in excess of the amount that would cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage.

     SECTION 3.4. Transfer. Except for any requirements of the Securities Act applicable to such Transfer, each of the members of the Shareholder Group may Transfer any of the Voting Securities Beneficially Owned by such member of the Shareholder Group to any transferee which is not a Significant Transferee without restriction, and may effect such a Transfer to a Significant Transferee with the prior written consent of a majority of the Independent Directors; provided, however, that each of such members of the Shareholder Group may Transfer any of such Voting Securities to any Significant Transferee without restriction (other than as contemplated in the last sentence of this Section 3.4) or obtaining such consent if, at the time of such Transfer, the Shareholder Group Beneficially Owns at least 20% of the outstanding voting securities of such Significant Transferee and no other Person Beneficially Owns a greater percentage of the outstanding voting securities of such Significant Transferee than the percentage owned by the Shareholder Group (a "Permitted Significant Transferee"). The Shareholder Group shall obtain the prior written consent of a majority of the Independent Directors to any Transfer by the Shareholder Group of any voting securities of a Permitted Significant Transferee if, at the time of such Transfer, such Permitted Significant Transferee has a Total Ownership Percentage of greater than 20% and such Transfer would result in (x) the Shareholder Group Beneficially Owning less than 20% of the outstanding voting securities of such Permitted Significant Transferee or (y) any other Person Beneficially Owning a greater percentage of the outstanding voting securities of such Permitted Significant Transferee than the percentage Beneficially Owned by the Shareholder Group after giving effect to such Transfer. Notwithstanding the foregoing provisions of this Section 3.4, none of the restrictions of this
Section 3.4 shall apply to (i) a Transfer by any member of the Shareholder Group of any of the Voting Securities in a public offering pursuant to which reasonable efforts are made to achieve a wide distribution of such Voting Securities or (ii) a Transfer of Voting Securities among members of the Shareholder Group, provided that any such transferee shall agree with the Company in writing prior to each such Transfer to be bound by the terms of this Agreement with respect to its Beneficial Ownership of Voting Securities.

     SECTION 3.5. Charter and By-Laws. During the term of this Agreement the Company shall not, and the Shareholder Group shall not and shall not facilitate any effort to, amend, alter or repeal, or propose the amendment, alteration or repeal of, any provision of the Charter or the By-Laws in any manner which is inconsistent with the terms of this Agreement. If at any time during the term of this Agreement the provisions of this Agreement shall conflict with the provisions of the Charter or the By-Laws, the parties shall use all reasonable efforts, consistent with their fiduciary responsibilities, to cause the provisions of the Charter and the By-Laws to be brought into conformity with the provisions of this Agreement.

     SECTION 3.6. Rights Agreement. During the term of this Agreement, the Company hereby agrees not to (i) amend any provision of the Rights Agreement in any manner which is inconsistent with the terms of this Agreement or the Merger Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement or (ii) adopt any new rights agreement which is inconsistent with the terms of this Agreement or the Merger Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement.

     SECTION 3.7.  Special Meetings Requested by the Stockholder;
Nominations. In the event that during the term of this Agreement the Shareholder Group requests a special meeting of the stockholders of the Company in accordance with the By-Laws or the Shareholder Group nominates an alternative slate of directors to the slate proposed by the Board at any annual meeting of stockholders of the Company in accordance with the By-Laws, the Company hereby agrees that the Company shall not, without the Shareholder's consent, from the date of receipt of such request for a special meeting or the date of receipt of such nomination, as the case may be, until the adjournment of the requested special meeting or the annual meeting, as the case may be, (i) take any action effecting a material change in its capital structure, (ii) declare or pay a dividend (other than any regular quarterly dividend), (iii) materially increase the

              PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION compensation of any executive officer or (iv) take any material action not in the ordinary course of business; provided that this provision shall not restrict the ability of the Company to comply with commitments entered into prior to the date of such request.

                                   ARTICLE IV

                               BOARD COMPOSITION

     SECTION 4.1. Board Composition. (a) As of the Effective Time (as defined in the Merger Agreement) of the Merger, the Board shall consist of the current directors of Whitman (not to exceed nine (9) in number) and Robert F. Sharpe, Jr. and Karl M. von der Heyden.

     (b) Upon the first retirement, resignation or other removal from the Board of one of the nine (9) directors of Whitman as of the date of the Merger Agreement, whether prior to, upon or following the Effective Time (as defined in the Merger Agreement), the Company and the Shareholder hereby agree that they shall take appropriate action to cause the Board to consist of 10 Directors.

                                   ARTICLE V

                         EFFECTIVENESS AND TERMINATION

     SECTION 5.1. Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to
Section 5.2 hereof.

     SECTION 5.2. Termination. This Agreement shall terminate upon the earliest to occur of the following:

          (a) The Shareholder Group's Total Ownership Percentage falling below 15% at any time.

          (b) Subject to the provisions of Section 5.3, the consummation of a Permitted Acquisition pursuant to which the Shareholder Group becomes the Beneficial Owner of not less than 75% of the Voting Power attributable to all Voting Securities of the Company.

          (c) Two (2) years from the first date on which the following two conditions are met: (i) the Shareholder Group has become the Beneficial Owner of more than 55% (but less than 75%) of the Voting Power attributable to all Voting Securities of the Company and (ii) the Shareholder Group has consummated a Shareholder Offer at a price which is not less than the Minimum Price pursuant to which at least 10% of the Voting Power attributable to Voting Securities not Beneficially Owned by the Shareholder Group prior to such Shareholder Offer were acquired by the Shareholder Group.

          (d) Mutual written agreement of the Company and the Shareholder at any time to terminate this Agreement, which termination shall occur at a time to be fixed in such mutual agreement.

     SECTION 5.3. Agreements Following Certain Acquisitions. Following the consummation of a Permitted Acquisition pursuant to which the Shareholder Group becomes the Beneficial Owner of not less than 75% of the Common Stock, the Company agrees that for a period of 90 days after such Permitted Acquisition it shall not, without the Shareholder's consent, take any action or enter into any agreement which (i) restricts the acquisition by the Shareholder Group of any Voting Securities, notwithstanding that such acquisition is not a Permitted Acquisition, (ii) restricts in any manner the transfer of any such Voting Securities by the Shareholder Group, (iii) restricts any right of the Shareholder Group under Section 3.1(c), (iv) otherwise restricts in any manner the ability of any member of the Shareholder Group to take any action with respect to Voting Securities, including, in the case of clauses (i) through
(iv), amending the Rights Agreement to provide for any such restriction, (v) effects a material change in the capital structure, (vi) declares or pays a dividend (other than any regular quarterly dividend), (vii) materially increases the compensation of any executive officer or (viii) is a material action not in the ordinary course of business; provided that this provision shall not restrict the ability of the Company to comply with commitments entered into prior to the date of such Permitted Acquisition.

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                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1. Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him or it, without the necessity of posting bond or other security against him or it, and consents to the entry of injunctive relief against him or it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

     SECTION 6.2. Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Shareholder and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person.

     SECTION 6.3. Amendments; Waiver. (a) This Agreement may be amended only by an agreement in writing executed by the parties hereto. Any approval of an amendment of this Agreement upon the part of the Company shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof.

     (b) Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver of any benefit or right provided to the Company under this Agreement shall require the approval of a majority of the Board and a majority of the Independent Directors at a duly convened meeting thereof.

     SECTION 6.4. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows:

          If to the Shareholder:

        PepsiCo, Inc.
        700 Anderson Hill Road
        Purchase, NY 10577
        Attention: General Counsel
        Fax: (914) 253-3667

        with a copy to:

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019
        Attention: Robert A. Kindler
        Fax: (212) 765-1047

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

          If to the Company:

        Whitman Corporation
        3501 Algonquin Road
        Rolling Meadows, Illinois 60008
        Attention: General Counsel
        Fax: (847) 818-5047

        with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention: Seth A. Kaplan
        Fax: (212) 403-2223

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

     SECTION 6.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of law.

     SECTION 6.6. Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

     SECTION 6.7. Integration. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

     SECTION 6.8. Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 6.9. Consent to Jurisdiction. In connection with any suit, claim, action or proceeding arising out of this Agreement, the Shareholder and the Company each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in the State of Delaware; the Shareholder and the Company each agree that service in the manner set forth in
Section 6.4 hereof shall be valid and sufficient for all purposes; and the Shareholder and the Company each agree to, and irrevocably waive any objection based on forum non conveniens or venue not to, appear in any United States federal court or state court located in the State of Delaware.

     SECTION 6.10. Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

     IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

                                          WHITMAN CORPORATION

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          PEPSICO, INC. (of behalf of itself
                                          and all of its affiliates who are
                                          being issued shares of Whitman
                                          Corporation in connection with the
                                          Merger)

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

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

                    [CREDIT SUISSE FIRST BOSTON LETTERHEAD]

                                                                      APPENDIX E

January 25, 1999

Board of Directors
Whitman Corporation
3501 Algonquin Road
Rolling Meadows, IL 60008-3149

Members of the Board:

     You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Whitman Corporation, a Delaware corporation (the "Company"), of the consideration to be received by such stockholders pursuant to the terms of the Contribution and Merger Agreement (the "Merger Agreement") among the Company, PepsiCo, Inc., a North Carolina corporation ("PepsiCo"), and Heartland Territories Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of PepsiCo ("Merger Sub"). The Merger Agreement provides, among other things, that:

          (1) the Company will merge with and into Merger Sub (the "Merger"), and each outstanding share of common stock, without par value, of the Company (the "Company Common Stock"), will be converted into one share of common stock, without par value, of Merger Sub (the "Merger Sub Common Stock") (the "Merger Consideration");

          (2) prior to the consummation of the Merger (the "Closing"), PepsiCo will cause (a) Pepsi-Cola Operating Company of St. Louis, Inc., Pepsi-Cola Bottling Company of Ohio, Inc., and Pepsi-Cola Operating Company of Chesapeake and Indianapolis, Inc. (collectively, the "Heartland Subsidiaries") to transfer certain assets identified in the Merger Agreement (the "Contribution") and (b) Pepsi-Cola Metropolitan Bottling Company, Inc. to transfer the 20% equity interest in Pepsi-Cola General Bottlers, Inc. ("PGB") not currently owned by the Company, to Merger Sub in exchange for approximately 54 million shares of Merger Sub Common Stock and the assumption by Merger Sub of all of the liabilities arising out of or relating to the business of the Heartland Subsidiaries other than the Excluded Liabilities (as defined in the Merger Agreement);

          (3) at or prior to the Closing, the Company will cause its relevant subsidiaries to sell (a) all of the outstanding shares of capital stock of Pepsi-Cola General Bottlers of Princeton, Inc. and Pepsi-Cola General Bottlers of Virginia, Inc. and (b) all of the outstanding limited liability interests of Neva Holdings LLC (collectively, the "Company Subsidiaries"), together, in each case, with certain related assets identified in the Merger Agreement, to PepsiCo (or its designee) in exchange for an aggregate purchase price of $137,800,000 in cash (reduced by the aggregate amount of debt and capitalized lease obligations of the Company Subsidiaries) and the assumption by PepsiCo of certain liabilities identified in the Merger Agreement (collectively, the "Company Transfers"); and

          (4) immediately following the Closing, PepsiCo (a) will sell (i) all of the outstanding partnership interests in Pepsi-Cola CR SPOL s.r.o., (ii) all of the outstanding shares of capital stock of Pepsi-Cola SR and FOVAUROSI ASVANYVIZ ES UDIT OIT ARI RESZVENYI ARSASAG owned by PepsiCo and
     (iii) all of the outstanding limited liability interests of Zrodlo Pniewy Sp. zo.o and PepsiCo Trading Sp. zo.o owned by PepsiCo (collectively, the "PGB Acquired Businesses" and, together with the Heartland Subsidiaries, the "PepsiCo Subsidiaries") to PGB and (b) will cause its relevant subsidiaries identified in the Merger Agreement to transfer certain assets identified in the Merger Agreement to PGB (or its designee) and Globe Transport, Inc. in exchange for an aggregate purchase price of $176 million in cash (reduced by the aggregate amount of any debt and capitalized lease obligations of the PGB Acquired Businesses) and the assumption by PGB of certain liabilities identified in the Merger

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

[CREDIT SUISSE FIRST BOSTON LETTERHEAD]
     Agreement (collectively, the "PepsiCo Transfers" and, together with the Merger, the Contribution and the Company Transfers, the "Transaction").

     The Merger Agreement also provides that, during the 12-month period following the Closing, Merger Sub will repurchase, subject to certain conditions, the lesser of (1) 16 million shares of Merger Sub Common Stock or
(2) shares of Merger Sub Common Stock having an aggregate value of $400 million.

     At the Closing, (1) the Company, PepsiCo and Merger Sub will enter into a Shareholder Agreement, substantially in the form of Annex IV to the Merger Agreement, (2) PepsiCo and Merger Sub will enter into a Master Bottling Agreement, a Master Fountain Syrup Agreement and an International Master Bottling Agreement, each in substantially the form of Exhibits A, B and C, respectively, to the Merger Agreement, and New Allied Brand Agreements in accordance with Schedule I of the Merger Agreement, (3) PepsiCo, the Company, Merger Sub and one or more other bottlers licensed by PepsiCo will enter into a Services Agreement, and (4) PepsiCo and Merger Sub will enter into a Registration Rights Agreement, an Employee Benefits Agreement and a Whitman Transfers Employee Benefits Agreement, each in substantially the form of Exhibits D, E-1 and E-2, respectively, to the Merger Agreement.

     We have reviewed certain publicly available business and financial information relating to the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries, as well as the Shareholder Agreement, a draft dated January 25, 1999 of the Employee Benefits Agreement, a draft dated January 22, 1999 of the Merger Agreement, drafts dated January 19, 1999 of the Master Bottling Agreement, the International Master Bottling Agreement and the Registration Rights Agreement and a draft dated January 12, 1999 of the Master Fountain Syrup Agreement. We have also reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries, as well as the amount and timing of the cost savings and related expenses and synergies that could potentially result from the Transaction (the "Synergies") furnished to us, in each case, by management of the Company and PepsiCo and have met with management of the Company, PGB, PepsiCo and certain PepsiCo Subsidiaries to discuss the business and prospects of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries and, as appropriate, the Synergies.

     We have also considered certain financial and stock market data of the Company and PepsiCo, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. In addition, we have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and PepsiCo as to the future financial performance of the Company, the Company Subsidiaries, PGB and the PepsiCo Subsidiaries. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, any of the Company Subsidiaries, PGB or any of the PepsiCo Subsidiaries nor have we been furnished with any such evaluations or appraisals. In addition, we were not requested to, and did not, solicit third party indications of interest in a possible acquisition of all or part of the Company. We are not expressing any opinion as to what the value of the Merger Sub Common Stock actually will be or the prices at which the Merger Sub Common Stock will trade subsequent to the Transaction. In addition, we have not been requested to consider, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

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[CREDIT SUISSE FIRST BOSTON LETTERHEAD]
     We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In the past, we have performed certain investment banking, commercial banking and financial advisory services for the Company and PepsiCo and have received customary fees for such services. Further, we anticipate providing certain investment and commercial banking services to the Company and PepsiCo and/or its affiliates, including The Pepsi Bottling Group, Inc., in the future and would expect to receive customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and PepsiCo for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and after giving effect to the other components of the Transaction, the Merger Consideration is fair from a financial point of view to the stockholders of the Company.

                                        Very truly yours,

                                        CREDIT SUISSE FIRST BOSTON CORPORATION

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